                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-85599

                                     [LOGO]

                           PROXY STATEMENT/PROSPECTUS

    The boards of directors of Pioneer Hi-Bred International, Inc. and E. I. du Pont de Nemours and Company have agreed to a merger in which DuPont will acquire the remaining approximately 80 percent of Pioneer not presently owned by DuPont. If the merger is completed, Pioneer shareholders, other than DuPont, will receive $40 for each Pioneer share they own. Pioneer shareholders may elect to receive the $40 in cash or in shares of DuPont common stock based on the average trading price of DuPont common stock over a 10-trading day period ending shortly before the date of the special meeting of Pioneer shareholders that we will hold to approve the merger.

    Only 45 percent of the aggregate consideration paid by DuPont will be in the form of cash and the remaining 55 percent will be in the form of DuPont common stock. If, in the aggregate, Pioneer shareholders choose to receive cash for more than 45 percent of the total number of shares of Pioneer common stock outstanding and not owned by DuPont, those elections will be cut back proportionately and they will instead receive a portion of the merger consideration in the form of DuPont common stock. Conversely, if, in the aggregate, Pioneer shareholders elect to receive shares of DuPont common stock for more than 55 percent of the total number of shares of Pioneer common stock outstanding and not owned by DuPont, those elections will be cut back proportionately and they will instead receive a portion of the merger consideration in the form of cash.

    We intend that the merger will be tax-free to Pioneer shareholders for that portion of the consideration they receive in DuPont common stock.

    We cannot complete the merger unless Pioneer shareholders vote to approve it. Pioneer will hold a special meeting of its shareholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT.

    This proxy statement/prospectus gives you detailed information about the meetings and the proposed transactions. We encourage you to read this document carefully.

    FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

    I am very enthusiastic about this merger. Bringing the talents and resources of our two companies more closely together will ensure we can more quickly deliver potential value to farmers and the broadening agricultural marketplace. The terms of the merger realize the benefits of that value for our shareholders. We believe the terms are fair to Pioneer's shareholders other than DuPont. I join all other members of the Pioneer board of directors in recommending that you vote in favor of this merger.

                                     [LOGO]
                               Charles S. Johnson
                Chairman, President and Chief Executive Officer
                      Pioneer Hi-Bred International, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 2, 1999, WAS FIRST MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 2, 1999.

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 1, 1999

To the Shareholders of Pioneer Hi-Bred International, Inc.:

    Notice is hereby given that a special meeting of shareholders of Pioneer Hi-Bred International, Inc. will be held on October 1, 1999, at 8:00 a.m., local time, at Carver Conference Center,
7000 Pioneer Parkway, Johnston, Iowa 50131 for the following purpose:

    To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 15, 1999, among E. I. du Pont de Nemours and Company, a Delaware corporation, Delta Acquisition Sub, Inc., an Iowa corporation and a wholly owned subsidiary of DuPont, and Pioneer, and approve the related merger pursuant to which Pioneer will merge with and into Delta Acquisition Sub. If the merger is completed, the Pioneer shareholders, other than DuPont, will receive $40 in consideration for each share of common stock of Pioneer, par value $1.00 per share, issued and outstanding immediately prior to the merger. The consideration will either be in the form of cash or DuPont common stock. A copy of the merger agreement is set forth as APPENDIX A to the attached proxy statement/ prospectus.

    Pioneer reserves the right to abandon the merger at any time prior to the completion of the merger upon the terms and subject to the conditions of the merger agreement.

    The board of directors of Pioneer has fixed the close of business on August 26, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Pioneer special meeting. Only shareholders of record at such time will be entitled to notice of and to vote at the Pioneer special meeting. A list of Pioneer shareholders entitled to vote at the Pioneer special meeting will be available for examination, during ordinary business hours, beginning on the date of September 6, 1999, until and during the meeting.

    A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the Pioneer special meeting accompany this notice.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    You are cordially invited and urged to attend the Pioneer special meeting in person. If you attend the Pioneer special meeting and desire to revoke your proxy and vote in person you may do so. In any event, a proxy may be revoked at any time before it is voted.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE PIONEER SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE PIONEER SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors,

                                                         [LOGO]

                                          Charles S. Johnson
                                          Chairman, President and Chief
                                          Executive Officer
                                          Pioneer Hi-Bred International, Inc.

Des Moines, Iowa
September 2, 1999

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Pioneer and DuPont from documents filed with the SEC that have not been included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Pioneer Hi-Bred International, Inc.           E. I. du Pont de Nemours and Company
             Investor Relations                             Investor Relations
             800 Capital Square                             1007 Market Street
              400 Locust Street                         Wilmington, Delaware 19898
           Des Moines, Iowa 50309                             (302) 774-1000
               (515) 248-4800

    PLEASE REQUEST DOCUMENTS BY SEPTEMBER 23, 1999. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

    See "WHERE YOU CAN FIND MORE INFORMATION" for more information about the documents referred to in this proxy statement/prospectus.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........           1

SUMMARY........................................           5

  The Merger...................................           5

  The Companies................................           5

  Opinion of Financial Advisor for Pioneer.....           5

  Opinions of Financial Advisors for DuPont....           5

  Federal Income Tax Consequences..............           6

  Appraisal Rights for Dissenting
  Shareholders.................................           6

  Recommendation to Shareholders...............           6

  Pioneer Per Share Market Price Information...           6

  Votes Required; Record Date for Voting.......           6

  Pioneer Stock Options........................           7

  Completion of the Merger.....................           7

  Termination of the Merger Agreement..........           7

  Interests of Members of Pioneer's Board of
  Directors and Management in the Merger.......           7

  Comparison of Rights of Pioneer Shareholders
  and DuPont Stockholders......................           8

  Regulatory Approvals Required for the
  Merger.......................................           8

  Selected Historical Financial Data...........           9

  Selected Pro Forma Combined Financial Data of
  DuPont.......................................          12

  Comparative Per Share Unaudited Pro Forma
  Data.........................................          16

  Market Prices and Dividend Information.......          16

RISK FACTORS...................................          18

THE SPECIAL MEETING............................          21

                                                    PAGE
                                                    -----

  Matters to be Considered at the Special
  Meeting......................................          21

  How Shares will be Voted at the Special
  Meeting......................................          21

  How to Revoke a Proxy........................          22

  Solicitation of Proxies......................          22

SPECIAL FACTORS................................          23

  Background of the Merger.....................          23

  Purpose and Structure for the Merger.........          31

  Reasons for the Merger; Recommendation of the
  Board of Directors...........................          32

  Position of DuPont Regarding Fairness........          34

  Plans for Pioneer after the Merger...........          35

  Opinion of Financial Advisor for Pioneer.....          36

  Opinions of Financial Advisors for DuPont....          43

  Interests of Members of Pioneer's Board of
  Directors and Management in the Merger.......          53

  Certain Effects of the Merger; New York Stock
  Exchange Delisting; Operations of Pioneer
  after the Merger.............................          57

  U.S. Federal Income Tax Consequences.........          57

  Regulatory Matters...........................          61

  Resale Restrictions..........................          62

THE COMPANIES..................................          63

  Pioneer......................................          63

  DuPont.......................................          63

FINANCIAL PROJECTIONS..........................          65

FINANCIAL INFORMATION..........................          66

  Selected Historical Financial Data...........          66

  Selected Pro Forma Combined Financial Data of
  DuPont.......................................          68

                                                    PAGE
                                                    -----
  Unaudited Pro Forma Combined Financial
  Statements of DuPont.........................          72

  Market Prices and Dividend Information.......          98

MERGER CONSIDERATION...........................          99

MERGER FINANCING...............................          99

  Fees and Expenses............................          99

THE MERGER AGREEMENT...........................         100

  The Merger...................................         100

  Effective Time of the Merger.................         100

  Share Election Procedures....................         100

  Class B Common Stock Exchange................         102

  Stock Options................................         102

  Representations and Warranties...............         102

  Covenants....................................         103

  No Solicitation of Transactions..............         105

  Board Recommendation.........................         105

  Best Efforts; Antitrust Matters..............         105

  Benefit Plans................................         106

  Indemnification and Insurance................         107

  Conditions...................................         108

  Termination..................................         109

  Termination Fees.............................         110

  Other Expenses...............................         110

  Assignment, Amendment and Waiver.............         110

DESCRIPTION OF PIONEER CAPITAL STOCK...........         111

  Authorized Capital Stock.....................         111

  Pioneer Common Shares........................         111

  Pioneer Class B Common Shares................         111

  Pioneer Preferred Shares.....................         111

  Series A Convertible Preferred Shares........         111

  Series A Junior Participating Preferred
  Shares.......................................         111

DESCRIPTION OF DUPONT CAPITAL STOCK............         112
                                                    PAGE
                                                    -----

  Authorized Capital Stock.....................         112

  DuPont Common Stock..........................         112

  DuPont Preferred Stock--$4.50 Series and
  $3.50 Series.................................         112

  $4.50 Series Preferred Stock.................         112

  $3.50 Series Preferred Stock.................         112

COMPARATIVE RIGHTS OF SHAREHOLDERS.............         113

  Shareholders' Rights Plan....................         113

  Classified Board of Directors................         115

  Number of Directors..........................         115

  Removal of Directors.........................         115

  Vacancies....................................         116

  Special Meeting..............................         116

  Shareholder Action by Written Consent........         116

  Voting Rights of Common Stock................         116

  Cumulative Voting............................         117

  Advance Notice Provisions for Shareholder
  Nominations and Shareholder Proposals........         117

  Amendments to the Corporate Charter and
  By-Laws......................................         117

  Mergers, Acquisitions and Other
  Transactions.................................         118

  Transactions with Interested Shareholders....         118

  Appraisal Rights of Dissenting
  Shareholders.................................         120

  Consideration of Other Constituencies........         121

  Liability and Indemnification of Officers and
  Directors....................................         121

  Loans to Officers and Employees..............         124

  Inspection of Shareholders' List.............         124

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
  INFORMATION..................................         125

LEGAL MATTERS..................................         125

                                                    PAGE
                                                    -----
EXPERTS........................................         126

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL
  MEETING......................................         126
                                                    PAGE
                                                    -----

WHERE YOU CAN FIND MORE INFORMATION............         126

LIST OF APPENDICES

    APPENDIX A  Agreement and Plan of Merger, as amended

    APPENDIX B  Lazard Freres Opinion

    APPENDIX C  Credit Suisse First Boston Corporation Opinion

    APPENDIX D  Salomon Smith Barney Inc. Opinion

    APPENDIX E  Procedures for Determining Changes in Beneficial Ownership of
                Common Stock

    APPENDIX F  Appraisal Rights of Dissenting Shareholders Under Iowa Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHAT IS PIONEER'S CURRENT RELATIONSHIP WITH DUPONT, BEFORE THE MERGER?

A. In 1997, to expand our research capabilities, we entered into a three-part strategic alliance with DuPont, itself a world class leader in industrial products, genetics and life sciences. Our relationship with DuPont includes:

      - a broad research collaboration with DuPont, which takes advantage of the two companies' expertise, technology and know-how concerning quality grain traits, agronomic traits, industrial use traits, genomics and enabling technology for developing seed, grain, grain products, plant materials and other crop improvements products;

      - a commercial joint venture with DuPont called Optimum Quality Grains, L.L.C., in which each party owns a 50 percent interest; Optimum seeks to create, maximize and capture value for quality traits in seed, grain, grain products and plant materials delivered through corn, soybeans and other selected oil seeds; a key component of Optimum is a preferred seed support agreement between Optimum and Pioneer; Optimum is not in the seed business and looks to Pioneer to be its preferred worldwide provider and preferred marketer of quality trait seeds under the preferred seed support agreement; and

      - an approximate 20 percent equity investment in Pioneer under arrangements that included a 16 year standstill on DuPont in order to maintain our independence while enhancing our long-term shareholder value.

Q. WHY IS PIONEER NOW MERGING WITH DUPONT?

A. Since 1997, the pace of change in the agricultural industry has accelerated. Seed and grain processing businesses have consolidated and have combined with larger chemical, pharmaceutical and life sciences companies. To remain competitive and a leader in the global marketplace we need to bring new products to the market faster than ever before. Our relationship with DuPont and the effective collaboration of our scientists during the last 2 years has confirmed our choice of DuPont as the ideal partner to accomplish this goal.

    At the same time, we saw that the need to obtain the mutual consent of our two organizations to pursue opportunities and differences of opinion as to how to divide the costs and rewards of these opportunities were hampering our ability to develop new products as efficiently as possible. These inefficiencies and procedural obstacles would be eliminated or minimized as a result of a combination of the companies.

    More recently, DuPont informed us of its consideration of pursuing a number of possible significant alternative transactions in the pharmaceutical and life sciences businesses, and in particular that it had engaged in discussions concerning a possible business combination with the Monsanto Company as a means of significantly expanding DuPont's pharmaceutical and life sciences businesses. We told DuPont that its combination with Monsanto could negatively affect our relationship with DuPont because:

      - Monsanto is one of our competitors; and

      - Monsanto is the subject of ongoing litigation with us.

    Accordingly, it would be difficult for both Pioneer and DuPont to share information and resources together with each other on an open basis as is contemplated by the existing alliance agreements.

    In addition, Pioneer's access to technology to which Pioneer would gain rights under the existing alliance agreements could create issues for DuPont. Together, we concluded that combining our companies in a transaction that fairly recognizes the value of Pioneer was in the best interests of both companies and our shareholders.

    Before ultimately entering into the merger agreement with DuPont, we considered three alternatives:

        (1) staying independent;

        (2) agreeing to a combination with DuPont; and

        (3) seeking third party bids for our company before entering into a transaction with DuPont.

    The board of directors of Pioneer determined it made the most sense to negotiate a transaction with DuPont. The board determined that the merger agreement resulting from this negotiation is fair to Pioneer shareholders other than DuPont.

Q. WHAT ARE THE BENEFITS OF THE MERGER?

A. We believe that the merger, in which DuPont will pay $40 per share in the form of cash and DuPont common stock for the approximately 80 percent of Pioneer it does not presently own, fully recognizes Pioneer's value. The March 11, 1999 closing market price for Pioneer's stock was $24 1/2. The $40 merger price represents a 63 percent premium over the closing price of Pioneer's stock prior to our announcement on March 12, 1999 that we were in discussions with DuPont regarding a possible business combination transaction. The $40 per share merger price represents an aggregate value for all Pioneer shares outstanding, including shares held by DuPont, and including shares obtainable upon exercise of options less the exercise price, of approximately $9.7 billion. In addition, by combining Pioneer and DuPont, we will create a leading agricultural science organization. This combination will generate significant value for our shareholders by rapidly and effectively capitalizing on opportunities in the marketplace. The merged companies will expand upon the research alliance and the Optimum joint venture.

Q: WHAT DO I NEED TO DO WITH MY PROXY CARD?

A: After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting as indicated below:

                            Pioneer Special Meeting

                                October 1, 1999

                             8:00 a.m., local time

                            Carver Conference Center

                              7000 Pioneer Parkway

                              Johnston, Iowa 50131

    In order for us to complete the merger, holders entitled to exercise a majority of the votes attributable to the outstanding common shares of Pioneer must approve the merger agreement. If you do not vote your shares, the effect will be a vote against the merger agreement. THE BOARD OF DIRECTORS OF PIONEER UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER AGREEMENT.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
    FOR ME?

A: Your shares will not be voted unless you follow the directions your broker provides to you regarding how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted. Just send in a later dated, signed proxy card to Pioneer's Secretary or to Boston EquiServe at the address below before the meeting or attend the meeting in person and vote.

                                    BankBoston
                                c/o Boston EquiServe
                                   P.O. Box 8040
                               Boston, MA 02266-8040

Q: WHAT DO I NEED TO DO WITH THE ELECTION AND TRANSMITTAL FORM?

A: You must complete the election and transmittal form that you will be receiving by separate mailing and specify the number of your Pioneer shares that you wish to be converted into cash and/or DuPont common stock in the merger. The election and transmittal form must be sent, together with your Pioneer stock certificates, to the exchange agent at the address below:

                      First Chicago Trust Co. of New York

                            a division of EquiServe
                                   P.O. Box 2500
                         Jersey City, New Jersey 07303-2500

    In order to receive the merger consideration as promptly as possible following the closing of the merger, whether you are electing to receive cash or shares of DuPont, the exchange agent must receive your validly completed election and transmittal form together with your Pioneer stock certificates by 5:00 p.m., New York City time on September 30, 1999. AFTER THIS DEADLINE, YOU MAY NOT ELECT TO RECEIVE DUPONT COMMON STOCK IN THE MERGER.

Q. WHAT DO I NEED TO DO IF I WANT TO RECEIVE DUPONT COMMON STOCK FOR ANY OR ALL OF MY PIONEER SHARES IN THE MERGER WITH DUPONT?

A: In order to receive DuPont common stock for any or all of your shares the exchange agent must receive your validly completed election and transmittal form together with your Pioneer stock certificates by 5:00 p.m., New York City time on September 30, 1999. After this deadline, you may not elect to receive DuPont common stock in the merger.

Q: WHAT DO I NEED TO DO IF I WANT TO RECEIVE CASH FOR ANY OR ALL OF MY PIONEER
    SHARES IN THE MERGER?

A: You should complete the election and transmittal form and specify that you wish to receive cash for any or all of your shares in the merger. The election and transmittal form must be sent, together with your Pioneer stock certificates, to the exchange agent at the address by the time listed above. If Pioneer shareholders wish to receive cash for more than 45 percent of the outstanding Pioneer shares not owned by DuPont, the right to receive cash will be subject to proration and a portion of the merger consideration received will be in the form of DuPont common stock instead. In the event you fail to return the election and transmittal form and other documents on time you will still be deemed to have made an election to receive cash for all of your Pioneer shares; however failure to send in the election and transmittal form and related documents could delay your actual receipt of cash. Promptly following the merger, the exchange agent will mail a letter of transmittal to any shareholder who has not returned an election and transmittal form. Pioneer shareholders must complete the election and transmittal form or the letter of transmittal sent to shareholders who did not return the election and transmittal form prior to the merger and submit their stock certificates in order to receive the merger consideration.

Q: WHAT IF MY BROKER HOLDS MY STOCK CERTIFICATES FOR ME IN "STREET NAME" AND
    CANNOT MAIL THEM IN?

A: In the event your Pioneer shares are held in "street name," your broker will provide you with instructions as to making an election to receive cash and/or shares of DuPont common stock.

Q: WHERE CAN I GET ADDITIONAL ELECTION AND TRANSMITTAL FORMS OR OTHER
    INFORMATION?

A: We have retained Georgeson Shareholder Communications Inc. as information agent to assist you in connection with the merger. You may call Georgeson at 1-800-223-2064 (toll free) in the United States or Canada or for banks, brokers and persons outside the United States or Canada at (212) 440-9800 (collect) to request additional documents and to ask any questions.

    We will provide you with information about the number of shares that you will receive if you elect to receive shares of DuPont common stock instead of cash as follows:

      - we will issue a press release at the time the exchange ratio is fixed and when the proration is determined; and

      - shortly after the closing of the merger we will provide you with a statement indicating the number of shares of DuPont common stock you will receive.

    Pioneer shareholders will be able to request from Georgeson, by calling the phone number listed above, the average price of DuPont common stock and the proration factor on a preliminary basis.

Q: WHAT IF I HAVE SHARES IN THE PIONEER DIVIDEND REINVESTMENT PLAN?

A: If you are a participant in the Pioneer Dividend Reinvestment Plan, check the applicable box in the election and transmittal form. Participants in the Pioneer Dividend Reinvestment Plan do not need to send stock certificates with respect to their Pioneer Dividend Reinvestment Plan shares. For further information see the general instructions which will be attached to the election and transmittal form.

Q: CAN I REVOKE MY ELECTION SET FORTH ON THE ELECTION AND TRANSMITTAL FORM?

A: Yes. You can revoke your election for any or all of your Pioneer shares by giving written notice to the exchange agent prior to 5:00 p.m., New York City time on September 30, 1999.

Q: CAN I MAKE PARTIAL ELECTIONS?

A: Yes. The election and transmittal form provides for an election to be made for cash and/or DuPont common stock with respect to all or any portion of your Pioneer shares. You may make an election to receive DuPont common stock for some of your Pioneer shares and cash for the balance. Just complete and mail in the election and transmittal form together with your stock certificates so that you have made the elections you wish for all of your Pioneer shares. Elections to receive cash and/or DuPont common stock are subject to proration among Pioneer shareholders.

Q: WHAT HAPPENS TO MY PIONEER STOCK CERTIFICATES IF THE MERGER IS TERMINATED?

A: The exchange agent will promptly return your Pioneer stock certificates in the same amount. In the unlikely event that the merger does not close promptly after the date of the Pioneer special meeting, Pioneer reserves the right, in order to facilitate continued orderly trading during the interim period, to return to the Pioneer shareholders, the certificates representing shares as to which Pioneer shareholders have made cash elections.

Q: WILL I BE SENT DUPONT STOCK CERTIFICATES IF I RECEIVE DUPONT STOCK IN THE
    MERGER?

A: Initially, only book entry positions for DuPont stock established by the exchange agent will be credited to Pioneer shareholders receiving DuPont stock in the merger. Following the merger, shareholders receiving stock will be able to request certificates by following the instructions contained in the confirmation of book entry sent to them by the exchange agent.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. Having obtained what we believe to be all material regulatory clearances, we now must obtain the approval of Pioneer shareholders. We hope to complete the merger on or shortly after October 1, 1999, the date of the special meeting to approve the merger. However, we cannot assure you as to when or if the merger will occur.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from either Pioneer or DuPont.

Q: WHO CAN ANSWER MY QUESTIONS?

    You may contact:

    Pioneer Hi-Bred International, Inc.
    Investor Relations
    400 Locust Street
    800 Capital Square
    Des Moines, Iowa 50309
    (515) 248-4800

    You may also contact our information agent:

    Georgeson Shareholder Communications Inc.
    Wall Street Plaza, 30th Floor
    New York, New York 10005
    (212) 440-9800

                                    SUMMARY

    This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents referred to in this document to fully understand the merger. For a guide as to where you can obtain more information on Pioneer and DuPont generally, see "WHERE YOU CAN FIND MORE INFORMATION." We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE MERGER

    We propose a merger between Pioneer and DuPont. As a result of the proposed merger, Pioneer will continue as a wholly owned subsidiary of DuPont. Each Pioneer shareholder, other than DuPont, will receive $40 for each share they own. Each shareholder can receive the $40 in the form of cash, in shares of DuPont common stock, or a combination of both, as determined by the shareholder subject to the requirement that 45 percent of the total consideration paid by DuPont will be in cash and 55 percent in DuPont common stock. See "MERGER CONSIDERATION."

THE COMPANIES
(SEE PAGE 62)

Pioneer Hi-Bred International, Inc.
800 Capital Square
400 Locust Street
Des Moines, IA 50309
515-248-4800

    The business of Pioneer is the broad application of the science of genetics. Pioneer was founded in 1926 to apply then newly discovered genetic techniques to hybridize corn. Today Pioneer develops, produces, and markets hybrids of corn, sorghum, and sunflowers; varieties of soybeans, alfalfa, wheat, and canola; and microorganisms useful in crop and livestock production.

E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, DE 19898
302-774-1000

    DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Founded in 1802, DuPont operates in 65 countries and has 92,000 employees.

OPINION OF FINANCIAL ADVISOR FOR PIONEER
(SEE PAGE 36)

    Lazard Freres & Co. LLC delivered a written opinion to the Pioneer board of directors that, as of March 14, 1999, the consideration to be received under the merger agreement was fair to the holders of shares of Pioneer common stock other than DuPont and its affiliates from a financial point of view. This opinion was based upon and limited by the factors and assumptions which are set forth in the written opinion. This opinion is not a recommendation to any Pioneer shareholder as to how to vote. We have attached this opinion to this document as APPENDIX B. You should read it carefully.

OPINIONS OF FINANCIAL ADVISORS FOR DUPONT
(SEE PAGE 43)

    Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. delivered separate written opinions to the DuPont board of directors that, as of the dates of the opinions, the consideration to be paid by DuPont in the merger was fair, from a financial point of view, to DuPont. These opinions were based on important factors, assumptions and limitations that are described in the written opinions. We have attached these opinions to this document as APPENDIX C and APPENDIX D. You should read them carefully. These opinions are directed to the DuPont board of directors and are not recommendations to any Pioneer shareholders as to how to vote on matters relating to the merger.

FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 56)

    The parties intend that the merger be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to each of DuPont's and Pioneer's obligation to complete the merger that its tax counsel deliver an opinion to the effect that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Assuming that the merger qualifies as such a reorganization, none of Pioneer, DuPont and Delta Acquisition Sub, Inc. will recognize gain or loss as a result of the merger.

    In addition, holders of shares of Pioneer common stock who exchange their shares solely for shares of DuPont common stock will not recognize gain or loss in the merger. Holders of shares of Pioneer common stock will, however, recognize gain or loss with respect to cash received in lieu of fractional shares of DuPont common stock in the event that certificates representing shares of DuPont common stock are requested after the merger.

    Holders of shares of Pioneer common stock who exchange their shares for cash or for both DuPont common stock and cash may recognize gain, but not in excess of the amount of cash received.

    You should consult your own tax advisor for a full understanding of the tax consequences as they apply to your particular circumstances.

APPRAISAL RIGHTS FOR DISSENTING SHAREHOLDERS
(SEE PAGE 119)

    Under Iowa law, Pioneer shareholders may dissent from the merger and have the fair value of their shares paid to them in cash. To exercise this right, Pioneer shareholders must follow specific procedures. These procedures include filing notices with Pioneer and not voting in favor of the merger. For more information on how to exercise these rights, see Appraisal Rights of Dissenting Shareholders under Iowa law, set forth in APPENDIX F to this document.

RECOMMENDATION TO SHAREHOLDERS
(SEE PAGE 32)

    All of the members of the board of directors of Pioneer recommend that you vote "FOR" the proposal to approve the merger agreement. We believe the merger is fair to shareholders of Pioneer other than DuPont. To review the reasons for the merger in detail, see "SPECIAL FACTORS--Reasons for the Merger; Recommendation of the Board of Directors."

PIONEER PER SHARE MARKET PRICE INFORMATION
(SEE PAGE 97)

    Shares of Pioneer common stock are listed on the New York Stock Exchange under the symbol "PHB." For the five trading days before we issued a press release stating that Pioneer and DuPont were in negotiations regarding a possible business combination transaction, the average closing price on the New York Stock Exchange Composite Transactions Tape of Pioneer common stock was $22.90 per share. On August 27, 1999, Pioneer common stock closed at $38 7/16 per share.

    As of August 17, 1999, 239,464,814 shares of Pioneer common stock were outstanding and employee stock options to purchase 4,179,400 shares of Pioneer common stock were outstanding.

VOTES REQUIRED; RECORD DATE FOR VOTING
(SEE PAGE 21)

    You can vote at the special meeting of Pioneer shareholders if you owned shares of Pioneer common stock at the close of business on August 26, 1999, the record date. The affirmative vote of the holders entitled to exercise a majority of the votes attributable to the outstanding shares of Pioneer common stock is required to approve the merger.

    If you do not vote your shares, the effect will be a vote against the merger agreement.

    The exact number of votes which the holders of Pioneer common stock can cast at the special meeting cannot be determined as of the date of this proxy statement/prospectus. This is because a Pioneer shareholder has until September 27, 1999 to establish whether any shares owned by that shareholder are entitled to cast five votes per share. Under Pioneer's charter, each share of common stock beneficially continuously owned by the same person since August 26, 1996 can cast five votes per share. All other shares carry one vote per share.

    DuPont owns 49,333,758 shares of common stock of Pioneer, representing approximately 20 percent of the total outstanding shares of Pioneer common stock. Although DuPont's shares carry five votes per share, DuPont cannot vote in excess of 20 percent of our company's total voting power except in limited circumstances under our control. DuPont has agreed to vote its 20 percent voting power in favor of the merger.

PIONEER STOCK OPTIONS
(SEE PAGE 101)

    Outstanding options to buy shares of Pioneer common stock granted under Pioneer's employee stock option plan will fully vest on completion of the merger. Holders of options may choose to receive, for each Pioneer share covered by the option, an option to buy a fraction of a share of DuPont common stock worth $40 at an exercise price which is adjusted to take into account the exchange ratio. Alternatively, option holders may elect to receive in cash the spread between $40 and the option exercise price, with a limit on the total cash paid to redeem the Pioneer options.

COMPLETION OF THE MERGER
(SEE PAGE 107)

    Before we can complete the merger, we must satisfy a number of conditions. These include:

(1) the approval of the merger agreement by Pioneer shareholders;

(2) the absence of any legal prohibitions against the merger; and

(3) material compliance by Pioneer and DuPont with their obligations under the merger agreement and the accuracy of the parties' representations and warranties.

    We will merge shortly after all of the conditions to the merger have been satisfied or waived. We expect to complete the merger on or shortly after October 1, 1999, the date of the Pioneer special meeting to approve the merger, but we cannot be certain when or if the conditions will be satisfied or waived.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 108)

    DuPont and Pioneer may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Pioneer have approved it.

    In addition, either DuPont or Pioneer may decide to terminate the merger agreement if:

(1) the merger has not been completed by December 1, 1999, unless extended under specific circumstances;

(2) the shareholders of Pioneer fail to approve the merger agreement;

(3) the other company breaches certain of its obligations under the merger agreement in a material manner; or

(4) a final court order prohibits the merger.

    The merger agreement granted Pioneer the right to terminate the merger agreement prior to April 29, 1999 if Pioneer had received a superior proposal from a third party and the board of directors of Pioneer believed that it had the fiduciary duty to enter into a transaction with the third party.

    The merger agreement also grants DuPont the right to terminate the merger agreement if the Pioneer board of directors ceases to recommend the merger to you, our shareholders.

INTERESTS OF MEMBERS OF PIONEER'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
MERGER
(SEE PAGE 52)

    Pioneer's directors and executive officers have interests in the merger that may conflict with those of Pioneer shareholders. These interests include the vesting of unvested stock options, the lapse of restrictions on restricted stock, cash bonuses and management retention agreements. You should be aware of these interests because they may conflict with yours.

    Based on information available as of August 17, 1999:

    - executive officers and directors of Pioneer hold 778,265 shares of restricted Pioneer common stock, the restrictions on which will lapse on completion of the merger;

      the lapse of these restrictions will permit these officers and directors to receive the merger consideration paid to Pioneer shareholders generally as to all such shares;

    - executive officers of Pioneer hold 3,081,630 options of which 933,000 will vest on September 12, 1999 and 1,235,630 will vest on completion of the merger, and will entitle the holders to receive, for each share of Pioneer common stock covered by those options, either an option to buy a fraction of a share of DuPont common stock worth $40 at an equitably adjusted exercise price or, subject to a limit on the total cash paid to redeem Pioneer options, cash equal to the spread between $40 and the exercise price of their current options;

    - in connection with the merger, financial targets under Pioneer bonus plans will be deemed to have been met, which will entitle executive officers of Pioneer to aggregate cash bonuses equal to approximately $6.2 million;

    - although not anticipated, if the employment of all executive officers was terminated following the merger under circumstances that entitled them to severance benefits under Pioneer's existing severance plans, the aggregate severance to be paid to them, not including the applicable gross-up payments, would be $44.2 million;

    - executive officers of Pioneer will also be eligible to receive gross-up payments, which are additional cash payments to make them whole after accounting for any applicable parachute payment excise tax liabilities; and

    - 21 executive officers of Pioneer have entered into management retention agreements which, if the merger is completed, will provide covered individuals with compensation and benefits for varying lengths of time following the merger and upon termination of employment after the merger.

COMPARISON OF RIGHTS OF PIONEER SHAREHOLDERS AND DUPONT STOCKHOLDERS (SEE PAGE 112)

    After the merger, the Pioneer shareholders who receive DuPont common stock for their shares of Pioneer common stock will become stockholders of DuPont. Since DuPont is a Delaware corporation, their rights will be governed by Delaware law instead of Iowa law.

REGULATORY APPROVALS REQUIRED FOR THE MERGER
(SEE PAGE 60)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires merger parties to furnish certain information and materials relating to the competitive nature of the businesses of the parties and the industries in which they operate to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed.

    On March 22, 1999, we filed the required information with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On April 22, 1999, we recertified our Hart-Scott-Rodino filing with the Department of Justice. This action started a new 30-day waiting period and gave Pioneer and DuPont time to respond to questions raised by the Department of Justice. The Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting period, effective on May 21, 1999. Even after termination of the waiting period, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

    In addition, the Commission of the European Community has authority to review the merger. On May 17, 1999, we made the applicable filings with the Merger Task Force of the Commission of the European Community and on June 21, 1999 the required approval of the European Commision was obtained. The parties do not believe that any other material regulatory approvals are required.

SELECTED HISTORICAL FINANCIAL DATA

    The following tables show summary historical financial data for each company.

    Explanation of periods presented:

    - Pioneer's fiscal year ends on August 31 of each year.

    - DuPont's fiscal year ends on December 31 of each year.

    - Unless the context otherwise indicates, a reference to a Pioneer fiscal year refers to the calendar year in which that fiscal year was completed.

    Some of the information in the following tables is based on the historical financial information of the companies presented in prior filings with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information in prior filings. For instructions on how to obtain documents each of the companies has filed with the SEC, see "WHERE YOU CAN FIND MORE INFORMATION."

    Pioneer's historical financial information for each fiscal year presented was derived from the Pioneer historical consolidated financial statements, which were audited by KPMG LLP, independent certified public accountants. DuPont's historical financial information for each fiscal year presented was derived from the DuPont historical consolidated financial statements, which were audited by PricewaterhouseCoopers LLP, independent accountants.

    PIONEER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. The table below shows selected historical financial information about Pioneer. You should read this information in conjunction with Pioneer's consolidated financial statements, including the notes that are included with these consolidated financial statements. In the opinion of Pioneer management, the unaudited consolidated historical interim financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for those periods. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                         (UNAUDITED)
                                                      NINE MONTHS ENDED
                                                           MAY 31,                          YEAR ENDED AUGUST 31,
                                                    ----------------------  -----------------------------------------------------
                                                      1999        1998        1998       1997       1996       1995       1994
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------

                                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Summary Operations:
  Net Sales.......................................  $   1,700   $   1,698   $   1,835  $   1,784  $   1,721  $   1,532  $   1,479
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Gross Profit....................................  $     851   $     867   $     890  $     867  $     858  $     760  $     759
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Restructuring and Settlements...................  $      --   $      --   $      --  $      --  $      --  $      --  $      45
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Net Income......................................  $     289   $     319   $     270  $     243  $     223  $     183  $     213
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
Per Common Share Data:
  Net Income
    Basic.........................................  $    1.20   $    1.36   $    1.13  $    0.98  $    0.89  $    0.72  $    0.80
    Diluted.......................................  $    1.20   $    1.26   $    1.08  $    0.98  $    0.89  $    0.72  $    0.80
  Growth in Earnings Per Share:
    Basic.........................................        N/A         N/A        15.3%      10.1%      24.1%    (10.0)%      56.9%
    Diluted.......................................        N/A         N/A        10.2%      10.1%      24.1%    (10.0)%      56.9%
  Dividends Declared..............................  $    0.30  $     0.26   $    0.37  $    0.32  $    0.28  $    0.24  $    0.20
  Book Value......................................  $    5.98  $     5.77   $    5.18  $    4.65  $    4.12  $    3.65  $    3.41
Balance Sheet Summary:
  Current Assets..................................  $   1,593  $    1,326   $   1,039  $     901  $     784  $     770  $     742
  Net Property & Other Assets.....................        770         687         678        702        638        523        511
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
    Total Assets..................................  $   2,363  $    2,013   $   1,717  $   1,603  $   1,422  $   1,293  $   1,253
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Current Liabilities.............................  $     596  $      479   $     345  $     329  $     288  $     280  $     232
  Long-Term Debt..................................        205          17           5         19         25         18         66
  Other Long-Term Liabilities.....................        130         118         120        107         91         82         74
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
    Total Liabilities.............................  $     931  $      614   $     470  $     455  $     404  $     380  $     372
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Shareholders' Equity............................  $   1,432  $    1,399   $   1,247  $   1,148  $   1,018  $     913  $     881
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Dividends Declared, Common......................  $      72  $       68   $      83  $      79  $      69  $      60  $      52
  Dividends Declared, Preferred...................  $      --  $       --   $       9  $      --  $      --  $      --  $      --
  Average Shares Outstanding--Basic...............      239.7       228.4       231.5      246.9      249.5      253.5      265.9
  Average Shares Outstanding--Diluted.............      240.5       253.2       250.3      247.5      249.8      253.5      265.9

    DUPONT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. The table below shows selected historical financial information about DuPont. You should read this information in conjunction with DuPont's consolidated financial statements, including the notes that are included with these consolidated financial statements. In the opinion of DuPont management, the unaudited consolidated historical interim financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for these periods. See "WHERE YOU CAN FIND MORE INFORMATION."

                                       (UNAUDITED)
                                     SIX MONTHS ENDED
                                         JUNE 30,                       YEAR ENDED DECEMBER 31,
                                   --------------------  -----------------------------------------------------
                                     1999       1998       1998       1997       1996       1995       1994
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)

Summary Operations:

  Sales..........................  $  13,289  $  12,626  $  24,767  $  24,089  $  23,644  $  24,500  $  22,518
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Income from Continuing
    Operations...................  $   1,474  $   1,431  $   1,648(a) $   1,432(b) $   2,931 $   2,858 $   2,205
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Per Common Share Data:

  Income from Continuing
    Operations

    Basic........................  $    1.30  $    1.26  $    1.45(a) $    1.26(b) $    2.60 $    2.43 $    1.61

    Diluted......................  $    1.29  $    1.24  $    1.43(a) $    1.24(b) $    2.56 $    2.41 $    1.60

  Dividends Declared.............  $    0.70  $   0.665  $    1.365 $    1.23  $    1.115 $    1.015 $    0.91

  Book Value.....................  $   12.84  $   10.75  $   12.18  $    9.77  $    9.19  $    7.28  $    9.18

Balance Sheet Summary:

  Total Assets...................  $  37,315  $  41,790  $  38,536  $  36,689  $  32,342  $  32,748  $  32,577
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Long-Term Borrowings and
    Capital Lease Obligations....  $   4,934  $   6,077  $   4,495  $   5,897  $   5,052  $   5,646  $   6,338
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(a) 1998 results include a charge of $982 ($0.87 per share--basic; $0.86 per share--diluted) for write-off of purchased in-process research and development as required by FASB Interpretation No. 4, a charge of $350 ($0.31 per share--basic and diluted) for certain productivity improvement initiatives, and a gain of $121 ($0.11 per share--basic and diluted) from sale of DuPont's interest in CONSOL Energy Inc.

(b) 1997 results include a charge of $1,466 ($1.30 per share--basic; $1.28 per share--diluted) for write-off of purchased in-process research and development as required by FASB Interpretation No. 4 and a charge of $220 ($0.19 per share--basic and diluted) associated with divestiture of certain printing and publishing businesses.

SELECTED PRO FORMA COMBINED FINANCIAL DATA OF DUPONT

(Unaudited) (dollars in millions, except per share data)

    The following table presents summary selected unaudited pro forma combined statements of income and other financial data of DuPont. The information is presented as if the acquisition of the remaining approximately 80 percent of Pioneer had occurred as of the beginning of the period for the statements of income and on June 30, 1999 for balance sheet and other financial data. The unaudited pro forma data were prepared by DuPont to illustrate the estimated effects on DuPont of:

    - The disposition of Conoco through the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, principally:

       (1) The Conoco exchange offer. On August 7, 1999, DuPont acquired 147,980,872 outstanding shares of DuPont common stock from United States persons in exchange for 436,543,573 shares of Conoco Class B common stock owned by DuPont.

       (2) The cash offer. On August 11, 1999, DuPont acquired 8,000,000 outstanding shares of DuPont common stock for $646 from holders of DuPont stock that were not United States persons.

       (3) Conoco's initial public offering. In October 1998, DuPont received the $4,228 proceeds from Conoco's initial public offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont.

       (4) Conoco debt issuances. In April 1999, Conoco completed the sale of senior debt securities, and DuPont received from Conoco the net proceeds of $3,970 in repayment of a portion of Conoco's intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and DuPont received $1,022 in repayment of Conoco's remaining intercompany indebtedness to DuPont.

    - The acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont, principally:

     (1) The estimated purchase price for Pioneer of $7,731, consisting of:

           (a) $3,425 representing cash payments for the purchase, at $40 per share, of 45 percent of the outstanding shares of Pioneer not presently owned by DuPont;

           (b) $4,180 representing 59.7 million shares of DuPont stock, with an assumed market value of $70 per share, to be issued in exchange for 55 percent of the outstanding shares of Pioneer not presently owned by DuPont;

           (c) $76 representing 80 percent of the estimated fair value of options to purchase DuPont common stock that are expected to be issued upon consummation of the proposed acquisition in exchange for the outstanding vested options to purchase Pioneer common stock under Pioneer's employee stock option plan; and

           (d) $50 representing DuPont's estimated direct costs of acquisition.

     (2) Under the purchase method of accounting, the identifiable assets acquired and liabilities assumed are assigned a portion of the purchase price, normally equal to their estimated fair values at the date of acquisition. Any excess of the purchase price over the sum of the amounts assigned to identifiable assets acquired, less liabilities assumed, is recorded as goodwill. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information and the unaudited pro forma adjustments in the unaudited pro forma combined balance sheet as of June 30, 1999 only reflect the approximately 80 percent of Pioneer that DuPont is proposing to acquire.

     (3) Amortization of purchase price over the estimated useful lives of assets acquired and incremental interest expense associated with the cash portions of the purchase price.

     (4) The effect of non-recurring items, principally purchased in-process research and development, the excess of estimated fair value over Pioneer's historical cost of inventory, and DuPont's approximately 20 percent share of certain Pioneer costs and expenses.

See "FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of DuPont" for additional information regarding these pro forma financial statements.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements are based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. It is likely that the actual allocation of purchase price will differ from the amounts included in these unaudited pro forma combined financial statements. As such, it is also likely that the actual amortization of fair values will differ from the amounts included in these unaudited pro forma combined financial statements. Pioneer's business is highly seasonal. As a result, the fair value of inventories can vary substantially depending on when the merger is completed. In addition, the fair value of assets such as licensed technology, completed technology, and in-process research and development, all of which were valued based on discounted cash flows, may change due to the passage of time and its effect on the present value of these cash flow streams. In addition, the financial projections used to value these assets, especially near-term projections, may change as facts and circumstances change. Government programs, weather, and commodity prices are some of the factors that can impact the near-term outlook for Pioneer. While these variables, in the aggregate, are not expected to materially impact the overall value of Pioneer, they may have a material effect on the actual purchase price allocation to individual assets and the subsequent amortization expense related to those assets.

    The actual interest expense incurred by DuPont to finance the cash portions of the purchase price will depend on the amounts borrowed and interest rates in effect at the time the proposed acquisition is consummated and thus may vary from the amounts shown in the unaudited pro forma combined income statements. Similarly, the actual number of shares of DuPont common stock issued to effect the acquisition will be determined based on the average trading price of DuPont common stock over the ten day trading period ending three trading days before the date of the special meeting of Pioneer shareholders.

    The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the proposed acquisition occurred on the dates assumed, nor is this information necessarily indicative of actual future operating results or financial position that will result after the proposed transaction is consummated. Specifically, unaudited pro forma combined financial statements do not include future benefits or synergies that are expected to result from the acquisition. In addition, the unaudited pro forma combined provision for income taxes may not represent the amounts that would have resulted had DuPont and Pioneer filed consolidated income tax returns during periods presented.

    Material transactions among DuPont, Pioneer, and Optimum during the periods presented have been eliminated. There are no material differences between the accounting policies of DuPont and Pioneer.

    In the unaudited pro forma combined financial data, DuPont's and Pioneer's historical information was derived as follows:

    For DuPont - from the historical consolidated financial statements of DuPont for the year ended December 31, 1998, as included in DuPont's Form 10-K/A for the year ended December 31, 1998, and for the six months ended June 30, 1999, as included in DuPont's Form 10-Q for the period ended June 30, 1999.

    For Pioneer - DuPont's fiscal year ends December 31. Pioneer's fiscal year ends August 31. Because the two fiscal years end more than 93 days apart, it is necessary to adjust Pioneer's historical consolidated income statement to an annual basis that is within 93 days of DuPont's fiscal year-end. For the year ending December 31, 1998, this was accomplished by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1997 from the income reported by Pioneer as included in its Form 10-K/A for its fiscal year ended August 31, 1998 and adding Pioneer's reported loss for the three month period September 1 to November 30, 1998 as included in Pioneer's Form 10-Q for the three months ended November 30, 1998. For the six months ended June 30, 1999, Pioneer's historical income statement and balance sheet information are based on unaudited consolidated historical interim financial statements as included in Pioneer's Form 10-Q for the nine months ended May 31, 1999, with the income statement for the nine months being adjusted to a six month period ended May 31, 1999 by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1998.

                                                                                                     UNAUDITED
                                                                                                     PRO FORMA
                                                                                    UNAUDITED      COMBINED AS OF
                                                                                    PRO FORMA       AND FOR THE
                                                                                COMBINED FOR THE     SIX MONTHS
                                                                                   YEAR ENDED          ENDED
                                                                                DECEMBER 31, 1998  JUNE 30, 1999
                                                                                -----------------  --------------
STATEMENT OF INCOME DATA FOR DUPONT
Sales.........................................................................      $  26,619        $   14,925
Other income..................................................................          1,034               197
                                                                                      -------           -------
  Total.......................................................................         27,653            15,122
                                                                                      -------           -------
                                                                                      -------           -------
Cost of goods sold and other operating costs and expenses.....................         19,654            10,587
Selling, general and administrative expenses..................................          2,673             1,533
Interest expense..............................................................            724               346
Purchased in-process research and development and other charges...............          2,076               102
                                                                                      -------           -------
  Total.......................................................................         25,127            12,568
                                                                                      -------           -------

Income from continuing operations before income taxes and minority
  interests...................................................................          2,526             2,554
Provision for income taxes....................................................            904               909
Minority interests in earnings of consolidated subsidiaries...................             27                38
                                                                                      -------           -------
Income from continuing operations.............................................      $   1,595        $    1,607
                                                                                      -------           -------
                                                                                      -------           -------
Earnings per share--continuing operations:
  Basic.......................................................................      $    1.54        $     1.55
  Diluted.....................................................................      $    1.51        $     1.53
Weighted average number of shares outstanding:
  Basic.......................................................................          1,033             1,032
  Diluted.....................................................................          1,049             1,046

OTHER FINANCIAL DATA FOR DUPONT
  Cash and cash equivalents...................................................                       $    1,593
  Working capital (deficit)...................................................                             (757)
  Property, plant and equipment--net..........................................                           15,630
  Total assets................................................................                           41,081
  Long-term borrowings and capital lease obligations..........................                            5,139
  Minority interests..........................................................                              482
  Stockholders' equity........................................................                           12,202

COMPARATIVE PER SHARE UNAUDITED PRO FORMA DATA

    Presented below are the earnings, dividends and book value per common share data for Pioneer on a historical and pro forma equivalent basis and for DuPont on a historical and a pro forma combined basis. The pro forma equivalent data is based on an assumed exchange ratio of .57142857 share of DuPont common stock for 1 share of Pioneer common stock times the unaudited pro forma combined per common share data. The exchange ratio was calculated using an assumed price of $70.00 per share for DuPont common stock which is the same assumed price used to prepare the unaudited pro forma combined financial statements of DuPont ($40/$70.00 = .57142857). We combined Pioneer historical financial information and unaudited pro forma consolidated financial information of DuPont using the purchase method of accounting for business combinations. See "FINANCIAL INFORMATION--Unaudited Pro Forma Combined Financial Statements of DuPont."

                                                         SIX MONTHS
                                                           ENDED               NINE MONTHS            YEAR ENDED
                                                        MAY 31, 1999              ENDED            AUGUST 31, 1998
                                                  ------------------------    MAY 31, 1999     ------------------------
                                                               EQUIVALENT   -----------------               EQUIVALENT
                                                  HISTORICAL    PRO FORMA      HISTORICAL      HISTORICAL    PRO FORMA
                                                  -----------  -----------  -----------------  -----------  -----------
PIONEER--HISTORICAL AND EQUIVALENT PRO FORMA
Diluted Earnings per common share...............   $    1.51    $    0.87       $    1.20       $    1.08    $    0.86
Cash Dividends declared per common share........   $    0.20    $    0.40       $    0.30       $    0.37    $    0.78
Book Value per common share.....................   $    5.98    $    6.61       $    5.98       $    5.18    $    6.20

                                                         SIX MONTHS
                                                           ENDED                                      YEAR ENDED
                                                       JUNE 30, 1999                              DECEMBER 31, 1998
                                                  ------------------------                     ------------------------
                                                                PRO FORMA                                    PRO FORMA
                                                  HISTORICAL    COMBINED                       HISTORICAL    COMBINED
                                                  -----------  -----------                     -----------  -----------
DUPONT--HISTORICAL AND COMBINED
  PRO FORMA
Diluted Earnings per common share...............   $    1.29    $    1.53                       $    1.43    $    1.51
Cash Dividend declared per common share.........   $    0.70    $    0.70                       $   1.365    $   1.365
Book Value per common share.....................   $   12.84    $   11.58                       $   12.18    $   10.85

MARKET PRICES AND DIVIDEND INFORMATION

    Both Pioneer and DuPont list their common stock on the New York Stock Exchange, under the symbols "PHB" and "DD." The following table shows the range of the high and low sale prices of shares of Pioneer common stock and DuPont common stock, as reported on the New York Stock Exchange Composite Transactions Tape for each quarterly period during the last two years. DuPont's fiscal year is the same as the calendar year. Pioneer's fiscal year is from September 1 to August 31. Accordingly, the prices for each of the fiscal quarters shown below do not cover the exact same dates for DuPont and Pioneer. The table also shows the per share cash dividend amounts paid for each of these quarterly periods.

    All information takes into account the DuPont two-for-one stock split in April 1997 and the Pioneer three-for-one stock split in April 1998.

                                                                       PIONEER COMMON STOCK
                                                                                               PER SHARE
                                                                       --------------------      CASH
                                                                         HIGH        LOW     DIVIDEND PAID
                                                                       ---------  ---------  -------------
PIONEER

Fiscal 1997:
First Fiscal Quarter ended November 30, 1996.........................  $  24.667  $  18.042   $     0.077
Second Fiscal Quarter ended February 28, 1997........................     24.208     20.083         0.077
Third Fiscal Quarter ended May 31, 1997..............................     24.500     19.250         0.077
Fourth Fiscal Quarter ended August 31, 1997..........................     31.333     23.000       0.08667

Fiscal 1998:
First Fiscal Quarter ended November 30, 1997.........................     34.708     28.479       0.08667
Second Fiscal Quarter ended February 28, 1998........................     36.229     32.667       0.08667
Third Fiscal Quarter ended May 31, 1998..............................     42.688     32.500       0.08667
Fourth Fiscal Quarter ended August 31, 1998..........................     41.750     30.688          0.10

Fiscal 1999:
First Fiscal Quarter ended November 30, 1998.........................     34.813     22.125          0.10
Second Fiscal Quarter ended February 28, 1999........................     30.385     23.063          0.10
Third Fiscal Quarter ended May 31, 1999..............................     38.750     20.625          0.10
Fourth Fiscal Quarter (through August 27, 1999)......................     39.375     37.375          0.10

                                                                       DUPONT COMMON STOCK
                                                                                               PER SHARE
                                                                       --------------------      CASH
                                                                         HIGH        LOW     DIVIDEND PAID
                                                                       ---------  ---------  -------------
DUPONT

1997:
First Fiscal Quarter ended March 31, 1997............................  $  57.625  $  46.375   $     0.285
Second Fiscal Quarter ended June 30, 1997............................     62.875     49.750         0.315
Third Fiscal Quarter ended September 30, 1997........................     69.750     60.688         0.315
Fourth Fiscal Quarter ended December 31, 1997........................     64.938     50.188         0.315

1998:
First Fiscal Quarter ended March 31, 1998............................     70.438     52.625         0.315
Second Fiscal Quarter ended June 30, 1998............................     84.438     67.125          0.35
Third Fiscal Quarter ended September 30, 1998........................     79.500     52.250          0.35
Fourth Fiscal Quarter ended December 31, 1998........................     66.500     51.688          0.35

1999:
First Fiscal Quarter ended March 31, 1999............................     60.125     50.063          0.35
Second Fiscal Quarter ended June 30, 1999............................     74.875     58.250          0.35
Third Fiscal Quarter (through August 27, 1999).......................     74.000     67.750            --

                                  RISK FACTORS

    You should consider the following matters in deciding whether to vote in favor of the merger. You also should consider the other information included and incorporated by reference in this document.

SINCE THE EXCHANGE RATIO WILL BE FIXED THREE DAYS PRIOR TO THE SPECIAL MEETING, AND THE CLOSING OF THE MERGER WILL NOT OCCUR UNTIL AFTER THE SPECIAL MEETING, YOU CANNOT BE SURE OF THE VALUE OF THE DUPONT COMMON STOCK YOU WILL RECEIVE ON THE CLOSING DATE.

    - The exchange ratio will be determined three trading days prior to the shareholders meeting by using the average closing prices for the 10-trading day period preceding September 29, 1999. As a result, if you receive DuPont common stock for any of your shares of Pioneer common stock, the value of the DuPont common stock received by you on the closing date may be greater or less than $40.

THE CLOSING OF THE MERGER COULD BE DELAYED UNTIL SUBSTANTIALLY AFTER THE SPECIAL
  MEETING.

    - The merger agreement requires the merger to be completed as soon as possible after our shareholders approve the merger at the special meeting. Accordingly, we expect the merger to close on or about October 1, 1999. However, although we do not expect this to occur, one or more of the other conditions for completion of the merger may not be satisfied at that time. In that case, the closing of the merger could be delayed up until December 1, 1999 in order to satisfy those conditions. Under limited circumstances, Pioneer and DuPont may have an additional period of time after December 1, 1999 to satisfy conditions in order to close the merger.

YOU MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT YOU HAVE ELECTED.

    - Your ability to receive either DuPont common stock worth $40 or $40 in cash for each share of Pioneer common stock you own is limited by the condition that 45 percent of the aggregate consideration paid by DuPont will be in the form of cash and the remaining 55 percent will be in the form of DuPont common stock. Holders who exercise dissenting rights for their shares of Pioneer common stock will be treated as having made a cash election. If proration results, you may not necessarily receive the type of consideration specified in your election. See "MERGER CONSIDERATION."

IT IS POSSIBLE THAT DUPONT'S OR PIONEER'S TAX COUNSEL WILL BE UNABLE TO DELIVER A TAX OPINION TO THE EFFECT THAT THE MERGER WILL QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A) OF THE INTERNAL REVENUE CODE AND THE MERGER WILL NOT CLOSE.

    - It is a condition to each of DuPont's and Pioneer's obligation to complete the merger that its respective tax counsel deliver an opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event DuPont's or Pioneer's tax counsel is unable to deliver the tax opinion, including, as a result of a significant decrease in the value of DuPont common stock after the exchange rate is set and prior to the closing, that party will have the right not to proceed to close the merger. See "SPECIAL FACTORS--U.S. Federal Income Tax Consequences" for a general discussion of the material U.S. federal income tax consequences of the merger.

DUPONT MAY BE PERCEIVED TO HAVE AN ADVANTAGE OVER THIRD PARTIES WHO ALSO MIGHT BE INTERESTED IN ACQUIRING US, AND THEREFORE THESE THIRD PARTIES MAY BE DISCOURAGED FROM CONTACTING US OR NEGOTIATING WITH US REGARDING POSSIBLE TRANSACTIONS THAT COULD BE SUPERIOR FROM A FINANCIAL VIEWPOINT TO THE PIONEER SHAREHOLDERS THAN THE MERGER WITH DUPONT.

    The following factors may discourage other companies from trying to or proposing to combine with us:

    - The merger agreement with DuPont does not permit us to solicit an alternative proposal from third parties. However, the merger agreement does permit us to respond to an unsolicited inquiry, indication of interest or proposal relating to an offer that provides to Pioneer shareholders a greater value than the DuPont transaction and if the Pioneer board of directors determines it is required by its fiduciary obligations to do so. We are, however, required to promptly inform DuPont if we engage in substantive discussions with a third party. The merger agreement does not require us to tell DuPont the identity of the third party or the terms of any third party proposal.

    - Pioneer's unilateral right to terminate the merger agreement to accept a superior proposal from a third party expired on April 29, 1999. However, after that date, a third party could still make a proposal that might cause our shareholders to fail to approve the merger at the special meeting. In that case, either DuPont or Pioneer could terminate the merger agreement after the special meeting was held. In addition, if Pioneer ceases to recommend approval to its shareholders, DuPont may terminate the merger agreement.

    - Because DuPont already owns approximately 20 percent of our common stock, it would be less expensive for DuPont to increase the consideration it was willing to pay for the remaining approximately 80 percent of Pioneer as compared to what a third party would have to pay to acquire 100 percent of Pioneer.

    - The investment agreement between the parties also contains certain provisions that may discourage other companies from seeking to acquire or combine with us. Most importantly, if a third party acquires us, DuPont has the option to purchase our interest in our Optimum joint venture for fair market value as determined by an independent investment banking firm. See "SPECIAL FACTORS--Background of the Merger."

    - If Pioneer terminates the merger agreement in order to accept a superior proposal or if DuPont terminates because Pioneer's board has ceased to recommend the merger or in other circumstances generally involving third party offers, the parties' investment agreement terminates, other than DuPont's rights described immediately above.

EXECUTIVE OFFICERS AND DIRECTORS OF PIONEER ARE COVERED BY AGREEMENTS AND OTHER ARRANGEMENTS THAT CREATE CONFLICTS OF INTEREST WITH PIONEER SHAREHOLDERS REGARDING THE MERGER.

    - When considering the recommendation of the board of directors of Pioneer, you should be aware that executive officers and directors of Pioneer have interests in the merger that are different from yours. These interests create conflicts of interest. Our board of directors was aware of these conflicts of interest when it approved the merger. See "SPECIAL FACTORS-- Interests of Members of Pioneer's Board of Directors and Management in the Merger."

DUPONT MAY BE INVOLVED IN FUTURE ACQUISITIONS AND OTHER TRANSACTIONS THAT MAY BE DILUTIVE TO EARNINGS.

    DuPont, in the ordinary course and on a regular basis, engages in discussions with other companies in the industries in which it operates concerning possible acquisitions, mergers, divestitures, joint ventures, research alliances and other similar types of transactions. These types of transactions are often dilutive to earnings, particularly on a pro forma basis and in the early years following their completion. Historically, while a number of such discussions have resulted in announced or completed transactions, in many instances either or both parties involved determined not to proceed with a transaction, whether through lack of interest, inability to reach agreement, or otherwise. DuPont is currently engaged in such discussions in a number of different areas with other companies and, in this regard, announced at its annual meeting of stockholders in April 1999 that it would seek to enter into an alliance to strengthen its pharmaceutical business. No assurances can be given, however, that any discussions will result in any announced or completed transaction. Conversely, it is also possible that these discussions or any discussions that might occur in the future could result in a transaction which might be material to DuPont.

THE VALUE OF DUPONT STOCK MAY BE AFFECTED BY DUPONT'S TRACKING STOCK PROPOSAL.

    DuPont has recently announced that the DuPont board has authorized DuPont's preparations for the issuance of a "tracking" stock for its life sciences businesses. DuPont's shareholders must approve an amendment to DuPont's certificate of incorporation to create the tracking stock. DuPont may, however, decide to delay issuing the tracking stock or ultimately determine not to issue the tracking stock, or the DuPont shareholders may not approve the amendment to the certificate of incorporation. The status of DuPont's tracking stock proposal may affect the value of DuPont's stock.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    If we can meet the terms and conditions of the merger agreement, Pioneer will merge with and into Delta Acquisition Sub, which will then change its name to Pioneer and continue to be a wholly owned subsidiary of DuPont. In the merger, each share of Pioneer common stock issued and outstanding immediately before the merger will be converted, at the election of the Pioneer shareholders and subject to proration, into: (a) a fraction of a share of DuPont common stock with a value of $40 based on the average trading price of such shares shortly prior to the special meeting or (b) $40 in cash. You are urged to read the copy of the merger agreement which is attached to this document as APPENDIX A.

    At the Pioneer special meeting, shareholders of Pioneer will vote on a proposal to approve and adopt the merger agreement and approve the merger.

    THE PIONEER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PIONEER VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    THE AFFIRMATIVE VOTE OF THE HOLDERS ENTITLED TO EXERCISE A MAJORITY OF THE VOTES ATTRIBUTABLE TO THE OUTSTANDING SHARES OF PIONEER COMMON STOCK IS REQUIRED TO APPROVE THE MERGER.

    Only holders of record of shares of Pioneer common stock at the close of business on August 26, 1999 will be entitled to receive notice of and vote at the Pioneer special meeting. As of August 17, 1999, there were 239,464,814 shares of Pioneer common stock entitled to vote. The exact number of votes which the holders of the outstanding shares of Pioneer common stock will be entitled to cast at the special meeting cannot be determined at the date of this proxy statement/prospectus because a shareholder of Pioneer common stock has until September 27, 1999, to establish, in accordance with the procedures set out in APPENDIX E, that the shareholder is entitled to more votes than indicated on the shareholder's proxy. Holders of shares of Pioneer common stock entitled to vote representing a majority of the outstanding votes, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Pioneer special meeting.

    Under Pioneer's articles of incorporation, each share of common stock beneficially continuously owned by the same person since August 26, 1996 can cast five votes per share. All other shares carry one vote per share. APPENDIX E to this proxy statement/prospectus outlines the procedures for determining when changes in beneficial ownership are deemed to occur.

    On August 17, 1999, Pioneer directors and executive officers and their affiliates were deemed to beneficially own 4,470,277 shares of Pioneer common stock, excluding all shares which may be acquired upon exercise of options. This is approximately 2 percent of the then outstanding shares of Pioneer common stock. Each of the directors and executive officers of Pioneer has indicated that he or she intends to vote these shares for approval and adoption of the merger agreement and approval of the merger. DuPont has agreed in the merger agreement to vote the 20 percent voting power attributable to the common stock owned by DuPont in favor of the merger.

    We will have a list of Pioneer shareholders entitled to vote at the Pioneer special meeting available during normal business hours at the offices of Pioneer, 800 Capital Square, 400 Locust Street, Des Moines, Iowa 50309 beginning on the date of September 6, 1999 until and during the meeting.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    The affirmative vote of the holders entitled to exercise a majority of the votes attributable to the outstanding shares of Pioneer common stock is required for approval of the merger. If you abstain or fail to vote your shares, it will have the same effect as voting against the merger. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

    We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum. However, the shares that any of these proxies represent will not be voted at the special meeting and therefore will have the same effect as a vote against the merger.

    Under NYSE rules, your broker cannot vote your shares of Pioneer common stock without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted.

HOW TO REVOKE A PROXY

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

    You may revoke a proxy previously given by you at any time before the special meeting by delivering a duly executed revocation or a proxy bearing a later date to Proxy Services Boston Equiserve, P.O. Box 9381, Boston, MA 02205-9956.

    In addition, you may revoke your proxy by voting your shares in person at the Pioneer special meeting.

SOLICITATION OF PROXIES

    - We will pay the cost of soliciting proxies from you and the cost of printing and mailing this document.

    - In addition to solicitation by mail, our directors, officers and employees may solicit proxies from you by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation.

    - We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

    - The information agent, as described below, will assist in the solicitation of proxies by Pioneer for a fee of $12,000, plus reimbursement of reasonable out-of-pocket expenses.

    - We will indemnify our proxy solicitor against specific liabilities and expenses, including liabilities and expenses under the federal securities laws.

    We have retained Georgeson Shareholder Communications Inc. as information agent to assist you in connection with the merger. Pioneer shareholders may call Georgeson Shareholder Communications Inc. at 1-800-223-2064 (toll free) in the United States or Canada or for banks, brokers and persons outside the United States or Canada at (212)-440-9800 (collect) to request additional documents and to ask any questions.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    We have traditionally maintained our approach of maintaining the independence of our company. Since 1985, our articles of incorporation have included special voting rights that give Pioneer shareholders who have continuously held their shares for three years five votes per share, as compared to one vote per share for all other short-term shareholders. Jean Wallace Douglas and Robert B. Wallace, descendants of Henry Wallace, Pioneer's founder, own approximately 14.1 percent of our common stock and because of their long-term ownership, an even larger percentage of our company's voting power. We also have a board of directors classified into three groups with each group being elected every three years. In 1989, we adopted a shareholder rights plan designed to make it prohibitively expensive for a shareholder to accumulate a large potentially controlling block without first coming to our board, who can protect the interests of all our shareholders.

    In 1997, we had concluded that DuPont would be an ideal partner for us because of its leadership in research and development in the life sciences and our common culture and corporate philosophy. Our partnership with DuPont includes the agricultural industry's broadest research alliance as well as our Optimum joint venture. Optimum seeks to create, maximize and capture value for quality traits in seed, grain, grain products and plant materials delivered through corn, soybeans and other selected oil seeds. A key component of this joint venture is a preferred seed support agreement between the joint venture and us. The joint venture is not in the seed business and will look to us to be its preferred worldwide provider and preferred marketer of quality trait seeds.

    As part of our 1997 agreements, DuPont bought an equity interest in Pioneer consisting of 164,445.86 shares of voting preferred stock for $1.71 billion. These preferred shares represented approximately 16.7 percent of our common equity and voting power at the time of purchase. DuPont bought these shares at a per share common equivalent price, taking into account our 1998 three-for-one stock split, of approximately $35 per share. This price represented a 37 percent premium over the trading price of our common stock before that investment was announced. In accordance with the 1997 agreement;

    - Pioneer used approximately $1.52 billion of the proceeds from the DuPont investment to purchase, at $30.83 per share, approximately 49.4 million shares of Pioneer's outstanding common stock, taking into account the stock split, through a Dutch auction self-tender. After completion of our self-tender, DuPont held approximately 20 percent of Pioneer's equity and voting power; and

    - DuPont's preferred shares were reclassified in 1998 into 49,333,758 shares of a new class B common stock of Pioneer with the same economic and voting rights as the preferred shares.

    Although closely aligned with DuPont, we also maintained our policy of independence. Under the terms of the investment agreement, DuPont has the right to nominate two directors to the Pioneer board. Charles O. Holliday, Jr., Chairman and Chief Executive Officer of DuPont and William F. Kirk, a Senior Vice President of DuPont, are DuPont's representatives on our current 14-member board. Our board also includes two members of Pioneer senior management, Charles
S. Johnson, President and Chief Executive Officer of Pioneer and Jerry Chicione, the Chief Operating Officer of Pioneer. The remainder of our 14 member board consists of outside directors.

    The investment agreement also includes a 16-year standstill that prohibits DuPont, without our board's consent, from:

    - buying or offering to buy additional shares of Pioneer; and

    - taking any other action, including making public proposals, to acquire us or to seek control of Pioneer or its management, board or policies.

DuPont is prohibited until September 2000 from disposing of the Pioneer stock it currently owns except by way of a pro rata dividend to DuPont's stockholders. DuPont's standstill obligations remain in effect even if a third party attempts, or makes a proposal, to acquire us. Pioneer made commitments concerning a change in control of our company, including, among other things:

    - to give DuPont notice before entering into an agreement that would result in a change in control and to advise DuPont of the material terms of that agreement;

    - to give DuPont a fair and equal opportunity, as determined by our board, to participate in any bidding process leading up to a change in control, and the right to submit a competing proposal; and

    - to give DuPont, if a change in control occurs, the right to buy our interest in Optimum at its fair market value, as determined by an independent investment banker. If DuPont bought our interest in Optimum, DuPont would also have the right to require Pioneer to continue to be the worldwide marketer of quality trait seed. Pioneer would have access to Optimum's technology to sell quality trait seed.

    In the two years since the first transaction, the spirit of collaboration between the research departments of Pioneer and DuPont has confirmed our view that DuPont and Pioneer share a common culture and commitment to maintaining leadership in the marketplace through long-term investment in research. Our joint venture requires that major policy decisions be approved by both organizations. We have had some disagreements with DuPont as to how the potential costs and value of business opportunities should be allocated between us. We saw that this could result in slowing the process of developing and bringing new products to the market. For these reasons, both Pioneer and DuPont see greater potential value in our joint venture particularly if these operating and decision-making inefficiencies can be eliminated or minimized. The parties have had, and continue to have, discussions as to the best ways to accomplish this. Both parties believe that consummation of the merger will eliminate or minimize these areas of disagreement.

    There have also been significant changes and consolidation in the agricultural seed industry and life sciences generally and with respect to our company. Our competitors are growing by acquisition and are themselves aligning with or being acquired by other chemical, pharmaceutical and life sciences companies of significant size. For instance, Monsanto has committed substantial funds to acquire assets in the agricultural seed industry. The changing landscape makes it imperative that Pioneer accelerate the pace at which we bring our products to the market. Therefore, Pioneer accelerated its research spending and anticipated even further increases to remain competitive.

    In addition, in the wake of these consolidations during the two years, some of our competitors have initiated unusually aggressive pricing and free seed programs which have constrained our ability to increase profit margins. Pioneer understood that it had to be even more effective than other companies because its opportunity to capture value was primarily limited to seed. As part of our continuing efforts to enforce our intellectual property rights, we initiated lawsuits in the fall of 1998 alleging that Cargill Inc. and the DeKalb and Asgrow subsidiaries of Monsanto have misappropriated Pioneer genetics.

    Against this general background, Pioneer internally discussed and reconsidered its strategy of maintaining independence versus other alternatives. Also, during the two years since Pioneer and DuPont formed their joint venture and entered into their other arrangements, the two companies have had numerous discussions concerning other possible collaborative efforts. Discussions between Pioneer and DuPont regarding the possibility of combining our two companies arose early in 1999. On January 4, 1999, Messrs. Holliday and Kirk met with Messrs. Johnson and Chicoine. Mr. Holliday indicated that DuPont was considering expanding its presence in the life sciences and pharmaceutical industries and was reviewing a number of possible significant acquisitions and business combinations. Mr. Holliday also indicated that DuPont was considering the possibility of issuing tracking stock to permit DuPont shareholders to realize greater value inherent in this segment of DuPont's business. Mr. Holliday then mentioned that DuPont had engaged in discussions with Monsanto regarding a possible business combination of Monsanto and DuPont. Given Pioneer's relationship with Monsanto, Mr. Holliday believed it was incumbent upon him to let Pioneer know of DuPont's plans in this regard so that Pioneer and DuPont could mutually decide on the course of DuPont's future relationship with Pioneer if DuPont were to effect a transaction with Monsanto. Mr. Holliday also informed Mr. Johnson that Monsanto was aware that he was going to raise this issue with Mr. Johnson. Mr. Holliday indicated DuPont's preference to keep its relationship with Pioneer intact in some fashion rather than end the alliance. Mr. Johnson responded that he needed more time to think through the potential issues.

    On January 6, 1999, Mr. Holliday and Mr. Johnson met. The purpose of this meeting was to discuss Pioneer's reaction to the January 4, 1999 discussion. Mr. Johnson stated that if DuPont proceeded to combine with Monsanto, the relationship between DuPont and Pioneer would likely be negatively affected. First, Mr. Johnson shared his view of the potential difficulties in DuPont receiving regulatory clearance for the combination with Monsanto unless DuPont divested its ownership interest in Pioneer or otherwise took actions necessary to satisfy regulators. Second, although Pioneer would continue to have substantial rights to a broad research alliance with DuPont in light of Monsanto being a part of the DuPont corporate family, the spirit of cooperation that was essential to such alliance would in Mr. Johnson's judgment undoubtedly be lost. This was not only because Monsanto is a competitor, but also because Pioneer, through its substantial genetics misappropriation litigation against Monsanto's seed subsidiaries, would be litigating against its partner. In addition, Monsanto, through its subsidiaries, has certain litigation pending against Pioneer. It was suggested that the prospects would likely be unworkable for both Pioneer and DuPont. As an alternative to the termination of their relationship, Mr. Johnson suggested the possibility, that, before combining with Monsanto, DuPont first acquire the remaining interest in Pioneer not owned by DuPont. Mr. Johnson said that any business combination between DuPont and Pioneer must recognize the full value inherent in Pioneer and that, on a very preliminary basis and without having taken into account the views of the other members of his management team or of Pioneer's financial advisors, he was considering prices in the range of twice the current market. At that time, the current market price was approximately $30 per share. Mr. Holliday indicated if that course was pursued, it would be important to DuPont to maintain the continuity in the management and workforce of Pioneer.

    On the following day, January 7, 1999, Mr. Holliday called Mr. Johnson and expressed DuPont's interest in pursuing discussions to determine the feasibility of a business combination in which DuPont would acquire the remaining 80 percent of Pioneer not owned by DuPont.

    On January 13, 1999, Mr. Holliday and other senior executives of DuPont met with Messrs. Johnson, Chicoine and other senior executives of Pioneer to discuss the timing of a possible transaction between DuPont and Pioneer and its connection to any possible transaction between DuPont and Monsanto. Because of the uncertainty resulting from regulatory concerns and relating to the existing litigation with Monsanto, Pioneer indicated that it would be opposed to DuPont effecting a business combination with Monsanto first and then seeking to negotiate and obtain the requisite approvals for a subsequent transaction with Pioneer. Mr. Holliday stated that while DuPont wished to resolve Pioneer's concerns regarding DuPont's interest in Monsanto, DuPont needed to quickly reach a resolution with Pioneer both as to the feasibility of a mutually acceptable transaction between them and as to Pioneer's position with respect to its DuPont relationship if no such transaction were agreed to. If no transaction with Pioneer was to be effected, DuPont wanted to be in a position to pursue one or more alternative transactions in the life sciences industry, including possibly with Monsanto.

Mr. Holliday also informed Mr. Johnson that he had made Monsanto aware of his discussions with Mr. Johnson concerning a possible transaction between DuPont and Pioneer.

    On January 18 and 20, 1999, Mr. Holliday and Mr. Johnson discussed several issues relating to a potential transaction, including Mr. Johnson's view that DuPont common stock be used, at least in part, to achieve favorable tax treatment. Mr. Holliday also emphasized that it was important to DuPont if a business combination were to occur to preserve the continuity of Pioneer management and workforce following any possible acquisition and indicated that he intended to keep the Pioneer franchise and operations essentially intact and headquartered in Des Moines.

    On January 22, 1999, Pioneer discussed the possible transaction with Lazard Freres, its outside financial advisors engaged to evaluate the transaction proposed by DuPont and other strategic alternatives for Pioneer in connection with the DuPont transaction, and Fried, Frank, Harris, Shriver & Jacobson, its outside legal advisors.

    On January 24, 1999, Mr. Holliday and Mr. Johnson met. Mr. Holliday again emphasized the importance to DuPont of continuity in the Pioneer management and workforce, including keeping Mr. Johnson in place as the head of Pioneer at least until Mr. Johnson's planned retirement in 2004. Mr. Holliday indicated his view that Mr. Johnson would report directly to Mr. Holliday and be a part of DuPont's Office of the Chief Executive. Mr. Johnson felt that with appropriate management retention arrangements in place, DuPont could retain a significant number of Pioneer's senior executives and key employees to assure the continuity of Pioneer's business franchise. The key to these arrangements would be to ensure that these employees would receive at least the same benefits if they stayed with DuPont over a one to three year period following the merger that they would have been entitled to receive under their existing severance benefits. Mr. Holliday then discussed that, in terms of price, he was considering a range of $30 to $35 per share, but that he had not yet fully reviewed these pricing levels with DuPont's senior management or its board or with its financial advisors. Mr. Johnson responded that he also had not obtained the views of his management, Pioneer's board or Lazard but that his impression was that pricing had to be at least in the $40 to $45 per share range, payable all in the form of DuPont common stock. Mr. Johnson changed his preliminary price because Lazard's initial analysis convinced Mr. Johnson that the preliminary price was not supportable. In Lazard's view, there were a limited number of potentially interested parties and valuations on comparable transactions did not support a price of $60. The $40 to $45 range reflects the price that was determined to be appropriate in light of the advice received from Lazard. Mr Johnson also indicated that any increase in the value of DuPont stock between the time a deal was struck and closing should inure to the benefit of Pioneer shareholders. The discussion again focused on the use of DuPont stock as a medium for exchange. Mr. Holliday and Mr. Johnson agreed that they would direct their respective management and financial advisory teams to meet promptly to discuss valuations and structure of a possible combination.

    On January 26 and January 27, 1999, Mr. Johnson called the Pioneer outside board members to update them on the talks with DuPont.

    Between January 25 and February 24, 1999, members of senior management of Pioneer and DuPont and their financial advisors met on various occasions to discuss valuation and structure. The issues discussed included:

    - DuPont and Pioneer continued to differ as to the appropriate valuation of Pioneer. Initially, the DuPont representative indicated DuPont viewed the standalone value of Pioneer without taking into account any synergies as fully reflected in the then current market trading range for Pioneer stock of $22 to $25 per share. Later, the DuPont representatives indicated that they would not be prepared to pay in excess of the $30 to $35 per share range while Pioneer's representative continued to argue that the price must be at least $40 per share, payable all in DuPont stock. We also sought to have the exchange ratio fixed at the time of signing of the merger agreement, so that increases or decreases thereafter in the value of DuPont stock would be for the account of Pioneer shareholders. DuPont continued to insist that the merger be based on a fixed dollar price, with the exchange ratio determined shortly before closing;

    - DuPont's representatives stated that, because DuPont common stock had, in their view, significant up-side potential relative to its then current market price, a lower nominal value was justified. DuPont also wished to pay as much cash as would still enable Pioneer shareholders who elected DuPont common stock to receive that stock in a tax-free exchange;

    - DuPont wished to structure the transaction in two steps with an initial cash tender offer by DuPont for a portion of the shares of Pioneer common stock not owned by DuPont, followed by a second step merger in which the balance of the shares of Pioneer common stock would be converted into DuPont common stock. This structure would enable DuPont to acquire at the completion of the first step a majority of Pioneer's outstanding common shares, although not necessarily of its outstanding voting power since any shares bought by DuPont would only carry one vote per share under Pioneer's five-for-one voting structure. This first step could be completed as soon as 20 business days after commencement of the offer as compared to the 90 to 120 days expected to complete a one-step merger. This tender offer time frame may be extended though, in order to satisfy U.S. or foreign antitrust waiting periods; and

    - DuPont continued to defer progressing its discussions with Monsanto, which was kept informed by DuPont of the general progress being made in the DuPont-Pioneer discussions, to determine whether an acceptable combination with Pioneer could be agreed upon. However, DuPont on several occasions expressly stated that, unless substantial progress was being made in discussions between DuPont and Pioneer, DuPont was prepared to proceed with further discussions with Monsanto. In this regard, DuPont indicated that it might reconsider pursuing a transaction with Pioneer if Pioneer first solicited other bidders, a process which, in DuPont's judgment, could slow the execution of a DuPont-Pioneer merger agreement, as well as increase the risk of no transaction being agreed to by the parties. DuPont noted that it viewed Pioneer's agreement to this as reflective of Pioneer's overall commitment to a DuPont-Pioneer transaction. Pioneer responded that if necessary, it was prepared to remain an independent company and that it would fully enforce its rights under the alliance agreements and pursue its pre-existing litigation against Monsanto over its germplasm if DuPont were to negatively affect its relationship with Pioneer.

    Before the Pioneer board meeting scheduled for March 2, 1999, DuPont delivered a term sheet and DuPont's legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP delivered a draft merger agreement detailing other aspects of DuPont's proposal, including:

    - that Pioneer agree not to solicit other third party bids;

    - that Pioneer not be able to terminate the merger agreement to accept third party proposals;

    - that Pioneer pay an unspecified termination fee if Pioneer were unable to consummate the merger in certain circumstances generally involving third party bids;

    - that Pioneer's obligations under its 1997 agreement with DuPont would continue but that Pioneer would waive the standstill limitations imposed on DuPont during the pendency of its merger proposal and thereby give DuPont unilateral freedom, without first obtaining Pioneer's consent, to make new public proposals to acquire Pioneer if a third party were to emerge with a superior proposal;

    - that Pioneer obtain a voting agreement from members of the Wallace family who are significant Pioneer shareholders to vote in favor of the DuPont transaction and against any other proposal; and

    - that Pioneer, immediately on signing, convert DuPont's Class B stock into common stock with five votes per share, so long as DuPont could vote only that number of votes as equaled its economic interest and that any excess votes would be voted in proportion to how Pioneer's other shares were voted.

    On March 1 and March 2, 1999, the Pioneer board met in New York. On the evening of March 1, the board of directors, excluding Messrs. Holliday and Kirk, reviewed the history of the negotiations, Pioneer's germplasm litigation, the respective companies' performances and Pioneer's rights under the alliance agreements with DuPont if our relationship with DuPont was negatively impacted. When the board meeting resumed on March 2, 1999, Mr. Holliday first made a presentation to the Pioneer board regarding DuPont's interest in combining with Pioneer. Mr. Holliday and Mr. Kirk then left the meeting and did not subsequently participate in any of the discussions or votes regarding the proposed transaction. Management, Lazard and Fried Frank gave presentations to the board:

    - management gave a status update regarding the talks with DuPont and management's insistence that the price be at least $40 per share in a tax-free reorganization;

    - Lazard reviewed valuation models and other relevant matters and commented, on a preliminary basis and subject to the final terms of the merger agreement, that $40 could be viewed as fair to Pioneer's shareholders, other than DuPont, from a financial point of view; and

    - Fried Frank reviewed the board of directors' fiduciary duties in connection with a possible transaction with DuPont, including the board's duties in determining whether to insist that Pioneer, before signing an agreement with DuPont, canvas other companies who might be interested in purchasing Pioneer at a price higher than the price DuPont was willing to pay. Fried Frank also discussed the implications of the "deal protection" or "lock-up" arrangements requested by DuPont.

    After the presentations, the board of directors met and discussed the potential benefits and risks of engaging in a transaction with DuPont. Among the discussions were:

    - the concern expressed by several members of the board that if Pioneer insisted on conducting a pre-agreement market check, there was a risk that DuPont might not wait the time necessary for Pioneer to obtain firm indications of interest from other possible bidders, particularly in light of its stated desire to continue pursuing a possible transaction with Monsanto and that DuPont therefore, would instead abandon its proposal to combine with Pioneer;

    - that there were a limited number of possible bidders with the financial resources sufficient to acquire Pioneer and that there was no assurance that any such third parties, several of whom were themselves engaged in significant business combinations, would be interested in pursuing a transaction superior to the one being proposed by DuPont; and

    - Pioneer's negotiation position because of Pioneer's rights under the alliance agreements, its germplasm litigation and its ability to remain independent.

    After discussion, the board directed management to go forward with their talks with DuPont to seek an all stock transaction for at least $40 per share in a one-step merger, with the exchange ratio fixed at signing of the merger agreement. The board indicated that, although it was willing not to solicit alternative bids, the merger agreement must not unduly burden Pioneer from accepting a higher bid from a third party, if one were to emerge after announcement of the transaction with DuPont. Accordingly, the board believed the merger agreement should permit Pioneer to terminate the agreement if a superior proposal emerged without Pioneer being obligated to pay any break-up fees and that no voting agreement between DuPont and the Wallace family stockholders should be permitted.

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
    On March 2, 1999, Messrs. Johnson and Chicoine met with Messrs. Holliday and Kirk to deliver the proposal consistent with the board's directions.

    At a meeting in Des Moines on March 3, 1999, Pioneer management met with DuPont management to discuss Pioneer's five-year business plan, including its pipeline research projects. See "FINANCIAL PROJECTIONS."

    On March 5, 1999, there was a telephone call between Messrs. Holliday and Johnson. During the call, Mr. Holliday indicated that DuPont was now prepared to offer $40 per share, but reiterated that DuPont wanted a two-step transaction structure with 45 percent of the consideration paid by DuPont to be in cash and the remaining 55 percent in stock, and with the exchange ratio to be determined based on the closing price of DuPont common stock during a specified trading period shortly before completion of the merger.

    As part of its proposal, DuPont wanted to prohibit Pioneer from soliciting offers to acquire Pioneer from other third parties. DuPont also requested that it be permitted immediately to exchange the Pioneer Class B common shares owned by it for an equal number of shares of Pioneer common stock with 5 votes per share, having the same limitations on voting as DuPont had earlier proposed. DuPont was willing to consider allowing Pioneer to have the right to terminate the merger agreement to accept an unsolicited superior proposal during the pendency of DuPont's tender offer. DuPont tentatively agreed that in light of its 20 percent ownership position in Pioneer that it would not insist that Pioneer pay any break-up fees if Pioneer exercised this termination right or otherwise. Pioneer said it would be willing to consider the exchange of DuPont's Class B common stock into common stock and the combination of cash and DuPont common stock as merger consideration as long as the transaction could be treated as a tax-free reorganization. However, Pioneer expressed a strong preference for structuring the transaction in one step due, among other reasons, to the fact that it would not be possible to determine whether DuPont would have a majority of Pioneer's voting power after completion of its tender offer. This was a problem because if after the merger, DuPont lacked a majority of Pioneer's voting power after the tender offer, the Pioneer board could not ensure that the second step of the merger would occur.

    On March 5, 1999, there was a telephonic meeting of the Pioneer board of directors to update the directors on the talks with DuPont.

    During the following few days, both parties attempted to negotiate the terms of the transaction other than price which had been tentatively set at $40 per share payable 45 percent in cash and 55 percent in stock, with the exchange ratio to be determined shortly before closing. Some of the main issues at this point were:

    - whether the transaction would be structured as a two-step tender offer followed by a merger or as a one-step merger transaction;

    - whether the Pioneer board would have the ability to negotiate with and provide confidential information to third parties who made unsolicited indications of interest in acquiring Pioneer;

    - whether Pioneer would be required to disclose the identity of any third party who made an alternative proposal and the terms of that proposal and whether Pioneer would agree to other deal protection features requested by DuPont;

    - whether, and for how long after the public announcement of the merger, the Pioneer board would have the ability to terminate the merger agreement if Pioneer received a superior offer that the Pioneer board believed it had a fiduciary duty to accept;

    - whether during the pendency or following termination of the merger agreement with DuPont, DuPont would continue to remain bound by its standstill obligations under the 1997 investment agreement with Pioneer, including its obligation not to make public proposals for Pioneer not approved by Pioneer's board;

    - whether DuPont would continue to have its rights to be included in any bidding process for Pioneer if a superior proposal were to emerge and confirmation that DuPont would retain its rights to purchase Pioneer's interest in Optimum as a result of a change in control to a third party and to require Pioneer to market quality trait seed for it;

    - whether DuPont would agree to Pioneer's request that DuPont commit not to combine with or agree to combine with Monsanto or other companies in the seed business prior to completion of DuPont's transaction with Pioneer, that DuPont commit to pay Pioneer significant liquidated damages in the event DuPont were to breach this covenant and that DuPont not take other action or make any other acquisition that could result in a material delay in obtaining all governmental approvals required to consummate the merger; and

    - whether DuPont would agree to the terms of the management retention arrangements with key members of Pioneer executive management.

    In a Dow Jones newswire released in the morning on Friday, March 12, 1999, Dow Jones claimed that a Pioneer spokesman dismissed the speculation that Pioneer was discussing a bid from DuPont by saying Pioneer was sticking to its long-held position of remaining independent. A few hours later Pioneer issued a press release which announced that it was in discussions with DuPont regarding a possible business combination.

    By March 13, 1999, the parties came to agreement on all of the open issues as follows:

    - the transaction would be structured as a one-step merger transaction;

    - the Pioneer board would have the ability to negotiate with third parties with respect to an unsolicited proposal, inquiry or indication of interest relating to a superior proposal if the board decided that it was its fiduciary duty to do so, so long as Pioneer notified DuPont that it was having substantive negotiations with a third party. However, Pioneer would not be obligated under the merger agreement to identify the party or the terms of the discussions;

    - prior to April 29, 1999, which was 45 days after the announcement of the merger, the Pioneer board may unilaterally terminate the merger agreement to accept a proposal from a third party that the board of directors determines to be superior;

    - prior to the expiration of the Hart-Scott-Rodino waiting period, DuPont would be prohibited from acquiring Monsanto and other specified companies or entering into transactions in the seed business with such companies or entering into transactions in the seed business that make antitrust approval for the DuPont-Pioneer merger less likely to be obtained. After the expiration of the Hart-Scott-Rodino period, DuPont could commit to or effect any such acquisition or transaction so long as it waives antitrust and litigation related conditions to the DuPont-Pioneer merger to the extent not satisfied by reason of such acquisition or transaction and, in certain limited circumstances, increase the merger price by an interest factor. In the event that DuPont enters into any transaction with Monsanto prior to the expiration of the Hart-Scott-Rodino waiting period, Pioneer would be permitted to seek a court order requiring DuPont to abandon the Monsanto transaction and be entitled, as liquidated damages, to repurchase DuPont's stock in Pioneer at $8.58 per share, 25 percent of its closing market price on March 12, 1999;

    - DuPont's standstill obligations and its rights to advance notice of transactions between Pioneer and third parties and to participate in any bidding process leading up to a change in control of Pioneer with a third party that had been agreed to in 1997 would remain intact and unchanged throughout the pendency of the merger agreement, even if a third party proposal were to emerge. These obligations and rights of DuPont would only expire if Pioneer terminated the merger agreement in order to accept a higher bid or if DuPont terminated the merger agreement in certain specified circumstances generally involving third parties; and

    - DuPont's rights contained in the investment agreement with respect to its ability to buy out Pioneer's interest in Optimum for fair market value and related rights will survive termination of the investment agreement.

    On March 14, 1999, Pioneer had a telephonic board meeting among all members, other than the two DuPont directors and two other outside directors who were unable to attend the meeting, to review the merger agreement and the proposed transaction with DuPont. Management reviewed the status of discussions, the economic terms of the merger and the arrangements regarding management. Lazard then delivered its oral opinion to the board of directors that, as of March 14, 1999 the consideration to be received by Pioneer shareholders, other than DuPont and its affiliates, was fair from a financial point of view. Lazard also presented a summary of the material financial analyses it conducted in support of it opinion. See "--Opinion of Financial Advisor for Pioneer." Lazard's opinion was set forth in writing in a letter dated as of March 14, 1999. Fried Frank then reviewed the board's fiduciary obligations, the terms of the merger agreement and several special factors applicable to the proposed merger with DuPont. Because of DuPont's preexisting 20 percent ownership interest and its representation on the Pioneer board, the merger could be viewed by the SEC as a transaction with an affiliate. The SEC requires that additional information be disclosed in this proxy statement by us in this context and that a transaction statement on Schedule 13E-3 be filed at the SEC with this proxy statement.

    At the conclusion of these presentations the management members of the board, Messrs. Johnson and Chicoine, left the meeting to permit the outside directors to discuss the transaction independently and ask questions of Lazard and Fried Frank. The outside board members present then unanimously approved the merger agreement. Messrs. Johnson and Chicoine then returned to the meeting and unanimously approved the merger agreement. The two outside board members unable to attend the board meeting approved the merger agreement later that evening.

    On March 15, 1999, DuPont, Pioneer and Delta Acquisition Sub entered into the merger agreement. On August 16, 1999, the parties amended the terms of the merger agreement by executing a letter agreement. For a description of the material terms of the merger agreement, see "THE MERGER AGREEMENT." A copy of the merger agreement and the amendment are attached as APPENDIX A.

PURPOSE AND STRUCTURE FOR THE MERGER

    Pioneer's purpose for the merger between Pioneer and DuPont is to generate significant value for Pioneer shareholders through teaming up with Pioneer's and DuPont's largely complementary research and development capabilities and making more effective use of their respective sales and marketing infrastructure. DuPont's and Pioneer's combined research and development capabilities in biotechnology will create a stronger platform on which to shorten the product development cycle. The merger would expand upon Pioneer's and DuPont's research and development alliance and enhance the operation of their Optimum joint venture.

    The merger has been structured as a one-step transaction. If the merger is approved by the Pioneer shareholders and all other conditions to the merger are satisfied, Pioneer will merge with and into Delta Acquisition Sub, which will then change its name to Pioneer and continue to be a wholly owned subsidiary of DuPont. As a consequence of the merger, Pioneer will be 100 percent owned by DuPont.

    To approve the merger, the Pioneer shareholders entitled to exercise a majority of the votes attributable to the outstanding shares of Pioneer common stock must vote in favor of the merger agreement. DuPont has agreed to vote the 20 percent voting power attributable to common stock owned by it in favor of the merger. Approval of the merger by a majority vote of unaffiliated Pioneer shareholders is not required.

    If the merger is completed, the Pioneer shareholders who elect to receive DuPont common stock will enjoy the value generated by the Pioneer/DuPont merger after the closing of the merger through their ownership of DuPont common stock. As owners of DuPont common stock, they will have an indirect ownership stake in Pioneer, which will in effect become a wholly owned subsidiary of DuPont, although the Pioneer business will represent a small portion of the combined company.

    Pioneer shareholders who do not elect to receive stock, but rather choose to receive cash in exchange for their shares of Pioneer common stock, will also enjoy the value generated by the Pioneer/ DuPont merger. The $40 they receive in exchange for each of their shares of Pioneer common stock represents a substantial premium over the average trading value of shares of Pioneer common stock prior to the announcement that merger discussions between us were taking place.

    The discussion in this document of the merger and the description of the principal terms and conditions of the merger agreement and the merger is materially complete. You should also refer to the merger agreement for the details of the merger and the terms and conditions of the merger agreement. We have attached a copy of the merger agreement to this document as APPENDIX A. See "THE MERGER AGREEMENT."

    Other agreements between the parties, including the investment agreement and the research alliance, have been filed with Pioneer's publicly filed documents.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    At a telephonic meeting on March 14, 1999, the Pioneer board of directors unanimously approved the merger agreement and authorized and approved the merger. At that meeting, the board of directors decided to recommend that the shareholders of Pioneer vote in favor of the approval and adoption of the merger agreement and the approval of the merger at the Pioneer special meeting.

    The board of directors considered the following material factors that supported its decision:

    (1) the opinion of its financial advisors, Lazard Freres, that as of March 14, 1999, the consideration to be received under the merger agreement was fair to the shareholders of Pioneer from a financial point of view; this opinion was based upon and limited by the factors and assumptions set forth in it and is attached as APPENDIX B to this document; the opinion was based upon and considered together with the financial analysis presented to the board of directors by Lazard Freres. A description of the opinion and analysis is included below under "--Opinion of Financial Advisor for Pioneer";

    (2) the recent changes in the agricultural seed industry which have made it necessary to bring new products to the market faster than ever before;

    (3) various alternatives to the merger, including the alternative of remaining independent and the alternative of seeking other buyers for the company, and the risks associated with each of those alternatives as discussed in greater detail below;

    (4) the terms of the merger agreement, including the lack of a termination fee and Pioneer's right to terminate the merger agreement under the fiduciary duties of the board in the event a third party makes a superior proposal, and the negotiation process that led up to the merger agreement;

    (5) the social and economic effects of the merger on the employees, customers, suppliers and others who deal with Pioneer and its subsidiaries and on the communities in which they operate, including:

       - DuPont's intention to maintain the same management team and workforce and keep Pioneer headquartered in Des Moines, Iowa; and

       - that Charles S. Johnson, the current CEO of Pioneer, would become the head of DuPont's seed division and would report to the CEO of DuPont as part of the Office of the Chief Executive of DuPont;

    (6) the past performance and reputation of DuPont and the belief that Pioneer and DuPont have similarities in their culture and vision, particularly in their commitment to research as a means of bringing new products to the market. Our board of directors considered DuPont's commitment to research an important factor in the board's willingness to proceed with the DuPont transaction because research has always been a key factor in our success in bringing new products to the marketplace;

    (7) the current and past trading prices of shares of Pioneer common stock and DuPont common stock as compared to each other and to other companies in the seed industry. The board of directors' review of these historical trading prices lead the board to conclude that the consideration being offered by DuPont, including the value of DuPont shares, represented a significant premium to the current stand-alone trading value of Pioneer stock; and

    (8) the past financial and operational performance of Pioneer and DuPont. The board of directors' review of Pioneer's and DuPont's financial and operating performance lead the board to conclude that the consideration being offered by DuPont was fair relative to the value that could be realized if Pioneer were to pursue its business on an independent basis and the risks inherent in that approach.

    In addition, before deciding to enter into the merger agreement with DuPont, the board of directors considered three alternatives:

    (1) staying independent;

    (2) agreeing to a combination with DuPont at a price and on terms that we believed were fair to our shareholders, including terms that we believed would not unduly restrict our ability to accept a superior proposal from a third party, if a superior proposal were made after announcement of the transaction with DuPont; and

    (3) seeking third party bids for our company before entering into a transaction with DuPont.

In deciding which of these alternatives to choose:

    (1) we considered a possible detriment of the merger to Pioneer shareholders, that Pioneer would no longer be able to remain independent and we considered the fact that staying independent might result in yielding an even higher value for our shareholders in the long term if we were able to fully realize upon our long term goals and plans;

    (2) we also recognized the risks in staying independent. First, we had no certainty that we would be able to realize our long term goals and plans, and even if we did so, that our future stock price would reflect this achievement. Second, we recognized that we had to try to achieve our goals against the background of significant changes and consolidations in the agricultural industry generally:

       - our principal seed competitors are growing by acquisition and by aligning themselves with, or being acquired by, other chemical, pharmaceutical and life-sciences companies of significant size;

       - increased research spending was required to compete in an accelerated race to bring new products to market;

       - recent aggressive pricing and free seed programs have constrained our ability to increase profit margins; and

       - to remain competitive in this industry, we must be even more effective than other companies because our opportunity to capture value is primarily limited to seed.

       Third, we were faced with the possibility that, if DuPont proceeded in its plan of a business combination with Monsanto, our relationship with DuPont could be negatively affected. This could impair our ability to fully realize upon our long term plans, and potentially may require us to have to identify another technology and research partner;

    (3) we believed that if we sought to conduct an auction for our company before signing an agreement with DuPont, we risked losing the prospect of combining with DuPont on the terms we had negotiated. We also believed we could preserve most of the benefits of a pre-announcement auction by negotiating an agreement with DuPont at a price we believed was fair and that would not unduly limit our ability to accept higher bids. We believed that the most likely candidates for acquiring our company were:
       (a) well familiar with our company and its business; (b) had the financial resources to complete an acquisition of us; and (c) would not be deterred by the existence of a merger agreement with DuPont so long as that agreement permitted us to terminate it without material cost;

    (4) we also considered our negotiation position because of our rights under the alliance agreements, our germplasm litigation and our ability to remain independent;

    (5) we also considered the possible detriment to Pioneer shareholders of the fact that entering into the merger agreement with DuPont would mean that a future acquisition of Pioneer by a third party would be foreclosed; and

    (6) ultimately, we decided that the merger with DuPont recognized Pioneer's fair value and the terms of the merger were fair to shareholders of Pioneer other than DuPont.

    The discussion above describes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, and taking into account the recommendation of management, the board of directors concluded that the positive factors described above outweighed the negative factors described above. Because of the variety of factors considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of the Pioneer board of directors may have given different weights to different factors.

    THE BOARD OF DIRECTORS OF PIONEER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF PIONEER VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

POSITION OF DUPONT REGARDING FAIRNESS

    DuPont believes that the merger is fair to Pioneer shareholders, other than DuPont, based on the factors set forth below. DuPont did not find it practicable to quantify or otherwise attach relative weights to any of these factors:

    (1) The terms of the merger were the result of arm's-length bargaining between the unaffiliated members of Pioneer's board of directors, comprising 12 of the 14 members of the board, through independent financial and legal advisers acting on behalf of Pioneer.

    (2) Neither DuPont nor its designees on the Pioneer board participated in or had any influence on the deliberative process of the Pioneer board or the negotiating positions of the board or its advisers.

    (3) DuPont was subject to a standstill agreement and other contractual provisions which would have continued in effect had Pioneer remained an independent company.

    (4) The $40 per share price payable in the merger in the form of cash or DuPont common stock represented a significant premium to the recent trading prices of Pioneer common stock, as well as to both (a) the purchase price paid by DuPont, on a common share equivalent basis, to acquire its approximate 20% ownership position and (b) the price paid by Pioneer pursuant to its self-tender offer in 1997.

    (5) DuPont received the opinions of its financial advisors, Credit Suisse First Boston and Salomon Smith Barney, as to the fairness to DuPont from a financial point of view of the consideration to be paid by DuPont in the merger. In connection with those opinions, DuPont's financial advisors presented to the DuPont board of directors various quantitative analyses underlying their opinions. A summary of these analyses are described under the heading "--Opinions of Financial Advisors for DuPont." While DuPont recognizes that the purpose of these analyses was to determine whether the consideration to be paid in the merger by DuPont was fair from a financial point of view to DuPont, and not to the unaffiliated shareholders of Pioneer, in DuPont's view the ranges of valuation implied by those analyses support the conclusion that the consideration to be paid by DuPont in the merger is fair from a financial point of view to the unaffiliated shareholders of Pioneer. Neither Credit Suisse First Boston nor Salomon Smith Barney expressed any view or opinion as to the fairness of the consideration to be paid by DuPont in the merger to the unaffiliated shareholders of Pioneer.

    (6) DuPont does not believe that the net book value of Pioneer, which was approximately $4.59 at February 28, 1999, is a reliable indicator of the value of Pioneer common stock. DuPont also does not consider liquidation value to be relevant to the issue of fairness since it does not believe that liquidation of Pioneer, a major public company engaged essentially in a single industry, would maximize shareholder value. Moreover, based on the discussion contained in this proxy statement/prospectus, it is DuPont's understanding that the Pioneer board of directors did not consider the liquidation of the company as an alternative to the merger.

    (7) Although DuPont and its designees on the Pioneer board were not part of the board's deliberation process and did not participate in its concluding that the merger was fair to Pioneer's unaffiliated shareholders, DuPont also bases its conclusion as to the merger being fair on the Pioneer board having made such determination.

    While DuPont believes that the merger as negotiated is fair to Pioneer and its shareholders, other than DuPont, DuPont attempted to negotiate the terms of a transaction that would be most favorable to it, and not to Pioneer and its shareholders and, accordingly, did not negotiate the transaction with a goal of obtaining terms that were fair to Pioneer and its shareholders other than DuPont. DuPont does not believe that it had or has any fiduciary duty to Pioneer or its shareholders, including with respect to the merger and its terms. Pioneer and its shareholders were, as described elsewhere in this proxy statement/prospectus, represented by outside legal and financial advisors, an independent board of directors and management who negotiated on their behalf with DuPont.

PLANS FOR PIONEER AFTER THE MERGER

    DuPont plans to maintain Pioneer as a separate subsidiary of DuPont, operating under the Pioneer brand name and headquartered in Des Moines, Iowa.

    Except as otherwise described in the merger agreement, and except for the transactions contemplated by the merger agreement, DuPont has no current plans or proposals which relate to or would result in:

    (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Pioneer;

    (b) a sale or transfer of a material amount of assets of Pioneer;

    (c) any change in the management of Pioneer or any change in any material term of the employment contract of any executive officer; or

    (d) any other material change in Pioneer's corporate structure or business.

    Nevertheless, DuPont may initiate a review of Pioneer and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize and coordinate the activities of Pioneer and DuPont, including the activities of the Optimum joint venture.

    On July 30, 1999, DuPont announced, among other things, a plan to name Charles S. Johnson to the position of DuPont Executive Vice President and member of the Office of Chief Executive reporting to DuPont Chairman and Chief Executive Officer Charles O. Holliday Jr. and that Jerry Chicoine, currently Pioneer's Executive Vice President and Chief Operating Officer, would succeed Johnson as President and Chief Executive Officer of Pioneer following the merger. Mr. Chicoine will report directly to Richard R. Goodmanson, Executive Vice President and one of DuPont's three Chief Operating Officers and the head of the business and research units of DuPont's agriculture and nutrition business segment.

    DuPont has from time to time since entering into the Pioneer merger agreement engaged in discussions with Monsanto concerning a variety of different types of transactions, including ventures and research alliances. These discussions have been highly fluid and intermittent and their focus has changed a number of times over the course of the last several months. DuPont expects that these discussions may continue with Monsanto, as well as with other companies, as described under "RISK FACTORS--DuPont may be involved in future acquisitions and other transactions that may be dilutive to earnings." Although at the date of this proxy statement/prospectus, DuPont and Monsanto are not actively discussing the possibility of a business combination, these discussions could occur in the future, as could discussions concerning business combinations of DuPont with other companies. No assurance can be given that any discussions, whether with Monsanto or any other party, will result in any announced or completed transaction, including any acquisition, merger, divestiture, joint venture, research alliance or other type. Conversely, it is also possible that any discussions, including any that might occur in the future, could result in a transaction material to DuPont.

OPINION OF FINANCIAL ADVISOR FOR PIONEER

    Pioneer retained Lazard to act as its financial advisor in connection with a possible business combination with DuPont. Lazard delivered its written opinion to the Pioneer board to the effect that, as of March 14, 1999 and based upon and limited by the factors and assumptions set forth in its opinion, the consideration is fair to the Pioneer shareholders, other than DuPont and its affiliates, from a financial point of view.

    THE FULL TEXT OF THE LAZARD OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. THE LAZARD OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BY THE PIONEER SHAREHOLDERS. THE LAZARD OPINION IS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID IN THE MERGER TO THE PIONEER SHAREHOLDERS OTHER THAN DUPONT AND ITS AFFILIATES, AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF PIONEER TO ENGAGE IN THE MERGER, OR CONSTITUTE A RECOMMENDATION TO ANY PIONEER SHAREHOLDER AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE LAZARD OPINION ALSO DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY CONCLUSION OF LAZARD AS TO THE LIKELY FUTURE TRADING VALUE OF THE SHARES OF PIONEER COMMON STOCK OR DUPONT COMMON STOCK. THE LAZARD OPINION IS NECESSARILY BASED ON ECONOMIC, MONETARY, MARKET AND OTHER CONDITIONS AS THEY WERE IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE AS OF, THE DATE OF THE LAZARD OPINION. THE SUMMARY OF THE MATERIAL ASPECTS OF THE LAZARD OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B.

    In the course of performing its review and analyses for rendering its opinion, Lazard:

    - reviewed the financial terms and conditions of the merger agreement;

    - analyzed certain historical business and financial information relating to Pioneer and DuPont;

    - reviewed various financial forecasts and other data provided to Lazard by Pioneer relating to the business and prospects of Pioneer;

    - reviewed various publicly available financial forecasts and other data with respect to the business and prospects of DuPont;

    - participated in discussions with members of the senior managements of Pioneer and DuPont with respect to the businesses and prospects of Pioneer and DuPont, respectively, the strategic objectives of each and the possible financial benefits which might be realized following the merger;

    - reviewed public information with respect to certain other companies in lines of business Lazard believes to be generally comparable to those of Pioneer and DuPont;

    - reviewed the financial terms of certain comparable business combinations involving companies in lines of business Lazard believes to be generally comparable to the business of Pioneer, and in other industries generally;

    - reviewed the historical stock prices and trading volumes of shares of Pioneer common stock and DuPont common stock; and

    - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

    Lazard relied upon the accuracy and completeness of the financial and other information provided by Pioneer and DuPont and reviewed by Lazard for purposes of the Lazard opinion, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Pioneer or DuPont or any issues relating to solvency. With respect to the financial forecasts of Pioneer, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Pioneer as to the future financial performance of Pioneer. With respect to the publicly available financial forecasts regarding DuPont, at the direction of management of DuPont, Lazard assumed that they were consistent with the views of management of DuPont as to the future financial performance of DuPont. Lazard assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based. Pioneer informed Lazard and Lazard assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Lazard was not authorized to, and did not solicit, any indications of interest from any third party with respect to the purchase of all or part of Pioneer. The Lazard opinion is limited to the fairness, from a financial point of view, to the holders of shares of Pioneer common stock other than DuPont and its affiliates of the consideration and does not address Pioneer's underlying business decision to undertake the merger. In addition, the Lazard opinion did not address the future trading value of DuPont common stock or shares of Pioneer common stock. Moreover, the Lazard opinion was directed to the board of directors of Pioneer and did not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger. Lazard's engagement and the Lazard Opinion was for the benefit of the board of directors of Pioneer and was not intended to confer rights or remedies upon DuPont, any shareholders of Pioneer or any other person.

    In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Pioneer and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Pioneer or DuPont.

    The following is a summary of the material financial analyses used by Lazard in connection with providing the Lazard opinion to the Pioneer board of directors:

    DISCOUNTED CASH FLOW ANALYSIS

    Lazard performed a discounted cash flow analysis to assist the Pioneer board in valuing Pioneer based on the present value of expected future cash flows of our company. The discounted cash flow analysis was based upon a range of terminal multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 10.0x to 14.0x and a range of discount rates from 10 percent to 12 percent. Lazard performed the analysis based upon the core seed business of Pioneer, including research and development related to this business (the "Core Business") and also upon the core seed business with the addition of cash flow expected to be generated from a few specific traits in Pioneer's research and development pipeline and from Optimum (the "Adjusted Core Business"). In the analysis, Lazard used four alternative sets of forecasts:

    (1) forecasts assuming slow growth ("Slow Growth");

    (2) forecasts assuming moderate growth ("Moderate Growth");

    (3) forecasts based on the historical growth of Pioneer from 1988 to 1998 ("Recent Historical Growth"); and

    (4) forecasts based upon management's target growth rate ("Target Growth"). The Target Growth forecasts are those set forth under "FINANCIAL PROJECTIONS."

    For the Core Business analysis, Lazard calculated ranges of implied per share equity values for Pioneer as follows:

                                                                            ADJUSTED CORE
CASE                                                  CORE BUSINESS           BUSINESS
--------------------------------------------------  ------------------  ---------------------
Slow Growth.......................................  $  15.74 to $23.22   $   19.72 to $28.66
Moderate Growth...................................  $  19.11 to $28.15   $   23.09 to $33.60
Recent Historical Growth..........................  $  23.24 to $34.22   $   27.22 to $39.66
Target Growth.....................................  $  30.71 to $45.25   $   34.69 to $50.70

    Lazard also conducted a sensitivity analysis with respect to competitive yield advantage per acre of land and potential recoveries (including royalties or other payments) from litigation relating to Pioneer's germplasm. The sensitivity analysis showed potential increases in implied per share values shown on the table above ranging from an additional (a) $1.77 to $1.82 based on potential recoveries from litigation and (b) $4.74 to $6.30 for increased competitive yield advantage of one-half bushel per acre per year and $3.10 to $3.97 for an additional one-half bushel per acre per year increase.

    PUBLIC COMPARABLE LIFE SCIENCE TRADING COMPANIES ANALYSIS

    Lazard performed a public comparable companies analysis to assist the Pioneer board in valuing each of Pioneer and DuPont based on various financial multiples of selected comparable public companies in the life science industry. In performing this analysis, Lazard reviewed and compared certain financial information relating to Pioneer and DuPont to corresponding financial information, ratios and public market multiples for six other life science companies Lazard deemed to be comparable to Pioneer and DuPont. The companies included in the analysis were:

    - AHP Inc.

    - Monsanto Company

    - Novartis Inc.

    - AstraZeneca, using the pro forma financial information for the merger of Astra AB and Zeneca Group, PLC

    - Delta & Pine Land Company

    - DeKalb Genetics Corporation

    Using publicly available information, Lazard calculated the following estimated median multiples with respect to Pioneer, DuPont and the comparable companies:

MULTIPLE                                                                 1998       1999       2000
---------------------------------------------------------------------  ---------  ---------  ---------
Median enterprise value as a multiple of sales.......................       4.8x       4.3x       3.4x
Median enterprise value as a multiple of EBITDA......................      19.3x      16.0x      13.4x
Median enterprise value as a multiple of EBITA(1)....................      23.2x      20.2x      17.4x
Median enterprise value as a multiple of EBIT(2).....................      23.4x      21.3x      16.9x
Median share price as a multiple of earnings per share ("EPS").......      36.7x      28.8x      21.8x
Median share price as a multiple of EPS based on an average of
  publicly available analyst forecasts from IBES(3)..................      42.2x      27.8x       24.7

------------------------------

(1) Earnings before interest, taxes and amortization

(2) Earnings before interest and taxes

(3) A commonly used source for publicly available analysts' forecasts

    Using the trading multiples calculated in the public comparable companies analysis, Lazard estimated an implied equity value per share range of $30.00 to $40.00 for Pioneer.

    None of the comparable companies is identical to Pioneer or DuPont. Accordingly, the preceding analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of Pioneer, DuPont and the comparable companies.

    PUBLIC COMPARABLE PHARMACEUTICAL TRADING COMPANIES ANALYSIS

    Lazard performed a public comparable companies analysis to assist the Pioneer board in valuing each of Pioneer and DuPont based on various financial multiples of selected comparable public companies in the pharmaceutical industry. In connection with its analysis, Lazard reviewed and compared certain financial information relating to Pioneer and DuPont to corresponding financial information, ratios and public market multiples for seven other pharmaceutical companies that Lazard deemed to be comparable to Pioneer and DuPont. The companies included in the analysis were:

    - Eli Lilly & Company

    - Glaxo Wellcome PLC

    - Schering Plough Corporation

    - Bristol-Myers Squibb Company

    - Merck & Co., Inc.

    - Warner-Lambert Company

    - Pfizer Inc.

    Using publicly available information, Lazard calculated the following estimated median multiples with respect to the comparable pharmaceutical companies:

MULTIPLE                                                                 1998       1999       2000
---------------------------------------------------------------------  ---------  ---------  ---------
Median enterprise value as a multiple of sales.......................       9.1x       8.2x       7.2x
Median enterprise value as a multiple of EBITDA......................      25.7x      21.3x      19.0x
Median enterprise value as a multiple of EBITA.......................      28.8x      23.4x      20.7x
Median enterprise value as a multiple of EBIT........................      29.7x      24.0x      21.3x
Median share prices as a multiple of EPS.............................      45.5x      34.5x      29.5x
Median share price as a multiple of EPS based on an average of
  publicly available analyst forecasts from IBES.....................      47.2x      35.7x      32.3x

    None of the comparable companies is identical to Pioneer or DuPont. Accordingly, the preceding analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of Pioneer, DuPont and the comparable companies.

    SELECTED PRECEDENT TRANSACTIONS ANALYSIS

    Lazard performed a selected precedent transactions analysis to assist the Pioneer board in valuing Pioneer based on transaction values expressed as multiples of various financial measures in selected transactions. Using publicly available information, Lazard reviewed and analyzed certain financial and operating information relating to selected transactions in the seed industry since 1996 (for purposes of this section, the "Selected Precedent
Transactions"). The Selected Precedent Transactions and the dates the transactions were announced are as follows:

    - AgrEvo's abandoned acquisition of Cargill Hybrid Seeds (North America) (September 1998)

    - Monsanto Company's acquisition of Plant Breeding International Cambridge (July 1998)

    - Monsanto Company's acquisition of Cargill Inc. National Seed Business (International) (June 1998)

    - Monsanto Company's acquisition of 60 percent of DeKalb (May 1998)

    - Monsanto Company's pending acquisition of Delta & Pine Land Company (May
      1998)

    - DuPont's acquisition of approximately 20 percent of Pioneer (August 1997)

    - Monsanto Company's acquisition of Holdens Foundation Seeds Inc. (January
      1997)

    - DowElanco's acquisition of 13 percent of Mycogen Corporation (January
      1996)

    Lazard compared, among other things, the transaction value of the Selected Precedent Transactions as a multiple of last twelve months' ("LTM") sales, LTM EBITDA and LTM EBIT and latest fiscal year plus one year forward ("LFY+1") sales, LFY+1 EBITDA and LFY+1 EBIT. The ranges of the transaction values as multiples of LTM sales, LTM EBITDA and LTM EBIT for such acquisitions, where data was publicly available, were as follows:

    (a) transaction values as multiples of LTM sales ranged from 3.7x to 22.7x (with a median of 6.0x);

    (b) transaction values as multiples of LTM EBITDA ranged from 17.5x to 52.9x (with a median of 43.9x); and

    (c) transaction values as multiples of LTM EBIT ranged from 21.3x to 186.0x (with a median of 59.7x).

The ranges of the transaction values as multiples of LFY+1 sales, LFY+1 EBITDA and LFY+1 EBIT for such acquisitions, where data was publicly available, were as follows:

    (a) transaction values as multiples of LFY+1 sales ranged from 3.4x to 7.0x (with a median of 4.6x);

    (b) transaction values as multiples of LFY+1 EBITDA ranged from 14.9x to 70.4x (with a median of 26.8x); and

    (c) transaction values as multiples of LFY+1 EBIT ranged from 17.7x to 51.7x (with a median of 29.4x).

    Lazard also noted the premium paid over the closing stock prices one month prior to the announcement of the acquisitions of DeKalb, Delta & Pine Land Company, 20.0 percent of Pioneer and Mycogen Corp., which ranged from -1.8 percent to 43.0 percent (with a median of 30.0 percent). Using the trading multiples calculated in the selected precedent transactions analysis, Lazard estimated an implied equity value per share range of $30.00 to $50.00 for Pioneer.

    None of the precedent transactions is identical to the merger. Accordingly, the preceding analysis necessarily involves complex considerations and judgments concerning differences between the precedent transactions and the merger.

    PRECEDENT TRANSACTION PREMIUMS ANALYSIS

    Lazard performed a precedent transaction premiums analysis to assist the Pioneer board in valuing Pioneer based upon the premiums paid in selected comparable transactions. In conducting its analysis, Lazard calculated a range of premiums paid for the following selected transactions in the seed industry:

    - Monsanto Company's pending acquisition of Delta & Pine Land Company (May
      1998)

    - Archer Daniels Midland Company's acquisition of 45 percent of United Grain Growers Ltd. (May 1999)

    - Monsanto Company's acquisition of 40 percent of DeKalb (February 1996)

    - DuPont's acquisition of approximately 20 percent of Pioneer (August 1997)

    - Monsanto Company's acquisition of 5 percent of Calgene (March 1996)

    - Monsanto Company's acquisition of 45 percent of Calgene (January 1997)

    - Monsanto Company's acquisition of 60 percent of DeKalb (May 1998)

    - Pioneer's acquisition of 13 percent of Mycogen Corporation (September
      1995)

    Lazard calculated a range of premiums paid over the closing stock prices one month prior to the announcement of the transaction of -1.8 percent to 79.0 percent. Based upon that range of premiums paid and using the March 1, 1999 closing Pioneer stock price of $22.50, Lazard estimated an implied equity value per share range of $22.10 to $40.28 for Pioneer.

    PREMIUMS PAID FOR DEALS OVER $500 MILLION ANALYSIS

    Lazard analyzed the premiums paid in selected transactions over $500 million to assist the Pioneer board in valuing Pioneer based upon the premiums paid in the selected transactions. In performing its analysis, Lazard calculated a median premium paid for all acquisition transactions valued over $500 million announced in each month from January 1998 through February 1999. Based upon a range of monthly median premiums paid of 16.8 percent to 56.1 percent and using the March 1, 1999 closing Pioneer stock price of $22.50, Lazard calculated an implied equity value per share range of $26.33 to $35.10 for Pioneer.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Lazard, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Lazard opinion. The Lazard opinion necessarily involved making complex considerations and judgments concerning differences in the potential financial and operating characteristics of the precedent transactions. In arriving at its opinion, Lazard considered the results of its analyses and did not attribute particular weight to any one analysis or factor considered by it. Lazard did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or contradicted an opinion as to fairness from a financial point of view. The analyses performed by Lazard, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Lazard's analysis of the fairness of the merger consideration, from a financial point of view, to the shareholders of Pioneer. The foregoing summary does not purport to be a complete description of the analyses prepared by Lazard.

    Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard was selected to act as financial advisor to the Pioneer board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with Pioneer.

    In addition to the financial advisory services referred to above, Lazard has from time to time provided investment banking and related services to Pioneer for which Lazard has received customary fees. In the ordinary course of its business, Lazard or its affiliates may actively trade the securities of Pioneer or DuPont for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

    Pioneer and Lazard have entered into a letter agreement dated March 1, 1999 relating to the services to be provided by Lazard in connection with the merger and the transactions related to it, under which Pioneer has agreed to pay Lazard the following fees in the context of the merger or the transactions related to it:

    (a) a fee of $5,000,000 payable upon the announcement of the merger, the payment of which shall be credited against any fee payable under clause
       (b); and

    (b) a fee equal to 0.225 percent of the aggregate consideration payable in any transaction with DuPont or a third party based on

       (1) 100 percent of the Pioneer stock in the case of an acquisition by a third party; or

       (2) 90 percent in the case of an acquisition by DuPont, payable upon the earlier of the acquisition of beneficial ownership of a majority of Pioneer's voting securities and completion of the merger.

    In the event that a transaction other than a merger is completed, Lazard and Pioneer will mutually agree in good faith upon a fee to be paid to Lazard which will appropriately compensate Lazard for the transaction. Pioneer's board of directors was aware of this fee structure and took it into account in considering the Lazard opinion and in approving the merger and the transactions related thereto and contemplated thereby.

    Pioneer agreed to reimburse Lazard for certain out-of-pocket expenses incurred in connection with the engagement. In addition, Pioneer agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement. It is the opinion of the staff of the SEC that indemnification with respect to liabilities under the federal securities laws may be against public policy as expressed in the Securities Act of 1933 and may be unenforceable.

OPINIONS OF FINANCIAL ADVISORS FOR DUPONT

    CREDIT SUISSE FIRST BOSTON

    Credit Suisse First Boston has acted as financial advisor to DuPont in connection with the merger. DuPont selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and familiarity with DuPont and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and, as a customary part of its business, evaluates businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with Credit Suisse First Boston's engagement, DuPont requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to DuPont of the consideration to be paid by DuPont in the merger. On March 14, 1999, Credit Suisse First Boston rendered to the DuPont board an oral opinion, subsequently confirmed by delivery of a written opinion dated March 15, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and limited by the matters stated in the opinion, the consideration to be paid by DuPont in the merger was fair, from a financial point of view, to DuPont.

    THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION DATED MARCH 15, 1999 TO THE DUPONT BOARD, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. CREDIT SUISSE FIRST BOSTON HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. IN GIVING ITS CONSENT, CREDIT SUISSE FIRST BOSTON DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND DOES NOT ADMIT THAT IT IS AN "EXPERT" FOR PURPOSES OF, THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE DUPONT BOARD AND RELATES ONLY TO THE FAIRNESS TO DUPONT, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY DUPONT IN THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF THE MATERIAL ASPECTS OF THE CREDIT SUISSE FIRST BOSTON OPINION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In arriving at its opinion, Credit Suisse First Boston:

    - reviewed the merger agreement and publicly available business and financial information relating to DuPont and Pioneer;

    - reviewed other information relating to DuPont and Pioneer, including financial forecasts that DuPont and Pioneer provided to or discussed with Credit Suisse First Boston;

    - met with the managements of DuPont and Pioneer to discuss the businesses and prospects of DuPont and Pioneer;

    - considered financial and stock market data of DuPont and Pioneer and compared those data with similar data for other publicly held companies in businesses similar to DuPont and Pioneer and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently proposed or effected; and

    - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by Credit Suisse First Boston and relied on the information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of DuPont and Pioneer as to the future financial performance of DuPont and Pioneer and the cost savings, strategic benefits and other potential synergies, including the amount, timing and achievability of these cost savings and other synergies, anticipated to result from the merger. Credit Suisse First Boston also assumed, with DuPont's consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

    Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of DuPont or Pioneer, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the DuPont common stock when issued in the merger or the prices at which the DuPont common stock will trade after the merger. Although Credit Suisse First Boston evaluated the consideration to be paid by DuPont in the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger. DuPont and Pioneer determined the consideration payable in the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

    In preparing its opinion to the DuPont board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of its analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Credit Suisse First Boston did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or contradicted an opinion as to fairness from a financial point of view. Credit Suisse First Boston believed that the totality of the factors considered and analyses performed by Credit Suisse First Boston in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to DuPont from a financial point of view. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters. Many of these factors are beyond the control of DuPont and Pioneer. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to DuPont or Pioneer or the proposed merger, nor is an evaluation of the results of those analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis do not necessarily reflect actual values or predict future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently limited by substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were only one of the factors considered by the DuPont board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the DuPont board of directors or management with respect to the merger or the consideration payable in the merger.

    The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to the DuPont board in connection with the merger and presented to the DuPont board at its March 14, 1999 meeting. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

    DISCOUNTED CASH FLOW ANALYSIS. The purpose of this analysis was to derive an implied enterprise reference range for Pioneer based on the present value of Pioneer's projected free cash flows. Credit Suisse First Boston estimated the present value of the unlevered after-tax free cash flows that Pioneer's base business could produce on a stand-alone basis, excluding its 50 percent interest in the Optimum joint venture with DuPont, under two scenarios. The first scenario, a Pioneer management case, was based on financial projections through 2004 provided by Pioneer management. The second scenario, a DuPont management case, was based on financial projections through 2009 developed by DuPont management. Ranges of terminal values were estimated using multiples of terminal year earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for Pioneer's base business of 11.0x to 12.0x. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 10.5 percent to 11.5 percent. This analysis indicated the following approximate implied enterprise reference ranges for Pioneer's base business:

                                                      IMPLIED ENTERPRISE REFERENCE RANGE
                                                ----------------------------------------------
           Pioneer management case                      $10.1 billion to $11.3 billion
            DuPont management case                       $7.8 billion to $8.5 billion

    Credit Suisse First Boston then estimated the present value of the future streams of unlevered after-tax free cash flows that Pioneer's 50 percent interest in the Optimum joint venture could produce through 2008 based on financial projections provided by DuPont management. Ranges of terminal values were estimated by applying perpetual growth rates of 5 percent to 6 percent to the unlevered after-tax free cash flow in 2009. The free cash flow streams and terminal values were then discounted to present value using discount rates ranging from 13 percent to 14 percent. This analysis indicated the following approximate implied enterprise reference range for the Optimum joint venture and Pioneer's 50 percent interest in the joint venture:

                                                      IMPLIED ENTERPRISE REFERENCE RANGE
                                                ----------------------------------------------
Optimum                                                  $0.5 billion to $0.7 billion
Pioneer's 50% interest in Optimum                        $0.3 billion to $0.4 billion

    Based on the results described above, Credit Suisse First Boston derived the following combined enterprise reference ranges for Pioneer's base business and its 50 percent interest in the Optimum joint venture based on the Pioneer management case and the DuPont management case:

                                                      IMPLIED ENTERPRISE REFERENCE RANGE
                                                ----------------------------------------------
           Pioneer management case                      $10.3 billion to $11.7 billion
            DuPont management case                       $7.9 billion to $9.1 billion

    SELECTED MERGER AND ACQUISITIONS ANALYSIS. The purpose of this analysis was to derive an implied enterprise reference range for Pioneer based on the purchase prices and implied transaction multiples paid or proposed to be paid in selected transactions in the agriculture seed industry. In this analysis, Credit Suisse First Boston reviewed publicly available information in the following selected transactions in the agricultural seed industry:

                 ACQUIROR                                      TARGET
-------------------------------------------  -------------------------------------------

    - AgrEvo                                 Cargill Hybrid Seeds North America

    - Monsanto Company                       Cargill International Seed Operations

    - Monsanto Company                       DeKalb Genetics Corporation

    - Monsanto Company                       Delta Pine and Land Company

    - DuPont                                 Pioneer Hi-Bred International, Inc.
                                             (DuPont's approximately 20 percent
                                             investment in Pioneer)

All multiples were based on historical financial information available at the time of the announcement of the relevant transaction. Applying a range of selected multiples for the selected transactions of latest 12 months sales, EBITDA and earnings before interest and taxes to corresponding financial data for Pioneer resulted in an implied enterprise reference range for Pioneer of approximately $8.0 billion to $13.8 billion.

    PIONEER STAND-ALONE REFERENCE RANGE. The purpose of this analysis was to derive implied enterprise and equity reference ranges for Pioneer on a stand-alone basis based on the methodologies applied in the discounted cash flow analysis and the selected merger and acquisitions analysis described above. On the basis of those methodologies, Credit Suisse First Boston derived an enterprise reference range for Pioneer on a stand-alone basis, including Pioneer's 50 percent interest in the Optimum joint venture, of approximately $8.0 billion to $9.1 billion. Based on estimates provided by DuPont management of the potential quantification of certain outstanding litigation and the estimated net debt of Pioneer at May 31, 1999, Credit Suisse First Boston derived an implied equity reference range for Pioneer on a stand-alone basis of approximately $7.7 billion to $8.9 billion, or approximately $31.97 to $36.82 per share.

    SYNERGIES ANALYSIS. The purpose of this analysis was to estimate the present value of the unlevered after-tax free cash flows that DuPont could derive through calendar year 2009 from the potential synergies anticipated by the management of DuPont to result from the merger. Ranges of terminal values were estimated by applying a perpetual growth rate of 0 percent to the unlevered after-tax free cash flow in 2009. The unlevered after-tax cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 10.5 percent to 11.5 percent. This analysis indicated an implied value for the synergies of approximately $1.2 billion to $1.3 billion. Credit Suisse First Boston then subtracted transaction related costs, such as integration costs and estimated payments to Pioneer employees based on Pioneer's severance plan, to derive an estimated value of the synergies, net of transaction related costs, of approximately $5.89 to $6.14, for each outstanding share of Pioneer common stock not owned by DuPont.

    AGGREGATE REFERENCE RANGE BASED ON PIONEER STAND-ALONE REFERENCE RANGE AND SYNERGIES ANALYSIS. The purpose of this analysis was to compare the consideration to be paid by DuPont in the merger with the aggregate equity reference range for Pioneer based on the Pioneer stand-alone reference range and the synergies analysis described above. This analysis indicated the following approximate aggregate per share equity reference range for Pioneer:

     PIONEER STAND-ALONE                                           PIONEER AGGREGATE EQUITY
       REFERENCE RANGE               POTENTIAL SYNERGIES               REFERENCE RANGE
------------------------------  ------------------------------  ------------------------------
$31.97 to $36.82 per share      $5.89 to $6.14 per share        $37.86 to $42.96 per share

    PRO FORMA MERGER ANALYSIS. The purpose of this analysis was to evaluate the potential pro forma impact of the merger on DuPont's estimated earnings per share in calendar years 2000 and 2001 after taking into account potential synergies anticipated by the management of DuPont to result from the merger. This analysis indicated that the merger would be dilutive to DuPont's earnings per share in 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston considered other information and data, including the trading characteristics of Pioneer common stock and DuPont common stock and equity research coverage of Pioneer and DuPont.

    MISCELLANEOUS.  DuPont has agreed to:

    - pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee of up to $15,000,000;

    - reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses for legal counsel and any other advisor retained by Credit Suisse First Boston; and

    - indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

DuPont has been informed by the SEC that, in the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may be unenforceable as against public policy.

    Credit Suisse First Boston and its affiliates have in the past provided financial services to DuPont unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both DuPont and Pioneer for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

    SALOMON SMITH BARNEY

    At the meeting of the board of directors of DuPont held on March 7, 1999, Salomon delivered its oral opinion, to the effect that, as of such date, the merger consideration was fair to DuPont from a financial point of view. At a subsequent meeting of the Board of Directors on March 14, 1999, Salomon affirmed its opinion that the merger consideration, as of such date, was fair to DuPont from a financial point of view. Salomon confirmed its oral opinion in a written opinion dated March 14, 1999.

    SHAREHOLDERS ARE URGED TO READ THE SALOMON OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY SALOMON IN RENDERING ITS OPINION. THIS SUMMARY OF THE SALOMON OPINION ADDRESSES MATERIAL ASPECTS OF THEIR OPINION, INCLUDING THE MATERIAL FINANCIAL ANALYSES UNDERTAKEN BY SALOMON, AND THIS SUMMARY AND REFERENCES TO THE SALOMON OPINION IN THIS PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON OPINION, WHICH IS INCLUDED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. THE SALOMON OPINION DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW HOLDERS OF PIONEER COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. SALOMON SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. IN GIVING ITS CONSENT, SALOMON DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND DOES NOT ADMIT THAT IT IS AN "EXPERT" FOR PURPOSES OF, THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    In connection with rendering its opinion, Salomon reviewed certain publicly available information concerning Pioneer and certain other financial information concerning Pioneer, including financial forecasts, that were provided to Salomon by DuPont and Pioneer. Salomon discussed the past and current business operations, financial condition and prospects of Pioneer with certain officers and employees of DuPont and Pioneer. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

    In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of the information reviewed by it for purposes of its opinion, and Salomon did not assume any responsibility for independent verification of such information. With respect to the financial forecasts prepared by DuPont and Pioneer, Salomon was advised by the managements of both DuPont and Pioneer that such forecasts were reasonably prepared on bases reflecting its best currently available estimates and judgments, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Pioneer.

    The Salomon opinion is necessarily based upon conditions as they existed and could be evaluated on the date of such opinion. The Salomon opinion does not address DuPont's underlying business decision to effect the merger, and it does not express any view on the effect on DuPont of the merger and related transactions. The Salomon opinion is directed only to the fairness, from a financial point of view, to DuPont of the merger consideration. The table set forth below summarizes the ranges of values for Pioneer common stock implied by the various analyses Salomon performed while preparing to deliver its fairness opinion to Dupont. The table is intended for summary purposes only, and must be read in conjunction with the disclosure accompanying the description of each individual type of analysis below in order to understand the procedures undertaken by Salomon in rendering its opinion to Dupont.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             DCE

                                           P Case      34.90      45.90
                               P Case w/Synergies      42.20      55.00
                                           D Case      24.50      32.50
ANALYSIS                       D Case w/Synergies      31.80      41.50
                                          DS Case      28.50      37.50
                              DS Case w/Synergies      35.80      46.60
                      COMPARABLE PUBLIC COMPANIES      23.00      29.00
                              ACQUISITION PREMIUM      32.25      40.50
                          COMPARABLE TRANSACTIONS      36.50      51.75

    The following is a summary of the report presented on March 7, 1999 and confirmed on March 14, 1999, by Salomon to the board of directors of DuPont in connection with the rendering of its oral opinion:

    IMPLIED TRANSACTION PREMIUMS. Salomon performed an implied transaction premium analysis to assist the DuPont board in valuing Pioneer based on certain historical benchmarks for the Pioneer stock price. Salomon reviewed certain implied transaction premiums using a range of prices per share of Pioneer common stock for the 12-month period ended March 5, 1999. Salomon noted that the merger consideration represented a premium of:

    (A) 75.3 percent to the closing stock price on March 5, 1999, of $22.81;

    (B) 93.9 percent to the 52-week trading low of $20.63, which occurred on March 4, 1999; and

    (C) (-6.3 percent) to the 52-week trading high of $42.69, which occurred on May 11, 1998.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon performed a discounted cash flow ("DCF") analysis to assist the DuPont board in valuing Pioneer based on the present value of the predicted future cash flows of Pioneer. Using the DCF methodology, Salomon calculated the present value of the projected future cash flows for Pioneer (without giving effect to the merger or any synergy estimates expected to be realized as a result of the merger). The DCF analysis of Pioneer was based on two separate sets of projections provided by both Pioneer management (the "P Case") and DuPont management (the "D Case"). In addition, Salomon analyzed a sensitivity to the projections prepared by DuPont which reflected certain information contained in the Pioneer projections (the "DS Case"). Finally, with respect to each set of projections, Salomon performed a DCF analysis taking into account certain potential synergies and cost savings ("Synergies") which might be achieved in the merger.

    Under each case, Salomon aggregated (x) the present value of the free cash flows over the applicable forecast period with (y) the present value of the range of terminal values described below. As part of the DCF analysis, Salomon used discount rates ranging from 11.0 percent to 13.0 percent. The range of terminal values was generally calculated by applying multiples (ranging from 11.0x to 13.0x Pioneer's EBITDA) for the last year of the forecast period. The DCF analyses based on the following cases resulted in the following ranges of values per share of Pioneer common stock:

    (A) P Case--$34.90 to $45.90

    (B) P Case with Synergies--$42.20 to $55.10

    (C) D Case--$24.50 to $32.50

    (D) D Case with Synergies--$31.80 to $41.50

    (E) DS Case--$28.50 to $37.50

    (F) DS Case with Synergies--$35.80 to $46.60

    COMPARABLE PUBLIC COMPANIES ANALYSIS--PIONEER. Salomon performed a public comparable companies analysis to assist the DuPont board in valuing Pioneer based on various financial multiples of selected comparable public companies. In that analysis, Salomon reviewed certain publicly available financial and operating information of four public companies consisting of:

        (1) American Home Products

        (2) Novartis AG

        (3) Zeneca Group

        (4) Monsanto

    In that review, estimated 1999 and 2000 price/earnings multiples, 1999 and 2000 price/cash earnings multiples (defined as price/(earnings plus last twelve months depreciation and amortization per diluted share)) and firm value/last twelve months revenues, EBIT and EBITDA multiples were developed from Salomon's research and First Call calendarized mean estimates as of March 1999. The comparable companies listed above were chosen because they operate in the life sciences industry, as does Pioneer. Salomon believed that the most applicable comparable company for its review was Monsanto. For this analysis Salomon used trading information as of March 4, 1999.

    The review indicated that:

    (A) the closing price per share as a multiple of estimated 1999 earnings ranged from 23.7x to 57.7x, with a mean of 35.0x and a median of 29.3x, for the comparable companies;

    (B) the closing price per share as a multiple of estimated 2000 earnings ranged from 21.1x to 40.5x, with a mean of 27.8x and a median of 24.7x, for the comparable companies;

    (C) the closing price per share as a multiple of estimated 1999 cash earnings ranged from 19.3x to 25.3x, with a mean of 22.0x and a median of 21.8x, for the comparable companies;

    (D) the closing price per share as a multiple of estimated 2000 cash earnings ranged from 17.6x to 22.6x, with a mean of 19.3x and a median of 18.5x, for the comparable companies;

    (E) firm value as a multiple of last twelve months revenues ranged from 4.1x to 6.3x, with a mean of 4.9x and a median of 4.6x;

    (F) firm value as a multiple of last twelve months EBIT ranged from 21.8x to 35.0x, with a mean of 26.2x and a median of 24.0x, for the comparable companies; and

    (G) firm value as a multiple of last twelve months EBITDA ranged from 17.9x to 21.5x, with a mean of 19.3x and a median of 18.9x, for the comparable companies.

    This comparable public companies analysis resulted in values ranging from $23.00 to $29.00 per share of Pioneer common stock.

    ACQUISITION PREMIUM ANALYSIS. Salomon performed an acquisition premium analysis to assist the DuPont board in valuing Pioneer based on the premiums over trading price paid for acquisitions occurring in the life sciences industry during the fourteen month period before its analysis was performed. Using publicly available information, Salomon reviewed the acquisition premiums paid on acquisitions in the price range from $5 billion to $15 billion during the period from January 1, 1998 to March 4, 1999. Salomon reviewed the premiums paid over the stock price for each acquired company both one day prior to the announcement date and four weeks prior to the announcement date, dividing the acquisitions into cash transactions and stock transactions:

    - the average premium to the stock price one day prior to the announcement date for the reviewed cash transactions was 37.4 percent;

    - the average premium to the stock price four weeks prior to the announcement date for cash transactions was 24.3 percent; The average premium to the stock price one day prior to the announcement date for the reviewed stock transactions was 47 percent;

    - the average premium to the stock price four weeks prior to the announcement date for stock transactions was 54.2 percent;

    - the average premium to the stock price one day prior to the announcement date for all reviewed transactions was 40 percent; and

    - the average premium to the stock price four weeks prior to the announcement date for all transactions was 44.1 percent.

    Applying an acquisition premium of 40 percent to the range of $23.00-$29.00 produced by the comparable public companies analysis valuation of Pioneer described above, the acquisition premium analysis resulted in values ranging from $32.25 to $40.50 per share of Pioneer common stock.

    COMPARABLE TRANSACTIONS ANALYSIS. Salomon performed a comparable transactions analysis to assist the DuPont board in valuing Pioneer based on various transaction values expressed as multiples of certain financial measures in selected transactions. Using publicly available information, Salomon reviewed six transactions in the life sciences industry. These transactions were:

    (1) Monsanto/Delta & Pine Land

    (2) Monsanto/DEKALB Genetics

    (3) Monsanto/Cargill International Seed Businesses

    (4) Dow AgroSciences/Mycogen

    (5) DuPont/Pioneer (original investment)

    (6) AgrEvo/Cargill Hybrid Seed North America

    The review showed that for these transactions:

    - the acquisition value as a multiple of last twelve months sales ranged from 3.3x to 10.1x;

    - the acquisition value as a multiple of last twelve months EBIT for the respective acquisitions ranged from 23.6x to 76.7x, although statistics for two of the transactions were unavailable and statistics for one transaction were not meaningful; and

    - the acquisition value as a multiple of last twelve months EBITDA for the respective acquisitions ranged from 19.0x to 58.9x, although statistics for two of the transactions were unavailable and statistics for one transaction were not meaningful.

    This comparable transactions analysis resulted in values ranging from $36.50 to $51.75 per share of Pioneer common stock.

    The foregoing is a summary of the material financial analyses furnished by Salomon to the DuPont Board of Directors but it does not purport to be a complete description of the analyses performed by Salomon or of its presentations to the DuPont Board of Directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Salomon did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or contradicted an opinion as to fairness from a financial point of view. Accordingly, Salomon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon, without considering all of such analyses and factors considered by Salomon, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon and its opinion.

    With regard to the comparable public company analyses summarized above, Salomon selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison in such analysis, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to Pioneer or the merger with DuPont. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Pioneer and the merger are being compared. In its analyses, Salomon made numerous assumptions with respect to Pioneer, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pioneer.

    Any estimates contained in Salomon's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently limited by uncertainty, none of Pioneer, DuPont, DuPont's Board of Directors, Salomon or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon's analyses were prepared solely as part of Salomon's analysis of the fairness of the merger consideration and were provided to DuPont's Board of Directors in that connection.

    Salomon is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructuring, leveraged buyouts, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DuPont selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon's international reputation and Salomon's familiarity with DuPont. Salomon and its predecessors and affiliates have previously rendered investment banking and financial advisory services to DuPont, for which they received customary compensation. In addition, in the ordinary course of its business, Salomon and its affiliates (including Citigroup Inc.) may actively trade the debt and equity securities of both DuPont and Pioneer for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Under Salomon's engagement letter, DuPont has agreed:

    (a) to pay Salomon a fee of $13,000,000 upon consummation of the merger;

    (b) to reimburse Salomon for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel); and

    (c) to indemnify Salomon against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

    DuPont has been informed by the SEC that, in the opinion of the SEC, indemnification for liabilities arising under the federal securities laws may be unenforceable as against public policy. Although in its fairness opinion Salomon has expressly limited the ability of Pioneer shareholders to rely on the conclusions reached in its fairness opinion addressed to the DuPont board of directors in making the shareholders' investment decisions with respect to the merger, the actual availability of any Salomon defense to shareholder reliance on the opinion will be resolved by a court of competent jurisdiction. Furthermore, resolution of the question of the availability to Salomon of a defense to shareholder reliance on the opinion will have no effect on the rights and responsibilities of (1) the DuPont board of directors under state law and federal securities laws or (2) Salomon under federal securities laws. Salomon is not aware of any instance in which shareholders of one party to a transaction have attempted to challenge a limitation on the reliance on the opinion of the financial advisor to the other party to the transaction. Salomon therefore believes that this issue would be a matter of first impression if brought before a state court.

    The fairness opinion and analyses of Salomon Smith Barney were only one of the factors considered by the DuPont Board of Directors in determining to approve the merger agreement and the merger. The merger consideration was determined by arm's-length negotiations between DuPont, which consulted with Salomon in the process, and Pioneer, and was not established by Salomon.

    The purpose of the Salomon Smith Barney opinion was to consider the fairness to DuPont, from a financial point of view, of the consideration to be paid by DuPont in the merger.

    The analysis performed by Salomon Smith Barney supported a finding of fairness to DuPont.

INTERESTS OF MEMBERS OF PIONEER'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
  MERGER

    When you consider the recommendation of the board of directors of Pioneer, you should be aware that executive officers and directors of Pioneer may have interests in the merger that are different from your interests. These interests create conflicts of interest.

    In addition, you should be aware that two of our directors who are officers of DuPont also have a conflict of interest with respect to this transaction; however these directors did not participate in any of the board of directors' deliberations regarding the proposed transaction with DuPont. These two directors are Charles O. Holliday, Jr., the President and Chief Executive Officer of DuPont, and William F. Kirk, a Senior Vice President of DuPont. The Pioneer board of directors was aware of these interests when it approved the merger and the merger agreement. To our knowledge, the executive officers and directors do not have any material interest in the merger, apart from their interests as holders of shares of Pioneer common stock, other than those described below.

    CHANGE IN CONTROL. The completion of the merger will constitute a "change in control" under applicable Pioneer employee benefit plans.

    PIONEER STOCK OPTIONS AND RESTRICTED STOCK. Pioneer has issued stock options and restricted stock to certain executive officers, key employees and non-employee directors under its Restricted Stock Plan, Stock Option Plan and Directors' Restricted Stock Plan. Under the terms of these plans:

    (a) Pioneer stock options that are outstanding as of the completion of the merger will become fully vested and exercisable;

    (b) the restrictions on outstanding restricted stock will lapse as of that date; and

    (c) holders of restricted stock will have the same right to receive the merger consideration as do holders of Pioneer common stock generally.

    Under the merger agreement, each outstanding Pioneer stock option will, at the election of the optionee, be converted into either an option to purchase a fraction of a share of DuPont common stock worth $40 at an equitably adjusted exercise price or, subject to a limit on the total cash paid, a right to receive cash equal to the spread between $40 and the exercise price of the option.

    In addition, if the employment of a participant in the Restricted Stock Plan is terminated during any of the three years following the merger under circumstances that would entitle him or her to severance benefits under Pioneer's Change in Control Severance Compensation Plan for Management Employees, the participant will be entitled to receive a lump sum cash payment equal to the value of the award that he or she would have received for that year, but prorated for the period prior to termination.

    The number of stock options which will become vested under the terms of the existing plans as a result of the merger with respect to Pioneer's chief executive officer, its other four most highly compensated executive officers and its other 17 executive officers as a group, are as follows: Charles S. Johnson, 304,000; Jerry L. Chicoine, 203,500; Dr. Richard L. McConnell, 109,000; John D. James, 103,000; Robert K. Wichmann, 40,000; and other 17 executive officers as a group, 476,130.

    The number of shares of restricted stock on which restrictions under the terms of the existing plans will lapse as a result of the merger held by Pioneer's chief executive officer, its other four most highly compensated executive officers, its other 17 executive officers as a group and its non-employee directors as a group, are as follows: Charles S. Johnson, 151,849; Jerry L. Chicoine, 78,451; Dr. Richard L. McConnell, 53,840; John D. James, 54,549; Robert K. Wichmann, 41,993; other 17 executive officers as a group, 393,111; and non-employee directors as a group, 4,472.

    PIONEER CASH BONUSES. Pioneer executive officers as well as key employees are eligible to receive cash bonuses under Pioneer's Annual Reward Program formally known as its Management Reward Program--Performance Based. Upon the merger and under the terms of the merger agreement, participants in this plan will be paid a bonus for Pioneer's 1999 fiscal year based on Pioneer's actual performance or on the assumption that Pioneer had met its financial targets for its 1999 fiscal year, whichever results in the greater bonus. In addition, executive officers and other key executives will receive the cash equivalent of a restricted stock award for Pioneer's 1999 fiscal year under the Pioneer Restricted Stock Plan based on Pioneer's actual performance or on the assumption that Pioneer had met its financial targets for its 1999 fiscal year, whichever results in the greater bonus. See "THE MERGER AGREEMENT--Benefit Plans--Treatment of Pioneer bonus plans."

    If Pioneer meets, or is assumed to have met its financial targets for its 1999 fiscal year, the aggregate cash payment to be made to the five most highly compensated executive officers of Pioneer for the year ended August 31, 1999 would be $2.9 million, and the aggregate cash payment to be made to all other executive officers as a group would be $3.3 million. If the closing of the merger occurs after August 31, 1999, executive officers will receive cash payments for the 2000 fiscal year using the foregoing formulas, but prorated for the portion of the fiscal year prior to the closing.

    In addition, if the employment of a participant in the Annual Reward Program is terminated during any of the three years following the merger under circumstances that would entitle him or her to severance benefits under Pioneer's Change in Control Severance Compensation Plan for Management Employees, the participant will be entitled to receive a lump sum cash payment equal to the value of the award that he or she would have received for that year, but prorated for the period prior to termination.

    PIONEER CHANGE IN CONTROL SEVERANCE COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES. Pioneer maintains a severance plan in which all of its executive officers and other key managers participate, including its five most highly compensated executive officers.

    If a covered individual's employment is terminated within three years following the merger under circumstances which entitle him or her to severance payments and benefits under the plan, he or she will be entitled to the following:

    - a lump sum cash payment equal to three times the sum of his or her annual base salary and incentive bonus payments which include the value of restricted stock grants; and

    - continued medical, dental and life insurance benefits for a period of 12 months.

    Terminations of employment entitling a covered executive officer to the foregoing severance benefits consist of any termination by the surviving corporation other than for cause, and termination by the covered individual for stated good reason, as defined in the plan, in each case within three years following the merger.

    If any payment made under any plan or arrangement to a covered executive officer is subject to any excise tax under Section 4999 of the Internal Revenue Code, an additional cash payment will be made to place that person in the same net after-tax position as would have been the case if no excise tax were imposed.

    Although not anticipated, it is presently estimated that, if the employment of the five most highly compensated executive officers of Pioneer was terminated immediately following the merger under circumstances entitling those persons to severance benefits under Pioneer's severance plan, those persons would be entitled to severance benefits of, in the aggregate, $19.7 million. It is also presently estimated that the severance benefits payable to all other Pioneer executive officers under Pioneer's severance plan upon a like termination of employment would be, in the aggregate, $24.5 million. These figures do not include applicable gross-up payments.

    DEFERRED COMPENSATION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS. Pioneer maintains deferred compensation and supplemental executive retirement plans in which executive officers participate. Upon certain terminations of employment within five years following the merger, covered executive officers would receive enhanced benefits in a lump sum within 10 days following termination. These enhanced benefits would include full vesting and a deemed increase in service. The terminations under which these benefits are payable include termination by the surviving corporation other than for cause, and termination by the covered executive officer for stated good reason.

    With respect to the applicable Pioneer supplemental executive retirement plan, it is presently estimated that:

    (a) if the employment of the five most highly compensated executive officers of Pioneer was terminated immediately following the merger under circumstances entitling those persons to the full vesting and deemed increase in service under this plan, those persons would be entitled to benefits under this plan of, in the aggregate, $26.6 million; and

    (b) the benefits payable to all other Pioneer executive officers under this plan upon a like termination of employment would be, in the aggregate, $25.8 million.

    With respect to the applicable Pioneer deferred compensation plan, it is presently estimated that:

    (a) if the employment of the five most highly compensated executive officers of Pioneer was terminated immediately following the merger under circumstances entitling those persons to the full vesting of benefits under this plan, those persons would become vested, in the aggregate, in $5.2 million of benefits under this plan in addition to benefits that are currently vested under this plan; and

    (b) upon a like termination of employment, all other Pioneer executive officers would become vested, in the aggregate, in $20.4 million of benefits under this plan in addition to benefits that are currently vested under this plan.

    SUMMARY OF TOTAL BENEFITS TO PIONEER EXECUTIVE OFFICERS AND
DIRECTORS. Based on the foregoing and including the assumptions we have made, the following table sets forth a summary of the total benefits to Pioneer executive officers and directors as a result of the merger:

                                       FIVE MOST HIGHLY    OTHER EXECUTIVE
                                         COMPENSATED        OFFICERS AS A
TYPE OF BENEFIT                       EXECUTIVE OFFICERS        GROUP           DIRECTORS           TOTAL
------------------------------------  ------------------  -----------------  ---------------  ------------------

accelerated vesting of stock options      759,500 shares    476,130 shares                --    1,235,630 shares

accelerated vesting of restricted         380,682 shares    393,111 shares      4,472 shares      778,265 shares
stock

cash bonus payments                         $2.9 million      $3.3 million                --        $6.2 million

severance payments*                        $19.7 million     $24.5 million                --       $44.2 million

vesting and deemed increase of             $26.6 million     $25.8 million                --       $52.4 million
service under supplemental executive
retirement plan*

vesting under deferred compensation         $5.2 million     $20.4 million                --       $25.6 million
plan*

------------------------

*   Assumes qualifying termination of employment.

    INDEMNIFICATION AGREEMENTS. Pioneer has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide for indemnification of the covered individual to the fullest extent permitted by law in any proceeding to which the covered individual is or may become a party by reason of his or her status as an officer or director of Pioneer. Upon a change in control of Pioneer, Pioneer must deliver a standby letter of credit to each covered individual, naming that covered individual as the sole beneficiary of the letter, as a means of securing Pioneer's obligations under the agreement. Under these indemnification agreements, a change in control of Pioneer will occur on shareholder approval of the merger. The merger agreement also provides for indemnification of directors and officers. See "THE MERGER AGREEMENT-- Indemnification and Insurance."

    MANAGEMENT RETENTION AGREEMENTS. Under the merger agreement, Pioneer and DuPont have agreed that Pioneer may enter into Management Retention Agreements with up to 21 executive officers. These agreements have been entered into. See "THE MERGER AGREEMENT--Benefit Plans--Employee retention agreements."

    On July 30, 1999, DuPont announced, among other things, a plan to name Charles S. Johnson to the position of DuPont Executive Vice President and member of the Office of Chief Executive reporting to DuPont Chairman and Chief Executive Officer Charles O. Holliday Jr. and that Jerry Chicoine, currently Pioneer's Executive Vice President and Chief Operating Officer, would succeed Johnson as President and Chief Executive Officer of Pioneer following the merger. Mr. Chicoine will report directly to Richard R. Goodmanson, Executive Vice President and one of DuPont's three Chief Operating Officers and the head of the business and research units of DuPont's agriculture and nutrition business segment.

CERTAIN EFFECTS OF THE MERGER; NEW YORK STOCK EXCHANGE DELISTING; OPERATIONS OF
  PIONEER AFTER THE MERGER

    As a result of the merger, Pioneer shareholders who receive cash for their shares of Pioneer common stock will not have an equity interest in DuPont and will therefore not share in any of the future earnings and potential growth of DuPont.

    Upon consummation of the merger, shares of Pioneer common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Except as otherwise described in this proxy statement, Pioneer currently expects that it will initially be operated after the merger in a manner similar to that of its current operations. See "SPECIAL FACTORS--Plans for Pioneer After the Merger."

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The discussion below is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to DuPont, and Fried, Frank, Harris, Shriver & Jacobson, special counsel to Pioneer, as to the material federal income tax consequences of the merger to DuPont, Pioneer and the holders of Pioneer common stock who are citizens or residents of the United States or who are domestic corporations. The discussion below:

    (1) is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions, all of which are subject to change possibly with retroactive effect;

    (2) does not purport to address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders to which special provisions of the U.S. federal income tax laws may apply based on their particular circumstances or status. See "--Qualifications" below;

    (3) assumes that the shares of Pioneer common stock are held as capital assets; and

    (4) assumes that the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement and as described in this proxy statement/ prospectus without the waiver or modification of any such terms or conditions.

In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state or local laws.

    Neither Pioneer nor DuPont has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the merger, and the opinions of counsel will not be binding on the IRS and there can be no assurance that the IRS or the courts will not take a contrary view.

    CLOSING TAX OPINIONS. As conditions to their respective obligations to consummate the merger, DuPont must receive an opinion, dated as of the date of the merger, of Skadden, Arps, Slate, Meagher & Flom LLP and Pioneer must receive an opinion, dated as of the date of the merger, of Fried, Frank, Harris, Shriver & Jacobson, which condition Pioneer does not intend to waive without re-soliciting proxies from shareholders of Pioneer, subject to the assumptions set forth below, to the effect that, based upon present federal income tax law, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    These opinions will be based on, among other things:

    (1) certain factual representations and statements of DuPont, Pioneer and Delta Acquisition Sub;

    (2) the assumption that such representations and statements will be complete and accurate as of the effective time of the merger;

    (3) the assumption that the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement and as described in this proxy statement/ prospectus; and

    (4) considerations relating to the value of the DuPont common stock received in the merger.

    The following discussion addresses the material federal income tax consequences of the merger to a Pioneer stockholder.

    ONLY SHARES OF DUPONT COMMON STOCK RECEIVED.

    Except as discussed below with respect to cash received in lieu of a fractional share of DuPont common stock, a Pioneer stockholder who receives solely shares of DuPont common stock in exchange for such holder's shares of Pioneer common stock will not recognize gain or loss. The tax basis of the shares of DuPont common stock received in the merger will be the same as the tax basis of the shares of Pioneer common stock exchanged therefor. The holding period of the shares of DuPont common stock received in the merger will include the holding period of the shares of Pioneer common stock exchanged therefor.

    ONLY CASH RECEIVED.

    A Pioneer stockholder who receives solely cash in the merger in exchange for such stockholder's shares of Pioneer common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received with respect to each share of Pioneer common stock and the tax basis of each such share of Pioneer common stock exchanged therefor. Such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to its Pioneer common stock exceeds one year as of the effective time of the merger. If, however, any such stockholder actually or constructively owns shares of DuPont common stock after the merger, as a result of constructive ownership of shares of Pioneer common stock that are exchanged for shares of DuPont common stock in the merger, or as a result of prior actual or constructive ownership of shares of DuPont common stock, or for any other reason, the consequences to such stockholder may be similar to those discussed below under "--Shares of DuPont Common Stock and Cash Received--Treatment of Gain Recognized," except that the amount of consideration treated as a dividend would not be limited to the amount of such stockholder's gain realized in the transaction. See also "--Shares of DuPont Common Stock and Cash Received--Effect of Overlapping or Constructive Ownership," for a general discussion of the effect of a stockholder's overlapping or constructive ownership on the dividend/capital gain issue.

    SHARES OF DUPONT COMMON STOCK AND CASH RECEIVED.

    GENERAL. Except as discussed below with respect to cash received in lieu of a fractional share of DuPont common stock, a Pioneer stockholder that receives both shares of DuPont common stock and cash in exchange for shares of Pioneer common stock will realize gain or loss equal to the difference between:

    (1) the sum of the cash and the fair market value of the DuPont common stock received; and

    (2) such stockholder's adjusted tax basis in its shares of Pioneer common stock exchanged therefor.

    Such gain will be recognized only to the extent of cash received, however, and no loss will be recognized on the exchange. For this purpose gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. The ability to allocate cash and DuPont common stock among different blocks of Pioneer common stock is unclear under current law and stockholders are urged to consult their tax advisors regarding the ability to make such an allocation. Any recognized capital gain will be long-term capital gain if the stockholder's holding period with respect to its Pioneer common stock exceeds one year as of the effective time of the merger.

    TREATMENT OF GAIN RECOGNIZED. Any such gain recognized will be taxed as gain from the sale or exchange of stock, except in the circumstances described in this paragraph. These circumstances primarily include cases where there is overlapping or constructive ownership or where the stock election is oversubscribed. A Pioneer stockholder will be required to treat any gain recognized as a dividend, to the extent of the stockholder's ratable share of earnings and profits, if, as a result of the deemed redemption described in step
(2) below, such stockholder's interest in DuPont was not reduced sufficiently enough to cause the cash received to be not "essentially equivalent to a dividend" under Section 302 of the Internal Revenue Code. Whether a stockholder's interest was reduced sufficiently enough to cause the cash received to be not "essentially equivalent to a dividend" requires a determination based on a stockholder's particular facts and circumstances. However, the IRS has indicated in published rulings that a distribution that results in any reduction in interest of a small, minority stockholder in a publicly held corporation will sufficiently reduce the stockholder's interest in the corporation if the stockholder exercises no control with respect to corporate affairs. In addition, if the deemed redemption described in step (2) below is "substantially disproportionate" with respect to the stockholder, the gain recognized will be taxed as capital gain. The deemed redemption generally will be substantially disproportionate if the percentage of DuPont common stock owned after the deemed redemption described in step (2) below is less than 80 percent of the percentage of DuPont common stock owned after step (1) below.

    For purposes of determining whether a stockholder's interest has been reduced, a Pioneer stockholder will be treated as if such stockholder had engaged in a hypothetical transaction in which the stockholder and all other Pioneer stockholders (1) received solely shares of DuPont common stock in exchange for all of their shares of Pioneer common stock, and (2) thereafter had a portion of such shares of DuPont common stock redeemed for the cash portion of the merger consideration. A Pioneer stockholder's hypothetical interest in DuPont after step (1) is compared to such stockholder's interest in DuPont subsequent to the deemed redemption in step (2). In each case, subject to limited exceptions, shares of DuPont common stock actually or constructively owned, under the constructive ownership rules described in "--Effect of Overlapping or Constructive Ownership" below, by such stockholder will be considered owned for purposes of applying these tests.

    EFFECT OF OVERLAPPING OR CONSTRUCTIVE OWNERSHIP. Under the applicable constructive ownership rules of Section 318 of the Internal Revenue Code, a stockholder will, in general, be treated as owning shares owned by some family members and other related entities, or that are subject to options owned or deemed owned by such person. The actual or constructive ownership of such shares of Pioneer common stock may have the effect of causing a Pioneer stockholder that would otherwise qualify for capital gain treatment to fail to so qualify and subject such stockholder to dividend treatment on the cash portion of the merger consideration to the extent of the stockholder's ratable share of earnings and profits, even if such stockholder receives solely cash in the merger. Therefore, Pioneer shareholders who:

    (1) constructively own shares of Pioneer common stock, or

    (2) actually or constructively own shares of DuPont common stock,

should consult their tax advisors as to the tax consequences of receiving cash, whether such stockholder intends to make a stock election or not.

    TAX BASIS AND HOLDING PERIOD OF SHARES OF DUPONT COMMON STOCK RECEIVED IN THE MERGER. The tax basis of each share of DuPont common stock received in the merger will be the same as the tax basis of the shares of Pioneer common stock exchanged therefor, increased by the amount of gain recognized on the exchange with respect to such shares of Pioneer common stock, decreased by the tax basis of any portion of such shares of Pioneer common stock which are converted into cash in lieu of receipt of a fractional share of DuPont common stock, and further decreased by the amount of cash received with respect to such shares of Pioneer common stock, other than cash received in lieu of a fractional share interest. The holding period of the shares of DuPont common stock received will include the holding period of the shares of Pioneer common stock exchanged therefor.

    FRACTIONAL SHARES.

    If a Pioneer stockholder requests to receive certificates for DuPont stock in respect of his or her book entry position after the merger and as a result receives cash in lieu of a fractional share of DuPont common stock, such cash amount will be treated as received in exchange for the fractional share of DuPont common stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of DuPont common stock less the proportion of the stockholder's tax basis in shares of Pioneer common stock exchanged and allocable to the fractional share of DuPont common stock.

    PIONEER STOCKHOLDER REPORTING REQUIREMENTS.

    A Pioneer stockholder who exchanges Pioneer common stock for DuPont common stock or exchanges Pioneer common stock for a combination of DuPont common stock and cash in the merger will be required to retain records and file with such stockholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all relevant facts in respect of the nonrecognition of gain or loss upon such exchange. The statement is required to include:

    (1) the shareholder's tax basis in the shares of Pioneer common stock surrendered in the merger, and

    (2) the fair market value of the DuPont common stock received in the merger as of the effective time of the merger and the amount of any cash received in the merger.

    QUALIFICATIONS.

    As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to Pioneer shareholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

       - dealers in securities or currencies;

       - traders in securities;

       - financial institutions;

       - tax-exempt organizations;

       - insurance companies;

       - persons holding shares of Pioneer common stock as part of a hedging, "straddle," conversion or other integrated transaction;

       - non-United States persons;

       - persons whose functional currency is not the United States dollar; or

       - persons who acquired their shares of Pioneer common stock through the exercise of employee stock options or otherwise as compensation.

    CONSEQUENCES TO DUPONT AND PIONEER.

    None of Pioneer, DuPont or Delta Acquisition Sub will recognize gain or loss as a result of the merger.

    THE PRECEDING DISCUSSION SETS FORTH THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, PIONEER SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, WHETHER GAIN, IF ANY, WILL BE TREATED AS CAPITAL GAIN OR A DIVIDEND, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY MATTERS

    At the time the merger agreement was signed, we could not have completed the merger until we gave notification and furnished information to the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act and the specified waiting period requirements were satisfied. The specified waiting period is 30 days after the initial filing unless additional information is requested. The parties filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on March 22, 1999. On April 22, 1999, the parties recertified our Hart-Scott-Rodino filing with the Department of Justice. This action started a new 30-day waiting period and gave DuPont and Pioneer time to respond to questions raised by the Department of Justice. The Federal Trade Commission granted early termination of the waiting period, effective as of May 21, 1999. In addition, the Commission of the European Community had authority to review the merger. We made the applicable filings with the Commission of the European Community on May 17, 1999 and received the requisite approval of the European Commission on June 21, 1999. We do not expect to be required to receive any other material regulatory approval in order to consummate the merger.

    However, there still can be no assurance that the merger will not be delayed because of the antitrust laws. At any time before or after completion of the merger, the Federal Trade Commission, the Antitrust Division, a state governmental authority or a private person or entity could seek under the antitrust laws to enjoin the merger or to cause DuPont to divest, in whole or in part, any of its assets or businesses, including assets and businesses of Pioneer. We cannot guarantee that a challenge to the merger will not be made or that, if a challenge is made, DuPont will prevail. Our obligations to complete the merger are dependent on the condition that there be no order, decree or injunction of any court of competent jurisdiction that prohibits the merger. See "THE MERGER AGREEMENT-- Best Efforts; Antitrust Matters." For a description of our obligations to seek regulatory approvals, see "THE MERGER AGREEMENT--Best Efforts; Antitrust Matters."

RESALE RESTRICTIONS

    All shares of DuPont common stock received by Pioneer shareholders in the merger will be freely transferable, except those received by "affiliates," as that term is defined under the Securities Act of 1933, of Pioneer at the time of the Pioneer special meeting. DuPont common stock received by affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be considered to be Pioneer affiliates generally include individuals or entities that Pioneer controls, are controlled by them, or are under common control with them, and may include some of its officers and directors as well as its principal shareholders. The merger agreement requires Pioneer to use their reasonable best efforts to cause each of their respective affiliates to execute a written agreement to comply with these requirements. Under the terms of the merger agreement, certificates surrendered for exchange by any affiliate of Pioneer will not be exchanged for shares of DuPont common stock until DuPont has received these agreements from the affiliates of Pioneer. See "APPENDIX A--Agreement and Plan of Merger--Section 5.17 Affiliate Letters."

                                 THE COMPANIES

PIONEER

    The business of Pioneer is the broad application of the science of genetics. Founded in 1926 to apply then newly-discovered genetic techniques to hybridize corn, Pioneer has been the industry leader in research and product development for more than 70 years. Pioneer owns what it believes to be the industry's finest collection of crop genetics, or germplasm, which has been the key to the company's success in the past and is expected to be the key to its success in the future. Pioneer's research and development is focused on improving the germplasm base by integrating new technology essential to crop genetic improvements. Pioneer was the first commercial seed company to undertake collaborations on a wide scale with other organizations and scientists throughout the world to improve core germplasm and better understand crop genetics.

    We have long recognized, despite the fact that we have the largest internal research organization in the seed business, that we could not rely solely on the efforts of our own scientists. We have aggressively sought to expand our research and development collaborations with others. Currently, Pioneer manages more than 2,000 research agreements. Over 200 of these agreements are collaborations with entities specializing in technology that can help improve our core germplasm base. The remainder are focused on building extensive relationships with scientists throughout the world to improve research in other areas. Pioneer believes that its research collaborations improve its ability to deliver improved products. Pioneer emphasizes research for improving the profitability of farmers through both agronomic and end-use grain improvements. Agronomic traits increase crop yield or reduce growers' costs. Pioneer delivers such improvements as increased bushels per acre and increased resistance to insects, diseases and herbicides. End-use grain improvement is an area of increasing importance. Pioneer expects to experience increasing demand from end users such as livestock feeders, grain processors, food processors, and others for specific qualities in the crops they use as an input in developing other products.

DUPONT

    DuPont is a world leader in science and technology in a range of disciplines, including high-performance materials, specialty chemicals, pharmaceuticals and biotechnology. DuPont has a portfolio of 2,000 trademarks and brands, including such well-known consumer brands as Lycra-Registered Trademark-, Teflon-Registered Trademark-,
Stainmaster-Registered Trademark-, Kevlar-Registered Trademark-,
Nomex-Registered Trademark-, Tyvek-Registered Trademark-,
Dacron-Registered Trademark-, Cordura-Registered Trademark-,
Corian-Registered Trademark-, SilverStone-Registered Trademark-, and Mylar-Registered Trademark-. DuPont operates 200 manufacturing and processing facilities in 65 countries worldwide.

    DuPont presents its results in eight reportable segments--Agriculture & Nutrition, Nylon Enterprise, Performance Coatings & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers, and Specialty Polymers. The balance of DuPont's continuing operations is reported in an Other segment and consists of DuPont's photomasks, safety resources and global services businesses, and certain divested businesses of printing and publishing, medical products and coal. Prior to August 7, 1999, DuPont also had petroleum operations conducted through Conoco, which were reported in DuPont's financial statements as discontinued operations. DuPont and its subsidiaries, excluding Conoco Inc., employ approximately 92,000 people worldwide and have annual revenues of approximately $25 billion.

    On August 7, 1999, DuPont completed its divestiture of Conoco Inc. by exchanging 436,543,573 shares of Conoco Class B common stock held by DuPont for 147,980,872 shares of DuPont common stock. In connection with this exchange offer, DuPont purchased 8,000,000 shares of DuPont common stock from non-U.S. shareholders. See also "WHERE YOU CAN FIND MORE INFORMATION" for more information.

    On March 10, 1999, DuPont announced the proposed creation of a "tracking stock" for its life sciences businesses. The amendment of DuPont's certificate of incorporation to create this tracking stock, which is intended to provide investors an opportunity to invest in a security the terms of which more closely track the economic performance of DuPont's life sciences businesses, must be approved by DuPont stockholders. If the tracking stock is issued, the existing DuPont common stock is expected to more closely mirror the performance of its businesses other than life sciences.

    In February 1999, the Clinton Administration proposed changes to the federal income tax laws, as part of its budget package, that, if enacted, could adversely affect the tax consequences relating to the issuance of tracking stock. These proposed changes could adversely affect DuPont's plan to issue the tracking stock for its life sciences businesses. The tax bill recently passed by both the House and the Senate, however, did not contain provisions that would affect the tax consequences relating to the issuance of tracking stock.

    As of December 31, 1998, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 75,717,172 shares of DuPont's common stock, or 6.6 percent of the DuPont shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts and at December 31, 1998 included 14,167,867 shares held in the DuPont Flexitrust, a trust created by DuPont to satisfy obligations of DuPont under various employee benefit and compensation plans. Based on public filings, there is no reported stockholder that owns five percent or more of either series of DuPont preferred stock.

                             FINANCIAL PROJECTIONS

    The financial projections set forth below have not been examined or compiled by the independent accountants and accordingly, the independent accountants do not express an opinion or any other form of assurance with respect thereto. The reports of the independent accountants incorporated in this document by reference relate to the historical financial information of Pioneer and DuPont. They do not extend to the financial projections and should not be read to do so. Such financial projections are not meant to be a presentation of prospective financial information.

    Pioneer provided DuPont with certain non-public financial projections which were prepared by Pioneer's management for DuPont's use in connection with its evaluation of the merger. The material portions are set forth below:

                                                                             PROJECTED FISCAL YEAR
                                                        ----------------------------------------------------------------
                                                          1999       2000       2001       2002       2003       2004
                                                        ---------  ---------  ---------  ---------  ---------  ---------

                                                                             (AMOUNTS IN MILLIONS)
Target Growth Core Business
Revenues..............................................  $   1,995  $   2,196  $   2,475  $   2,726  $   3,013  $   3,300
EBITDA(1).............................................        516        622        769        893      1,029      1,180
EBIT(2)...............................................        421        522        664        783        914      1,060
Unlevered Net Income(3)...............................        282        350        445        525        612        711
Free Cash Flow(4).....................................        186        255        364        435        527        631

    ----------------------------------

    (1) Earnings before interest, taxes, depreciation and amortization.

    (2) Earnings before interest and taxes (excludes contribution from Optimum joint venture).

    (3) Earnings before interest, taxed at 33 percent effective tax rate.

    (4) Unlevered Net Income plus depreciation and amortization, less capital expenditures, technology investments and changes in working capital.

    Pioneer's Target Growth Core Business forecasts integrate assumptions for all global businesses. The main driver for the forecasts, however, are the assumptions related to the North American corn market. Pioneer assumes that the North American corn market size will remain unchanged at 83 million acres. Pioneer's market share is projected to grow to approximately 50 percent in 2004 from 42 percent in 1998. The compound annual growth rate of gross prices from 1999 to 2004 is projected to be 4.4 percent. Base genetic prices grow at a 3 percent annual growth rate. The premium for the Corn Borer trait is expected to remain unchanged at $26 per unit and units sales grow to 8.0 million in 2004.

    In addition, Pioneer assumed that the North American soybean market would remain at approximately 75 million acres. Gross prices grow 2 percent annually. Fixed costs estimates include 10 percent annual growth in research and 5 percent annual growth in other areas. Pioneer's assumed tax rate is 33 percent for the entire projection period. No incremental value from potential litigation is included in these forecasts.

    Pioneer also provided information on additional cash flow expected to be generated from a few specific traits in Pioneer's research and development pipeline. These cash flows were probability adjusted for technical and commercial success. The incremental operating income derived from corn rootworm products is projected to be $11 million in 2002 and $150 million in 2014. The incremental operating income derived from mold and mycotoxin products is projected to be $103 million in 2004 and $153 million in 2014. This incremental operating income is not included in the Target Growth Core Business forecasts.

                             FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

    The following tables show summary historical financial data for each company.

    Explanation of periods presented:

    - Pioneer's fiscal year ends on August 31 of each year.

    - DuPont's fiscal year ends on December 31 of each year.

    - Unless the context otherwise indicates, a reference to a Pioneer fiscal year refers to the calendar year in which that fiscal year was completed.

    Some of the information in the following tables is based on the historical financial information of the companies presented in prior filings with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information in the prior filings. For instructions on how to obtain documents each of the companies has filed with the SEC, see "WHERE YOU CAN FIND MORE INFORMATION."

    Pioneer's historical financial information for each fiscal year presented was derived from the Pioneer historical consolidated financial statements which were audited by KPMG LLP, independent certified public accountants. DuPont's historical financial information for each fiscal year presented was derived from the DuPont historical consolidated financial statements which were audited by PricewaterhouseCoopers LLP, independent accountants.

    PIONEER SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. The table below shows selected historical financial information about Pioneer. You should read this information in conjunction with Pioneer's consolidated financial statements, including the notes that are included with these consolidated financial statements. In the opinion of Pioneer management, the unaudited consolidated historical interim financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for those periods. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                         (UNAUDITED)
                                                      NINE MONTHS ENDED
                                                           MAY 31,                          YEAR ENDED AUGUST 31,
                                                    ----------------------  -----------------------------------------------------
                                                      1999        1998        1998       1997       1996       1995       1994
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------

                                                                                    (IN MILLIONS)
Summary Operations:
  Net Sales.......................................  $   1,700   $   1,698   $   1,835  $   1,784  $   1,721  $   1,532  $   1,479
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Gross Profit....................................  $     851   $     867   $     890  $     867  $     858  $     760  $     759
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Restructuring and Settlements...................  $      --   $      --   $      --  $      --  $      --  $      --  $      45
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Net Income......................................  $     289   $     319   $     270  $     243  $     223  $     183  $     213
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
Per Common Share Data:
  Net Income
    Basic.........................................  $    1.20   $    1.36   $    1.13  $    0.98  $    0.89  $    0.72  $    0.80
    Diluted.......................................  $    1.20   $    1.26   $    1.08  $    0.98  $    0.89  $    0.72  $    0.80
  Growth in Earnings Per Share
    Basic.........................................        N/A         N/A        15.3%      10.1%      24.1%    (10.0)%      56.9%
    Diluted.......................................        N/A         N/A        10.2%      10.1%      24.1%    (10.0)%      56.9%
  Dividends Declared..............................  $    0.30  $     0.26   $    0.37  $    0.32  $    0.28  $    0.24  $    0.20
  Book Value......................................  $    5.98  $     5.77   $    5.18  $    4.65  $    4.12  $    3.65  $    3.41

                                                         (UNAUDITED)
                                                      NINE MONTHS ENDED
                                                           MAY 31,                          YEAR ENDED AUGUST 31,
                                                    ----------------------  -----------------------------------------------------
                                                      1999        1998        1998       1997       1996       1995       1994
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                                    (IN MILLIONS)
Balance Sheet Summary:
  Current Assets..................................  $   1,593   $   1,326   $   1,039  $     901  $     784  $     770  $     742
  Net Property & Other Assets.....................        770         687         678        702        638        523        511
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
    Total Assets..................................  $   2,363   $   2,013   $   1,717  $   1,603  $   1,422  $   1,293  $   1,253
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Current Liabilities.............................  $     596   $     479   $     345  $     329  $     288  $     280  $     232
  Long-Term Debt..................................        205          17           5         19         25         18         66
  Other Long-Term Liabilities.....................        130         118         120        107         91         82         74
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
    Total Liabilities.............................  $     931   $     614   $     470  $     455  $     404  $     380  $     372
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Shareholders' Equity............................  $   1,432   $   1,399   $   1,247  $   1,148  $   1,018  $     913  $     881
                                                    ---------  -----------  ---------  ---------  ---------  ---------  ---------
  Dividends Declared, Common......................  $      72   $      68   $      83  $      79  $      69  $      60  $      52
  Dividends Declared, Preferred...................  $      --   $      --   $       9  $      --  $      --  $      --  $      --
  Average Shares Outstanding--Basic...............      239.7       228.4       231.5      246.9      249.5      253.5      265.9
  Average Shares Outstanding--Diluted.............      240.5       253.2       250.3      247.5      249.8      253.5      265.9

    DUPONT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. The table below shows selected historical financial information about DuPont. You should read this information in conjunction with DuPont's consolidated financial statements, including the notes that are included with these consolidated financial statements. In the opinion of DuPont management, the unaudited consolidated historical interim financial statements reflect all adjustments, consisting of only normal recurring items, that are necessary for the fair presentation of financial position and results of operations for these periods. See "WHERE YOU CAN FIND MORE INFORMATION."

                                       (UNAUDITED)
                                     SIX MONTHS ENDED
                                         JUNE 30,                       YEAR ENDED DECEMBER 31,
                                   --------------------  -----------------------------------------------------
                                     1999       1998       1998       1997       1996       1995       1994
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Summary Operations:
  Sales..........................  $  13,289  $  12,626  $  24,767  $  24,089  $  23,644  $  24,500  $  22,518
  Income from Continuing
    Operations...................  $   1,474  $   1,431  $   1,648(a) $   1,432(b) $   2,931 $   2,858 $   2,205
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Per Common Share Data:
  Income from Continuing
    Operations
    Basic........................  $    1.30  $    1.26  $    1.45(a) $    1.26(b) $    2.60 $    2.43 $    1.61
    Diluted......................  $    1.29  $    1.24  $    1.43(a) $    1.24(b) $    2.56 $    2.41 $    1.60
  Dividends Declared.............  $    0.70  $   0.665  $   1.365  $    1.23  $   1.115  $   1.015  $    0.91
  Book Value.....................  $   12.84  $   10.75  $   12.18  $    9.77  $    9.19  $    7.28  $    9.18
Balance Sheet Summary:
  Total Assets...................  $  37,315  $  41,790  $  38,536  $  36,689  $  32,342  $  32,748  $  32,577
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Long-Term Borrowings & Capital
    Lease Obligations............  $   4,934  $   6,077  $   4,495  $   5,897  $   5,052  $   5,646  $   6,338
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(a) 1998 results include a charge of $982 ($0.87 per share--basic; $0.86 per share--diluted) for write-off of purchased in-process research and development as required by FASB Interpretation No. 4, a charge of $350 ($0.31 per share--basic and diluted) for certain productivity improvement initiatives, and a gain of $121 ($0.11 per share--basic and diluted) from sale of DuPont's interest in CONSOL Energy Inc.

(b) 1997 results include a charge of $1,466 ($1.30 per share--basic; $1.28 per share--diluted) for write-off of purchased in-process research and development as required by FASB Interpretation No. 4 and a charge of $220 ($0.19 per share--basic and diluted) associated with divestiture of certain printing and publishing businesses.

SELECTED PRO FORMA COMBINED FINANCIAL DATA OF DUPONT

(Unaudited) (dollars in millions, except per share data)

    The following table presents summary selected unaudited pro forma combined statements of income and other financial data of DuPont. The information is presented as if the acquisition of the remaining approximately 80 percent of Pioneer had occurred as of the beginning of the period for the statements of income and on June 30, 1999 for balance sheet and other financial data. The unaudited pro forma data were prepared by DuPont to illustrate the estimated effects on DuPont of:

    - The disposition of Conoco through the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, principally:

     (1) The Conoco exchange offer. On August 7, 1999, DuPont acquired 147,980,872 outstanding shares of DuPont common stock from United States persons in exchange for 436,543,573 shares of Conoco Class B common stock owned by DuPont.

     (2) The cash offer. On August 11, 1999, DuPont acquired 8,000,000 outstanding shares of DuPont common stock for $646 from holders of DuPont stock that were not United States persons.

     (3) Conoco's initial public offering. In October 1998, DuPont received the $4,228 proceeds from Conoco's initial public offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont.

     (4) Conoco debt issuances. In April 1999, Conoco completed the sale of senior debt securities, and DuPont received from Conoco the net proceeds of $3,970 in repayment of a portion of Conoco's intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and DuPont received $1,022 in repayment of Conoco's remaining intercompany indebtedness to DuPont.

    - The acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont, principally:

     (1) The estimated purchase price for Pioneer of $7,731, consisting of:

        (a) $3,425 representing cash payments for the purchase, at $40 per share, of 45 percent of the outstanding shares of Pioneer not presently owned by DuPont;

        (b) $4,180 representing 59.7 million shares of DuPont stock, with an assumed market value of $70 per share, to be issued in exchange for 55 percent of the outstanding shares of Pioneer not presently owned by DuPont;

        (c) $76 representing 80 percent of the estimated fair value of options to purchase DuPont common stock that are expected to be issued upon consummation of the proposed acquisition in exchange for the outstanding vested options to purchase Pioneer common stock under Pioneer's employee stock option plan; and

        (d) $50 representing DuPont's estimated direct costs of acquisition.

     (2) Under the purchase method of accounting, the identifiable assets acquired and liabilities assumed are assigned a portion of the purchase price, normally equal to their estimated fair values at the date of acquisition. Any excess of the purchase price over the sum of the amounts assigned to identifiable assets acquired, less liabilities assumed, is recorded as goodwill. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information and the unaudited pro forma adjustments in the unaudited pro forma combined balance sheet as of June 30, 1999 only reflect the approximately 80 percent of Pioneer that DuPont is proposing to acquire.

     (3) Amortization of purchase price over the estimated useful lives of assets acquired and incremental interest expense associated with the cash portions of the purchase price.

     (4) The effect of non-recurring items, principally purchased in-process research and development, the excess of estimated fair value over Pioneer's historical cost of inventory, and DuPont's approximately 20 percent share of certain Pioneer costs and expenses.

See "--Unaudited Pro Forma Combined Financial Statements of DuPont" for additional information regarding these pro forma financial statements.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements are based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. It is likely that the actual allocation of purchase price will differ from the amounts included in these unaudited pro forma combined financial statements. As such, it is also likely that the actual amortization of fair values will differ from the amounts included in these unaudited pro forma combined financial statements. Pioneer's business is highly seasonal. As a result, the fair value of inventories can vary substantially depending on when the merger is completed. In addition, the fair value of assets such as licensed technology, completed technology, and in-process research and development, all of which were valued based on discounted cash flows, may change due to the passage of time and its effect on the present value of these cash flow streams. In addition, the financial projections used to value these assets, especially near-term projections, may change as facts and circumstances change. Government programs, weather, and commodity prices are some of the factors that can impact the near-term outlook for Pioneer. While these variables, in the aggregate, are not expected to materially impact the overall value of Pioneer, they may have a material effect on the actual purchase price allocation to individual assets and the subsequent amortization expense related to those assets.

    The actual interest expense incurred by DuPont to finance the cash portions of the purchase price will depend on interest rates in effect at the time the proposed acquisition is consummated and thus may vary from the amounts shown in the unaudited pro forma combined income statements. Similarly, the actual number of shares of DuPont common stock issued to effect the acquisition will be determined based on the average trading price of DuPont common stock over the ten day trading period ending three trading days before the date of the special meeting of Pioneer shareholders.

    The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the proposed acquisition occurred on the dates assumed, nor is this information necessarily indicative of actual future operating results or financial position that will result after the proposed transaction is consummated. Specifically, unaudited pro forma combined financial statements do not include future benefits or synergies that are expected to result from the acquisition. In addition, the unaudited pro forma combined provision for income taxes may not represent the amounts that would have resulted had DuPont and Pioneer filed consolidated income tax returns during periods presented.

    Material transactions among DuPont, Pioneer, and Optimum during the periods presented have been eliminated. There are no material differences between the accounting policies of DuPont and Pioneer.

    In the pro forma combined financial data, DuPont's and Pioneer's historical information was derived as follows:

    For DuPont - from the historical consolidated financial statements of DuPont for the year ended December 31, 1998, as included in DuPont's Form 10-K/A for the year ended December 31, 1998, and for the six months ended June 30, 1999, as included in DuPont's Form 10-Q for the period ended June 30, 1999.

    For Pioneer - DuPont's fiscal year ends December 31. Pioneer's fiscal year ends August 31. Because the two fiscal years end more than 93 days apart, it is necessary to adjust Pioneer's historical consolidated income statement to an annual basis that is within 93 days of DuPont's fiscal year-end. For the year ending December 31, 1998, this was accomplished by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1997 from the income reported by Pioneer as included in its Form 10-K/A for its fiscal year ended August 31, 1998 and adding Pioneer's reported loss for the three month period September 1 to November 30, 1998 as included in Pioneer's Form 10-Q for the three months ended November 30, 1998. For the six months ended June 30, 1999, Pioneer's historical income statement and balance sheet information are based on unaudited consolidated historical interim financial statements as included in Pioneer's Form 10-Q for the nine months ended May 31, 1999, with the income statement for the nine months being adjusted to a six month period ended May 31, 1999 by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1998.

                                                                                                       UNAUDITED
                                                                                                       PRO FORMA
                                                                                                      COMBINED AS
                                                                                      UNAUDITED       OF AND FOR
                                                                                      PRO FORMA           THE
                                                                                  COMBINED FOR THE    SIX MONTHS
                                                                                     YEAR ENDED          ENDED
                                                                                  DECEMBER 31, 1998  JUNE 30, 1999
                                                                                  -----------------  -------------
STATEMENT OF INCOME DATA FOR DUPONT
Sales...........................................................................      $  26,619       $    14,925
Other income....................................................................          1,034               197
                                                                                        -------      -------------
  Total.........................................................................         27,653            15,122
                                                                                        -------      -------------
                                                                                        -------      -------------

Cost of goods sold and other operating costs and expenses.......................         19,654            10,587
Selling, general and administrative expenses....................................          2,673             1,533
Interest expense................................................................            724               346
Purchased in-process research and development and other charges.................          2,076               102
                                                                                        -------      -------------
  Total.........................................................................         25,127            12,568
                                                                                        -------      -------------

Income from continuing operations before income taxes and minority interests....          2,526             2,554
Provision for income taxes......................................................            904               909
Minority interests in earnings of consolidated subsidiaries.....................             27                38
                                                                                        -------      -------------
Income from continuing operations...............................................      $   1,595       $     1,607
                                                                                        -------      -------------
                                                                                        -------      -------------
Earnings per share--continuing operations:
  Basic.........................................................................      $    1.54       $      1.55
  Diluted.......................................................................      $    1.51       $      1.53
Weighted average number of shares outstanding:
  Basic.........................................................................          1,033             1,032
  Diluted.......................................................................          1,049             1,046

OTHER FINANCIAL DATA FOR DUPONT
  Cash and cash equivalents.....................................................                      $     1,593
  Working capital (deficit).....................................................                             (757)
  Property, plant and equipment--net............................................                           15,630
  Total assets..................................................................                           41,081
  Long-term borrowings and capital lease obligations............................                            5,139
  Minority interests............................................................                              482
  Stockholders' equity..........................................................                           12,202

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF DUPONT

(Unaudited) (dollars in millions, except per share data)

    The following unaudited pro forma combined financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999 and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of:

    - The disposition of Conoco through the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, principally:

     (1) The Conoco exchange offer. On August 7, 1999, DuPont acquired 147,980,872 outstanding shares of DuPont common stock from United States persons in exchange for 436,543,573 shares of Conoco Class B common stock owned by DuPont.

     (2) The cash offer. On August 11, 1999, DuPont acquired 8,000,000 outstanding shares of DuPont common stock for $646 from holders of DuPont stock that were not United States persons.

     (3) Conoco's initial public offering. In October 1998, DuPont received the $4,228 proceeds from Conoco's initial public offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont.

     (4) Conoco debt issuances. In April 1999, Conoco completed the sale of senior debt securities, and DuPont received from Conoco the net proceeds of $3,970 in repayment of a portion of Conoco's intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and DuPont received $1,022 in repayment of Conoco's remaining intercompany indebtedness to DuPont.

    - The acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont as described in this document.

    These transactions and their effect on DuPont are further described in the notes to these unaudited pro forma combined financial statements. To the extent these events are not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma combined income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these events are not reflected in the historical consolidated balance sheet of DuPont as of June 30, 1999, the unaudited pro forma combined balance sheet assumes that these transactions occurred as of June 30, 1999.

    The unaudited pro forma combined financial statements are presented in two parts. Part 1 illustrates the estimated effects on DuPont of the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont. As noted above, these transactions were completed on or before August 11, 1999. Part 2 illustrates the estimated effects on DuPont of the proposed acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont. This transaction has not been completed. As such, Part 2 of the unaudited pro forma combined financial statements use as its starting point the unaudited pro forma balances from Part 1.

    DuPont believes the assumptions used to prepare the unaudited pro forma combined financial statements provide a reasonable basis for presenting the significant effects directly attributable to the transactions listed above. The unaudited pro forma combined financial statements do not purport to represent what the results of operations or financial position of DuPont would actually have been if these transactions had in fact occurred on such dates or to project the results of operations or financial position of DuPont for any future period or date. These unaudited pro forma combined financial statements should be read in connection with, and are qualified by reference to, the historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located in DuPont's 1998 Form 10-K/A and DuPont's Form 10-Q for the quarterly period ended June 30, 1999, which DuPont has filed with the SEC, and which have been incorporated in this document by reference. To find out where you can get copies of DuPont's SEC filings see "WHERE YOU CAN FIND MORE INFORMATION".

                                     PART 1
        UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF DUPONT

    The following unaudited pro forma consolidated financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999, and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont. These transactions and their estimated effects on DuPont are further described in the notes to these unaudited pro forma consolidated financial statements. These transactions were completed on or before August 11, 1999. To the extent these transactions were not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma consolidated income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these transactions are not reflected in the historical consolidated balance sheet of DuPont, the unaudited pro forma consolidated balance sheet assumes that these transactions occurred as of June 30, 1999.

                                     PART 1
               PRO FORMA CONSOLIDATED INCOME STATEMENT OF DUPONT
                          YEAR ENDED DECEMBER 31, 1998
                        (IN MILLIONS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                                          PRO FORMA      PRO FORMA
                                                                          HISTORICAL     ADJUSTMENTS    CONSOLIDATED
                                                                          -----------  ---------------  ------------
Sales...................................................................   $  24,767      $              $   24,767
Other Income............................................................         981                            981
                                                                          -----------           ---     ------------
    Total...............................................................      25,748                         25,748
                                                                          -----------                   ------------
                                                                          -----------                   ------------
Cost of Goods Sold and Other Operating Costs and Expenses...............      18,424                         18,424
Selling, General & Administrative Expenses..............................       2,115                          2,115
Interest Expense........................................................         520             (7)(a)         513
Purchased In-Process Research and Development and Other Charges.........       2,076                          2,076
                                                                          -----------           ---     ------------
    Total...............................................................      23,135             (7)         23,128
                                                                          -----------           ---     ------------
Income from Continuing Operations Before Income Taxes and Minority
  Interests.............................................................       2,613              7           2,620
Provision for Income Taxes..............................................         941            (22)(b)         919
Minority Interests in Earnings of Consolidated Subsidiaries.............          24                             24
                                                                          -----------           ---     ------------
Income from Continuing Operations.......................................   $   1,648      $      29      $    1,677
                                                                          -----------           ---     ------------
                                                                          -----------           ---     ------------
Earnings Per Share--Continuing Operations:
    Basic...............................................................   $    1.45                     $     1.71
    Diluted.............................................................   $    1.43                     $     1.69
Weighted Average Number of Shares Outstanding:
    Basic...............................................................       1,129                            973
    Diluted.............................................................       1,145                            988

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                     PART 1
               PRO FORMA CONSOLIDATED INCOME STATEMENT OF DUPONT
                         SIX MONTHS ENDED JUNE 30, 1999
                        (IN MILLIONS, EXCEPT PER SHARE)
                                  (UNAUDITED)

                                                                                        PRO FORMA     PRO FORMA
                                                                         HISTORICAL    ADJUSTMENTS   CONSOLIDATED
                                                                         -----------  -------------  ------------
Sales..................................................................   $  13,289     $             $   13,289
Other Income...........................................................         253                          253
                                                                         -----------                 ------------
    Total..............................................................      13,542                       13,542
                                                                         -----------                 ------------
                                                                         -----------                 ------------
Cost of Goods Sold and Other Operating Costs and Expenses..............       9,707                        9,707
Selling, General & Administrative Expenses.............................       1,160                        1,160
Interest Expense.......................................................         213            33(a)         246
Purchased In-Process Research and Development and Other Charges........         102                          102
                                                                         -----------       ------    ------------
    Total..............................................................      11,182            33         11,215
                                                                         -----------       ------    ------------
Income from Continuing Operations Before Income Taxes and Minority
  Interests............................................................       2,360           (33)         2,327
Provision for Income Taxes.............................................         850           (15)(b)         835
Minority Interests in Earnings of Consolidated Subsidiaries............          36                           36
                                                                         -----------       ------    ------------
Income from Continuing Operations......................................   $   1,474           ($18)  $     1,456
                                                                         -----------        ------   ------------
                                                                         -----------        ------   ------------
Earnings Per Share--Continuing Operations:
    Basic..............................................................  $     1.30                  $      1.49
    Diluted............................................................  $     1.29                  $      1.47
Weighted Average Number of Shares Outstanding:
    Basic..............................................................       1,128                          972
    Diluted............................................................       1,141                          985

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                     PART 1
                 PRO FORMA CONSOLIDATED BALANCE SHEET OF DUPONT
                                 JUNE 30, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                                       PRO FORMA    PRO FORMA
                                                                         HISTORICAL   ADJUSTMENTS  CONSOLIDATED
                                                                         -----------  -----------  ------------
ASSETS
Cash & Cash Equivalents................................................   $   1,501    $            $    1,501
Accounts & Notes Receivable............................................       5,446                      5,446
Inventories............................................................       3,388                      3,388
Deferred Income Taxes..................................................         548                        548
Other Current Assets...................................................         254                        254
                                                                         -----------  -----------  ------------
  Total Current Assets.................................................      11,137                     11,137

Property, Plant and Equipment--Net.....................................      14,888                     14,888
Investment in Affiliates...............................................       1,988                      1,988
Other Assets...........................................................       5,730                      5,730
Net Assets of Discontinued Operations..................................       3,572       (3,572)(a)          --
                                                                         -----------  -----------  ------------
Total Assets...........................................................   $  37,315    $  (3,572)   $   33,743
                                                                         -----------  -----------  ------------
                                                                         -----------  -----------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable.......................................................   $   1,844    $            $    1,844
Short-Term Borrowings & Capital Lease Obligations......................       3,536          741(b)       4,277
Income Taxes...........................................................         353                        353
Other Accrued Liabilities..............................................       3,181                      3,181
                                                                         -----------  -----------  ------------
  Total Current Liabilities............................................       8,914          741         9,655

Long-Term Borrowings & Capital Lease Obligations.......................       4,934                      4,934
Other Liabilities......................................................       7,741                      7,741
Deferred Income Taxes..................................................         512                        512
                                                                         -----------  -----------  ------------
  Total Liabilities....................................................      22,101          741        22,842

Minority Interests.....................................................         474                        474

Preferred Stock........................................................         237                        237
Common Stock...........................................................         342                        342
Additional Paid-in Capital.............................................       7,917                      7,917
Reinvested Earnings....................................................       7,453        7,378(a)      14,831
Accumulated Other Comprehensive Loss...................................        (523)         360(a)        (163)
Common Stock Held in Trust for Unearned Employee Compensation and
  Benefits, at Market..................................................        (686)                      (686)
Treasury Stock.........................................................          --      (12,051)(c)     (12,051)
                                                                         -----------  -----------  ------------
  Total Stockholders' Equity...........................................      14,740       (4,313)       10,427
                                                                         -----------  -----------  ------------
Total Liabilities and Stockholders' Equity.............................   $  37,315    $  (3,572)   $   33,743
                                                                         -----------  -----------  ------------
                                                                         -----------  -----------  ------------

      See Notes to Unaudited Pro Forma Consolidated Financial Statements.

                                     PART 1
                        NOTES TO PRO FORMA CONSOLIDATED
                         FINANCIAL STATEMENTS OF DUPONT
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma consolidated income statements for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the unaudited pro forma consolidated balance sheet as of June 30, 1999 have been prepared from the historical consolidated financial statements of DuPont for the year ended December 31, 1998 as included in DuPont's Form 10-K/A for the year ended December 31, 1998 and for the six months ended June 30, 1999 as included in DuPont's Form 10-Q for the quarterly period ended June 30, 1999. The historical consolidated financial statements of DuPont as set forth in its Form 10-K/A for the year ended December 31, 1998 and in its Form 10-Q for the period ended June 30, 1999 present Conoco's petroleum operations as discontinued operations.

    The unaudited pro forma consolidated income statements give effect to the Conoco exchange offer, the cash offer, and the transactions directly associated with Conoco's initial public offering and separation from DuPont as described below. These transactions and their estimated effects on DuPont are described in the notes to these unaudited pro forma consolidated financial statements. These transactions were completed on or before August 11, 1999. To the extent these transactions were not reflected in the historical consolidated income statements of DuPont, the unaudited pro forma consolidated income statements assume that these transactions occurred as of the beginning of the periods presented. To the extent these transactions are not reflected in the historical consolidated balance sheet of DuPont, the unaudited pro forma consolidated balance sheet assumes that these transactions occurred as of June 30, 1999.

    The initial public offering of the Class A common stock of Conoco, previously a wholly owned subsidiary of DuPont, commenced on October 21, 1998, and the Class A common stock began trading on the New York Stock Exchange on October 22, 1998. The initial public offering represented DuPont's first step in the planned divestiture of its entire petroleum business. DuPont received the $4,228 net proceeds from the offering in repayment of a portion of Conoco's intercompany indebtedness to DuPont. After the initial public offering, DuPont retained 100 percent of Conoco Class B common stock. At June 30, 1999, Conoco Class B common stock represented approximately 70 percent of Conoco's outstanding common stock and approximately 92 percent of the combined voting power of all classes of voting stock of Conoco.

    In April 1999, Conoco sold $4,000 in senior debt securities. Conoco used the net proceeds of $3,970 to repay a portion of the intercompany indebtedness and accrued interest owed to DuPont. In May 1999, Conoco issued commercial paper and used the proceeds of $1,022 to repay its remaining intercompany indebtedness to DuPont.

    In July 1999, DuPont commenced the Conoco exchange offer to United States persons. Under the terms of the Conoco exchange offer, DuPont offered to exchange 2.95 shares of Conoco Class B common stock owned by DuPont for each share of DuPont common stock up to a total of 147,980,872 shares of DuPont common stock. At the same time, DuPont commenced a cash offer to purchase up to 8,000,000 shares of DuPont common stock from holders of DuPont common stock that were not United States persons at a price of $80.76 per share. On August 7, 1999, DuPont completed the Conoco exchange offer and on August 11, 1999, DuPont completed the cash offer. The 155,980,872 shares of DuPont common stock acquired under these offers were recorded as an increase to treasury stock. Shares acquired under the Conoco exchange offer were recorded at an amount equal to the market value of the Conoco Class B common stock distributed in the Conoco exchange offer and at the cash price paid for shares of DuPont common stock acquired under the cash offer. The Conoco exchange offer resulted in a net gain to DuPont equal to the difference between the market value and the carrying value of the Conoco Class B common stock distributed, net of direct expenses of the disposition. The gain is included as a component of the gain on disposal of discontinued operations and therefore not a part of the unaudited pro forma consolidated income from continuing operations. No gain or loss was recognized from the cash offer. Upon completion of the Conoco exchange offer, DuPont no longer had any ownership interest in Conoco.

    The unaudited pro forma adjustments described in Note 2 are based upon currently available information and contain certain estimates and assumptions. DuPont believes the estimates and assumptions provide a reasonable basis for presenting the significant estimated effects on DuPont of Conoco's initial public offering, Conoco repayments of intercompany indebtedness to DuPont, the Conoco exchange offer, and the cash offer. DuPont believes that the unaudited pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

2. PRO FORMA ADJUSTMENTS
  UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

    (a) Interest expense for continuing operations in the historical consolidated income statements reflected an allocation to discontinued operations as provided under EITF Issue 87-24. The pro forma basis interest expense results from the assumed repayment of DuPont's short-term commercial paper borrowings with actual proceeds received from Conoco in connection with the initial public offering and repayment of intercompany indebtedness of DuPont. This is consistent with DuPont's actual use of proceeds received from Conoco as a result of these transactions. Pro forma interest also reflects assumed additional commercial paper borrowings of $646 required to purchase DuPont common stock under the cash offer and $95 required for direct expenses of the disposition. Pro forma interest calculations are based on historical interest rates paid by DuPont on short-term commercial paper borrowings for the periods presented. For the year ended December 31, 1998, average commercial paper rates were 5.6 percent. For the six months ended June 30, 1999, average commercial paper rates were 5.0 percent. To the extent Conoco's payments to DuPont were in excess of commercial paper borrowings, the excess was not assumed to benefit pro forma results.

    (b) The pro forma provision for income taxes includes the tax effect of the pro forma interest adjustment and benefit due to increased utilization of foreign tax credits when DuPont's provision for income taxes is computed on a standalone basis.

  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    (a) The exchange of 100 percent of DuPont's holdings of Conoco Class B common stock for 148 million shares of DuPont common stock results in an estimated gain of $7,378, which is net of $95 in direct expenses and $360 representing the elimination from accumulated other comprehensive loss of amounts pertaining to Conoco's operations as of June 30, 1999. The accumulated other comprehensive loss consists of cumulative translation adjustment losses of $281 and minimum pension liability loss of $79.

    (b) Reflects assumed additional borrowings of $646 required to purchase DuPont common stock under the cash offer and $95 to pay the direct expenses of the disposition.

    (c) The increase in treasury stock of $12,051 reflects the market value of the 436.5 million shares of Conoco Class B common stock distributed under the exchange offer ($11,405) and the cash paid for 8 million shares of DuPont common stock under the cash offer ($646).

                                     PART 2
          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF DUPONT

    The following unaudited pro forma combined financial statements of DuPont for the year ended December 31, 1998, the six months ended June 30, 1999, and as of June 30, 1999 were prepared by DuPont to illustrate the estimated effects on DuPont of the proposed acquisition of the remaining approximately 80 percent of Pioneer not presently owned by DuPont as described in this document. This transaction and its effect on DuPont are further described in the notes to these unaudited pro forma combined financial statements.

                 PRO FORMA COMBINED INCOME STATEMENT OF DUPONT

                          YEAR ENDED DECEMBER 31, 1998

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                         DUPONT       RECLASSIFY                      PRO FORMA
                                       PRO FORMA        DUPONT          80% OF       ADJUSTMENTS                  DUPONT
                                      CONSOLIDATED      EQUITY          PIONEER       FOR THIS                   PRO FORMA
                                        (NOTE 1)     ACCOUNTING(A)   HISTORICAL(B)   TRANSACTION      NOTES      COMBINED
                                      ------------  ---------------  -------------  -------------     -----     -----------
Sales...............................   $   24,767      $     376       $   1,466      $      10        (c)       $  26,619
Other Income........................          981              7              38              8        (c)           1,034
                                      ------------         -----          ------          -----                 -----------
      Total.........................       25,748            383           1,504             18                     27,653
                                      ------------         -----          ------          -----                 -----------
                                      ------------         -----          ------          -----                 -----------
Cost of Goods Sold And Other
 Operating Costs and Expenses.......       18,424            256             764            210        (d)          19,654

Selling, General and Administrative
 Expenses...........................        2,115            118             430             10        (c)           2,673

Interest Expense....................          513              3              13            195        (e)             724

Purchased In-Process Research and
 Development and Other Charges......        2,076                                                      (f)           2,076
                                      ------------         -----          ------          -----                 -----------
      Total.........................       23,128            377           1,207            415                     25,127

Income From Continuing Operations
 Before Income Taxes And Minority
 Interests..........................        2,620              6             297           (397)                     2,526

Provision for Income Taxes..........          919              5              98           (118)       (g)             904

Minority Interests in Earnings of
 Consolidated Subsidiaries..........           24              1               2                                        27
                                      ------------         -----          ------          -----                 -----------

Income From Continuing Operations...   $    1,677      $       0       $     197      $    (279)                 $   1,595
                                      ------------         -----          ------          -----                 -----------
                                      ------------         -----          ------          -----                 -----------

Earnings Per Share-Continuing
 Operations:
    Basic...........................   $     1.71                                                      (h)       $    1.54
    Diluted.........................   $     1.69                                                      (h)       $    1.51

Weighted Average Number of Shares
 Outstanding:
    Basic...........................          973                                                      (h)           1,033
    Diluted.........................          988                                                      (h)           1,049

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                 PRO FORMA COMBINED INCOME STATEMENT OF DUPONT

                         SIX MONTHS ENDED JUNE 30, 1999

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                         DUPONT       RECLASSIFY        80% OF        PRO FORMA
                                       PRO FORMA        DUPONT          PIONEER      ADJUSTMENTS                  DUPONT
                                      CONSOLIDATED      EQUITY        HISTORICAL      FOR THIS                   PRO FORMA
                                        (NOTE 1)    ACCOUNTING (A)        (B)        TRANSACTION      NOTES      COMBINED
                                      ------------  ---------------  -------------  -------------     -----     -----------
Sales...............................   $   13,289      $     331       $   1,299      $       6        (c)       $  14,925
Other income........................          253            (59)             11             (8)       (c)             197
                                      ------------         -----          ------          -----                 -----------
Total...............................       13,542            272           1,310             (2)                    15,122
                                      ------------         -----          ------          -----                 -----------
                                      ------------         -----          ------          -----                 -----------
Cost of goods sold and other
  operating costs and expenses......        9,707            168             603            109        (d)          10,587
Selling general and administrative
  expenses..........................        1,160             76             295              2        (c)           1,533
Interest expense....................          246              3              10             87        (e)             346
Purchased in process research and
  development and other charges.....          102                                                      (f)             102
                                      ------------         -----          ------          -----                 -----------
    Total...........................       11,215            247             908            198                     12,568
Income from continuing operations
  before income taxes and minority
  interests.........................        2,327             25             402           (200)                     2,554
Provision for income taxes..........          835             25             109            (60)       (g)             909
Minority interests in earnings of
  consolidated subsidiaries.........           36                              2                                        38
                                      ------------         -----          ------          -----                 -----------
Income from continuing operations...   $    1,456      $       0       $     291      $    (140)                 $   1,607
                                      ------------         -----          ------          -----                 -----------
                                      ------------         -----          ------          -----                 -----------
Earnings per share--continuing
  operations
    Basic...........................   $     1.49                                                      (h)       $    1.55
    Diluted.........................   $     1.47                                                      (h)       $    1.53
Weighted average number of shares
  outstanding:
    Basic...........................          972                                                      (h)           1,032
    Diluted.........................          985                                                      (h)           1,046

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                   PRO FORMA COMBINED BALANCE SHEET OF DUPONT
                                 JUNE 30, 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                          80% OF
                                          DUPONT PRO                      PIONEER     PRO FORMA
                                            FORMA        RECLASSIFY     HISTORICAL   ADJUSTMENTS               DUPONT PRO
                                         CONSOLIDATED   DUPONT EQUITY   NET ASSETS    FOR THIS                    FORMA
                                            NOTE 1     ACCOUNTING (A)       (B)      TRANSACTION     NOTES      COMBINED
                                         ------------  ---------------  -----------  -----------     -----     -----------
ASSETS
Cash and cash equivalents..............   $    1,501      $      20      $      70    $       2       (c)       $   1,593
Accounts and notes receivable..........        5,446            202            793            4       (c)           6,445
Inventories............................        3,388             93            362          428       (d)           4,271
Deferred income taxes..................          548             11             43         (158)      (h)             444
Other current assets...................          254              1              6                                    261
                                         ------------         -----     -----------  -----------               -----------
Total current assets...................       11,137            327          1,274          276                    13,014
Property, plant and equipment-- net....       14,888            143            508           91       (d)          15,630
Investments in affiliates..............        1,988           (820)                                                1,168
Other assets...........................        5,730            705            108        4,726       (e)          11,269
                                         ------------         -----     -----------  -----------               -----------
Total assets...........................   $   33,743      $     355      $   1,890    $   5,093                 $  41,081
                                         ------------         -----     -----------  -----------               -----------
                                         ------------         -----     -----------  -----------               -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................   $    1,844      $      31      $     121    $       1       (c)       $   1,997
Short-term borrowings and capital
  leases obligations...................        4,277             40            159        3,475       (f)           7,951
Income taxes...........................          353             18             74                                    445
Other accrued liabilities..............        3,181             32            123           42       (i)           3,378
                                         ------------         -----     -----------  -----------               -----------
Total current liabilities..............        9,655            121            477        3,518                    13,771
Long-term borrowings and capital lease
  obligations..........................        4,934             41            164                                  5,139
Other liabilities......................        7,741             22             83          146       (g)           7,992
Deferred income taxes..................          512            169             14          800       (h)           1,495
                                         ------------         -----     -----------  -----------               -----------
Total liabilities......................       22,842            353            738        4,464                    28,397
                                         ------------         -----     -----------  -----------               -----------
                                         ------------         -----     -----------  -----------               -----------
Minority interests.....................          474              2              6                                    482
Preferred stock........................          237                                                                  237
Common stock...........................          342                                          8       (m)             350
Additional paid-in capital.............        7,917                                         95       (j)           9,977
                                                                                          1,965       (m)
Reinvested earnings....................       14,831                                     (2,500)      (k)          12,331
Accumulated other comprehensive loss...         (163)                                                                (163)
Common stock held in trust for unearned
  employee compensation and benefits,
  at market............................         (686)                                                                (686)
Treasury stock.........................      (12,051)                                     4,180       (l)          (9,844)
                                                                                         (1,973)      (m)
                                         ------------         -----     -----------  -----------               -----------
Total stockholders' equity.............       10,427                                      1,775                    12,202
                                         ------------         -----     -----------  -----------               -----------
                                         ------------         -----     -----------  -----------               -----------
Total liabilities and stockholders'
  equity...............................   $   33,743      $     355      $     744    $   6,239                 $  41,081
                                         ------------         -----     -----------  -----------               -----------
                                         ------------         -----     -----------  -----------               -----------

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                                     PART 2
                          NOTES TO PRO FORMA COMBINED
                         FINANCIAL STATEMENTS OF DUPONT
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma combined income statements for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the unaudited pro forma combined balance sheet as of June 30, 1999 have been prepared from the historical consolidated financial statements of DuPont for the year ended December 31, 1998, as included in DuPont's Form 10-K/A for the year ended December 31, 1998, and for the six months ended June 30, 1999, as included in DuPont's Form 10-Q for the quarterly period ended June 30, 1999, as adjusted for the estimated pro forma effects of the Conoco exchange offer and the cash offer completed on or before August 11, 1999, and the transactions directly associated with Conoco's initial public offering and separation from DuPont, as described and set forth in Part 1 of these unaudited pro forma combined financial statements of DuPont. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of DuPont and Pioneer, which are incorporated by reference in this document.

    The unaudited pro forma combined income statements in this Part 2 of the unaudited pro forma combined financial statements of DuPont are intended to demonstrate the estimated effect of events directly attributable to the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer not presently owned by DuPont as if the transaction had occurred at the beginning of the periods presented. Estimated effects of events that are directly attributable to the transaction but that are of a non-recurring nature are excluded from the unaudited pro forma combined income statements. The unaudited pro forma combined balance sheet in this Part 2 of the unaudited pro forma combined financial statements is intended to demonstrate the estimated effects of events directly attributable to the proposed acquisition, including the estimated effects of events that are of a non-recurring nature, as if the transaction had occurred on June 30, 1999.

    Prior to the proposed acquisition, DuPont owned approximately 20 percent of the outstanding common stock of Pioneer. In addition, DuPont owned 50 percent of Optimum. DuPont accounted for these ownership interests using the equity method of accounting. After the proposed transaction, both Pioneer and Optimum will be wholly owned and consolidated by DuPont. Accordingly, the unaudited pro forma combined financial statements include entries to reclassify DuPont's equity accounting to a consolidated presentation and to eliminate transactions among DuPont, Pioneer, and Optimum. In conjunction with its existing approximate 20 percent ownership of Pioneer, DuPont expects to record a non-recurring charge, estimated at $50, at the date of acquisition. The components of this charge are described in (k) of Note 2.

    DuPont will account for the proposed acquisition using the purchase method. The estimated purchase price for the proposed acquisition is $7,731, consisting of:

    - $3,425 representing cash payments for the purchase, at $40 per share, of 45 percent of the outstanding shares of Pioneer not presently owned by DuPont;

    - $4,180 representing 59.7 million shares of DuPont stock, with an assumed market value of $70 per share, to be issued in exchange for 55 percent of the outstanding shares of Pioneer not presently owned by DuPont; the actual number of DuPont shares to be issued and the value of those shares have not yet been determined; under the terms of the merger agreement, Pioneer shareholders that receive DuPont stock will receive a fraction of a share of DuPont stock equal to the ratio of $40 to the average trading price of DuPont common stock over the ten trading day period ending three trading days prior to the date of the special meeting of Pioneer shareholders to vote on the merger;

    - $76 representing 80 percent of the estimated fair value of options to purchase DuPont common stock that are expected to be issued upon consummation of the proposed acquisition in exchange for the outstanding vested options to purchase Pioneer common stock under Pioneer's employee stock option plan; and

    - $50 representing DuPont's estimated direct costs of acquisition.

    Under the purchase method of accounting, the identifiable assets acquired and liabilities assumed are assigned a portion of the purchase price, normally equal to their estimated fair values at the date of acquisition. Any excess of the purchase price over the sum of the amounts assigned to identifiable assets acquired, less liabilities assumed, is recorded as goodwill. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information reflects and the unaudited pro forma adjustments in the unaudited pro forma combined balance sheet as of June 30, 1999 only relate to the remaining approximately 80 percent of Pioneer that DuPont is proposing to acquire.

    For these unaudited pro forma combined financial statements, the allocation of purchase price is as follows:

Current Assets.....................................................  $   1,542
Property, Plant and Equipment......................................        596
Other Assets.......................................................      2,221
In-Process Research and Development................................      2,450
Goodwill...........................................................      2,621
Current Liabilities................................................       (499)
Non-Current Liabilities............................................     (1,194)
Minority Interest..................................................         (6)
                                                                     ---------
Net Assets Acquired................................................  $   7,731
                                                                     ---------
                                                                     ---------

    These amounts differ from the sum of the columns titled "80% of Pioneer Historical Net Assets" and "Pro Forma Adjustments For This Transaction" in the unaudited pro forma combined balance sheet of DuPont as of June 30, 1999 as a result of:

    - Pioneer's 50% interest in Optimum;

    - debt assumed to be issued by DuPont to purchase Pioneer shares for cash and to pay estimated direct costs of the acquisition;

    - DuPont common stock assumed to be issued in exchange for Pioneer common stock;

    - DuPont stock options to be issued in exchange for Pioneer stock options;
      and

    - accruals for 20% of certain Pioneer costs and expenses

as described in Note 2 below.

    The allocation of purchase price included in the unaudited pro forma combined balance sheet as of June 30, 1999 and as discussed in Note 2 is based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. These unaudited pro forma adjustments are preliminary and based on management's best estimates of the value of the tangible and intangible assets acquired and liabilities assumed. Once the acquisition is consummated, DuPont will commence a process of identification and valuation of all assets acquired and liabilities assumed. The actual allocation of purchase price:

    - will be made as of the date of acquisition and will reflect the estimated fair value of all assets and liabilities that are identified as of that date;

    - may also reflect information that was not available at the time these unaudited pro forma combined financial statements were prepared; and

    - likely may differ from the amounts included in these unaudited pro forma combined financial statements.

    As discussed below, Pioneer's business is highly seasonal. As a result, the fair value of inventories can vary substantially depending on when the merger is completed. In addition, the fair value of assets such as licensed technology, completed technology, and in-process research and development, all of which were valued based on discounted cash flows, may change due to the passage of time and its effect on the present value of these cash flow streams. In addition, the financial projections used to value these assets, especially near-term projections, may change as facts and circumstances change. Government programs, weather, and commodity prices are some of the factors that can impact the near-term outlook for Pioneer. While these variables, in the aggregate, are not expected to materially impact the overall value of Pioneer, they may have a material effect on the actual purchase price allocation to individual assets and the subsequent amortization expense related to those assets.

    The estimated fair values of assets acquired in a purchase business combination are amortized over the estimated useful lives of the assets. The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements and as discussed in Note 2 reflect the estimated effects of this amortization and are based on the allocation of purchase price as discussed above. Because DuPont already owns approximately 20 percent of Pioneer, the historical Pioneer information in the unaudited pro forma combined income statements relate to the remaining approximately 80 percent of Pioneer that DuPont is proposing to acquire.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements also include the estimated interest expense DuPont would have incurred on the borrowings assumed to have been used to fund the cash portion of the purchase price and direct costs of the acquisition. Unaudited pro forma combined basic weighted average shares outstanding reflects the effect of the issuance of 59.7 million shares of DuPont common stock to acquire 55 percent of the outstanding shares of Pioneer common stock. Unaudited pro forma combined diluted weighted average shares outstanding reflects the issuance of these 59.7 million shares and the approximately 2.4 million DuPont stock options to be issued in exchange for vested Pioneer stock options. As noted above, the unaudited pro forma adjustments shown in the unaudited pro forma combined income statements exclude the estimated effects of non-recurring items including purchased in-process research and development, the effect of recording inventories at fair value, and the $50 charge noted above.

    The unaudited pro forma adjustments shown in the unaudited pro forma combined income statements are based on estimates and assumptions that DuPont believes are reasonable and factually supportable based on the information that was available at the time these unaudited pro forma combined financial statements were prepared. As discussed above, it is likely that the actual allocation of purchase price may differ from the amounts included in these unaudited pro forma combined financial statements. As such, it is also likely that the actual amortization of fair values may differ from the amounts included in these unaudited pro forma combined financial statements. The actual interest expense incurred by DuPont to finance the cash portions of the purchase price will depend on the amounts borrowed and interest rates in effect at the time the proposed acquisition is consummated and thus may vary from the amounts shown in the unaudited pro forma combined income statements. Similarly, the actual number of shares of DuPont common stock issued to effect the acquisition will be determined based on the average trading price of DuPont common stock over the ten day trading period ending three trading days before the date of the special meeting of Pioneer shareholders.

    The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the proposed acquisition occurred on the dates assumed, nor is this information necessarily indicative of actual future operating results or financial position that will result after the proposed transaction is consummated. Specifically, the unaudited pro forma combined financial statements do not include future benefits or synergies that are expected to result from the acquisition. In addition, the unaudited pro forma combined provision for income taxes may not represent the amounts that would have resulted had DuPont and Pioneer filed consolidated income tax returns during the periods presented.

    Material transactions among DuPont, Pioneer and Optimum during the periods presented have been eliminated. There are no material differences between the accounting policies of DuPont and Pioneer.

2.  PRO FORMA ADJUSTMENTS
UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

    (a) DuPont accounts for its approximate 20 percent interest in Pioneer and its 50 percent interest in Optimum using the equity method. Under the equity method, DuPont's share of the earnings of Pioneer and Optimum are reported as a single line item, Equity in Earnings of Affiliates, included in Other Income. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, both Pioneer and Optimum will be wholly owned by DuPont. These entries reclassify DuPont's Equity in Earnings of Affiliates to reflect the consolidated accounting for Pioneer and Optimum that will occur after the proposed acquisition. The entries include amortization of the differences between fair value and historical cost arising from DuPont's acquisition of approximately 20 percent of Pioneer in 1997.

    (b) DuPont's fiscal year ends December 31. Pioneer's fiscal year ends August 31. Because the two fiscal years end more than 93 days apart, it is necessary to adjust Pioneer's historical consolidated income statement to an annual basis that is within 93 days of DuPont's fiscal year-end. For the year ending December 31, 1998, this was accomplished by subtracting Pioneer's reported loss for the three month period September 1 to November 30, 1997 from the income reported by Pioneer for its fiscal year ended August 31, 1998 and adding Pioneer's reported loss for the three month period September 1 to November 30, 1998 as shown below. Pioneer results have been reclassified to conform to DuPont's reporting.

                                            SUBTRACT:                ADD:                 EQUALS:              80% OF
                     PIONEER INCOME      PIONEER INCOME         PIONEER INCOME        PIONEER INCOME       PIONEER INCOME
                       FOR FISCAL       FOR THE 3 MONTHS       FOR THE 3 MONTHS      FOR THE 12 MONTHS    FOR THE 12 MONTHS
                       YEAR ENDED             ENDED                  ENDED                 ENDED                ENDED
                     AUGUST 31, 1998    NOVEMBER 30, 1997      NOVEMBER 30, 1998     NOVEMBER 30, 1998    NOVEMBER 30, 1998
                     ---------------  ---------------------  ---------------------  -------------------  -------------------
Sales..............     $   1,835           $      79              $      76             $   1,832            $   1,466
Other Income.......            61                  13                                           48                   38
                           ------                 ---                    ---                ------               ------
      Total........         1,896                  92                     76                 1,880                1,504
                           ------                 ---                    ---                ------               ------
                           ------                 ---                    ---                ------               ------

Cost of Goods Sold
 and Other
 Operating Costs
 and Expenses......           944                  85                     96                   955                  764
Selling, General,
 and Administrative
 Expense...........           532                  83                     89                   538                  430
Interest Expense...            13                   2                      5                    16                   13
                           ------                 ---                    ---                ------               ------
      Total........         1,489                 170                    190                 1,509                1,207

Income (Loss)
 Before Income
 Taxes and Minority
 Interests.........           407                 (78)                  (114)                  371                  297

Provision for
 Income Taxes......           134                 (27)                   (39)                  122                   98

Minority Interests
 in Earnings of
 Consolidated
 Subsidiaries......             3                                                                3                    2
                           ------                 ---                    ---                ------               ------
      Net Income
        (Loss).....     $     270           $     (51)             $     (75)            $     246            $     197
                           ------                 ---                    ---                ------               ------
                           ------                 ---                    ---                ------               ------

    Similarly, Pioneer's historical consolidated income statement for the nine month period September 1, 1998 to May 31, 1999 was adjusted for use in the unaudited pro forma combined income statement for the six month period ended June 30, 1999 as follows:

                                                                  SUBTRACT:             EQUALS:            80% OF
                                          PIONEER INCOME       PIONEER INCOME       PIONEER INCOME     PIONEER INCOME
                                         FOR THE 9 MONTHS     FOR THE 3 MONTHS     FOR THE 6 MONTHS   FOR THE 6 MONTHS
                                               ENDED                ENDED                ENDED              ENDED
                                           MAY 31, 1999       NOVEMBER 30, 1998      MAY 31, 1999       MAY 31, 1999
                                         -----------------  ---------------------  -----------------  -----------------
Sales..................................      $   1,700            $      76            $   1,624          $   1,299
Other Income...........................             14                                        14                 11
                                                ------                  ---               ------             ------
      Total............................          1,714                   76                1,638              1,310
                                                ------                  ---               ------             ------
                                                ------                  ---               ------             ------

Cost of Goods Sold and Other Operating
 Costs and Expenses....................            849                   96                  753                603
Selling, General, and Administrative
 Expense...............................            458                   89                  369                295
Interest Expense.......................             18                    5                   13                 10
                                                ------                  ---               ------             ------
      Total............................          1,325                  190                1,135                908

Income (Loss) Before Income Taxes and
 Minority Interests....................            389                 (114)                 503                402

Provision for Income Taxes.............             98                  (39)                 137                109

Minority Interests in Earnings of
 Consolidated Subsidiaries.............              2                                         2                  2
                                                ------                  ---               ------             ------
      Net Income (Loss)................      $     289            $     (75)           $     364          $     291
                                                ------                  ---               ------             ------
                                                ------                  ---               ------             ------

    Since the proposed acquisition is for the remaining approximately 80 percent of Pioneer not presently owned by DuPont, only 80 percent of Pioneer's income for these two periods is included as an adjustment in the unaudited pro forma combined income statements.

    (c) Pioneer accounts for its 50 percent interest in the Optimum joint venture with DuPont using the equity method. After the proposed acquisition of the remaining approximately 80 percent of Pioneer, Optimum will be wholly owned by DuPont. These adjustments reclassify Pioneer's Equity in Earnings of Affiliates to reflect the consolidated accounting for Optimum that will occur after the proposed acquisition. The entries for the six months ended June 30, 1999 also include the elimination of a $12 pre-tax gain ($7 after tax) on the licensing of technology from DuPont to Pioneer.

    (d) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values and the excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. This adjustment reflects the estimated additional depreciation and amortization and other items that will result from the application of purchase accounting as follows:

                                                                                  YEAR ENDED       SIX MONTHS ENDED
                                                                               DECEMBER 31, 1998     JUNE 30, 1999
                                                                              -------------------  -----------------
ITEM
Plant and Equipment.........................................................       $       6           $     3.0
Germplasm...................................................................              17                 8.5
Trademarks and Tradenames...................................................               3                 1.5
Work Force, Sales and Grower Networks.......................................               7                 3.5
Licensed Technology.........................................................              53                26.5
Completed Technology........................................................              60                30.0
Goodwill....................................................................              66                33.0
Unfavorable Purchase Contract...............................................             (10)               (5.0)
50% of Optimum..............................................................               8                 8.0
                                                                                       -----              ------
Total Adjustment............................................................       $     210           $   109.0
                                                                                       -----              ------
                                                                                       -----              ------

    Pioneer's business is highly seasonal. Substantially all seed sales in the Northern Hemisphere are made during the period February 1 through May 31. Inventory levels are also seasonal, with peak inventory levels occurring near the beginning of the Northern Hemisphere selling season. Inventories are at their lowest levels during the period July 1 through August 31. Pioneer accounts for inventory using the first-in, first-out (FIFO) method and DuPont intends to continue this accounting method for Pioneer inventories. Under purchase accounting, inventories of Pioneer at the date of acquisition will be recorded at their estimated fair value which is higher than Pioneer's historical cost. Under the FIFO method, a non-recurring charge equal to the excess of fair value over Pioneer's historical cost of inventory will be recorded in cost of goods sold for the first inventory turn, which will primarily impact the year immediately following the acquisition. This charge, which has been excluded from the unaudited pro forma combined income statements due to its non-recurring nature, is estimated to range from $400 to $800.

    (e) This adjustment reflects the increased interest expense DuPont would have incurred on the estimated borrowings required to finance the cash portion of the proposed Pioneer acquisition and direct acquisition costs. Unaudited pro forma interest calculations are based on historical interest rates paid by DuPont on short-term commercial paper borrowings for the periods presented. For the year ended December 31, 1998, average commercial paper rates were 5.6 percent. For the six months ended June 30, 1999, average commercial paper rates were 5.0 percent.

    (f) In accordance with SFAS 2, as interpreted by FASB Interpretation No. 4, the estimated fair value of in-process research and development acquired in a business combination accounted for using the purchase method must be charged to expense in the period in which the business combination is consummated. The unaudited pro forma combined income statements exclude the charge DuPont expects to record in the period the proposed acquisition is consummated related to the acquisition of in-process research and development due to the non-recurring nature of this charge. As discussed below, DuPont estimates that a non-recurring charge of $2,450 would have been recorded for the acquisition of in-process research and development had the acquisition been consummated on June 30, 1999.

    (g) Because DuPont will acquire the stock of Pioneer, amortization of the excess of the estimated fair value of assets acquired and liabilities assumed over Pioneer's historical cost will not be deductible for Federal or State income taxes. However, in accordance with SFAS 109, deferred taxes are recorded in purchase accounting on the difference between the assigned values for financial reporting purposes and the tax basis of assets acquired, excluding purchased in-process research and development and goodwill, and liabilities assumed, excluding liabilities for expenses that are non-deductible, for stock acquisitions accounted for using the purchase method. This pro forma adjustment reflects the deferred tax benefit of $52 for the year ended December 31, 1998 and $26 for the six months ended June 30,

1999 related to the increased depreciation and amortization expenses and other items arising from purchase accounting adjustments, excluding the amortization of goodwill, and a tax benefit of $66 for the year ended December 31, 1998 and $29 for the six months ended June 30, 1999 related to the estimated increase in interest expense described in (e) above.

    (h) The DuPont unaudited pro forma combined earnings per share have been calculated assuming a DuPont stock price of $70.00 per share at the date of acquisition. The actual number of DuPont shares to be issued and the value of those shares have not yet been determined. The following table sets forth the effect on earnings per share for a range of values for DuPont stock:

                   UNAUDITED PRO FORMA COMBINED EARNINGS PER
                                     SHARE
                 ----------------------------------------------
                  YEAR ENDED DECEMBER    SIX MONTHS ENDED JUNE
                        31, 1998                30, 1999
 DUPONT STOCK    ----------------------  ----------------------
PRICE PER SHARE    BASIC      DILUTED      BASIC      DILUTED
---------------  ---------  -----------  ---------  -----------
   $   60.00     $    1.52   $    1.50   $    1.54   $    1.52
   $   65.00     $    1.53   $    1.50   $    1.55   $    1.52
   $   70.00     $    1.54   $    1.51   $    1.55   $    1.53
   $   75.00     $    1.54   $    1.52   $    1.56   $    1.54
   $   80.00     $    1.55   $    1.52   $    1.56   $    1.54

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

    (a) DuPont accounts for its approximate 20 percent interest in Pioneer and its 50 percent interest in Optimum using the equity method. Under the equity method, DuPont's share of the net assets of Pioneer and Optimum are reported as a single line item, Investments in Affiliates. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, both Pioneer and Optimum will be wholly owned by DuPont. These adjustments reclassify DuPont's Investments in Affiliates to reflect the consolidated accounting for Pioneer and Optimum that will occur after the proposed acquisition. The adjustments include unamortized balances arising from differences between fair value and historical cost of Pioneer's assets and liabilities at the date of DuPont's 1997 acquisition of approximately 20 percent of Pioneer.

    (b) Represents 80 percent of the assets and liabilities of Pioneer at May 31, 1999.

    (c) Pioneer accounts for its 50 percent interest in Optimum using the equity method. After the proposed acquisition by DuPont of the remaining approximately 80 percent of Pioneer, Optimum will be wholly owned by DuPont. These adjustments reclassify Pioneer's Investment in Affiliates to reflect the consolidated accounting for Optimum that will occur after the proposed acquisition.

    (d) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values and the excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. These adjustments reflect the estimated excess of fair value over historical cost for the 80 percent of inventory and property, plant and equipment to be acquired by DuPont under the proposed acquisition. As discussed in note (d) to the Unaudited Pro Forma Combined Income Statement above, the excess of fair value over historical cost of inventory can vary significantly due to the seasonal nature of Pioneer's business. The inventory adjustment includes $2 and the the property, plant and equipment adjustments includes $3 related to the reclassification of Optimum described in (c) above.

    (e) DuPont will account for the proposed acquisition of the remaining approximately 80 percent of Pioneer using the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed by DuPont will be recorded at their estimated fair values. This adjustment includes 80 percent of the estimated excess of fair value over historical cost for the following items:

                                                             80%        ESTIMATED        ANNUAL
ITEM                                                       AMOUNT      USEFUL LIFE    AMORTIZATION
-------------------------------------------------------  -----------  -------------  ---------------
Germplasm..............................................   $     675     40 Years        $      17
Trademarks and Tradenames..............................         134     40 Years                3
Work Force, Sales And Grower Networks..................         104     15 Years                7
Licensed Technology....................................         598     10-15 Years            53
Completed Technology...................................         602     10 Years               60
Other..................................................          12     15 Years               --

    The excess of purchase price over the estimated fair value of net assets acquired will be recorded as goodwill. This adjustment also includes goodwill of $2,621, an adjustment of $(12) to eliminate Pioneer's investment in technology licensed from DuPont, and $(8) related to the reclassification of Optimum described in (c) above.

    DuPont has stated its intention to maintain Pioneer as a separate subsidiary, operating under the Pioneer brand name. DuPont has determined that the estimated useful life of Pioneer trademarks and tradenames is likely to exceed forty years.

    Germplasm represents the pool of crop genetics owned and controlled by Pioneer. It would not be feasible to fully explore each of the unique genetic combinations that can be developed from this resource within a forty-year timeframe.

    Pioneer has stated its belief that the foundation of its strength remains the Pioneer germplasm base, the broadest and deepest supply of superior crop genetics in the world. DuPont concurs with this belief. DuPont also believes that its ability to realize the future benefits associated with goodwill arising from this transaction is directly linked to this key asset of Pioneer. As such, the estimated useful life assigned to goodwill is 40 years, the same as the estimated useful life assigned to germplasm. Annual amortization of goodwill is $66.

    (f) Represents the estimated borrowings DuPont will incur to fund the cash portion of the acquisition ($3,425) and the estimated direct expenses ($50) associated with the acquisition.

    (g)  This adjustment includes:

       - $54, representing 80 percent of the estimated increase in liabilities for unfunded post-retirement benefits that will result from recording these liabilities at fair value;

       - $61, representing the estimated liability for enhanced severance benefits, including gross-up, payable upon expiration of the management retention agreements;

       - $30, representing the non-current portion of 80 percent of the estimated fair value of the liability associated with the excess of cost over market payable under a take-or-pay unfavorable purchase contract; and

       - $1, related to the reclassification of Optimum described in (c) above.

    Under the terms of Pioneer's severance plans, employees, other than those covered by the management retention agreements, may also receive enhanced severance benefits under those plans during the three-year period immediately following consummation of the proposed acquisition. The potential liability under these plans ranges from $0, if no employees were to receive these benefits during the three-year period, to approximately $200, if all employees were to receive these benefits. Insufficient information exists as of the date these unaudited pro forma combined financial statements were prepared to make a factually based estimate of the probable future liability, if any, under these plans. As such, no pro forma adjustment has been made for these plans.

    (h) Because DuPont will acquire the stock of Pioneer, amortization of the excess of the estimated fair value of assets acquired and liabilities assumed over Pioneer's historical cost will not be deductible for Federal or State income taxes. However, in accordance with SFAS 109, deferred taxes are recorded in purchase accounting on the difference between assigned values for financial reporting purposes and the tax basis of assets acquired, excluding purchased in-process research and development and goodwill, and liabilities assumed, excluding liabilities for expenses that are non-deductible, for stock acquisitions accounted for using the purchase method. These pro forma adjustments represent the recording of deferred taxes on the portion of the basis difference represented by the excess of fair value over historical cost of the 80 percent of Pioneer to be acquired in the proposed acquisition. Current deferred income taxes relate to current assets and liabilities (inventories and other accrued liabilities). Non-current deferred income taxes relate to non-current assets and liabilities.

    (i)  This adjustment includes:

       - $19, representing the accrual of 20 percent of restricted stock compensation expense and other Pioneer costs and expenses included in the $50 non-recurring charge described in (k) below;

       - $12, representing the accrual of 80 percent of the estimated gross-up payments associated with the accelerated vesting of restricted stock;

       - $10, representing the current portion of the fair value of the unfavorable contract liability described in (g); and

       - $1, related to the reclassification of Optimum described in (c) above.

    (j) Under the terms of the merger agreement, DuPont has offered holders of options granted under Pioneer's employee stock option plan the right to choose to receive, for each Pioneer share covered by the option, an option to buy a fraction of a share of DuPont common stock worth forty dollars at the same exercise price as the Pioneer option they hold as of the merger date. Alternatively, Pioneer option holders may elect to receive in cash the spread between forty dollars and the option exercise price, subject to a limit on the cash paid to redeem the Pioneer options. This $95 pro forma adjustment represents the estimated fair value of the options to buy DuPont stock that would be issued if all holders of Pioneer options elect to receive options to buy DuPont common stock. Under purchase accounting, $76, representing 80 percent of the fair value of the options to buy DuPont stock, represents a portion of the purchase price to be allocated to the assets acquired and liabilities assumed. The remaining 20 percent, $19, represents compensation expense as determined under APB 25 and is included in the estimated $50 non-recurring charge described in (k) below expected to be recorded in conjunction with the proposed acquisition.

    (k) Includes $2,450, representing the estimated fair value of 80 percent of the in-process research and development of Pioneer.

    Purchased in-process research and development represents the value assigned in a business combination accounted for under the purchase method to research and development projects of the acquired business that were commenced, but not yet completed, at the date of acquisition and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," as interpreted by FASB Interpretation No. 4, amounts assigned to purchased in process research and development meeting the above criteria must be charged to expense at the date of consummation of the purchase business combination.

    The valuation methodology used by DuPont to estimate the fair value of the in-process research and development of Pioneer is as follows:

           Cash Flows from Successful Completion
Less:      Cash Flows to Complete
Less:      Return on Assets Employed
-------------------------------------------------------------
Equals:    Adjusted Cash Flows
Times:     Probability of Technical and Commercial Success
-------------------------------------------------------------
Equals:    Risk Adjusted Cash Flows
Times:     Present Value Factor
-------------------------------------------------------------
Equals:    Estimated Fair Value

    Cash Flows from Successful Completion represents the estimated future revenues forecast to be earned over the life of the product less the costs and expenses required to generate those revenues, assuming successful completion of the in-process project. For purposes of this valuation, Cash Flows from Successful Completion were derived using the financial projections and assumptions provided by Pioneer to DuPont as described in "FINANCIAL PROJECTIONS." Cash Flows to Complete represents the estimated future research and development costs required to complete the project, assuming the project is ultimately successful. Significant assumptions include the work required to successfully complete the project and the date of completion. Return on Assets employed represents an allocation of the estimated future profits from the project, assuming it was successfully completed, to existing assets, including identifiable intangible assets, thereby ensuring that all appropriate future cash flows are attributed to existing assets for purposes of determining their fair value.

    Probability of Technical and Commercial Success represents management's assessment of all risks associated with completing a given project. Results achieved to-date, the complexity of the work required to complete the project, and historical experience with similar types of research and development projects are among the factors considered by management in making this assessment.

    For purposes of this valuation, risk adjusted cash flows were discounted to present value using discounts ranging from 12.5 percent to 15 percent. These discount rates include adjustments intended to compensate for the risks of projection and market uncertainty and, as such, are higher than the discount rates used by the financial advisors for Pioneer and DuPont in their discounted cash flow analysis described in "SPECIAL FACTORS--Opinion of Financial Advisor for Pioneer" and "SPECIAL FACTORS--Opinions of Financial Advisors for DuPont."

    Pioneer's research and development efforts consist of new product development for its traditional businesses and trait and technology development. Of the $2,450 estimated fair value of purchased in-process research and development included in these unaudited pro forma combined financial statements, $1,200 represents the estimated fair value of research and development projects related to new product development for traditional businesses and $1,250 represents the estimated fair value of research and development projects related to trait and technology development.

    New product development for traditional businesses consists of Pioneer's seed research done through classical plant breeding techniques. Its principal objectives are to develop new hybrids of corn and varieties of soybeans. Each year, Pioneer maize researchers evaluate about 1,000,000 new experimental hybrids. These hybrids enter into a four to five year testing cycle during which the hybrids are tested in a range of soil types, stresses, and climate conditions. As the results of these tests become known, fewer and fewer hybrids are designated as candidates for further testing. The Pioneer research and development procedures classify these projects based on their stage of completion as follows:

                                                                              PROBABILITY OF
                                                      APPROXIMATE NUMBER       TECHNICAL AND
STAGE OF COMPLETION                                       OF HYBRIDS        COMMERCIAL SUCCESS
----------------------------------------------------  -------------------  ---------------------
First Cross.........................................        1,000,000                 0.01%
Second Generation...................................          210,000                 0.02%
R1-R2...............................................           10,000                 0.50%
R3..................................................              250                20.00%
R4..................................................              160                30.00%
R5..................................................               50                95.00%

    Each hybrid at each stage of completion is genetically unique. The probability of technical and commercial success in this table is the probability that an individual hybrid at a particular stage of completion will ultimately become a commercial product. These probabilities were developed based on Pioneer's extensive historical experience in developing new hybrids of corn. While stage of completion is indicative of how long it will take to develop hybrids in that stage, results can vary, with some hybrids taking less time and others taking longer. Based on these probabilities, it is projected that Pioneer will introduce approximately fifty new hybrids of corn each year for the next seven years. After this seven year period, new hybrids will principally result from projects that have not begun. These future projects are not included in the valuation of in-process research and development. The in-process research and development projects in the table above represent approximately 75% of the estimated fair value of research and development projects related to new product development for traditional businesses.

    Each year, Pioneer's soybean researchers test approximately 500,000 new experimental lines of soybeans. These experimental lines of soybeans undergo a testing and selection process similar to the one described above for corn. Soybean projects are classified as to stage of completion using the same classification system shown above. Probabilities of technical and commercial success were estimated for each stage of completion based on Pioneer's extensive historical experience. Soybean in-process research and development projects represent approximately 13% of the estimated fair value of research and development projects related to new product development for traditional businesses. In-process research and development projects for alfalfa, sorghum, wheat, sunflowers, canola and microbial products make up the remaining approximately 12% of the estimated fair value of research and development projects related to new product development for traditional businesses.

    Research and development projects related to trait and technology development have as their objective the use of biotechnology techniques to genetically improve insect, disease and herbicide resistance in crops and develop products that increase the value of commodity grains by modifying their protein, oil and carbohydrate components. Five in-process projects as of the February 28, 1999 valuation date had progressed sufficiently to meet the criteria used by DuPont to identify projects qualifying as purchased in-process research and development. Key criteria in this identification process include the ability to reasonably estimate the future benefits if the project is successful, the cost to complete the project, the probable completion date, and the project's probability of technical and commercial success. The probability of technical and commercial success for these five projects ranged from 65% to 85%. Approximately 55% of the fair value of research and development projects related to trait and technology development is represented by a project to develop resistance to a broad spectrum of lepidopteran insects, including European corn borer. This project is expected to be completed in 2002. The risk-adjusted projections for this project were included in the financial projections and assumptions provided by Pioneer to DuPont as described on page 64 of this document. Approximately 35% of the fair value of research and development projects related to trait and technology development relates to two projects, corn rootworm and molds and mycotoxins. Key assumptions for these projects are as described on page 64 of this document.

    The fair value of in-process research and development at the actual date of acquisition is likely to differ from the above estimate. Some research and development projects may be completed, some may be cancelled, and some new projects may be commenced. In addition, the probability of technical and commercial success, especially for trait and technology projects, may increase or decline as additional work on the projects is completed. Generally, a $100 increase/decrease in the estimated fair value of in-process research and development will result in a $100 decrease/increase in the amount assigned to goodwill. A $100 decrease/increase in the amount assigned to goodwill will result in a $2.5 decrease/ increase in amortization expense and a $2.5 increase/decrease in income from continuing operations.

    This adjustment also includes $50, representing the estimated non-recurring charge DuPont expects to record in conjunction with the proposed acquisition, as follows:

    - $19, representing compensation expense to be recorded in accordance with APB 25 in conjunction with the issuance of DuPont options as described in
      (j) above;

    - $22, representing DuPont's 20 percent share of Pioneer compensation expense for accelerated vesting of restricted stock and accruals for change of control benefits for executive officers; and

    - $9, representing DuPont's 20 percent share of Pioneer's estimated out-of-pocket costs and expenses associated with the proposed transaction.

    (l) Represents 59.7 million shares of DuPont common stock at $70.00 per share to be issued in exchange for Pioneer shares under the stock portion of the merger agreement.

    (m) Represents the issuance of 28.2 million shares of DuPont common stock at $70.00 per share to a wholly owned subsidiary of DuPont to effect the transfer of the 49,333,758 shares of Pioneer stock held by the subsidiary to Delta Acquisition Sub, another wholly owned subsidiary of Dupont.

COMPARATIVE PER SHARE UNAUDITED PRO FORMA DATA

    Presented below are the earnings, dividends and book value per common share data for Pioneer on a historical and pro forma equivalent basis and for DuPont on an historical and a pro forma combined basis. The pro forma equivalent data is based on an assumed exchange ratio of .57142857 share of DuPont common stock for 1 share of Pioneer common stock times the unaudited pro forma combined per common share data. The exchange ratio was calculated using an assumed price of $70.00 per share for DuPont common stock which is the same assumed price used to prepare the unaudited pro forma combined financial statements of DuPont ($40/$70.00 = .57142857). We combined Pioneer historical financial information and unaudited pro forma consolidated financial information of DuPont using the purchase method of accounting for business combinations. See "--Unaudited Pro Forma Combined Financial Statements of DuPont".

                                                         SIX MONTHS
                                                           ENDED               NINE MONTHS            YEAR ENDED
                                                        MAY 31, 1999              ENDED            AUGUST 31, 1998
                                                  ------------------------    MAY 31, 1999     ------------------------
                                                               EQUIVALENT   -----------------               EQUIVALENT
                                                  HISTORICAL    PRO FORMA      HISTORICAL      HISTORICAL    PRO FORMA
                                                  -----------  -----------  -----------------  -----------  -----------
PIONEER--HISTORICAL AND EQUIVALENT PRO FORMA
Diluted Earnings per common share...............   $    1.51    $    0.87       $    1.20       $    1.08    $    0.86
Cash Dividends declared per common share........   $    0.20    $    0.40       $    0.30       $    0.37    $    0.78
Book Value per common share.....................   $    5.98    $    6.61       $    5.98       $    5.18    $    6.20

                                                         SIX MONTHS
                                                           ENDED                                      YEAR ENDED
                                                       JUNE 30, 1999                              DECEMBER 31, 1998
                                                  ------------------------                     ------------------------
                                                                PRO FORMA                                    PRO FORMA
                                                  HISTORICAL    COMBINED                       HISTORICAL    COMBINED
                                                  -----------  -----------                     -----------  -----------
DUPONT--HISTORICAL AND COMBINED PRO FORMA
Diluted Earnings per common share...............   $    1.29    $    1.53                       $    1.43    $    1.51
Cash Dividends declared per common share........   $    0.70    $    0.70                       $   1.365    $   1.365
Book Value per common share.....................   $   12.84    $   11.58                       $   12.18    $   10.85

MARKET PRICES AND DIVIDEND INFORMATION

    Both Pioneer and DuPont list their common stock on the New York Stock Exchange, under the symbols "PHB" and "DD." The following table shows the range of the high and low sale prices of shares of Pioneer common stock and DuPont common stock, as reported on the New York Stock Exchange Composite Transactions Tape for each quarterly period during the last two years. DuPont's fiscal year is the same as the calendar year. Pioneer's fiscal year is from September 1 to August 31. Accordingly, the prices for each of the fiscal quarters shown below do not cover the exact same dates for DuPont and Pioneer. The table also shows the per share cash dividend amounts paid for each of these quarterly periods.

    All information takes into account the DuPont two-for-one stock split in April 1997 and the Pioneer three-for-one stock split in April 1998.

                                                                               PIONEER COMMON STOCK
                                                                                                       PER SHARE
                                                                               --------------------      CASH
                                                                                 HIGH        LOW     DIVIDEND PAID
                                                                               ---------  ---------  -------------
PIONEER
Fiscal 1997:
First Fiscal Quarter ended November 30, 1996.................................  $  24.667  $  18.042   $     0.077
Second Fiscal Quarter ended February 28, 1997................................     24.208     20.083         0.077
Third Fiscal Quarter ended May 31, 1997......................................     24.500     19.250         0.077
Fourth Fiscal Quarter ended August 31, 1997..................................     31.333     23.000       0.08667

Fiscal 1998:
First Fiscal Quarter ended November 30, 1997.................................     34.708     28.479       0.08667
Second Fiscal Quarter ended February 28, 1998................................     36.229     32.667       0.08667
Third Fiscal Quarter ended May 31, 1998......................................     42.688     32.500       0.08667
Fourth Fiscal Quarter ended August 31, 1998..................................     41.750     30.688          0.10

Fiscal 1999:
First Fiscal Quarter ended November 30, 1998.................................     34.813     22.125          0.10
Second Fiscal Quarter ended February 28, 1999................................     30.385     23.063          0.10
Third Fiscal Quarter ended May 31, 1999......................................     38.750     20.625          0.10
Fourth Fiscal Quarter (through August 27, 1999)                                   39.375     37.375          0.10

                                                                               DUPONT COMMON STOCK
                                                                                                       PER SHARE
                                                                               --------------------      CASH
                                                                                 HIGH        LOW     DIVIDEND PAID
                                                                               ---------  ---------  -------------
DUPONT
1997:
First Fiscal Quarter ended March 31, 1997....................................  $  57.625  $  46.375   $     0.285
Second Fiscal Quarter ended June 30, 1997....................................     62.875     49.750         0.315
Third Fiscal Quarter ended September 30, 1997................................     69.750     60.688         0.315
Fourth Fiscal Quarter ended December 31, 1997................................     64.938     50.188         0.315

1998:
First Fiscal Quarter ended March 31, 1998....................................     70.438     52.625         0.315
Second Fiscal Quarter ended June 30, 1998....................................     84.438     67.125          0.35
Third Fiscal Quarter ended September 30, 1998................................     79.500     52.250          0.35
Fourth Fiscal Quarter ended December 31, 1998................................     66.500     51.688          0.35

1999:
First Fiscal Quarter ended March 31, 1999....................................     60.125     50.063          0.35
Second Fiscal Quarter ended June 30, 1999....................................     74.875     58.250          0.35
Third Fiscal Quarter (through August 27, 1999)                                    74.000     67.750            --

                              MERGER CONSIDERATION

    At the closing of the merger, the holders of shares of Pioneer common stock will receive, either:

    (a) $40 in cash; or

    (b) a fraction of a share of DuPont common stock valued at $40, for each Pioneer common share.

    The merger is structured so that 45 percent of the aggregate consideration paid by DuPont will be paid in cash and 55 percent will be paid in DuPont common stock. The Pioneer shareholders may elect to receive shares of DuPont common stock in exchange for their shares of Pioneer common stock.

    If holders of more than 55 percent of the shares of Pioneer common stock elect to receive DuPont shares, then:

    - the Pioneer shareholders electing to receive DuPont stock will receive DuPont stock for a prorated amount of their shares of Pioneer common stock and cash for the remainder of their shares of Pioneer common stock; or

    - DuPont may elect to increase the percentage of DuPont stock issued in the merger so that the Pioneer shareholders electing to receive DuPont stock will be able to receive DuPont stock in exchange for all of their shares of Pioneer common stock.

    If the number of shares held by both the (a) non-electing Pioneer shareholders and (b) dissenting Pioneer shareholders exceeds 45 percent of the total number of outstanding shares of Pioneer common stock, then:

    - the non-electing shareholders will receive cash for a prorated amount of their shares of Pioneer common stock and DuPont stock for the remainder of their shares of Pioneer common stock; and

    - the dissenting Pioneer shareholders will receive cash for all shares of Pioneer common stock held by them.

                                MERGER FINANCING

    The cash portion of the consideration paid by DuPont in connection with the merger is anticipated to come from cash on hand and, to the extent deemed appropriate at the time, debt financing including the sale of commercial paper; the other portion of the consideration paid by DuPont in connection with the merger will be DuPont common stock.

FEES AND EXPENSES

    Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees and expenses.

    The following are estimates of the fees and expenses which Pioneer and DuPont expect to incur in connection with the merger.

Financial Advisor Fees(1)......................................  $20,000,000
SEC Filing Fees................................................   1,523,063
Legal Fees and Expenses........................................   7,500,000
Accounting Fees................................................     550,000
Printing and Mailing Expenses..................................     400,000
Solicitation Fees..............................................      20,000

------------------------

(1) Financial advisor fees consist only of estimated fees and expenses payable to Lazard, financial advisor to Pioneer, and assume the merger is consummated. The fees of Credit Suisse First Boston and Salomon Smith Barney are not included. For additional information, see "SPECIAL FACTORS--Opinion of Financial Advisor for Pioneer," and with respect to the fees of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., "SPECIAL FACTORS-- Opinions of Financial Advisors for DuPont."

                              THE MERGER AGREEMENT

    This is a summary of the material provisions of the merger agreement, a copy of which is attached as APPENDIX A to this document. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

    When the merger occurs, Pioneer will be merged with and into Delta Acquisition Sub, a wholly owned subsidiary of DuPont. As a result, Pioneer will be a wholly owned subsidiary of DuPont. The merger will have the effects specified in the Iowa Business Corporation Act.

    Each Pioneer common share outstanding immediately before the merger, other than those owned by DuPont, will be converted into either: (a) a fraction of a share of DuPont common stock with a value of $40 or (b) $40 in cash. The value of a share of DuPont common stock for these purposes will be based on the average trading price of DuPont common stock over the 10 trading day period ending three trading days prior to the date of the special meeting of Pioneer shareholders held to approve the merger.

    Forty-five percent of the aggregate consideration paid by DuPont will be in the form of cash and the remaining 55 percent will be in the form of DuPont common stock. If total shareholder elections for DuPont common stock or cash, including those receiving cash by failing to elect stock exceed either of these limits, the number of Pioneer shares to be converted into DuPont common stock or cash that exceeded the applicable limit will be cut back proportionately. However, DuPont may, prior to the third business day before the date of the Pioneer shareholder meeting, elect to increase the percentage of DuPont common stock issued in the merger so that the Pioneer shareholders electing to receive DuPont common stock will be able to receive DuPont common stock in exchange for all of their shares of Pioneer common stock.

    All shares of Pioneer common stock will be canceled and retired. Each holder of a certificate representing any shares of Pioneer common stock will no longer have any rights with respect to the shares of Pioneer common stock, except for the right to receive either: (a) a fraction of a share of DuPont common stock with a value of $40 or (b) $40 in cash. Each Pioneer common share held in Pioneer's treasury or held by DuPont or their subsidiaries at the time of the merger will be canceled and retired without any payment.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Iowa. However, we may agree to a later time, and specify that time in the certificate of merger. The parties anticipate filing the certificate of merger on the day on which the satisfaction or waiver of all conditions in the merger agreement are satisfied. We expect to complete the merger on or promptly after October 1, 1999, the date scheduled for the special shareholder's meeting to approve the merger. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived. See "--Conditions."

SHARE ELECTION PROCEDURES

    A election and transmittal form has been attached to this proxy statement. Pioneer shareholders who wish to receive DuPont common stock or, regardless of whether they wish to receive stock or cash, who wish to receive the merger consideration as soon as possible following Pioneer shareholder approval of the merger should mail the election and transmittal form indicating whether they elect to receive cash or DuPont common stock, together with their Pioneer stock certificates to the exchange agent at the address below:

                           First Chicago Trust Co. of New York
                             a division of EquiServe
                           P.O. Box 2500
                           Jersey City, New Jersey 07303-2500

    We have retained Georgeson Shareholder Communications Inc. as information agent to assist you in the merger. You may call Georgeson Shareholder Communications Inc. at 1-800-223-2064 (toll free) in the United States or Canada or for banks, brokers and persons outside the United States or Canada at
(212)-440-9800 (collect) elsewhere to request additional documents and to ask any questions.

    If you are a participant in the Pioneer Dividend Reinvestment Plan, you should check the applicable box in the election and transmittal form. Participants in the Pioneer Dividend Reinvestment Plan do not need to send stock certificates with respect to their Pioneer Dividend Reinvestment Plan shares. See Instruction 14 of the general instructions which will be attached to the election and transmittal form.

    Subject to the proration procedures described above which can apply if the amount of cash or DuPont common stock elected by all Pioneer shareholders exceeds 45 percent or 55 percent, respectively, of the aggregate merger consideration, each Pioneer shareholder may elect to receive with respect to each share of Pioneer stock (a) a fraction of a share of DuPont common stock with a value of $40 or (b) $40 in cash. DuPont common stock will be valued for these purposes as described above. Pioneer shareholders who fail to timely return or properly complete their election and transmittal forms will be deemed to have made an election to receive cash.

    Pioneer shareholders or their brokers acting on their behalf must send in the election and transmittal forms form together with their Pioneer stock certificates to the exchange agent. To receive DuPont common stock, all necessary documentation must be received by the exchange agent by 5:00 p.m. New York City time on the business day immediately preceding the date of the special meeting of Pioneer shareholders to approve the merger. After this deadline, Pioneer shareholders may not elect to receive DuPont stock in the merger. Pioneer shareholders may also follow the guaranteed delivery instructions included with the election and transmittal form to send in their stock certificates. Immediately following the merger, the exchange agent will send letters of transmittal to those shareholders who have not delivered the election and transmittal form before the consummation of the merger. To receive the available merger consideration, Pioneer shareholders will be responsible to complete and return the letter of transmittal to the exchange agent.

    For Pioneer shareholders electing to receive shares of DuPont stock, in addition to a certificate representing DuPont common stock, the holder of a surrendered Pioneer common share certificate will receive any dividends or other distributions on the DuPont common stock that have a record date after the merger, and a payment date before the holder surrenders the Pioneer common share certificate. However, DuPont will not pay any dividends until the holder of the Pioneer share certificate surrenders that certificate. The holder will also receive any dividends or other distributions with a record date after the merger but before the surrender, and a payment date after the surrender. In each case taxes will be withheld as required.

    After the merger, there will be no transfers on the transfer books of Pioneer of shares of Pioneer common stock that were outstanding immediately before the merger. In the event that Pioneer determines there will be an unexpected, extended period of time after the shareholder meeting for the closing of the merger to occur, Pioneer may cause stock certificates to be returned to Pioneer shareholders who have elected to receive cash, but not to shareholders who have elected to receive stock, to allow transfers of Pioneer common stock during the period of delay.

    Any DuPont common share certificates issued in the merger and any dividends or distributions deposited by DuPont with the exchange agent that remain unclaimed by the former Pioneer shareholders six months after the merger will be delivered to DuPont. Any former Pioneer shareholders who have not complied with the exchange procedures before the six month anniversary of the merger may look only to DuPont for payment of DuPont common stock, and any unpaid dividends and distributions on DuPont common stock. Neither Pioneer, DuPont, the exchange agent nor any other person will be liable to you for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    No interest will be paid or accrued on unpaid dividends and distributions, if any, which will be paid on surrender of the Pioneer common share certificates.

    If any of your Pioneer share certificates have been lost, stolen or destroyed, you will be entitled to obtain for each share of Pioneer common stock represented thereby either:

    (a) a fraction of a share of DuPont common stock with a value of $40; or

    (b) $40 in cash for each share of Pioneer common stock by making an affidavit and, if required by DuPont, posting a bond in an amount sufficient to protect DuPont against claims related to your lost, stolen or destroyed Pioneer stock certificates.

CLASS B COMMON STOCK EXCHANGE

    Following the signing of the merger agreement, Pioneer exchanged, on a share-for-share basis, Pioneer common shares entitled to five votes per share for all Pioneer Class B common shares previously owned by DuPont. DuPont has agreed that the aggregate voting power which it may vote in its discretion will be limited to the percentage common stock equity interest represented by such shares. The only exception to this rule would arise if a third party, other than the Wallace family, who owns a greater common stock equity interest is permitted by us to have voting power greater than its economic interest. In that case, DuPont could exercise the same degree of voting power in excess of its economic interest. In addition, so long as the 1997 investment agreement remains in effect, DuPont's aggregate voting power cannot exceed 20 percent. DuPont has agreed to vote all of its shares of Pioneer common stock in favor of the merger.

STOCK OPTIONS

    Outstanding options to buy shares of Pioneer common stock granted under Pioneer's employee stock option plan will fully vest on completion of the merger. Holders of options may choose to receive, for each Pioneer share covered by the option, an option to buy a fraction of a share of DuPont common stock worth $40 at an exercise price which is adjusted to take into account the exchange ratio. Alternatively, option holders may elect to receive in cash the spread between $40 and the option exercise price, subject to a limit on the total cash paid to redeem the Pioneer options.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains essentially reciprocal representations and warranties made by each of us to the other, including representations and warranties relating to:

    (1) due organization, power and standing, and other corporate matters;

    (2) authorization, execution, delivery and enforceability of the merger agreement;

    (3) conflicts under organizational documents, violations of any instruments or law, and required consents and approvals;

    (4) capital structure and securities;

    (5) documents filed with the SEC, including financial statements, and the accuracy of the information in those documents;

    (6) the absence of any material adverse change;

    (7) litigation and liabilities;

    (8) brokers' and finders' fees with respect to the merger; and

    (9) compliance with applicable laws.

    Pioneer also made additional representations and warranties to DuPont relating to:

    (1) subsidiaries;

    (2) tax matters;

    (3) retirement and other employee benefit plans;

    (4) intellectual property; and

    (5) receipt of fairness opinions.

COVENANTS

    PIONEER.  Pioneer has agreed to:

    (1) conduct its business in all material respects in the ordinary and usual course before the merger; and

    (2) use its reasonable best efforts to keep its business organization intact in all material respects, keep available the services of its officers and employees as a group and maintain its existing business relations and goodwill and not to take any action or knowingly omit any action that will make its representations and warranties false in any material respect.

    In addition, Pioneer has agreed that before the merger, unless DuPont agrees in writing or as otherwise permitted by the merger agreement, Pioneer will not:

    (1) split, combine, subdivide or reclassify any of its capital stock;

    (2) declare any dividend other than its regular quarterly cash;

    (3) issue, deliver or sell any shares of its capital stock or any bonds, debentures, notes or other indebtedness having the right to vote or any securities convertible into or any rights, warrants or options to acquire shares of Pioneer common stock other than the issuance of common stock upon the exercise of outstanding options or in connection with benefit plans;

    (4) amend its organizational documents or any material term of any security issued by Pioneer;

    (5) acquire any business the consideration for which exceeds $100 million in the aggregate or that would make it more difficult to obtain approval under any regulatory law;

    (6) incur any liens on or restrict the transfer of any asset except in the ordinary course of business;

    (7) relinquish, waive or release any material right or claim, settle any material suit or knowingly dispose of any material intellectual property rights or knowingly disclose non-public intellectual property information to persons outside of Pioneer;

    (8) make any loans or investments except in the ordinary course of business, in connection with a permitted acquisition, under agreements that existed at the time of the signing of the merger agreement, or in an amount less than $50 million;

    (9) incur or amend the terms of any indebtedness for borrowed money or guarantee indebtedness for more than $600 million in connection with the PHI Financial Services Inc. program to customers of Pioneer or $200 million otherwise in the aggregate;

    (10) enter into, adopt or amend any agreement or arrangement relating to severance or any employee benefit plan or employment or consulting agreement or grant any stock option or other equity awards;

    (11) change its accounting policies, practices or methods except as required by generally accepted accounting principles or the rules and regulations of the SEC;

    (12) enter into agreements which would restrict Pioneer or its subsidiaries or which would, after the merger, restrict DuPont from engaging in a line of business or in a geographic area which would result in a material adverse effect on DuPont; or

    (13) amend its Rights Agreement or amend or redeem the rights thereunder.

    DUPONT. DuPont has agreed that it will not take any action or knowingly omit any action that will make its representations and warranties false.

    In addition, DuPont has agreed that before we complete the merger, unless Pioneer agrees in writing or as otherwise permitted by the merger agreement, DuPont will not:

    (1) purchase or otherwise acquire any shares of its capital stock, other than in the ordinary course for its employee benefit plans, during the 10 trading day period during which the value of DuPont common stock is being determined or during the five trading days preceding such period or permit the Conoco Exchange offer to be completed during the 10 trading days before the beginning of such 10 trading day valuation period;

    (2) acquire or enter into a letter of intent to acquire all or any capital stock of certain companies, including Monsanto, which are listed on a schedule to the merger agreement;

    (3) enter into a joint venture with or acquire a division of those same companies on the schedule if the joint venture or acquisition directly involves seed operations or enter into a related letter of intent; or

    (4) acquire or enter into any other transaction in the seed business which would make it more difficult to obtain any material approval under antitrust law or if a material delay would occur.

    DuPont may make the acquisitions referred to in clauses (2) through (4) above if it waives antitrust and litigation related closing conditions not then satisfied as a result of such action that would otherwise be a basis for not closing the merger at such time and, in the case of transactions described in
(2) and (3), if the Hart-Scott-Rodino waiting period has expired. In the event that a transaction results in a delay in the closing of the DuPont-Pioneer merger beyond a specified date, DuPont has agreed, in certain limited circumstances, to increase the $40 merger consideration by an interest factor for each subsequent day of delay.

    DuPont and Pioneer have agreed to:

    (1) cooperate in the prompt preparation and filing of documents under federal and state securities laws and with applicable government authorities; and

    (2) to use their respective reasonable best efforts to obtain approval under the Hart-Scott-Rodino Act.

    DuPont has also agreed to use its reasonable best efforts to obtain all material necessary "blue sky" permits required for the merger and cause the DuPont common stock used for consideration in the merger to be listed on the NYSE.

NO SOLICITATION OF TRANSACTIONS

    Summary: Pioneer has agreed that it will not, and will use its best efforts to cause its officers and directors, financial advisors, agents and representatives not to:

    - solicit, initiate or encourage or take any other action to facilitate any inquiries or the making of any, offer, indication of interest or proposal with respect to a sale of 30 percent or more of Pioneer's shares or a merger or related transaction including Pioneer.

    If Pioneer receives an unsolicited inquiry, indication of interest, proposal or offer from a third party relating to a superior proposal, Pioneer may provide information and discuss and negotiate with that third party if the Pioneer board of directors believes it is its fiduciary duty to do so. In exercising its fiduciary duties, the Pioneer board of directors will evaluate the Iowa statute that permits the Pioneer board to consider the effect of the transaction on constituencies other than Pioneer's shareholders, including its employees, customers, and suppliers and the communities in which Pioneer does business. Pioneer will inform DuPont if it is engaged in substantive discussions with another party but is not obligated under the merger agreement to inform DuPont of the third party's identity or the terms of the offer.

    After April 29, 1999, the merger agreement requires the Pioneer board of directors inform DuPont within five business days if we receive a superior proposal from a third party which the board of directors believes is reasonably likely to result in a binding agreement within 10 business days. However, unless DuPont notifies Pioneer that DuPont wishes to have a termination right by reason of such notification, Pioneer will not have the ability to enter into such an agreement.

BOARD RECOMMENDATION

    Summary: The board of directors of Pioneer has agreed to recommend the approval and adoption of the merger agreement and approval of the merger to the Pioneer shareholders.

    Pioneer has agreed that our board of directors will not:

    - withdraw or modify its approval or recommendation of the merger agreement and the merger, although it may, after consideration of the applicable constituency provisions in the Iowa statutes and consultation with outside counsel, do so if it concludes that withdrawal or modification of its approval or recommendation of the merger agreement and the merger is required for it to act in a manner consistent with its fiduciary duties under applicable law.

BEST EFFORTS; ANTITRUST MATTERS

    Summary: Except as described below, we have agreed that we will use our reasonable best efforts to do all things necessary under applicable antitrust laws and regulations to complete the merger as soon as reasonably possible.

    The parties have agreed, except as described in the paragraph below:

    - to use reasonable best efforts to take all steps necessary to eliminate every impediment under any antitrust, competition or trade regulation law so that we can complete the merger no later than December 1, 1999. This includes the sale, divestiture or disposition of assets, businesses or product lines to avoid the entry of, or to effect the dissolution of, any order that would have the effect of preventing or delaying the merger;

    - that DuPont will control all decisions with respect to which divestitures or related transactions will be undertaken by the parties if required by regulators to do so; and

    - to use our reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the merger, including defending through litigation on the merits any claim by any party in any court.

    Regardless of the above, the parties are not required to take any action that would result in a "significant adverse impact." A "significant adverse impact" means any change or effect that in DuPont's reasonable judgment:

    - is likely to be materially adverse to DuPont's and its subsidiaries' operations which are in the same or related lines of business as those of Pioneer and its subsidiaries, taken together with Pioneer and its subsidiaries as a whole.

BENEFIT PLANS

    Summary: DuPont has agreed to maintain Pioneer benefits plans for at least one year following the merger. DuPont and Pioneer have also agreed that Pioneer may offer employment retention agreements to up to 21 Pioneer executive officers and key employees. These agreements have been entered into.

    TREATMENT OF PIONEER EMPLOYEE BENEFIT PLANS.

    - Pioneer and DuPont have agreed that, for at least one year following the merger, the surviving corporation and its subsidiaries will continue to sponsor and maintain the Pioneer plans, agreements and arrangements for the benefit of employees of Pioneer who continue in employment after the effective time of the merger.

    - The surviving corporation and its subsidiaries have agreed to honor Pioneer's obligations under the Pioneer plans, agreements and arrangements.

    - As a general rule, Pioneer employees who continue employment after the effective time of the merger will receive credit for pre-merger service with Pioneer for all purposes under plans in which they first participate following the merger. Pre-merger service with Pioneer will not be credited for benefit accrual under any DuPont defined benefit pension plan, or if the crediting of pre-merger service would result in the duplication of benefits for the same period of service.

    - DuPont has agreed, effective as of the effective time, to guarantee payment of all obligations of the surviving corporation under the Pioneer plans, agreements and arrangements. DuPont has acknowledged that the merger will constitute a change in control of Pioneer under all applicable Pioneer plans, agreements and arrangements.

    TREATMENT OF PIONEER BONUS PLANS. The merger agreement specifies the treatment of cash and stock bonuses for Pioneer's 1999 fiscal year under the Pioneer incentive plans. Under incentive plans that pay bonuses based on Pioneer performance, participants will receive cash bonuses for 1999 based on either Pioneer's actual performance or on the assumption that Pioneer had met its financial targets, whichever results in the greater bonus. Bonuses based on personal objectives will be paid consistent with past practices. The foregoing bonuses will be paid in October, 1999. If the closing occurs after August 31, 1999, the merger agreement provides that the bonus plans will continue and that pro-rated awards for Pioneer's 2000 fiscal year will be paid within 45 days following the closing.

    EMPLOYMENT RETENTION AGREEMENTS. Employment retention agreements between the surviving corporation and the covered executives (a) will become effective at the effective time of the merger, (b) will have a term of between one and three years and (c) will contain the following material terms:

    - titles and duties commensurate with the covered individual's pre-merger titles and duties;

    - annual compensation during the term at least equal to the covered individual's 1999 base salary, 1998 cash bonus and value of 1998 restricted stock bonus;

    - based on goals set by DuPont, a stay bonus of at minimum one year of base salary and at maximum one year total compensation payable at the end of the term;

    - an option to acquire DuPont common stock, granted at fair market value and in an amount to be established by DuPont under its Management Stock Option Plan;

    - severance benefits upon termination of employment consisting of principally (1) one-twelfth of annual total compensation paid each month during the three years following termination (or, if less, until the executive is age 65), (2) acceleration of the vesting and payment of benefits under the Pioneer Deferred Compensation Plan and Supplemental Executive Retirement Plan, and (3) continued health and welfare coverage until age 65 and retiree coverage thereafter, as these coverages are in effect on January 1, 1999. These severance benefits are payable:

       (1) upon termination of employment by the surviving corporation other than for cause, or by the covered individual for stated good reason (substantially as defined under the Pioneer Change in Control Severance Plan for Management Employees);

       (2) upon the death or disability of the covered individual;

       (3) upon nonrenewal of the term by either party; and

       (4) upon termination on 30 days' notice by either the surviving corporation or the covered individual during any mutually-agreed extension of the term;

    - a guarantee by DuPont of the surviving corporation's performance under the agreements;

    - a gross-up payment to make the covered individual whole for excise taxes payable under Section 4999 of the Internal Revenue Code which is provided under existing plans; and

    - execution of a standard DuPont employee agreement.

    Mr. Johnson's agreement will have the same terms and conditions as the agreements of the other covered individuals, except that Mr. Johnson's agreement is to have a four-year term. In addition, Mr. Johnson's agreement will provide that Mr. Johnson will be the head of Pioneer, would report directly to Mr. Holliday and would be a part of DuPont's Office of the Chief Executive. Subsequently, it was announced by DuPont that Mr. Johnson would be an Executive Vice President of DuPont, and that Jerry Chicoine, currently Pioneer's Executive Vice President and Chief Operating Officer, would become the President and Chief Executive Officer of Pioneer following the merger.

    After DuPont and Pioneer executed the merger agreement, DuPont requested that Pioneer pay in advance of the closing of the merger the portion of annual compensation attributable to cash bonuses and restricted stock bonuses. These payments will be discounted to present value using a 4 percent discount rate, and are subject to proportionate forfeiture if the covered individual voluntarily terminates without stated good reason or is fired for cause during the term. It is expected that these payments will be paid to the covered individuals after the shareholder vote on the merger and before closing of the merger. The retention agreements as executed reflect these arrangements.

INDEMNIFICATION AND INSURANCE

    Summary: DuPont has agreed that it will provide each director and officer of Pioneer with the following protection with respect to acts or omissions before the merger:

    - indemnity against damages and other costs incurred in connection with any claim or investigation which are asserted within six years, and

    - directors' and officers' liability insurance coverage in effect for six years.

    After the merger, DuPont has agreed to, or to cause the surviving corporation of the merger to, indemnify each present and former director and officer, when acting in said capacity, of Pioneer or any of its subsidiaries, against all costs or expenses, judgments, fines, losses, claims, damages, or liabilities in connection with any claim, action, suit, proceeding or investigation brought within 6 years of the merger closing for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under the Iowa Business Corporation Act or other applicable law.

    For a period of six years after the merger, DuPont has agreed to maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the merger with coverage in amount and scope at least as favorable as Pioneer's existing directors' and officers' liability insurance coverage. If the existing directors' and officers' liability insurance expires or terminates or if the annual premium is more than 200 percent of the last annualized premium paid, DuPont must obtain directors' and officers' liability insurance in an amount and scope as it can obtain for the remainder of that period for a premium not in excess, on an annualized basis, of 200 percent of the last annualized premium paid.

CONDITIONS

    Both DuPont and Pioneer are required to complete the merger only if each of the following conditions is met:

    (1) the holders of a majority of the outstanding shares of Pioneer common stock have approved and adopted the merger agreement and approved the merger;

    (2) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expires or terminates and approval of the European Commission is obtained;

    (3) there is no judgment, injunction, order, or decree making the merger illegal or otherwise prohibiting the completion of the merger;

    (4) there is no provision of any applicable law or regulation prohibiting the completion of the merger except as would not reasonably be expected to have in the aggregate a material adverse effect on the respective parties or a "significant adverse impact." This condition will be deemed satisfied if the violations of laws or regulations results from DuPont's breach of its obligations with respect to antitrust approvals;

    (5) the registration statement on Form S-4 of which this document is a part is effective under the Securities Act;

    (6) the parties have satisfied all material state securities or "blue sky" laws; and

    (7) the DuPont common stock to be issued in accordance with the merger is duly approved for listing on the New York Stock Exchange.

    Additionally, the merger agreement obligates DuPont on the one hand, and Pioneer, on the other hand, to complete the merger only if, before the merger, the following additional conditions are satisfied:

    (1) The other party has performed in all material respects all of its agreements and covenants contained in the merger agreement and required to be performed before the completion of the merger;

    (2) the representations and warranties of the other party in the merger agreement are true and correct as of the closing date, except for those representations made as of an earlier date, with

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
       the same force and effect as if made on and as of the closing date except to the extent that any failures of the representations and warranties to be so true and correct, determined without regard to materiality qualifiers or limitations contained in the merger agreement, individually or in the aggregate, would not reasonably be expected to have resulted in a material adverse effect on the other party, as defined below;

    (3) Such party has received an opinion of its tax counsel to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    Also, DuPont is obligated to complete the merger only if:

    (1) All governmental consents and filings necessary to complete the merger, other than in connection with the Hart-Scott-Rodino Act or by the European Commission shall have been obtained, unless the failure to obtain these consents or make these filings would not reasonably be expected to have a material adverse effect on that party; and

    (2) No litigation shall have been instituted by governmental authorities against DuPont, Pioneer or any of their respective officers or directors which seeks (a) to prevent the DuPont-Pioneer transaction, (b) material damages, (c) any other remedy that would impair the benefits of the transaction or (d) to impose criminal liability.

    For purposes of the merger agreement, "material adverse effect" means any change, circumstance, event or effect:

    - that is materially adverse to the business, assets or results of operations of such party and its subsidiaries taken as a whole, or

    - in the case of Pioneer, that will prevent or materially impair Pioneer's ability to perform its obligations under the merger agreement.

    "material adverse effect" does not include changes or effects:

    - relating to economic conditions or financial markets in general or

    - in the case of Pioneer, relating to the agricultural industry in general or

    - in the case of DuPont, relating to the industries in which DuPont and its subsidiaries operate, in general.

TERMINATION

    Summary: The merger agreement provides that either of us or in certain circumstances one of us may terminate the agreement under the circumstances described below.

    RIGHT TO TERMINATE BY EITHER OF US. The parties may together terminate the merger agreement and abandon the merger at any time before the merger is completed by our mutual written consent. Either party may also terminate the merger agreement if:

    (1) the merger does not occur by December 1, 1999, but that right to terminate will not be available if the party desiring to terminate has failed to fulfill any obligation that has been the cause of the failure of the merger to occur on or before December 1, 1999;

    (2) any governmental entity issues a final and nonappealable order making the merger illegal or permanently prohibiting the merger, as long as the party seeking to terminate the merger agreement has used its reasonable best efforts to have this order lifted or vacated; or

    (3) the Pioneer shareholders fail to approve the merger agreement and the merger.

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
    RIGHT TO TERMINATE BY DUPONT.  DuPont may terminate the merger agreement if:

    (1) Pioneer's board of directors, prior to the Pioneer shareholders vote in favor of the merger, approves or recommends a proposal or a public tender offer or exchange offer by a third party or fails to reject or recommend against a tender or exchange offer within 10 days after its commencement;

    (2) Pioneer's board of directors withdraws, modifies or materially qualifies in a manner adverse to DuPont its recommendation to the Pioneer shareholders or makes a statement inconsistent with its recommendation;

    (3) Pioneer fails to unconditionally reject a superior proposal made to it after April 29, 1999 within 10 business days after it has notified DuPont of its receipt of the proposal, except that DuPont may not exercise this termination right unless DuPont has given Pioneer five business days to exercise its right to terminate the merger agreement to accept such proposal;

    (4) Pioneer redeems, amends or modifies its Rights Agreement without the prior written consent of DuPont or a third party triggers the rights outstanding under Pioneer's Rights Agreement; or

    (5) Pioneer has breached its covenant that it would not solicit other parties.

    RIGHT TO TERMINATE BY PIONEER. Pioneer may terminate the merger agreement if:

    (1) under limited circumstances in which DuPont has given Pioneer a termination right as described in clause (3) of "--Right to terminate by DuPont" above, if Pioneer's board of directors determines that it is their fiduciary duty to terminate this agreement and accept a superior proposal made by a third party; and

    (2) DuPont breaches its covenant not to make an acquisition of certain specified companies, including Monsanto, on a schedule to the agreement during the Hart-Scott-Rodino waiting period.

TERMINATION FEES

    There are no termination fees.

OTHER EXPENSES

    All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring these expenses.

ASSIGNMENT, AMENDMENT AND WAIVER

    The parties may amend the merger agreement prior to the approval of the Pioneer shareholders, if the amendment is in writing and signed by both parties. After the approval of the Pioneer shareholders, the merger agreement may not be amended except as allowed under applicable law. The conditions to each party's obligation to consummate the merger may be waived in writing by the other party in whole or in part to the extent permitted by applicable law.

                      DESCRIPTION OF PIONEER CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Pioneer's authorized capital stock consists of 600,000,000 common shares, par value $1.00 per share, 120,000,000 Class B common shares without par value and 10,000,000 preferred shares without par value.

PIONEER COMMON SHARES

    The holders of shares of Pioneer common stock:

    - are entitled to five votes per share on all matters voted on by the shareholders, unless the beneficial ownership of the shares changed in the 36 months preceding the record date of the vote to be held. If there was a change of beneficial ownership, then each share is entitled to only one vote;

    - do not have any conversion, redemption or preemptive rights;

    - are entitled to dividends as declared by the Pioneer board of directors;
      and

    - are upon liquidation entitled to equally receive all assets of Pioneer available for distribution to the shareholders and the rights and dividends upon liquidation are junior to the rights of holders of any preferred stock.

The board of directors may only declare dividends on the common stock if there are sufficient funds available to do so and if our company is current in its payments to the holders of preferred stock for accrued dividends.

    As of August 17, 1999 there are 239,464,814 shares outstanding, that are held by approximately 30,000 beneficial holders and record holders. The shares are listed for trading under the symbol "PHB" on the NYSE.

PIONEER CLASS B COMMON SHARES

    No shares of the Class B common shares are currently outstanding.

PIONEER PREFERRED SHARES

    The Pioneer board of directors is authorized to provide for the issuance of Pioneer preferred stock, in one or more series, and to fix for each series the designation and number of such stock, preferences and relative, optional or other rights and qualification, limitations or restrictions. The holders of any series of preferred stock rank equally in priority with one another in the event that there are insufficient resources to cover payments owed to both groups of shareholders. Under Iowa law, holders may be afforded voting rights in certain extraordinary situations. In addition, the board of directors may authorize voting rights by resolution.

SERIES A CONVERTIBLE PREFERRED SHARES

    No shares of the Series A Convertible Preferred Shares are currently outstanding.

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

    No shares of the Series A Junior Participating Preferred Shares are currently outstanding.

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
                      DESCRIPTION OF DUPONT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    DuPont's authorized capital stock consists of 1,800,000,000 shares of DuPont common stock, par value $0.30 per share, and 23,000,000 shares of preferred stock, without par value. The preferred stock is divided into one $4.50 series and one $3.50 series.

DUPONT COMMON STOCK

    The holders of DuPont common stock:

    - are entitled to one vote for each share on all matters voted on by the shareholders;

    - do not have any conversion, redemption or preemptive rights;

    - are entitled to dividends as declared by the DuPont board of directors;
      and

    - are upon liquidation entitled to equally receive all assets of DuPont available for distribution to the holders and the rights and dividends upon liquidation are junior to the rights of holders of any preferred stock.

The board of directors may only declare dividends on the common stock if there are sufficient funds available to do so and if the company is current in its payments to the holders of preferred stock for accrued dividends.

    As of March 8, 1999, there are 1,125,861,000 outstanding shares, that are held by 144,257 holders of record. The shares are listed for trading under the symbol "DD" on the NYSE.

DUPONT PREFERRED STOCK--$4.50 SERIES AND $3.50 SERIES

    The DuPont board of directors is authorized to provide for the issuance of DuPont preferred stock, in one or more series, and to fix for each series the designation and number of such stock, preferences and relative, optional or other rights and qualification, limitations or restrictions. The holders of any series of preferred stock rank equally in priority with one another in the event that there are insufficient resources to cover payments owed to both groups of stock holders. The holders also do not have any voting rights except as afforded by law in certain extraordinary situations and in the event that DuPont fails to pay the required dividends on the preferred stock and such failure to pay continues for six months. In this case, the holders of all series of preferred stock voting separately and as a class have the right to elect two directors to the board of directs, or one director, if the board of directors is then only composed of three directors.

$4.50 SERIES PREFERRED STOCK

    The $4.50 Series Preferred Stock pays a $4.50 annual dividend for each share of stock issued before April 25, 1947 for stock issued in this series after that date, the dividend is determined by resolution of DuPont's board of directors. If there is an involuntary liquidation, dissolution or winding up of DuPont, the holders of $4.50 Series Preferred Stock are entitled to receive $100.00 for each share of stock in this series. If there is a voluntary liquidation, dissolution or winding up of DuPont, the holders of this series of stock are entitled to receive $115.00 for each share of stock. The $4.50 series Preferred Stock is subject to redemption by DuPont at the rate of $120.00 for each share of stock.

$3.50 SERIES PREFERRED STOCK

    The $3.50 Series Preferred Stock pays a $3.50 annual dividend for each share of stock issued before April 25, 1947 for stock issued in this series after that date, the dividend is determined by resolution of DuPont's board of directors. If there is an involuntary liquidation, dissolution or winding up of DuPont, the holders of $3.50 Series Preferred Stock are entitled to receive $100.00 for each share of stock in this series. If there is a voluntary liquidation, dissolution or winding up of DuPont, the holders of this series of stock are entitled to receive $107.00 for each share of stock. The $3.50 series Preferred Stock is subject to redemption by DuPont at the rate of $102.00 for each share of stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

    In the merger, 55 percent of the total consideration paid by DuPont for the shares of Pioneer common stock will be in the form of DuPont common stock. The rights of the holders of DuPont common stock will then be governed by the DuPont certificate of incorporation, the DuPont by-laws and the Delaware General Corporation Law. Presently, Pioneer shareholders' rights are governed by the Pioneer certificate of incorporation, the Pioneer by-laws and the Iowa Business Corporation Act.

    The following summary is not a complete statement of all differences between rights of the holders of DuPont common stock and Pioneer common shares. The summary discusses material differences between the relevant corporation laws of Iowa and those of Delaware. It also discusses differences between the Pioneer articles of incorporation and the Pioneer by-laws and the DuPont certificate of incorporation and the DuPont by-laws. This summary is qualified by the full text of each document and the Delaware General Corporation Law and the Iowa Business Corporation Act. For information as to how to get those documents, see "WHERE YOU CAN FIND MORE INFORMATION."

                   PIONEER                                        DUPONT
                                 SHAREHOLDERS' RIGHTS PLAN

    On April 6, 1989 Pioneer adopted a             DuPont does not have a stockholders'
shareholders' rights plan providing for stock      rights plan.
purchase rights to owners of shares of
Pioneer common stock. This plan was last
amended prior to the signing of the Merger
agreement on September 18, 1997. As the plan
now stands, each right, when exercisable,
entitles the holder to purchase from Pioneer
one thousandth of a share of Series A Junior
Participating Preferred Stock par value $.01
per share, at $250 per one thousandth of a
share. The rights:
    - will become separately tradeable and
      exercisable if, without the prior
      consent of the board of directors, a
      person or group becomes the beneficial
      owner of at least 15 percent of the
      outstanding common shares or 10 percent
      of the outstanding common shares if the
      owner would be entitled to cast at
      least 25 percent of the votes at a
      fully attended meeting of the
      shareholders; and
    - will also become separately tradeable
      and exercisable if a person or group
      announces a tender or exchange offer
      that if successful, would ultimately
      entitle the owner to at least 15
      percent of the outstanding common
      shares or 10 percent of the outstanding
      common shares if the owner would be
      entitled to cast at least

                   PIONEER                                        DUPONT
                                 SHAREHOLDERS' RIGHTS PLAN

    25 percent of the votes at a fully
      attended meeting of the shareholders.
    At the time the merger agreement was
approved, our board of directors determined that the rights would not apply or be exercisable with respect to the merger with DuPont. If the rights do become separately tradeable and exercisable, then each Pioneer right not owned by the beneficial owner who triggers the plan will entitle its holder to receive upon exercise that number of Pioneer common shares, or in some circumstances other equity securities of Pioneer with at least the same economic value as Pioneer common shares having a market value of twice the right's then-current exercise price. If, after the Pioneer rights become exercisable, Pioneer is involved in a merger or other business combination transaction in which the Pioneer common shares are exchanged or changed, or it sells 50 percent or more of its assets or earning power, in either case with or to the beneficial owner who triggers the plan or any other person in which the beneficial owner has an interest or any person acting on behalf of or in concert with the beneficial owner who triggers the plan, then each Pioneer right will entitle the holder to purchase, at the right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the right. At Pioneer's option, the rights, before becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights, which have no voting rights, will expire no later than December 31, 2006.
    This summary is qualified by the full
text of the most recently amended
shareholders' rights plan. A copy of this plan is filed as an exhibit to the Form 8-A filed with the SEC on November 13, 1998, and is incorporated in this documents by reference. For more information as to how to get this document, see "WHERE YOU CAN FIND
MORE INFORMATION."

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

                   PIONEER                                        DUPONT

                               CLASSIFIED BOARD OF DIRECTORS

    The Pioneer by-laws provide that the           The DuPont by-laws provide that the board
board of directors is classified into three    of directors is composed of only one class of
classes with each class elected in staggered   directors. The impediments to starting a
elections and serving a three-year term.       proxy contest, making a tender offer, or
    Classification of directors makes it more  otherwise attempting to obtain control of
difficult for shareholders to change the       DuPont do not exist as compared to a company
composition of the board of directors. At      with a classified board of directors.
least two annual meetings of shareholders,
instead of one, will generally be required to
change who represents the majority of the
board of directors. If a company were con-
fronted by a holder attempting to force a
proxy contest, a tender or exchange offer or
other extraordinary corporate transaction,
this classification and time period would
allow the board sufficient time to review the
proposal. The board would also have the
opportunity to review any available
alternatives to the proposal and to act in
what it believes to be the best interests of
the shareholders.
    The classification provisions could also
discourage a third party from starting a
proxy contest, making a tender offer or
otherwise attempting to obtain control of
Pioneer. That transaction could be beneficial
to Pioneer or its shareholders.

                                    NUMBER OF DIRECTORS

    Pioneer's certificate of incorporation         DuPont's certificate of incorporation
provides that the Pioneer board of directors       provide that the number of directors
will consist of not less than 12 nor more      shall not be less than ten. The DuPont board
than 16 directors. The Pioneer board of        of directors currently consists of 11
directors has set the current number of        directors. The number of directors is
directors at 14. The number of directors is    determined by a two-thirds affirmative vote
set by a majority vote of the Pioneer board    of DuPont's entire board of directors.
of directors.

                                    REMOVAL OF DIRECTORS

    The Pioneer Articles of Incorporation          Neither the DuPont certificate of
provide that shareholders may remove any           incorporation nor its by-laws provides
director or the entire board of directors      for the removal of a director. Accordingly,
from office only for cause by an affirmative   the removal of a director from the board of
vote of the holders of two-thirds of the       directors is governed under section 141 of
shares of Pioneer common stock entitled to     the Delaware General Corporation Law. This
elect directors. Pioneer's Articles of         section provides that any director or the
Incorporation define the term "for cause" to   entire board of directors may be removed,
mean that a director has been convicted of a   with or without cause, by an affirmative vote
felony by a court of competent jurisdiction    of the holders of a majority of the shares of
and that the conviction is no longer directly  common stock eligible to vote.
appealable, or that the director has been
adjudged by a court of competent jurisdiction
to be liable for negligence or misconduct in
the performance of his duty to Pioneer and
that the judgment is no longer directly
appealable.

                          PIONEER                                                          DUPONT

                                                         VACANCIES

    Pioneer's certificate of incorporation and by-laws              DuPont's certificate of incorporation and by-laws
provide that vacancies and newly created directorships          provide that a vacancy may be filled by a vote of the
resulting from any increase in the authorized number of         majority of the remaining directors. Any director so elected
directors may be filled by a majority of the directors then     shall serve for the remainder of the unexpired term.
in office, even if less than a quorum.

                                                      SPECIAL MEETING

    The Iowa Business Corporation Act and the Pioneer               The DuPont by-laws provide that a special meeting of
by-laws provide that a special meeting of the shareholders      stockholders may be called by the board of directors or the
can be called by the president of the company or upon the       Secretary of the company at the request of the holders of at
written request of shareholders holding at least 50 percent     least 25 percent of the outstanding stock entitled to vote
of all the votes entitled to be cast at such a meeting.         at such meeting.

                                           SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Iowa Business Corporation Act and the Pioneer               Neither the DuPont certificate of incorporation nor the
by-laws provide for shareholders to act by written consent      by-laws provide for stockholder action by written consent in
in lieu of a meeting if such a consent is signed by the         lieu of a meeting of stockholders. Section 228 of the
holders of at least 90 percent of the shares entitled to be     Delaware General Corporation Law provides that the
cast on such matter.                                            stockholders of a company may take action by written consent in lieu of a meeting so long as such written consent is
                                                                signed by the holders of outstanding stock representing at least the same number of votes as would be required to
                                                                authorize such actions at a meeting of stockholders at which all holders of all the outstanding stock were present.

                                               VOTING RIGHTS OF COMMON STOCK

    Each shareholder is entitled to five votes for each             Each share of DuPont common stock is entitled to one
share of Pioneer common shares owned. However, if there has     vote on matters presented to the stockholders for approval.
been a change in beneficial ownership of any shares of the
common shares during the 36 months preceding the record date for any vote, then the owner of such shares of the common
shares is entitled to only one vote per share of common
shares owned. Under the articles of incorporation, a change
in beneficial ownership of the common shares is triggered by various events, including, among others, the entering into
of a contract, arrangement, understanding or relationship to transfer or share:
    (a)  voting power, which includes the power to vote or
         direct the voting of the shares;
    (b)  investment power over the shares;

                          PIONEER                                                          DUPONT

    (c) the right to retain proceeds of a sale or disposition of the shares; or
    (d) the right to receive any distributions in respect of the shares.
    Except for holders of record who are not natural persons, the burden is on any record owner of the common shares to establish pursuant to procedures set forth by Pioneer that there has been no change in beneficial ownership during the previous 36 months. Absent such proof by the holder of the common shares in question, a change in beneficial ownership shall be deemed to have occurred.
    Any common shares issued, or transferred by Pioneer are deemed on the date of the issuance or transfer to any person to have been beneficially owned by such person for 36 months unless otherwise determined by the board of directors at the time of such issuance or transfer.

                                                     CUMULATIVE VOTING

    Under the Iowa Business Corporation Act, shareholders           Under the Delaware General Corporation Law stockholders
are only entitled to cumulate votes in the election of          are only entitled to cumulative votes in the election of
directors if a provision has been made in the articles of       directors if a provision has been made in the articles of
incorporation. The Pioneer articles of incorporation do not     incorporation. The DuPont certificate of incorporation does
provide for cumulative voting.                                  not provide for cumulative voting.

                      ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

    Under the Pioneer by-laws, for shareholders to properly         The DuPont certificate of incorporation requires advance
introduce business to be transacted at the annual or any        notice of stockholder action only in the case where a
special meeting of shareholders, a shareholder of record        stockholder proposal is seeking to alter or repeal a by-law
must give timely notice of any proposal in a proper written     passed by the board of directors. In this case, notice of
form to Pioneer's corporate secretary. To be timely, a          the proposed amendments or alteration must be given in the
shareholder's notice to the secretary must be no later than     notice of the special or annual meeting.
90 days before such meeting or within 10 days of receipt of
notice of a meeting if such meeting is to occur in less than
90 days from when notice is given.

                                      AMENDMENTS TO THE CORPORATE CHARTER AND BY-LAWS

    Section 490.1003 of the Iowa Business Corporation Act           Section 242 of the Delaware General Corporation law
provides that a company can amend its articles of               provides that a company can amend its articles of
incorporation upon a resolution passed by the board of          incorporation upon a resolution passed by the board of
directors which is then approved by the holders of a            directors which is then approved by the holders of a
majority of the voting stock of the company at an annual or     majority of the voting stock of the company at an annual or
special meeting of the shareholders. The Iowa law               special meeting of the stockholders.

                          PIONEER                                                          DUPONT

    allows the articles of incorporation to require a               Section 109 of the Delaware General Corporation law
greater shareholder vote to pass specified proposals. The       provides that the stockholders entitled to vote shall have
Pioneer articles of incorporation require a two-thirds vote     the power to amend the by-laws and, in addition, provides
to amend the provisions governing the number of directors,      that the certificate of incorporation may also give the
their removal and appointment in the case of vacancies.         directors this power. The DuPont certificate of
    Section 490.1020 of the Iowa Business Corporation Act       incorporation provides this power to the directors, subject
provides that both the shareholders and the board of            always to the stockholders' right to amend the by-laws.
directors have the power to amend the by-laws. Section          DuPont's by-laws provide that the board may amend the
490.1021 of the Iowa Business provides that the shareholders    by-laws by majority vote, provided that notice was given of
may, if authorized by the articles of incorporation, alter      the intent to amend the by-laws at the preceding meeting. If
the by-laws to increase the voting or quorum requirements       no notice was given, the directors may amend the by-laws by
needed to enact a proposal. They have done so with respect      a two-thirds vote.
to the by-laws governing the introduction of shareholder
proposals at annual meetings, the filling of vacancies on
the board of directors and the nomination of director
candidates. In the event that the board of directors seeks
to alter or repeal one of these by-laws provisions, the
requisite vote for adoption is two-thirds of the directors
then authorized to vote.

                                        MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

    Section 490.1103 of the Iowa Business Corporation Act           Section 251 of the Delaware General Corporation Law does
requires that the shareholders ratify plans of merger or        not require stockholder approval for majority share
share exchange by a majority vote or such greater vote as       acquisitions or for combinations involving the issuance of
specified by the board of directors. A shareholder vote is      less than 20 percent of the voting power of the corporation,
not required where:                                             except for "business combinations" subject to Section 203 of
    (a)  the corporation is the surviving corporation;          the Delaware General Corporation Law. For a description of
    (b)  each shareholder will receive the same number of       the relevant provisions of Section 203, see "--Transactions
         shares with identical rights and preferences after     with Interested Shareholders."
         the plan; and                                              DuPont's certificate of incorporation requires a
    (c)  the combination involves the issuance of less than     two-thirds vote of stockholders to approve the sale or other
         20 percent of what would total the aggregate number    transfer of a corporation as an entirety. The holders of a
         of shares entitled to vote.                            majority of the shares of stock entitled to vote also must approve majority stock acquisitions and combinations
                                                                involving issuance of shares representing one-sixth or more of what would total the aggregate number of shares entitled to vote other than so-called parent-subsidiary mergers.

                                         TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    Iowa and Delaware have statutes that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's board of directors in advance of a takeover attempt. Section 490.1110 of the Iowa Business Corporation Act

                          PIONEER                                                          DUPONT

applies to Pioneer. Section 203 of the Delaware General Corporation Law, a similar statute, applies to DuPont.

    The major differences between Section 490.1110 of the Iowa Business Corporation Act and Section 203 of the Delaware
General Corporation Law is that the ownership threshold to become an interested stockholder is 15 percent in Delaware and 10 percent in Iowa.

    Section 490.1110 of the Iowa Business Corporation Act           Section 203 of the Delaware General Corporation Law
governs business combinations and other transactions between    governs business combinations and other transactions between
an Iowa public company and an "interested shareholder." An      a Delaware public company and an "interested stockholder."
interested shareholder is a person who beneficially owns or     An interested stockholder is a person who beneficially owns
has the right to vote 10 percent or more of a company's         or has the right to vote 15 percent or more of a company's
outstanding shares.                                             outstanding shares.

    Section 490.1110 will not apply if:                             Section 203 will not apply if:
    - prior to the time that the shareholder became an              - prior to the time that the stockholder became an
      interested shareholder, the board of directors                  interested stockholder, the board of directors
      approved the transaction in which the shareholder               approved the transaction in which the stockholder
      became interested or upon consummation of the                   became interested or upon consummation of the
      transaction in which the shareholder became an                  transaction in which the stockholder became an
      interested shareholder;                                         interested stockholder, the stockholder acquired more
    - the shareholder acquired more than 85 percent of the            than 85 percent of the voting stock of the
      voting stock of the corporation; and                            corporation; or
    - after the shareholder becomes an interested                   - after the stockholder becomes an interested
      shareholder, the board of directors approved the                stockholder, the board of directors ratifies the
      transaction and it is also authorized at an annual or           transaction with a two-thirds vote of outstanding
      special shareholders meeting by an affirmative                  voting stock which is not owned by the interested
      two-thirds vote of all stock not owned by the                   stockholder.
      interested shareholders.                                      Section 203 also only applies to Delaware corporations
    Section 490.1110 also allows a corporation to opt out of    which have a class of voting stock that is listed on a
the restructured provisions by amending the articles of         national securities exchange, are quoted on an interdealer
incorporation to state that the corporation is not subject      quotation system such as Nasdaq or are held by record by
to section 490.1110. This opt out would not become effective    more than 2,000 stockholders. However, a Delaware
until 12 months after the amendment to the articles of          corporation may elect not to be governed by Section 203 by a
incorporation. Currently, Pioneer articles of incorporation     provision in its certificate of incorporation or the bylaws.
do not have an opt out provision.                               The authorization of this provision must be approved by a
    If Section 490.1110 applies, then for three years after     majority of the shares entitled to vote and, in the case of
a person becomes an interested shareholder, the following       a bylaw amendment, may not be further amended by the board
transactions between the company and the interested             of directors. Currently section 203 applies to DuPont.
shareholder or persons related to that shareholder are              If Section 203 applies, then for three years after a
prohibited:                                                     person becomes an interested stockholder, the following
    - the sale or acquisition of any significant interest in    transactions between the company and the interested
      assets;                                                   stockholder or persons related to that stockholder are
    - mergers and similar transactions;                         prohibited:

                          PIONEER                                                          DUPONT

    - loans or guarantees;                                          - the sale or acquisition of any interest in assets;
    - the issuance or transfer of shares or any rights to           - mergers and similar transactions;
      acquire shares in the company or its subsidiaries; and        - loans or guarantees; and
    - a transaction that increases the interested                   - the issuance or transfer of stock or any rights to
      shareholder's proportionate ownership of the company.           acquire stock of the company's outstanding stock or
                                                                      the stock of its subsidiaries.

                                        APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

    Under Section 490.1302 of the Iowa Business Corporation         Since DuPont stockholders will not be voting on the
Act, a Pioneer shareholder is generally entitled to dissent     merger between Pioneer and DuPont, the DuPont stockholders
from, and obtain the fair value of his shares in the event      will not be able to dissent from the transaction.
of, any of the following corporate actions:
    - completion of a merger in which the shareholder is
      entitled to vote on the merger;
    - a short-form merger of a subsidiary into its parent;
    - completion of a plan of share exchange if the
      shareholder is entitled to vote on the plan;
    - completion of a sale of all, or substantially all, of
      the corporation's assets other than in the usual and
      regular course of its business if the shareholder is
      entitled to vote on the sale, except for certain court
      ordered sales or cash sales of which the proceeds will
      be distributed to shareholders within one year of the
      sale;
    - some amendments to the articles of incorporation which
      materially and adversely affect the rights of a
      dissenter's shares; or
    - any other action for which the articles of
      incorporation, the by-laws or the board of directors
      permit dissenters' rights.
    Neither the articles of incorporation nor the by-laws
provide for any other actions which would entitle
shareholders to additional dissenters' rights.
    Accordingly, if a shareholder follows the procedures
outlined in the Iowa Business Corporation Act, including,
without limitation, delivering written notice of the
shareholder's

                          PIONEER                                                          DUPONT

    intent to assert dissenters' rights before a vote on the corporate actions described above is taken, and if a vote is required, not voting in favor of the action at issue, that shareholder will be able to pursue dissenters' rights in any of the situations described above as creating dissenters' rights.

                                           CONSIDERATION OF OTHER CONSTITUENCIES

    Section 490.1108 of the Iowa Business Corporation Act, a        The Delaware General Corporation Law does not contain
director, in determining what is in the best interest of the    provisions relating to the ability of a board of directors
corporation, when considering a tender offer or proposal of     to consider the impact of groups or persons other than
acquisition, merger, consolidation or similar proposal, may     stockholders.
consider the effect of such action on any or all of the
following community interest factors:
    (a) the corporation's employees, suppliers, creditors
        and customers;
    (b) the communities in which the corporation operates;
        and
    (c) the long-term, as well as short-term, interests of
        the corporation and its shareholders, including the
        possibility that these interests may be best served
        by the continued independence of the corporation.
    Consideration of any or all of the community interest
factors is not a violation of the business judgment rule or
any duty of the directors to the shareholders, or group of
shareholders even if the director reasonably determines that a community interest factor or factors outweigh the
financial or other benefits to the corporation or a
shareholder or group of shareholders. If, on the basis of
the community interest factors, the board of directors
determines that a proposal or offer to acquire or merge the
corporation is not in the best interests of the corporation, it may reject the proposal or offer.

                                  LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 490.832 of the Iowa Business Corporation Act            Delaware law permits a corporation to adopt a provision
permits a corporation to eliminate or limit directors'          in its certificate of incorporation eliminating or limiting
personal liability for monetary damages arising from            the personal liability of a director, but not an officer, to
breaches of their fiduciary duties as directors. The            the corporation or its shareholders for monetary damages for
corporation cannot limit damages for breaches of the duty of    breach of fiduciary duty as a director, except that such
loyalty, acts not in good faith, intentional misconduct, or     provision shall not limit the liability of a director for:
where the director receives an

                          PIONEER                                                          DUPONT

    improper personal benefit. The Pioneer articles of              (1)  any breach of the director's duty of loyalty to the
incorporation eliminate the personal liability of directors              corporation or its shareholders;
to the fullest extent permitted under Iowa law.                     (2)  acts or omissions not in good faith or which
    Section 490.851 of the Iowa Business Corporation Act                 involve intentional misconduct or a knowing
provides that a corporation is permitted to provide                      violation of law;
indemnification to directors if the director:                       (3)  liability under section 174 of the Delaware General
    (a)  acted in good faith;                                            Corporation Law for unlawful payment of dividends
    (b)  reasonably believed that his conduct was in the                 or stock purchases or redemption; or
         best interest of the corporation in action                 (4)  any transaction from which the director derived an
         involving official conduct and that his action was              improper personal benefit.
         not opposed to the corporation's best interest in          The DuPont certificate of incorporation provides that no
         all other cases;                                       director of DuPont shall be personally liable to it or its
    (c)  had no reasonable cause to believe that his actions    stockholders for monetary damages for breach of fiduciary
         were unlawful (in the case of criminal                 duty as a director, except to the extent such an exemption
         proceedings); and                                      from liability or limitation thereof is not permitted under
    (d)  The corporation also cannot provide indemnification    the Delaware General Corporation Law.
         to a director if in an action brought by or in the         Under Delaware law, a corporation may indemnify any
         name of the corporation, the director is adjudged      person made a party or threatened to be made a party to any
         liable to the corporation or if the director is        type of proceeding, other than action by or in the right of
         adjudged to have received any improper personal        the corporation, because he is or was an officer, director,
         benefit.                                               employee or agent of the corporation or was serving at the
    The by-laws of Pioneer provide that the company will        request of the corporation as a director, officer, employee
indemnify any person who is or was a party to any form of       or agent of another corporation or entity, against expenses,
legal proceeding (criminal, civil or otherwise) in any          judgments, fines and amounts paid in settlement actually and
capacity by reason of the fact that the person to be            reasonably incurred in connection with such proceeding if:
indemnified was a director, officer or was acting at the            (1)  he acted in good faith and in a manner he
request of the corporation. Subject to limitations imposed               reasonably believed to be in or not opposed to the
under Iowa law, the indemnification includes all expenses                best interests of the corporation; or
including counsel fees liabilities and losses including             (2)  in the case of a criminal proceeding, he had no
judgments, fines and penalties and amounts paid in                       reasonable cause to believe that his conduct was
settlement.                                                              unlawful.

                                                                    A corporation may indemnify any person made a party or
                                                                threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the
                                                                request of the corporation as a director, officer, employee or agent of another corporation

                          PIONEER                                                          DUPONT

                                                                or other entity, against expenses actually and reasonably
                                                                incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.
                                                                    Indemnification will be denied if the person is found
                                                                liable to the corporation unless, in such a case, the court determine the person is entitled to indemnification in any event. A corporation must indemnify a director, officer,
                                                                employee or agent who successfully defends himself in a
                                                                proceeding to which he was a party because he was a
                                                                director, officer, employee or agent of the corporation
                                                                against expenses actually and reasonably incurred by him.
                                                                    Expenses incurred by an officer or director, or any
                                                                employees or agents as deemed appropriate by the board of
                                                                directors, in defending civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law
                                                                indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the
                                                                DuPont bylaws, a vote of shareholders or disinterested
                                                                directors, agreement or otherwise.
                                                                    Under the Delaware General Corporation Law, termination
                                                                of any proceeding by conviction or upon a plea of nolo
                                                                contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being
                                                                indemnified.
                                                                    The DuPont bylaws provide for the indemnification to the
                                                                fullest extent permitted by law of any person made, or
                                                                threatened to be made, a party to an action, suit or
                                                                proceeding, whether civil, criminal, administrative or
                                                                investigative, by reason of the fact that he or his testator or intestate is or was a director, officer or employee of
                                                                DuPont or serves or served any other enterprise at the
                                                                request of DuPont.

                          PIONEER                                                          DUPONT

                                              LOANS TO OFFICERS AND EMPLOYEES

    The Iowa Business Corporation Act, Pioneer's certificate        Under Delaware law, a corporation, its officers or other
of incorporation and by-laws are silent on the topic of         employees may make loans to, guarantee the obligations of or
loans to directors and officers issued by the corporation       otherwise assist its officers or other employees and those
for which they are employed. Accordingly, a corporation will    of its subsidiaries, including directors who are also
be permitted to make loans to officers and directors.           officers or employees, when such action, in the judgment of
However, the decision to make such a loan and the terms         the directors, may reasonably be expected to benefit the
under which it is granted will have to be consistent with       corporation, even without approval of the stockholders.
the director's or officer's fiduciary duties owed to the
corporation.

                                              INSPECTION OF SHAREHOLDERS' LIST

    Section 490.720 of the Iowa Business Corporation Act            The Delaware General Corporation Law allows any
entitles a shareholder to inspect a list of shareholders        stockholder to inspect a corporation's stockholders' list
entitled to vote at a meeting two days after the notice of      for a purpose reasonably related to such person's interest
the meeting is given. The shareholders right to inspect the     as a stockholder. The Delaware General Corporation Law does
list continues until and through the meeting for which it       not provide for any absolute right of inspection, and no
was prepared.                                                   absolute right is granted under the restated certificate of
    Section 1602 of the Iowa Business Corporation Act also      incorporation or by-laws of DuPont.
allows a shareholder the right to inspect a corporation's
shareholder list and other corporate records if:
    - the request is made in good faith and for a proper
      purpose;
    - the request describes with reasonable particularity
      the shareholder's purpose and the requested records;
      and
    - the requested records are directly connected to the
      shareholder's purpose.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business.

    It also includes statements using words like "believes," "plans," "intends," "projects," "expects," "anticipates" or "estimates" or similar expressions.

    These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of factors and possible events including the following:

    - competition increases in our industry or markets;

    - changes in costs;

    - changes in general economic or agricultural conditions;

    - changes in commodity prices;

    - adverse weather;

    - changes in government programs;

    - technological changes, including "Year 2000" data systems compliance issues, are more difficult or expensive to implement than anticipated;

    - changes in the securities and foreign currency markets;

    - difficulties in obtaining regulatory approvals;

    - potential loss of key personnel;

    - the risk that research and development yields intellectual property and products that perform below expectations; and

    - the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

    Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

    All subsequent written and oral forward-looking statements attributable to Pioneer or DuPont or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise these forward-looking statements.

                                 LEGAL MATTERS

    The validity of the issuance of DuPont common stock being offered by this document will be passed upon for DuPont by Howard J. Rudge, Senior Vice President and General Counsel of DuPont. Fried, Frank, Harris, Shriver & Jacobson, New York, New York (a partnership including professional corporations), special counsel for Pioneer, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for DuPont, will be delivering opinions concerning federal income tax consequences of the merger. See "SPECIAL FACTORS--U.S. Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of DuPont incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Pioneer appearing in Pioneer's 1998 Annual Report on Form 10-K/A, dated August 31, 1998, incorporated by reference in this document, and which are referred to and made a part of the registration statement, have been audited by KPMG LLP, independent certified public accountants, as stated in their report included in Pioneer's 1998 Annual Report and incorporated in this document by reference. The financial statements have been incorporated in this document by reference in reliance upon the reports of KPMG LLP given upon their authority as experts in accounting and auditing.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Pioneer will hold its 2000 annual meeting of Pioneer shareholders on January 25, 2000 only if the merger is not consummated. In the event, that such meeting is held, any proposals of Pioneer shareholders intended to be presented at the 2000 annual meeting of Pioneer shareholders must be submitted in writing and received by the Corporate Secretary of Pioneer at 800 Capital Square, 400 Locust Street, P.O. Box 14458, Des Moines, Iowa 50306-3458, no later than August 11, 1999 in order to be considered for inclusion in the Pioneer 2000 annual meeting proxy materials.

    A Pioneer shareholder intending to present a proposal to the 2000 annual meeting who does not intend to have such proposal included in the Proxy Statement and form of Proxy, must submit such proposal in writing to the address set forth above. Written notice of the intent to make such a proposal must be given, either by personal delivery or United States Mail, First Class postage prepaid to the address above by October 27, 1999. The notice also must otherwise comply with the requirements of the Company's By-laws.

    Representatives of KPMG LLP are expected to be present at the Pioneer special meeting and their representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    DuPont has filed with the SEC a registration statement under the Securities Act that registers the distribution to Pioneer shareholders of DuPont common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Pioneer and DuPont. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

    In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Pioneer and DuPont, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

PIONEER COMMISSION FILING (FILE NO.0-7908)                                                    PERIOD/AS OF DATE
------------------------------------------------------------------------------------------  ----------------------
Annual Report on Form 10-K/A..............................................................         August 31, 1998
Quarterly Report on Form 10-Q.............................................................       November 30, 1998
Quarterly Report on Form 10-Q.............................................................       February 28, 1999
Quarterly Report on Form 10-Q.............................................................            May 31, 1999
Form 8-K..................................................................................          March 17, 1999


DUPONT COMMISSION FILINGS (FILE NO.1-815)                                                     PERIOD/AS OF DATE
------------------------------------------------------------------------------------------  ----------------------
Annual Report on Form 10-K/A..............................................................       December 31, 1998
Quarterly Report on Form 10-Q/A...........................................................          March 31, 1999
Form 10-Q amendment.......................................................................            July 8, 1999
Form 10-K405 amendment....................................................................            July 7, 1999
Proxy Statement...........................................................................          March 19, 1999
Form 8-K..................................................................................          April 16, 1999
Form 8-K..................................................................................          April 27, 1999
Form 8-K..................................................................................           June 14, 1999
Form 8-K..................................................................................            July 2, 1999
Tender Offer Statement on Schedule 13E-4..................................................           July 12, 1999
Form 8-K..................................................................................           July 12, 1999
Tender Offer Statement on Schedule 13E-4..................................................           July 14, 1999
Form 8-K..................................................................................           July 14, 1999
Form 8-K..................................................................................           July 28, 1999
Form 8-K..................................................................................          August 2, 1999
Form 8-K..................................................................................          August 9, 1999
Quarterly Report on Form 10-Q.............................................................           June 30, 1999
Form 8-K..................................................................................         August 11, 1999
Form 8-K..................................................................................         August 16, 1999

    We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of the Pioneer special meeting and the DuPont special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference in this document through Pioneer or DuPont, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Pioneer Hi-Bred International, Inc.            E. I. du Pont de Nemours and Company
  Investor Relations                             Investor Relations
  800 Capital Square                             1007 Market Street
  400 Locust Street                              Wilmington, Delaware 19898
  Des Moines, Iowa 50309                         (302) 774-1000
  (515) 248-4800

    Please request documents by September 23, 1999 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about DuPont has been supplied by DuPont, and information about Pioneer has been supplied by Pioneer.

                                   APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      PIONEER HI-BRED INTERNATIONAL, INC.,

                      E. I. DU PONT DE NEMOURS AND COMPANY

                                      AND

                          DELTA ACQUISITION SUB, INC.

                          DATED AS OF MARCH 15TH, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------

                                                       ARTICLE I
                                                      THE MERGER

SECTION 1.1        The Merger.............................................................................           2
SECTION 1.2        Effect on Common Stock.................................................................           2
SECTION 1.3        Share Election.........................................................................           3
SECTION 1.4        Proration..............................................................................           4
SECTION 1.5        Exchange of Certificates...............................................................           5
SECTION 1.6        Transfer Taxes; Withholding............................................................           7
SECTION 1.7        Stock Options; Other Equity Awards.....................................................           7
SECTION 1.8        Lost Certificates......................................................................           9
SECTION 1.9        Dissenting Shares......................................................................           9
SECTION 1.10       Merger Closing.........................................................................           9
SECTION 1.11       Class B Common Stock Exchange..........................................................           9

                                                      ARTICLE II
                                               THE SURVIVING CORPORATION

SECTION 2.1        Articles of Incorporation..............................................................          10
SECTION 2.2        By-laws................................................................................          10
SECTION 2.3        Officers and Directors.................................................................          10

                                                      ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1        Corporate Existence and Power..........................................................          10
SECTION 3.2        Corporate Authorization................................................................          11
SECTION 3.3        Consents and Approvals; No Violations..................................................          11
SECTION 3.4        Capitalization.........................................................................          12
SECTION 3.5        Subsidiaries...........................................................................          12
SECTION 3.6        SEC Documents..........................................................................          13
SECTION 3.7        Financial Statements...................................................................          13
SECTION 3.8        Proxy Statement, Form S-4, etc.........................................................          14
SECTION 3.9        Absence of Material Adverse Changes, etc...............................................          14
SECTION 3.10       Taxes..................................................................................          15
SECTION 3.11       Employee Benefit Plans.................................................................          16
SECTION 3.12       Litigation; Compliance with Laws.......................................................          17
SECTION 3.13       Intellectual Property..................................................................          17
SECTION 3.14       Opinion of Financial Advisors..........................................................          18
SECTION 3.15       Tax Treatment..........................................................................          18
SECTION 3.16       Finders' Fees..........................................................................          18
SECTION 3.17       Rights Amendment.......................................................................          18
SECTION 3.18       Board Recommendation...................................................................          18

                                                      ARTICLE IV
                                  REPRESENTATIONS AND WARRANTIES OF DUPONT AND NEWCO

SECTION 4.1        Corporate Existence and Power..........................................................          19
SECTION 4.2        Authorization..........................................................................          19
SECTION 4.3        Consents and Approvals; No Violations..................................................          19
SECTION 4.4        Capitalization.........................................................................          20

                                     A-(ii)

                                                                                                               PAGE
                                                                                                            -----------
SECTION 4.5        SEC Documents..........................................................................          20
SECTION 4.6        Financial Statements...................................................................          20
SECTION 4.7        Absence of Material Adverse Changes, etc...............................................          21
SECTION 4.8        Proxy Statement, Form S-4, etc.........................................................          21
SECTION 4.9        Share Ownership........................................................................          21
SECTION 4.10       Newco's Operations.....................................................................          21
SECTION 4.11       Tax Treatment..........................................................................          21
SECTION 4.12       Finders' Fees..........................................................................          21
SECTION 4.13       Acquisition for Investment.............................................................          22
SECTION 4.14       Litigation; Compliance with Laws.......................................................          22

                                                       ARTICLE V
                                               COVENANTS OF THE PARTIES

SECTION 5.1        Conduct of the Business of the Company.................................................          22
SECTION 5.2        Conduct of the Business of DuPont, etc.................................................          25
SECTION 5.3        Shareholders' Meeting; Proxy Material..................................................          27
SECTION 5.4        Access to Information..................................................................          28
SECTION 5.5        No Solicitation........................................................................          28
SECTION 5.6        Director and Officer Liability.........................................................          29
SECTION 5.7        Reasonable Best Efforts................................................................          30
SECTION 5.8        Certain Filings........................................................................          30
SECTION 5.9        Public Announcements...................................................................          31
SECTION 5.10       Further Assurances.....................................................................          32
SECTION 5.11       Employee Matters.......................................................................          32
SECTION 5.12       Tax-Free Reorganization Treatment......................................................          32
SECTION 5.13       Blue Sky Permits.......................................................................          33
SECTION 5.14       Listing................................................................................          33
SECTION 5.15       State Takeover Laws....................................................................          33
SECTION 5.16       Certain Notifications..................................................................          33
SECTION 5.17       Affiliate Letters......................................................................          33
SECTION 5.18       The Investment Agreement...............................................................          33

                                                      ARTICLE VI
                                               CONDITIONS TO THE MERGER

SECTION 6.1        Conditions to Each Party's Obligations.................................................          34
SECTION 6.2        Conditions to the Company's Obligation to Consummate the Merger........................          34
SECTION 6.3        Conditions to DuPont's and Newco's Obligations to Consummate the Merger................          35

                                                      ARTICLE VII
                                                      TERMINATION

SECTION 7.1        Termination............................................................................          36
SECTION 7.2        Effect of Termination..................................................................          38

                                                     ARTICLE VIII
                                                     MISCELLANEOUS

SECTION 8.1        Notices................................................................................          38
SECTION 8.2        Survival of Representations and Warranties.............................................          39
SECTION 8.3        Interpretation.........................................................................          39
SECTION 8.4        Amendments, Modification and Waiver....................................................          39
SECTION 8.5        Successors and Assigns.................................................................          40

                                    A-(iii)

                                                                                                               PAGE
                                                                                                            -----------
SECTION 8.6        Specific Performance...................................................................          40
SECTION 8.7        Governing Law..........................................................................          40
SECTION 8.8        Severability...........................................................................          40
SECTION 8.9        Third Party Beneficiaries..............................................................          40
SECTION 8.10       Entire Agreement.......................................................................          40
SECTION 8.11       Counterparts; Effectiveness............................................................          40
SECTION 8.12       Petroleum Subsidiaries.................................................................          40

EXHIBITS
Exhibit A              --         Rights Amendment
Exhibits B-1 and B-2   --         Form of Representation Letters

                                     A-(iv)

                             INDEX OF DEFINED TERMS

                                                                                                                PAGE
                                                                                                                -----
Acquisition Proposal.......................................................................................          29
Active Company Subsidiary..................................................................................          12
Adverse Change in the Company Recommendation...............................................................          37
Affiliate Agreements.......................................................................................          33
Agreement..................................................................................................           1
Articles of Merger.........................................................................................           2
Benefit Plans of DuPont....................................................................................          25
Cash Electing Option.......................................................................................           7
Cash Number................................................................................................           4
Cash Proration Factor......................................................................................           5
Certificate of Incorporation...............................................................................          16
Certificates...............................................................................................           5
Class B Common Stock.......................................................................................          12
Closing....................................................................................................           9
Closing Date...............................................................................................           9
Code.......................................................................................................           1
Common Stock...............................................................................................           1
Company....................................................................................................           1
Company Disclosure Schedule................................................................................          10
Company Group..............................................................................................          15
Company Material Adverse Effect............................................................................          10
Company Recommendation.....................................................................................          27
Company SEC Documents......................................................................................          13
Company Securities.........................................................................................          12
Company Voting Debt........................................................................................          23
Confidentiality Agreement..................................................................................          28
Conoco.....................................................................................................          20
Conoco Exchange Offer......................................................................................          41
Continuing Employees.......................................................................................          32
Dissenting Shares..........................................................................................           9
DuPont.....................................................................................................           1
DuPont Disclosure Schedule.................................................................................          19
DuPont Material Adverse Effect.............................................................................          19
DuPont SEC Reports.........................................................................................          20
DuPont Stock Election......................................................................................           2
DuPont Stock Election Shares...............................................................................           2
DuPont Shares..............................................................................................           1
DuPont Shares Trust........................................................................................           6
DuPont's Representatives...................................................................................          28
EC Merger Regulations......................................................................................          31
Effective Time.............................................................................................           2
Election Date..............................................................................................           3
ERISA......................................................................................................          16
ERISA Affiliate............................................................................................          16
Excess DuPont Shares.......................................................................................           6
Exchange Act...............................................................................................          12
Exchange Agent.............................................................................................           3
Exchange Fund..............................................................................................           6

                                     A-(v)

                                                                                                                PAGE
                                                                                                                -----
Exchange Ratio.............................................................................................           2
Formation Agent............................................................................................          37
Form of Election...........................................................................................           3
Form S-4...................................................................................................          14
GAAP.......................................................................................................          13
Governmental Entity........................................................................................          11
HSR Act....................................................................................................          11
IBCA.......................................................................................................           1
Indemnitees................................................................................................          29
Intellectual Property......................................................................................          18
Investment Agreement.......................................................................................          33
Licenses...................................................................................................          10
Lien.......................................................................................................          13
Liquidated Damages Termination.............................................................................          37
Listed Companies...........................................................................................          26
Material Adverse Consequence...............................................................................          35
Material Approval..........................................................................................          26
Material Delay.............................................................................................          26
Maximum Amount.............................................................................................          29
Merger.....................................................................................................           2
Merger Consideration.......................................................................................           2
Merger Price...............................................................................................           2
Newco......................................................................................................           1
New Termination Period.....................................................................................          36
Non-Cash Proration Factor..................................................................................           4
Non-Electing Shares........................................................................................           3
Non-Proration Decision.....................................................................................           5
NYSE.......................................................................................................           3
Option.....................................................................................................           7
Option Cash Limit..........................................................................................           8
Option Proration Factor....................................................................................           8
Other Awards...............................................................................................           8
Person.....................................................................................................           3
Plans......................................................................................................          16
Potential Dissenting Shares................................................................................           4
Preferred Stock............................................................................................          12
Proxy Statement............................................................................................          27
Regulatory Law.............................................................................................          31
Representation Letters.....................................................................................          33
Required Company Vote......................................................................................          11
Restricted Period..........................................................................................          25
Rights.....................................................................................................           1
Rights Agreement...........................................................................................           1
Rights Amendment...........................................................................................           1
Schedule 13E-3.............................................................................................          14
SEC........................................................................................................           8
Second Period Event........................................................................................          28
Secretary of State.........................................................................................           2
Securities Act.............................................................................................          12
Seed Operations............................................................................................          27

                                     A-(vi)

                                                                                                                PAGE
                                                                                                                -----
Significant Adverse Impact.................................................................................          31
Special Meeting............................................................................................          27
Subsidiary.................................................................................................          13
Substitute Option..........................................................................................           7
Superior Proposal..........................................................................................          29
Surviving Corporation......................................................................................           2
Tax Return.................................................................................................          15
Taxes......................................................................................................          15
Termination Date...........................................................................................          36
Transaction................................................................................................          26
Valuation Period...........................................................................................           2

                                    A-(vii)

    AGREEMENT AND PLAN OF MERGER, dated as of March 15, 1999 (this "AGREEMENT"), by and among Pioneer Hi-Bred International, Inc., an Iowa corporation (the "COMPANY"), E. I. du Pont de Nemours and Company, a Delaware corporation ("DUPONT"), and Delta Acquisition Sub, Inc., an Iowa corporation and a direct wholly-owned subsidiary of DuPont ("NEWCO").

                              W I T N E S S E T H

    WHEREAS, in furtherance of the acquisition of the Company by DuPont, the respective Boards of Directors of DuPont, Newco and the Company, and DuPont as sole shareholder of Newco, have each approved this Agreement and the merger of the Company with and into Newco, upon the terms and subject to the conditions and limitations set forth herein, and in accordance with the Iowa Business Corporation Act (the "IBCA"), whereby each share of the issued and outstanding shares of common stock, par value $1.00 per share (the "COMMON STOCK") of the Company, together with the associated share purchase rights (the "RIGHTS") issued pursuant to the Amended and Restated Rights Agreement, dated December 13, 1996, between the Company and Bank Boston N.A. (formally known as The First National Bank of Boston), as amended, including pursuant to the Rights Amendment referred to below (the "RIGHTS AGREEMENT") will, upon the terms and subject to the conditions and limitations set forth herein, either (A) at the election of the holders thereof be converted into a fraction of a share of common stock, par value $0.30 per share of DuPont (the "DUPONT SHARES") as determined in accordance with Article I hereof or (B) be converted into the right to receive the Merger Price (as hereinafter defined) in cash;

    WHEREAS, for federal income tax purposes, the Merger (as defined in Section 1.1(a) hereof) is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is amending the Rights Agreement in the form attached hereto as Exhibit A (the "RIGHTS AMENDMENT").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER.

    (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCA, at the Effective Time, the Company shall be merged (the "MERGER") with and into Newco, whereupon the separate existence of the Company shall cease, and Newco shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Iowa and shall continue under the name "Pioneer Hi-Bred International, Inc."

    (b) Concurrently with the Closing (as defined in Section 1.10 hereof), the Company, DuPont and Newco shall cause articles of merger (the "ARTICLES OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of Iowa (the "SECRETARY OF STATE") as provided in the IBCA. The Merger shall become effective on the date and time at which the Articles of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

    (c) From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Newco.

    SECTION 1.2 EFFECT ON COMMON STOCK. At the Effective Time:

    (a) CANCELLATION OF SHARES OF COMMON STOCK.

        (i) Each share of Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto; and

        (ii) each share of Common Stock received by DuPont in exchange for Class B Common Stock (as defined in Section 3.4 hereof) shall be converted into DuPont Shares and such Common Stock shall automatically be cancelled and retired and cease to exist.

    (b) CONVERSION OF SHARES OF COMMON STOCK. Except as otherwise provided in this Agreement and subject to Section 1.4 hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.2(a) hereof (including, without limitation, Common Stock received by DuPont in exchange for Class B Common Stock) and Dissenting Shares (as defined in Section 1.9 hereof)) shall be converted into the following (the "MERGER CONSIDERATION"):

        (i) for each share of Common Stock with respect to which an election to receive DuPont Shares has been effectively made and not revoked or lost, pursuant to Section 1.3 hereof (a "DUPONT STOCK ELECTION"), a fraction of a DuPont Share equal to the Exchange Ratio (as defined below) (collectively, "DUPONT STOCK ELECTION SHARES"). For purposes of this Agreement, the "EXCHANGE RATIO" shall be equal to the result obtained by dividing $40, (the "MERGER PRICE") by the average closing sales price, rounded to four decimal points, of DuPont Shares, as reported on the NYSE Composite Tape, for the ten consecutive trading days (the "VALUATION PERIOD") ending on the third full trading day prior to the date on which the Company shareholders vote with respect to the approval of the Merger. In the event that DuPont declares a stock split, stock dividend or other reclassification or exchange with respect to the DuPont Shares with a record or ex-dividend date occurring during the Valuation Period or for the period between the termination of the Valuation Period and the Effective Time, there will be an appropriate adjustment made to the closing sales prices during the Valuation Period for purposes of calculating the Exchange Ratio; and

        (ii) for each share of Common Stock other than DuPont Stock Election Shares, the right to receive in cash an amount equal to the Merger Price (collectively, "NON-ELECTING SHARES").

All shares of Common Stock to be converted into the Merger Consideration (as defined in Section 1.2(b) hereof) pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Common Stock and Rights shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with
Section 1.5(c) hereof and (iii) any cash to be paid in lieu of any fractional DuPont Share in accordance with Section 1.5(d) hereof.

    (c) Unless the context indicates otherwise, all references herein to shares of Common Stock shall be deemed to include any accompanying Rights.

    (d) CAPITAL STOCK OF NEWCO. No shares of Newco stock will be issued directly or indirectly in the Merger. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

    SECTION 1.3 SHARE ELECTION.

    (a) Each Person (as defined in Section 1.3(b) hereof) who, on or prior to the Election Date referred to in subsection (c) below is a record holder of shares of Common Stock shall have the right to submit a Form of Election (as defined in Section 1.3(c) hereof) specifying the number of shares of Common Stock that such Person desires to be converted into DuPont Shares pursuant to the DuPont Stock Election.

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(b) hereof), First Chicago Trust Company of New York or such other bank, trust company, Person or Persons shall be designated by DuPont and reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for payment of the Merger Consideration. For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

    (c) DuPont shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "FORM OF ELECTION") with the Proxy Statement to the record holders of shares of Common Stock as of the record date for the Special Meeting (as defined in Section 5.3(a) hereof), which Form of Election shall be used by each record holder of shares of Common Stock who wishes to elect to receive DuPont Shares for any or all shares of Common Stock held, subject to the provisions of Section 1.4 hereof, by such holder. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of shares of Common Stock during the period between such record date and the Election Date. Any such holder's election to receive DuPont Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "ELECTION DATE") next preceding the date of the Special Meeting, a Form of Election properly completed and signed and accompanied by certificate(s) for the share(s) of Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificate(s) as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the New York Stock Exchange ("NYSE") or a commercial bank or trust company having an office or correspondent in the United State, provided such certificate(s) are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked by the holder of Common Stock submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by DuPont and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate(s) (or guarantee(s) of delivery, as appropriate) for the share(s) of Common Stock, if any, to which such Form of Election relates shall promptly be returned to the shareholder submitting the same to the Exchange Agent.

    (e) The determination of the Exchange Agent shall be binding as to whether or not elections have been properly made or revoked pursuant to this Section 1.3 with respect to shares of Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any DuPont Stock Election was not properly made with respect to such shares of Common Stock, then, subject to Section 1.4 hereof, such shares of Common Stock shall be treated by the Exchange Agent at the Effective Time as Non-Electing Shares, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.2(b)(ii) hereof. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.4 hereof, and any such computation shall be conclusive and binding on the holder of shares of Common Stock. The Exchange Agent may, with the mutual agreement of DuPont and the Company, make such rules as are consistent with this Section 1.3 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

    SECTION 1.4 PRORATION.

    (a) Notwithstanding anything in this Agreement to the contrary, the number of shares of Common Stock which shall be converted into cash in the Merger shall be equal to, or in the event of a Non-Proration Decision (as defined in Section 1.4(c)(ii) hereof) shall not exceed 85,552,580 less any shares of Common Stock ("POTENTIAL DISSENTING SHARES") in respect of which the holders have taken all steps required to be taken prior to the Effective Time, to the extent such steps are necessary, to permit such shares to be deemed Dissenting Shares (the "CASH NUMBER"). For purposes of calculations pursuant to Section 1.4 insofar as all shares other than Potential Dissenting Shares are concerned Potential Dissenting Shares shall not be taken into account.

    (b) If the number of Non-Electing Shares exceeds the Cash Number, then each Non-Electing Share shall either (x) be converted into the right to receive cash or (y) be converted into DuPont Shares in the following manner:

        (i) A proration factor (the "NON-CASH PRORATION FACTOR") shall be determined by dividing the Cash Number by the total number of Non-Electing Shares;

        (ii) The number of Non-Electing Shares which are converted into the right to receive cash shall be determined by multiplying the Non-Cash Proration Factor by the total number of Non-Electing Shares; and

        (iii) All Non-Electing Shares other than those shares which are converted into the right to receive cash in accordance with Section 1.4(b)(ii) hereof, shall be converted into DuPont Shares on a consistent basis among holders of Common Stock who failed to make the DuPont Stock Election referred to in Section 1.2(b)(i) hereof, pro rata to the number of shares of Common Stock as to which they failed to make such election, as if such shares of Common Stock were DuPont Stock Election Shares in accordance with the terms of Section 1.2(b)(i) hereof.

    (c) If the number of Non-Electing Shares is less than the Cash Number, then:

        (i) All Non-Electing Shares shall be converted into cash in accordance with the terms of Section 1.2(b)(ii) hereof;

        (ii) Unless DuPont determines otherwise at least three business days prior to the scheduled date for the Special Meeting (a "NON-PRORATION DECISION"), additional shares of Common Stock, other than Non-Electing Shares shall be converted into cash in accordance with the terms of Section 1.2(b) hereof in the following manner:

           (A) A proration factor (the "CASH PRORATION FACTOR") shall be determined by dividing (1) the difference between the Cash Number and the number of Non-Electing Shares by (2) the total number of shares of Common Stock other than Non-Electing Shares; and

           (B) The number of shares of Common Stock, in addition to Non-Electing Shares, to be converted into cash shall be determined by multiplying the Cash Proration Factor by the total number of shares of Common Stock other than Non-Electing Shares; and

        (iii) Subject to Section 1.9 hereof, shares of Common Stock as calculated pursuant to clause (ii) of this paragraph (c), shall be converted into cash in accordance with Section 1.2(b)(ii) hereof (on a consistent basis among holders of Common Stock who held shares as to which they made the DuPont Stock Election referred to in Section 1.2(b)(i) hereof, pro rata to the number of shares of Common Stock as to which they made such election).

    (d) DuPont Shares to be issued to DuPont in exchange for Common Stock received by DuPont in exchange for Class B Common Stock shall be excluded from all calculations relating to elections and prorations set forth in Sections 1.3 and 1.4 hereof.

    SECTION 1.5 EXCHANGE OF CERTIFICATES.

    (a) As of the Effective Time, DuPont shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Common Stock, cash and certificates representing DuPont Shares, constituting the Merger Consideration.

    (b) As of or promptly following the Effective Time and the final determination of the Non-Cash Proration Factor, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as DuPont and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a certificate or certificates representing that number of whole DuPont Shares, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and (B) the amount of cash, if any, into which all or a portion of the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration (or the cash pursuant to subsections (c) and (d) below) payable upon the surrender of the Certificates.

    (c) No dividends or other distributions with respect to DuPont Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the DuPont Shares represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(b), 1.3 and 1.4 hereof and no cash payment in lieu of fractional DuPont Shares shall be paid to any such holder pursuant to Section 1.5(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the DuPont Shares representing such securities are registered (i) at the time of such surrender or as promptly after the sale of the Excess DuPont Shares (as defined in Section 1.5(d) hereof) as practicable, the amount of any cash payable in lieu of fractional DuPont Shares to which such holder is entitled pursuant to Section 1.5(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to DuPont Shares issued upon conversion of Common Stock, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such DuPont Shares.

    (d) Notwithstanding any other provision of this Agreement, no fraction of a DuPont Share will be issued and no dividend or other distribution, stock split or interest with respect to DuPont Shares shall relate to any fractional DuPont Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the DuPont Shares. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of a DuPont Share will be entitled to receive in accordance with the provisions of this Section 1.5 from the Exchange Agent a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of DuPont Shares which would otherwise be issued (the "EXCESS DUPONT SHARES"). The sale of the Excess DuPont Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Common Stock, the Exchange Agent will, subject to Section 1.5(e) hereof, hold such proceeds in trust for the holders of shares of Common Stock (the "DUPONT SHARES TRUST"). The Company shall pay all commissions, transfer taxes (other than those transfer taxes for which the Company's shareholders are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess DuPont Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Common Stock in lieu of any fractional DuPont Share interests, the Exchange Agent shall make available such amounts to such holders of shares of Common Stock without interest.

    (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 1.5 (the "EXCHANGE FUND") which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to DuPont, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to DuPont for their claim for (1) cash, if any, (2) DuPont Shares, if any, (3) any cash without interest, to be paid, in lieu of any fractional DuPont Shares and (4) any dividends or other distributions with respect to DuPont Shares to which such holders may be entitled.

    (f) None of DuPont, Newco or the Company or the Exchange Agent shall be liable to any Person in respect of any DuPont Shares or cash held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any cash, (ii) any DuPont Shares, (iii) any cash in lieu of fractional DuPont Shares or (iv) any dividends or distributions with respect to DuPont Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such DuPont Shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of DuPont, free and clear of all claims or interest of any Person previously entitled thereto.

    (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by DuPont on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. Nothing contained in this
Section 1.5(g) shall relieve DuPont or the Exchange Agent from making the payments required by this Article I to be made to the holders of shares of Common Stock and to holders of Options (as defined in Section 1.7 hereof).

    SECTION 1.6 TRANSFER TAXES; WITHHOLDING. If any certificate for a DuPont Share is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined in Section 3.10(c) hereof) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. DuPont or the Exchange Agent shall be entitled to deduct and withhold from the DuPont Shares (or cash in lieu of fractional DuPont Shares) otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as DuPont or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by DuPont or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by DuPont or the Exchange Agent.

    SECTION 1.7 STOCK OPTIONS; OTHER EQUITY AWARDS.

    (a) Each holder of an option granted to a Company employee, consultant or director of the Company or any Subsidiary (as defined in Section 3.5(a) hereof) of the Company to acquire shares of Common Stock (and the associated Rights), which is outstanding immediately prior to the Effective Time (each, an "OPTION"), shall have the opportunity, to elect either (X) to cause such Option to become and represent an option to purchase DuPont Shares (a "SUBSTITUTE OPTION"), in accordance with (b) below, or (Y) to cause such Option ("CASH ELECTING OPTION") to be cancelled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (2) the excess, if any, of the Merger Price over the exercise price per share of such Company Option; PROVIDED THAT as set forth in subsection (c) below there shall be a limit on the number of shares subject to Options that will be cancelled in exchange for cash. There will be no limit on the number of shares subject to Options that become Substitute Options. Any election to receive cash must be made prior to the Effective Time to be effective; failure to timely make such an election shall result in an Option being treated as a Substitute Option. DuPont and the Company shall cooperate to distribute and collect option forms necessary to give effect to this Section 1.7(a).

    (b) Each Substitute Option shall be an option to purchase a number of DuPont Shares (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per DuPont Share (increased to the nearest whole cent) equal to the exercise price per share of Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option prior to the Effective Time, but giving effect to the Merger.

    (c) Notwithstanding anything in this agreement to the contrary, Cash Electing Options with respect to no more than a number of shares equal to the product of (x) the quotient obtained by dividing the Cash Number by the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than any shares owned by DuPont) and (y) the total number of shares of Common Stock subject to Options outstanding immediately prior to the Effective Time shall be cancelled in exchange for cash payment described in Section 1.7(a)(Y) hereof (the "OPTION CASH LIMIT"). If the number of shares subject to Cash Electing Options exceeds the Option Cash Limit, then with respect to each optionee's Cash Electing Options, the optionee shall either receive Substitute Options with respect to such Cash Electing Options in accordance with Section 1.7(a)(X) hereof, or shall receive a cash payment with respect to such Cash Electing Options in accordance with Section 1.7(a)(Y) hereof in the following manner:

        (i) A proration factor (the "OPTION PRORATION FACTOR") shall be determined by dividing the Option Cash Limit by the total number of shares of Common Stock subject to Cash Electing Options.

        (ii) The number of shares subject to each optionee's Cash Electing Options, which Options are to be converted into the right to receive cash, shall be determined by multiplying the Option Proration Factor by the total number of shares of Common Stock subject to such optionee's Cash Electing Options.

        (iii) All shares subject to Cash Electing Options, other than those converted into the right to receive cash in accordance with the terms of
    Section 1.7(c)(ii) hereof shall be treated as if subject to Options which were not Cash Electing Options.

If the number of shares of Common Stock subject to Cash Electing Options is less than the Option Cash Limit, then:

        (i) All Cash Electing Options shall be converted into cash in accordance with the terms of Section 1.7(a)(Y) hereof; and

        (ii) All shares subject to Options other than Cash Electing Options shall be converted into Substitute Options in accordance with the terms of
    Section 1.7(a)(X) hereof.

    (d) Each other outstanding award made pursuant to the compensation plans of the Company which provide for grants of equity-based awards in respect of Common Stock (the "OTHER AWARDS") shall be amended or converted into a similar equity-based award solely in respect of DuPont Shares, with such appropriate adjustments to the terms of such Other Awards to preserve the value inherent therein with no detrimental effects on the holders thereof.

    (e) DuPont shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the DuPont Shares subject to any Substitute Options or Other Awards to the extent such registration is required under applicable law in order for such DuPont Shares to be sold without restriction in the United States, and DuPont shall maintain the effectiveness of such registration statement for so long as such Substitute Options or Other Awards remain outstanding.

    SECTION 1.8 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the DuPont Shares to which the holder thereof is entitled pursuant to this Article I.

    SECTION 1.9 DISSENTING SHARES. Notwithstanding Section 1.2 hereof, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 1302 of the IBCA (the "DISSENTING SHARES"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to Section 1302 of the IBCA; PROVIDED, HOWEVER, that if any such holder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the IBCA, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Subject to applicable law, DuPont shall have the right to treat such shares as Non-Electing Shares.

    SECTION 1.10 MERGER CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, but no later than the second business day after
(i) the satisfaction or waiver of the conditions set forth in Sections 6.1(a) and (b) hereof and (ii) subject to it not causing the Closing to be later than the Termination Date, the consummation of the Conoco Exchange Offer (as defined in Section 8.12 hereof) (PROVIDED THAT clause (ii) shall not apply from and after such time as DuPont delivers notice to the Company in writing that it will not effect such Conoco Exchange Offer), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

    SECTION 1.11 CLASS B COMMON STOCK EXCHANGE. Concurrently with the execution and delivery of this Agreement, the Company will exchange on a one share for one share basis shares of Common Stock entitled to five votes per share for all shares of Class B Common Stock owned by DuPont and its Subsidiaries. DuPont hereby agrees (a) to vote, or to cause its Subsidiaries to vote, at any time, pro rata with the holders of shares of Common Stock such number of such shares of Common Stock so that the number of such shares of Common Stock that DuPont and its Subsidiaries are entitled to vote in their sole discretion (and not pro rata) does not exceed the percentage of shares of the outstanding Common Stock that is represented by such shares, to the extent still owned by DuPont and its Subsidiaries at any such time and (b) that, so long as the Company is in compliance with the provisions of Section 5.1(b)(iii) hereof, the maximum number of votes in respect of the shares of Common Stock owned by DuPont and its Subsidiaries that DuPont and its Subsidiaries will be entitled to cast in DuPont's sole discretion will be equal to 20 percent of all of the votes which may be cast by holders of Common Stock. The parties agree that the provisions set forth in clauses (a) and (b) of the preceding sentence will survive the termination of this Agreement and, in the case of clause (b), will remain in full force and effect so long as the Investment Agreement remains in full force and effect, and, in the case of clause (a), will remain in effect indefinitely, provided that the Company will not permit, through issuance of shares of capital stock or the amendment or waiver of its Rights Agreement or otherwise any Person (other than a Grandfathered Person as defined in the Investment Agreement on the date hereof) who beneficially owns a greater number of shares of Common Stock than DuPont and its Subsidiaries to exercise voting power in excess of the percentage of outstanding Common Stock beneficially owned by such Person unless and to the extent that the Company shall permit DuPont to exercise the same proportionate voting power in excess of the percentage of outstanding Common Stock beneficially owned by DuPont and its Subsidiaries. The shares of Common Stock issued to DuPont pursuant to the foregoing have been approved for listing on the NYSE. The preceding clauses (a) and (b) will terminate immediately following the Effective Time.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    SECTION 2.1 ARTICLES OF INCORPORATION. The articles of incorporation of Newco shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

    SECTION 2.2 BY-LAWS. The by-laws of Newco in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the articles of incorporation of such entity and the by-laws of such entity.

    SECTION 2.3 OFFICERS AND DIRECTORS.

    (a) From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

    (b) The Board of Directors of the Company effective as of, and immediately following, the Effective Time shall consist of the directors of Newco immediately prior to the Effective Time.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to DuPont and Newco as follows:

    SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa, and except as set forth in Schedule 3.1 of the disclosure schedule delivered by the Company to DuPont concurrently with the execution and delivery by the Company of this Agreement and attached hereto (the "COMPANY DISCLOSURE SCHEDULE"), has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted, and all such Licenses are in full force and effect, except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified or in good standing would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of the Company to timely perform its obligations hereunder; PROVIDED, HOWEVER, that a Company Material Adverse Effect shall not include any change in or effect upon the business, assets or results of operations of the Company and any of its Subsidiaries directly or indirectly arising out of or attributable to (i) conditions, events or circumstances generally affecting the economy as a whole or the agricultural industry, in general, or (ii) any action permitted to be taken or required to be taken pursuant to Section 5.8 hereof. The Company has heretofore made available to DuPont true and complete copies of the Articles of Incorporation and the by-laws of the Company as currently in effect.

    SECTION 3.2 CORPORATE AUTHORIZATION.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the holders of Common Stock, as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, other than the approval of this Agreement by the holders of Common Stock, on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by DuPont and Newco, as applicable, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b) Under applicable law and the Articles of Incorporation, the affirmative vote of the holders entitled to exercise a majority of the votes attributable to Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, is the only vote required to approve this Agreement (the "REQUIRED COMPANY VOTE").

    SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Except as set forth in Schedule 3.3(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation of the transactions contemplated hereby will conflict with or result in any breach of any provision of the Articles of Incorporation or the by-laws of the Company or any Subsidiary thereof; result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (other than of orders, injunctions and decrees) (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) that become applicable as a result of the business or activities in which DuPont or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, DuPont or Newco.

    (b) Except as set forth in Schedule 3.3(b) of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the IBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), the EC Merger Regulations (as defined in Section

5.8(e) hereof) or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"); (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) that become applicable as a result of the business or activities in which DuPont or Newco or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, DuPont or Newco.

    SECTION 3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, 120,000,000 shares of class B common stock, no par value per share, of the Company (the "CLASS B COMMON STOCK") and 10,000,000 shares of serial preferred stock, no par value per share, of the Company (the "PREFERRED STOCK"), of which 600,000 were designated as Series A Junior Participating Preferred Stock. As of August 31, 1998 and December 29, 1998, there were (i) 190,993,634 and 190,116,845 shares, respectively, of Common Stock issued and outstanding, (ii) 49,333,758 and 49,333,758 shares, respectively, of Class B Common Stock issued and outstanding and (iii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of August 31, 1998, there were outstanding (i) 1,257,162 shares of restricted Common Stock that were granted under the Amended and Restated Restricted Stock Plan-- Performance Based, (ii) 42,918 shares of restricted Common Stock that were granted under the Amended and Restated Directors' Restricted Stock Plan and (iii) 1,227,825 shares of restricted Common Stock that were granted under the predecessor restricted stock plan. As of August 31, 1998, there were outstanding Options in respect of 3,198,000 shares of Common Stock at option prices ranging from $14 to $35 per share of Common Stock, which Options were granted under the Amended and Restated Pioneer Hi-Bred International, Inc. Stock Option Plan. Except as set forth in this Section 3.4 or Schedule 3.4 of the Company Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company (except for options covering approximately 1.1 million shares of Common Stock and for 500,000 shares of restricted stock granted or issued in the ordinary course of business since August 31, 1998, as are otherwise permitted to be issued after the date of this Agreement pursuant to this Agreement or were issued upon the exercise of options outstanding on August 31, 1998), (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). Except as set forth in Schedule 3.4 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

    SECTION 3.5 SUBSIDIARIES.

    (a) Each Subsidiary of the Company that is actively engaged in any business or owns any assets or has any non DE MINIMIS liabilities (contingent or otherwise) (each, an "ACTIVE COMPANY SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all Licenses required to carry on its business as now conducted and all such Licenses are in full force and effect and
(iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50 percent of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

    (b) Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) (other than Liens that would not be reasonably expected to have a Company Material Adverse Effect) or limitation on voting rights. Except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, there are no material subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any material amount of the capital stock or other equity interests of any of such Subsidiaries. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    (c) Schedule 3.5(c) of the Company Disclosure Schedule sets forth all Persons in which the Company or a Subsidiary of the Company owns 10 percent or more of the outstanding voting or equity interest.

    SECTION 3.6 SEC DOCUMENTS. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since January 1, 1996 (collectively, including all exhibits thereto, the "COMPANY SEC DOCUMENTS"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form and other document with the SEC. None of the Company SEC Documents (other than the financial statements contained therein, as to which representations are made in
Section 3.7 hereof), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents, as of their respective dates (and as of the date of any amendment to the respective Company SEC Document), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    SECTION 3.8 PROXY STATEMENT, FORM S-4, ETC.

    (a) None of the information contained in the Proxy Statement, and any amendments thereof and supplements thereto, will at the time of the mailing of the Proxy Statement to the holders of Common Stock and at the time of the Special Meeting, and none of the information contained in the Schedule 13E-3 Transaction Statement to be filed by DuPont and the Company under the Exchange Act (the "SCHEDULE 13E-3") and any amendments thereof and supplements thereto, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or the Schedule 13E-3, or any amendment or supplement thereto, relating to DuPont or Newco based on information supplied by DuPont for inclusion or incorporated by reference therein. The Proxy Statement and the
Schedule 13E-3, and any amendments thereof and supplements thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or the Schedule 13E-3, as the case may be, or any amendments thereof or supplements thereto, relating to DuPont or Newco based on information supplied by DuPont for inclusion or incorporated by reference therein.

    (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of DuPont Shares and, if applicable, the deemed issuance, if any, of shares of Common Stock by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the "FORM S-4") will, with respect to information relating to the Company, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.9 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or as disclosed to all members of the Board of Directors of the Company in writing or as specified in Schedule 3.9 of the Company Disclosure Schedule, since August 31, 1998 and until the date of this Agreement and, in the case of clause (i) below, until the Effective Time, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practices, and there has not been:

        (i) any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

        (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends consistent with recent past practice) or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries except for acquisitions of capital stock prior to the date of this Agreement in connection with the Company's previously announced Common Stock repurchase program;

        (iii) any material change in accounting principles, practices or methods;

        (iv) any (A) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary of the Company, or, any employee of the Company or any Subsidiary of the Company in an aggregate cost not to exceed $1,000,000.00, (B) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company other than, in the case of employees (other than directors and officers), in the ordinary course of business; or

        (v) entry by the Company into any material joint venture, partnership or similar agreement with any Person other than a wholly-owned Subsidiary of the Company.

    SECTION 3.10 TAXES.

    (a) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule,
(1) all Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member (a "COMPANY GROUP") have been timely filed in the manner prescribed by law, and all such Tax returns are true, complete and accurate except to the extent any failures to file or failures to be true, correct or accurate would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; (2) all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been timely paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; (3) there are no claims or assessments presently pending against the Company, any Subsidiary of the Company or any Company Group, for any alleged Tax deficiency, and the Company does not know of any threatened claims or assessments against the Company, any Subsidiary of the Company or any Company Group for any alleged Tax deficiency, which in either case if upheld would reasonably be expected in the aggregate to have a Company Material Adverse Effect; (4) there are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable and Liens for Taxes that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; and (5) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes (including, without limitation, employee-related Taxes), except for failures to comply that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

    (b) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company (including, without limitation, any Company Group) have expired or otherwise have been closed for all taxable periods ending on or before August 31, 1986.

    (c) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, any liability for taxes, levies or other like assessments, charges or fees of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of applicable law or otherwise (including, without limitation, by agreement) and such term shall include any interest, penalties or additions to tax attributable to such taxes, levies or other like assessments, charges or fees and (ii) "TAX RETURN" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

    SECTION 3.11 EMPLOYEE BENEFIT PLANS.

    (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.11(a) of the Company Disclosure Schedule and the Company SEC Documents filed prior to the date of this Agreement contain a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement or arrangement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed in Schedule 3.11(a) of the Company Disclosure Schedule and set forth in the Company SEC Documents filed prior to the date of this Agreement are referred to herein collectively as the "PLANS". The Company has heretofore made available to DuPont true and complete copies of the Plans and any amendments thereto (or if a Plan is not a written Plan, a description thereof, and excluding any Plan set forth in the Company SEC Documents filed prior to the date of this Agreement), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

    (b) No liability under Title IV or section 302 of ERISA that would reasonably be expected, in the aggregate, to have a Company Material Adverse Effect has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

    (c) No Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

    (d) Except as set forth in Schedule 3.11(d) of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code, excluding, however, noncompliance with the terms of a Plan or with applicable law that would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect.

    (e) Schedule 3.11(e) of the Company Disclosure Schedule contains a true and complete summary or list of all material employment contracts and other employee benefit arrangements, in each case that contain "change in control" arrangements, which are not contained in Schedule 3.11(a) of the Company Disclosure Schedule or the Company SEC Documents filed prior to the date of this Agreement or have not been previously delivered to DuPont.

    (f) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    (g) With respect to each Plan that provides for the funding of a rabbi trust upon the occurrence of a Potential Change in Control (as defined in such Plans), the Company has amended such Plans to provide that (i) no event has taken place that (x) constituted a Potential Change in Control under such Plans or (y) requires the funding of any such rabbi trust and (ii) neither the signing of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a Potential Change in Control under such Plans or shall require the funding of any such rabbi trust.

    (h) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.12 LITIGATION; COMPLIANCE WITH LAWS.

    (a) Except as set forth in either the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.12(a) of the Company Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the officers of the Company, through the receipt of actual (as opposed to constructive) notice, threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, before any court or arbitrator or any Governmental Entity except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (b) Except as set forth in Schedule 3.12(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are (and have since January 1, 1996 been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings therefor, any of their material Licenses, where such revocation, termination or proceeding would reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.13 INTELLECTUAL PROPERTY.

    (a) The Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined in Section 3.13(d) hereof) used in or reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted, except where such failure to own or have such rights would reasonably be expected to have a Company Material Adverse Effect.

    (b) Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, to the knowledge of the Company: (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are, except as would not reasonably be expected to result in a Company Material Adverse Effect, subsisting and unexpired, free of all Liens, and have not been abandoned; (ii) the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any

Intellectual Property, except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (c) Each of the Company and its Subsidiaries owns or possesses the rights to use the germplasm (including, but not limited to, lines, varieties, inbreds and hybrids) that is used or required by it in the conduct of its business, as conducted over the prior year, (except for such failures to own or possess the right to use such germplasm which would not in the aggregate reasonably be expected to have a Company Material Adverse Effect). Neither the Company nor any of its Subsidiaries has received any written notice of, and they have no knowledge of, any challenge to the ownership by the Company and its Subsidiaries of the germplasm used by the Company or any of its Subsidiaries or any claim against the use by the Company or any of its Subsidiaries of the germplasm owned, purported to be owned or used by it.

    (d) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (x) (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

    SECTION 3.14 OPINION OF FINANCIAL ADVISORS. The Company has received the opinion or advice of Lazard Freres & Co. LLC to the effect that, as of such date, the consideration to be received by the Company's shareholders in the Merger is fair to the shareholders of the Company from a financial point of view.

    SECTION 3.15 TAX TREATMENT. None of the Company, its affiliates or its Subsidiaries has taken any action or knows of any fact, arrangement, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.16 FINDERS' FEES. Except for Lazard Freres & Co. LLC, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, DuPont or any of DuPont's affiliates upon consummation of the transactions contemplated by this Agreement.

    SECTION 3.17 RIGHTS AMENDMENT. The Rights Amendment has been duly authorized, executed and delivered by the Company and is valid and enforceable in accordance with its terms. The most recent amendment to the Rights Agreement prior to the Rights Amendment was Amendment No. 2 dated March 10, 1998.

    SECTION 3.18 BOARD RECOMMENDATION. At the date of this Agreement, the Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company; (ii) taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 1110 of the IBCA inapplicable to this Agreement and the Merger, and, following the Effective Time, DuPont and its Subsidiaries; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF DUPONT AND NEWCO

    DuPont and Newco, jointly and severally, represent and warrant to the Company as follows:

    SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of DuPont and Newco is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted, and all Licenses are in full force and effect except for failures to have any such License which would not, in the aggregate, have a DuPont Material Adverse Effect (as defined hereafter). Each of DuPont and Newco is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified or in good standing would not reasonably be expected to, in the aggregate, have a DuPont Material Adverse Effect. As used herein, the term "DUPONT MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of DuPont and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that a DuPont Material Adverse Effect shall not include any change in or effect upon the business, assets or results of operations of DuPont and its Subsidiaries, directly or indirectly, arising out of or attributable to (i) conditions, events or circumstances generally affecting the economy as a whole or in the industries in which DuPont and its Subsidiaries operate, in general, or (ii) any action permitted to be taken or required to be taken pursuant to Section 5.8 hereof. DuPont has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of DuPont and Newco.

    SECTION 4.2 AUTHORIZATION. Each of DuPont and Newco has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Boards of Directors of DuPont and Newco and approved by DuPont as the sole stockholder of Newco, this Agreement has been adopted by the Board of Directors of Newco, and no other proceedings on the part of DuPont or Newco are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of DuPont and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of DuPont and Newco, enforceable against each of them in accordance with its terms.

    SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Except as set forth in Schedule 4.3(a) of the disclosure schedule delivered by DuPont to the Company concurrently with the execution and delivery by DuPont of this Agreement and attached hereto (the "DUPONT DISCLOSURE SCHEDULE"), neither the execution and delivery of this Agreement nor the performance by each of DuPont and Newco of its obligations hereunder will conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of DuPont or Newco, as the case may be, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of DuPont or Newco is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either DuPont or Newco is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

    (b) Except as set forth in Schedule 4.3(b) of the DuPont Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of DuPont and Newco or the performance by either of them of their respective obligations hereunder, except
(i) the filing of the Articles of Merger in accordance with the IBCA and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act, or the EC Merger Regulations or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect and would not have a material adverse effect on the ability of either DuPont or Newco to perform their respective obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

    SECTION 4.4 CAPITALIZATION. The authorized capital stock of DuPont consists of (i) 1,800,000,000 shares of DuPont Common Stock, par value $0.30 per share, of which, as of December 31, 1998, 1,140,354,154 shares of DuPont Common Stock were issued and outstanding (including shares held by the DuPont Flexitrust) and no shares of DuPont Common Stock were issued and held in the treasury of DuPont; and (ii) 23,000,000 shares of DuPont preferred stock, no par value per share, of which as of December 31, 1998, 1,672,594 shares of the $4.50 series were issued and outstanding and 700,000 shares of the $3.50 series were issued and outstanding. All the issued and outstanding shares of DuPont's capital stock are, and all DuPont Shares to be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of statutory or contractual preemptive or similar rights.

    SECTION 4.5 SEC DOCUMENTS. DuPont has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "DUPONT SEC REPORTS"). Except for Conoco Inc. ("CONOCO") and DuPont Photomask, no Subsidiary of DuPont is required to file any report, proxy statement, registration statement, form and other document with the SEC. None of the DuPont SEC Reports (other than the financial statements contained therein, as to which representations are made in Section 4.6 hereof), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such DuPont SEC Reports, as of their respective dates (and as of the date of any amendment to the respective DuPont SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 4.6 FINANCIAL STATEMENTS. The financial statements of DuPont (including, in each case, any notes and schedules thereto) included in the DuPont SEC Documents (a) were prepared from the books and records of DuPont and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto and (c) are in conformity with GAAP, applied on a consistent basis (except (i) as may be indicated therein or in the notes thereto, (ii) in the case of unaudited statements, as permitted by the rules and regulations of the SEC and
(iii) for restatements of certain prior periods regarding discontinued operations per APB 30) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments.

    SECTION 4.7 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since December 31, 1998, there has not been any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a DuPont Material Adverse Effect.

    SECTION 4.8 PROXY STATEMENT, FORM S-4, ETC.

    (a) None of the information supplied or to be supplied by DuPont or Newco, as the case may be, in writing for inclusion in the Proxy Statement (and any amendments thereof and supplements thereto) will at the time of the mailing of the Proxy Statement to the shareholders of the Company and at the time of the Special Meeting, and none of the information supplied or to be supplied by DuPont or Newco in writing for inclusion in the Schedule 13E-3, and any amendments thereof and supplements thereto, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) None of the information contained in the Form S-4 will at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by DuPont or Newco with respect to statements made or omitted in the Form S-4 relating to the Company based on information supplied by the Company for inclusion or incorporated by reference in the Form S-4. The Form S-4 and the Schedule 13E-3, and any amendments and supplements thereto, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, except that no representation is made by DuPont or Newco with respect to the statements made or omitted in the Form S-4 or the Schedule 13E-3, or any amendments or supplements thereto, as the case may be, relating to the Company based on information supplied by the Company for inclusion therein.

    SECTION 4.9 SHARE OWNERSHIP. Except by reason of DuPont's ownership of Class B Common Stock and shares of Common Stock issued in exchange therefor, neither DuPont nor Newco as of the date of this Agreement beneficially owns shares of Common Stock.

    SECTION 4.10 NEWCO'S OPERATIONS. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, (iii) incurred any liabilities other than in connection with the transactions contemplated hereby or (iv) owned any assets or property.

    SECTION 4.11 TAX TREATMENT. None of DuPont, its affiliates or its Subsidiaries has taken any action or knows of any fact, arrangement, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 4.12 FINDERS' FEES. Except for Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation, whose fees will be paid by DuPont, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DuPont or Newco.

    SECTION 4.13 ACQUISITION FOR INVESTMENT. DuPont is acquiring the shares of Common Stock solely for its own account and not with a view to any distribution or other disposition of such shares of Common Stock in violation of the Securities Act.

    SECTION 4.14 LITIGATION; COMPLIANCE WITH LAWS.

    (a) Except as set forth in either the DuPont SEC Reports filed prior to the date of this Agreement or in Schedule 4.14(a) of the DuPont Disclosure Schedule or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the officers of DuPont, through the receipt of actual (as opposed to constructive) notice, threatened against, DuPont or any Subsidiary of DuPont or any of their respective properties, or any of their officers, employees or directors in their capacity as such, before any court or arbitrator or any Governmental Entity except for those that would not, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect.

    (b) Except as set forth in Schedule 4.14(b) of the DuPont Disclosure Schedule, DuPont and its Subsidiaries are (and have since January 1, 1996 been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, individually or in the aggregate, would not reasonably be expected to have a DuPont Material Adverse Effect. Neither DuPont nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings therefor, any of their material Licenses, where such revocation, termination or proceeding would reasonably be expected to have a DuPont Material Adverse Effect.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

    SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that DuPont shall otherwise consent in writing or to the extent that any DuPont nominee on the Board of Directors of the Company shall have approved):

    (a) ORDINARY COURSE.

        (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner which would reasonably be expected to have a Company Material Adverse Effect at the Effective Time.

        (ii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business.

    (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except
(A) the declaration and payment of regular quarterly cash dividends not in excess of $0.10 per share of Common Stock and Class B Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly-owned Subsidiaries of the Company),
(ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the purchase from time to time by the Company of Common Stock in the ordinary course of business consistent with past practice in connection with the Plans at prices not in excess of the market price of Common Stock).

    (c) ISSUANCE OF SECURITIES. Subject to Section 5.1(s) hereof, the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote ("COMPANY VOTING DEBT") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Common Stock upon the exercise of Options outstanding on the date of this Agreement or in connection with the Plans, in each case in accordance with their terms as of the date of this Agreement, (ii) the issuance of Options or restricted Common Stock pursuant to Plans in effect as of the date of this Agreement and in the ordinary course of business consistent with past practice (which in the case of Options shall include having an exercise price equal to market at the time of grant) but in no event more than 1.2 million shares of Common Stock in the case of Options and 250,000 shares of Common Stock in the case of restricted Common Stock, (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company, or (iv) issuances in accordance with the Rights Agreement.

    (d) GOVERNING DOCUMENTS; SECURITIES. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any Subsidiary of the Company.

    (e) NO ACQUISITIONS. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire or take any steps to facilitate the acquisition of) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than any acquisition by the Company for cash (i) in an aggregate amount not to exceed $100 million and (ii) which do not make it more difficult to obtain and is not likely to cause any delay in obtaining, any approval or authorization required in connection with the Merger under any Regulatory Law (as defined in Section 5.8(e) hereof).

    (f) [Intentionally deleted.]

    (g) NO LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise incur any Lien or restriction on transfer of any nature whatsoever on any asset other than Liens which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

    (h) NO RELINQUISHMENT OF RIGHTS. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other right or claim,

(ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any Subsidiary of the Company or otherwise knowingly dispose of any trade secret, process or knowhow not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process.

    (i) INVESTMENTS. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person (other than (u) acquisitions permitted under clause 5.1(e), (v) loans made in the ordinary course of business consistent with current practice by PHI Financial Services, Inc. to customers of the Company and its Subsidiaries, (w) in connection with actions permitted by Section 5.1(e) hereof, (x) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement which are set forth in Schedule 5.1(i) of the Company Disclosure Schedule or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $50 million).

    (j) INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, except (i) for intercompany loans and (ii) in the ordinary course of business consistent with past practice not to either (1) exceed, at any one time outstanding, $600 million in connection with the PHI Financial Services loan program referred to in subsection (i) above and $200 million not in connection therewith or (2) contain any prohibitions (except any such prohibitions which exist on the date of this Agreement) on prepayment.

    (k) COMPENSATION; SEVERANCE. Other than as set forth in Schedules 5.1(c), 5.1(k), 5.1(s) or 5.11(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to (A) pay or commit to pay any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company (other than severance or termination pay (i) required pursuant to the terms of an employee benefit plan, program or arrangement or applicable law or (ii) in accordance with past practice of the Company or an applicable Subsidiary), (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company, (C) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any Subsidiary of the Company, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan), (D) adopt or make any commitment to adopt any additional employee benefit plan, or (E) make any contribution (other than (i) regularly scheduled contributions and (ii) contributions required pursuant to the terms thereof) to any Plan.

    (l) ACCOUNTING METHODS; INCOME TAX ELECTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice as in effect at December 31, 1998, except for any such change as required by reason of a change in GAAP, (ii) make or rescind any material Tax election, or (iii) make any material change to its method of reporting income, deductions or other Tax items for Tax purposes; PROVIDED THAT, in the case of matters described in clauses (ii) and (iii) above, DuPont shall not unreasonably withhold its consent.

    (m) CERTAIN AGREEMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict DuPont or any of its affiliates (including the Surviving Corporation) or successors, from engaging or competing in any line of business or in any geographic area which agreement or arrangement would, in the aggregate, reasonably be expected to have a DuPont Material Adverse Effect, after giving effect to the Merger.

    (n) RIGHTS AGREEMENT. Without the consent of DuPont, the Company shall not prior to the termination of this Agreement (a) redeem the Rights, or amend or modify or terminate the Rights Agreement, or to render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or (b) permit the Rights to become non-redeemable at the redemption price currently in effect. Notwithstanding the foregoing, immediately prior to the Closing, the Company shall redeem the Rights.

    (o) CORPORATE STRUCTURE. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except for changes in the corporate structure or ownership of the Company's Subsidiaries which do not adversely affect the Company and its Subsidiaries taken as a whole.

    (p) The Company shall not, and shall not permit any of its Subsidiaries to, agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise permitted by this Agreement.

    (q) The Company shall, to the extent possible, provide to DuPont any required certifications in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder regarding its status as a U.S. real property holding corporation within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

    (r) From the date of this Agreement until the Effective Time, the Company will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Closing Date.

    (s) Notwithstanding any provision to the contrary in this Agreement, the Company shall be entitled to enter into employee retention agreements substantially upon the terms and conditions specified in Schedule 5.1(s) attached hereto. DuPont and Newco hereby acknowledge and agree that the Company intends to offer employee retention agreements to approximately 21 employees of the Company; PROVIDED, HOWEVER, that the Company makes no representations or warranties with respect to which employees, if any, will enter into such employee retention agreements. The Company shall give notice to DuPont from time to time advising DuPont as to which employees have entered into such employee retention agreements.

    SECTION 5.2 CONDUCT OF THE BUSINESS OF DUPONT, ETC.

    (a) From the date of this Agreement until the Effective Time, DuPont will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Closing Date.

    (b) Neither DuPont nor any of its Subsidiaries shall purchase or otherwise acquire any shares of DuPont Common Stock during the Valuation Period and the immediately preceding five trading days (collectively, the "RESTRICTED PERIOD"); PROVIDED THAT the foregoing shall not prohibit any purchases made by any employee benefit plans of DuPont (the "BENEFIT PLANS OF DUPONT") or trusts for the benefit of employees of DuPont or its employees, in each case, in the ordinary course of business consistent with past practice. DuPont shall cause the closing or termination of the Conoco Exchange Offer (if commenced) to occur prior to (and shall not make any public announcements concerning its ownership of Conoco for the twenty trading days commencing on the fifth trading day preceding the commencement of the Restricted Period) five trading days prior to the commencement of the Restricted Period and, if the Conoco Exchange Offer had not been commenced prior to the commencement of the Restricted Period, then DuPont agrees that it will not be commenced nor will a record date be established for any distribution of shares of Conoco common stock until at least 10 days after the Effective Time.

    (c) DuPont shall not, and shall not permit any of its Subsidiaries to (or agree to) (i) acquire or effect a merger, consolidation or business combination with, or acquire all or any portion of the capital stock of, any of the companies set forth in Schedule 5.2 of the Company Disclosure Schedule including without limitation the Subsidiaries listed on such Schedule 5.2 (including such listed Subsidiaries, the "LISTED COMPANIES"), (ii) enter into any joint venture with, or acquire any division, Subsidiary or business of, any Listed Company if such transaction directly involves Seed Operations (as defined in Section 5.2(g) hereof) of such Listed Company or (iii) enter into any written or binding (A) agreement, (B) commitment or (C) letter of intent to effect any transaction prohibited or referred to in clauses (i) or (ii) of this subsection (c); PROVIDED THAT the foregoing shall be subject to Section 5.2(e) hereof.

    (d) Without limiting the provisions of Section 5.2(c) hereof, DuPont shall not, and shall not permit any of its Subsidiaries to, acquire any business, or any corporation, partnership, association or other business organization or division thereof involved in or involving Seed Operations or any stock or partnership or similar ownership interest therein or enter into any joint venture relating to Seed Operations or enter into any written or binding (A) agreement, (B) commitment or (C) letter of intent, to effect the foregoing (collectively, a "TRANSACTION") which would be reasonably likely to (i) make it more difficult in any material respect to obtain any material approval or authorization required in connection with the Merger under any Regulatory Law (a "MATERIAL APPROVAL") or (ii) result in any Material Delay (as defined hereafter) in the expiration of the HSR Act or in obtaining any Material Approval. As used in this Agreement, a "MATERIAL DELAY" shall mean a delay in the expiration or termination of the HSR waiting period or in obtaining any Material Approval until after the later of (x) the 120th day following the date of the execution and delivery of this Agreement in the case of HSR (or 120 days following the date of this Agreement, subject to extension on a day-by-day basis if and to the extent the Company fails to promptly respond to reasonable requests by DuPont with respect to filings and information required in connection with the Merger pursuant to Section 5.8) and (y) the satisfaction or waiver of all conditions set forth in Article VI hereof other than those set forth in Section 6.2(a) and
(b) and those that are not satisfied by reason of the failure of the HSR waiting period to have expired or of any Material Approval to have been obtained.

    (e) Notwithstanding Section 5.7 or subsection (c) and (d) above, (i) DuPont may take any actions (including agreeing to and consummating any transactions) otherwise prohibited by subsection (d)(i) above or, following the expiration or termination of the waiting period applicable to the Merger under the HSR Act, subsection (c) above if (I) DuPont notifies the Company in writing that, effective immediately prior to the Termination Date, it has irrevocably waived and will not assert the non-fulfillment of the conditions set forth in Section 6.1(b), Section 6.1(c), 6.3(d) or 6.3(f) hereof as a basis for failing to close the Merger by reason of, but only by reason of, such action or transaction and
(II) DuPont complies with its obligations under Sections 5.8(c) and (ii) without limiting DuPont's obligations under clause (e)(i) above if the provisions thereof apply, DuPont may take any action otherwise prohibited by (d)(ii) above, provided that upon the commencement of a Material Delay, DuPont shall increase the Merger Price by an interest rate per annum, calculated on a daily basis, using the one-month dealer priced commercial paper rate, for the period from the day of commencement of the Material Delay until the earlier of (A) the end of such Material Delay, and (B) the date that the HSR waiting period has expired or terminated and all other Material Approvals that resulted in such Material Delay have been obtained and (C) the date that any other condition to closing the Merger other than those set forth in Sections 6.2(a) and (b) remains not satisfied or waived, provided that no increase in the Merger Price as provided in this clause (e)(ii) shall occur if and for so long as an authorized representative of the applicable Governmental Entity responsible for administering the HSR or the law or regulation under which such Material Approval is required has advised DuPont in writing (and such advice has not been withdrawn) that it is not reasonably likely that there will be a Material Delay in the timing of the expiration or termination of the HSR Act or the obtaining of any Material Approval.

    (f) As used in this Agreement, the term "SEED OPERATIONS" shall mean the business of seed and seed operations; downstream distribution systems; technology materially related to the seed business; and other businesses materially related to the seed business (exclusive of crop protection chemicals, herbals and nutritional supplements, food ingredients, and fermentation derived products).

    (g) DuPont shall, and shall cause its Subsidiaries to, vote the shares of Common Stock owned by each of them in favor of approval and adoption of this Agreement and the Merger.

    SECTION 5.3 SHAREHOLDERS' MEETING; PROXY MATERIAL.

    (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Articles of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders (the "COMPANY RECOMMENDATION"); PROVIDED THAT the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisors, that a Superior Proposal (as defined in Section 5.5(b) hereof) has been made and (ii) it has determined in good faith, based on the advice of outside counsel and after taking into account the provisions of IBCA Section490.1108, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. The Company may, if it receives an unsolicited Acquisition Proposal (as defined in Section 5.5(b) hereof) delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company's Board of Directors to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

    (b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the adoption of this Agreement and the approval of the Merger by the Company's shareholders (the "PROXY STATEMENT"), and DuPont shall prepare and file with the SEC, following resolution of any comments the SEC may have with respect to the Proxy Statement, the Form S-4, in which the Proxy Statement will be included. DuPont and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. DuPont and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing, the Company shall not mail the Proxy Statement and the Form S-4 shall not have been declared effective prior to the closing of the Conoco Exchange Offer or at any time that such mailing would violate Regulation M under the Exchange Act. DuPont agrees that if and when it becomes reasonably apparent that DuPont will not be able to close the Conoco Exchange Offer in a timely manner in order to permit the Effective Time to occur prior to the Termination Date (after giving effect to the provisions of the immediately preceding sentence), DuPont will promptly terminate (or will not commence) the Conoco Exchange Offer.

    (c) The Company shall as promptly as practicable notify DuPont of the receipt of any comments from the SEC relating to the Proxy Statement. Each of DuPont and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC relating to the Form S-4 and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by DuPont and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form S-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company's shareholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of DuPont.

    SECTION 5.4 ACCESS TO INFORMATION. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give DuPont, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "DUPONT'S REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records (including, without limitation, all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to DuPont's Representatives such financial and operating data and other information (including, without limitation, all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with DuPont in its investigation of the business of the Company and its Subsidiaries; PROVIDED THAT any information and documents received by DuPont or DuPont's Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality Agreement dated March 13, 1997 between the Company and DuPont (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof as though the Confidentiality Agreement had been entered into by the parties on the date of this Agreement, notwithstanding the execution and delivery of this Agreement or the termination hereof; PROVIDED THAT the parties shall be able to disclose information to the extent required by law.

    SECTION 5.5 NO SOLICITATION.

    (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents of the Company not to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal or (b) except with respect to an unsolicited Acquisition Proposal relating to a Superior Proposal to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors of the Company based on the advice of outside counsel and after taking into account the provisions of IBCA Section490.1108, engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; PROVIDED, HOWEVER, that the Company may enter into any agreement conditional upon the concurrent exercise by the Company, and concurrently with the effectiveness of any such agreement, the Company does exercise, the termination right set forth in Section 7.1(i) hereof; PROVIDED THAT the exception in clause
(b) with respect to a Superior Proposal shall not apply following the approval of the Merger by the Company shareholders pursuant to the Required Company Vote. Without limiting the provisions of the Investment Agreement then in effect, (x) the Company will promptly inform DuPont when, in connection with an Acquisition Proposal made by any third party, the Company is engaging in substantive discussions or negotiations with such party or has provided such party or representative of such party with or access to any material non-public information properties, books or records of the Company or its material Subsidiaries, and (y) at any time following the 45th day after the date of this Agreement, the Company will inform DuPont within 5 business days of its receipt thereof, of its receipt (a "SECOND PERIOD EVENT") from a third party of a public or private written Acquisition Proposal which, in the judgment of the Board in the exercise of its fiduciary obligations, as determined (and the timing of which determination is also determined) in good faith based on the advice of outside counsel and taking into account the provisions of IBCA Section490.1108, is reasonably likely to constitute a Superior Proposal and which is reasonably likely to result in a binding agreement within a period of 10 business days or less; provided that nothing in clauses (x) or (y) above shall obligate the Company to disclose the identity of any third party or the terms of any such Acquisition Proposal. Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

    (b) For purposes of this Agreement, "ACQUISITION PROPOSAL" shall have the meaning assigned to the term "Proposal" in the Investment Agreement (as defined in Section 5.18(a) hereof) as in effect on the date hereof. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a "Proposal" (as such term is defined in the Investment Agreement as in effect on the date hereof) relating to a "Change in Control Transaction" (as such term is defined in the Investment Agreement as in effect on the date hereof) which is made prior to the approval of this Agreement by the shareholders of the Company, which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel and after taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal), would, if consummated, result in a transaction that provides a higher price to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

    SECTION 5.6 DIRECTOR AND OFFICER LIABILITY.

    (a) DuPont and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Articles of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

    (b) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection (a) above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

    (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200 percent of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

    (d) The obligations of the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section
5.6 applies shall be third party beneficiaries of this Section 5.6).

    SECTION 5.7 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; PROVIDED THAT the foregoing shall be subject to Section 5.8 hereof.

    SECTION 5.8 CERTAIN FILINGS.

    (a) The Company and DuPont shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Form S-4 Registration Statement and any amendments or supplements to the foregoing, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement, the Schedule 13E-3 and the Form S-4 Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and, subject to Section 5.8(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities (including, in the case of DuPont, to request, if any question or objection shall be raised by the applicable Governmental Entity with respect thereto, that such Governmental Entity should defer its consideration of any transaction of the type referred to in Section 5.2(c) or
(d) until after (i) any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement and (ii) other Material Approvals have been obtained), to obtain any clearance (including affirmatively seeking early termination), waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

    (b) Subject to Section 5.8(c) hereof, (i) the Company and DuPont shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, the Company and DuPont shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

    (c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of DuPont and the Company shall use its reasonable best efforts to take and, in the case of actions required by reason of Section 5.2(c), (d) and (e), shall take (including, without limitation, agreeing to hold separate or divest, or enter into a consent decree or licensing or other arrangement with respect to, any of the businesses, operations or assets of DuPont or the Company or any of their Subsidiaries, in each case, subject to the consummation of the Merger) such action as may be required in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that notwithstanding anything to the contrary set forth in this Agreement, neither DuPont nor the Company nor any of their respective Subsidiaries shall be required to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or agree to sell, hold separate, otherwise dispose of or license or conduct their business in a specified manner, or permit the sale, holding separate, other disposition or licensing of, any assets of DuPont, the Company or their respective Subsidiaries or the conduct of their business in a specified manner (whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason) if such sale, holding separate, other disposition or licensing or the conduct of their business in a specified manner would have, unless DuPont determined otherwise, in the aggregate, a "Significant Adverse Impact" (as defined below) (it being understood that this proviso is not applicable insofar as DuPont is required by this Section 5.8(c) to take any such action by reason of Section 5.2(c), (d) and (e) hereof); and PROVIDED FURTHER, HOWEVER that, DuPont shall control all decisions (without limiting its obligations therewith) with respect to this Section 5.8(c) and, in particular, the Company and its Subsidiaries shall not, without the prior written consent of DuPont, agree, but shall, if so directed by DuPont, agree, subject to the consummation of the Merger, to hold separate or divest any of its businesses or operations or assets used therein or enter into a consent decree or licensing or other arrangement with respect to any such businesses or operations or assets used therein. For purposes of this Agreement, a "SIGNIFICANT ADVERSE IMPACT" shall mean any change or effect that in DuPont's reasonable judgment is likely to have a material adverse effect on DuPont's and its Subsidiaries' operations which are in the same or related lines of business as those of the Company and its Subsidiaries, taken together with the Company and its Subsidiaries as a whole.

    (d) Each of the Company and DuPont shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

    (e) "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Counsel regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Councilor Commission of the European Community or other organs of the European Union or the European Community implementing such regulations (the "EC MERGER REGULATIONS") and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or
(iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

    SECTION 5.9 PUBLIC ANNOUNCEMENTS. Neither the Company, DuPont nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

    SECTION 5.10 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

    SECTION 5.11 EMPLOYEE MATTERS.

    (a) The Surviving Corporation shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts and arrangements listed in Schedule 5.11 of the Company Disclosure Schedule.

    (b) DuPont agrees that, for at least one year following the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries shall continue to sponsor and maintain the Plans for the benefit of the individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries (the "CONTINUING EMPLOYEES"). The parties have agreed to the matters set forth in Schedule 5.11(b).

    (c) PRE-EXISTING LIMITATIONS; DEDUCTIBLES; SERVICE CREDIT. With respect to any Benefit Plans of DuPont in which any Continuing Employees first become eligible to participate, on or after the Effective Time, DuPont shall: (i) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements and activity-at-work exclusions applicable to the Continuing Employees; (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize all service of the Continuing Employees with the Company, any of its present and former Subsidiaries, any affiliates of the Company and their respective predecessors for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual), to the extent service is taken into account under the applicable plan for employees other than the Continuing Employees; PROVIDED THAT the foregoing shall not apply to the extent it would result in duplication of benefits for the same period of service, nor shall it apply with respect to benefit accrual under any Benefit Plan of DuPont that is a defined benefit pension plan.

    (d) DuPont and the Company hereby acknowledge that the consummation of the Merger shall constitute a Change in Control of the Company under the Plans, and neither the DuPont nor the Company shall take any action inconsistent with such acknowledgment.

    (e) DuPont hereby agrees, effective as of the Effective Time, to guarantee payment of all obligations of the Surviving Corporation under the Plans described in Section 3.11(g) hereof.

    SECTION 5.12 TAX-FREE REORGANIZATION TREATMENT.

    (a) The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger to so qualify. Neither the Company, DuPont, or any of their respective Subsidiaries shall take any action, or fail to take any action, that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    (b) The Company and DuPont shall cooperate and use their reasonable best efforts in obtaining the opinions of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to DuPont, described in Sections 6.2(d) and 6.3(e) hereof, respectively, of this Agreement. In connection therewith, both DuPont (together with Newco) and the

Company shall deliver to Fried, Frank, Harris, Shriver & Jacobson and Skadden, Arps, Slate, Meagher & Flom LLP representation letters, dated and executed as of the Closing Date (and as of such other date or dates as reasonably requested by Fried, Frank, Harris, Shriver & Jacobson or Skadden, Arps, Slate, Meagher & Flom
LLP), in form and substance substantially identical to those attached hereto as Exhibits B-1 and B-2, respectively (allowing for such amendments to the representation letters as counsel deems necessary) (together, the "REPRESENTATION LETTERS").

    SECTION 5.13 BLUE SKY PERMITS. DuPont shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all material necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

    SECTION 5.14 LISTING. DuPont shall use its reasonable best efforts to cause the DuPont Shares to be issued in the Merger or upon exercise of Substitute Options to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

    SECTION 5.15 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company and DuPont shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

    SECTION 5.16 CERTAIN NOTIFICATIONS. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

    SECTION 5.17 AFFILIATE LETTERS. The Company shall, at least 15 days prior to the scheduled date of the Special Meeting, deliver to DuPont a list reasonably satisfactory to DuPont setting forth the names and addresses of all Persons who at the time of the Special Meeting are, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as DuPont may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is identified as an affiliate on such list to execute a written agreement at least 10 days prior to the scheduled date of the Special Meeting in customary form (collectively, the "AFFILIATE AGREEMENTS").

    SECTION 5.18 THE INVESTMENT AGREEMENT.

    (a) The Company hereby expressly waives any breach of Section 6.1 of the Investment Agreement (the "INVESTMENT AGREEMENT"), dated as of August 6, 1997, between DuPont and the Company that is caused by the execution, delivery and/or performance of this Agreement or the events leading to the execution and delivery of this Agreement.

    (b) The Company and DuPont agree that the Investment Agreement is hereby amended to eliminate Section 6.7(c) thereof.

    (c) To the extent anything contained in this Agreement is inconsistent or constitutes a breach of the Investment Agreement, this Agreement shall control and any such breach is hereby waived.

    (d) The Investment Agreement shall terminate in its entirety upon the earlier of (x) the termination of this Agreement (A) in circumstances where DuPont terminated this Agreement pursuant to Section 7.1(e), (f), (g) or (h) hereof or (B) pursuant to Section 7.1(i) hereof; PROVIDED THAT, notwithstanding the foregoing, under no circumstances shall Section 8.2(c) of the Investment Agreement terminate, and such Section 8.2(c) shall survive until the date that the Investment Agreement would have otherwise survived had the Investment Agreement not terminated pursuant to this Section 5.18(d).

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, DuPont and Newco to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

    (a) The Required Company Vote shall have been obtained;

    (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated. Approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulations;

    (c) No judgment, injunction, order or decree and except as would not reasonably be expected to have in the aggregate a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact, no provision of any applicable law or regulation shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that this condition shall be deemed satisfied insofar as violations of laws and regulations are concerned if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under
Section 5.8 hereof.

    (d) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock following the Closing shall have been complied with; and

    (e) The DuPont Shares issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    SECTION 6.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO CONSUMMATE THE MERGER. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

    (a) DuPont and Newco shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

    (b) The representations and warranties of DuPont and Newco contained in
Article III hereof, without giving effect to any materiality qualifications or limitations therein or any references therein to any DuPont Material Adverse Effect, shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a DuPont Material Adverse Effect;

    (c) The Company shall have received certificates signed by any senior vice president of DuPont, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

    (d) The Company shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of

Section 368(a) of the Code and, in rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson, shall be entitled to rely upon the Representations Letters.

    SECTION 6.3 CONDITIONS TO DUPONT'S AND NEWCO'S OBLIGATIONS TO CONSUMMATE THE MERGER. The obligations of DuPont and Newco to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

    (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

    (b) The representations and warranties of the Company contained in Article IV hereof, without giving effect to any materiality qualifications or limitations therein or any references therein to any Company Material Adverse Effect, shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

    (c) DuPont shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

    (d) All foreign laws regulating competition, antitrust, investment or exchange control shall have been complied with, and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of DuPont, the Company or any of their Subsidiaries in connection with the Merger shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected, would not in the aggregate reasonably be expected to have a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact; PROVIDED, HOWEVER, that this condition shall be deemed satisfied if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under Section 5.8 hereof.

    (e) DuPont shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, its counsel, in form and substance reasonable satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, in rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely upon the Representation Letters; and

    (f) No suit, action, proceeding or investigation by any Governmental Entity, including the European Commission or any organ of the European Union, shall have been commenced (and be pending) against DuPont, the Company or Newco or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or delay the transactions contemplated hereby, (ii) material damages in connection therewith,
(iii) any other remedy which would materially impair the intended benefits to DuPont of the Merger or otherwise have a Company Material Adverse Effect, a DuPont Material Adverse Effect or a Significant Adverse Impact or (iv) to impose criminal liability on any of the foregoing Persons in connection with the Merger (each of clauses (i)-(iv), a "MATERIAL ADVERSE CONSEQUENCE") and in each case, other than (iv), which is reasonably likely to result in a Material Adverse Consequence; PROVIDED, HOWEVER, that this condition shall be deemed satisfied if its failure to in fact be satisfied is the result of DuPont having breached in any material respect its obligations under Section 5.8 hereof.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

    (a) By mutual written consent of DuPont and the Company;

    (b) By either the Company or DuPont if the Effective Time shall not have occurred on or before December 1, 1999 (as the same may be extended by the second proviso below, the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.8 hereof) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; PROVIDED, FURTHER that either party can extend the Termination Date for up to 60 days to the extent necessary to permit the S-4 Registration Statement to become effective, the Proxy Statement to be mailed to Company shareholders and the Special Meeting to be held, but only if all conditions other than those set forth in Sections 6.1(a) and (d) hereof are satisfied prior to such extension.

    (c) By either the Company or DuPont if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.8 hereof) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.8 hereof), in the case of each of clause (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(b) and
(c) hereof and 6.3(d) hereof, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.8 hereof has been the cause of such action or inaction;

    (d) By either the Company or DuPont if the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote upon the taking of such vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

    (e) By DuPont, if the Board of Directors of the Company, prior to obtaining the Company Required Vote, shall have (i) approved or recommended an Acquisition Proposal or resolved to take, or announced an intention to take, any such action, (ii) within ten business days after the receipt by DuPont of notice of a Second Period Event, failed to unconditionally reject and, if applicable, recommend against, the Acquisition Proposal referred to in such notice (unless such Acquisition Proposal is a tender or exchange offer covered by clause (iii) below), provided that DuPont shall not have the right to exercise the termination right set forth in this clause (ii) unless, within five business days of receipt of such notice, DuPont gives the Company notice of its election to treat the balance of such ten business day period (such remaining period a "NEW TERMINATION PERIOD") as a period giving the Company an additional termination right under Section 7.1(i), or (iii) recommended acceptance of (or indicated or announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within ten business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 20 percent of more of the outstanding shares of the Company or resolved to take, or announced an intention to take, any such action;

    (f) By DuPont, if the Board of Directors of the Company shall have effected a withdrawal, modification or material qualification in any manner adverse to DuPont of the Company Recommendation or take any action or make any statement in connection with the Special Meeting materially inconsistent with the Company Recommendation (collectively, an "ADVERSE CHANGE IN THE COMPANY RECOMMENDATION") (or resolved to take such action), whether or not any such action is in violation of this Agreement;

    (g) By DuPont, (i) if a Share Acquisition Date shall have occurred pursuant to the Rights Agreement (as in effect on the date of this Agreement)or (ii) if the actions or events described in Section 5.1(n) hereof shall occur without the prior written consent of DuPont, whether or not such consent was required;

    (h) By DuPont, if the Company shall have willfully and intentionally breached any of its obligations under Section 5.5 hereof;

    (i) By the Company, at any time prior to the approval of this Agreement by the shareholders of the Company, in connection with and for the purpose of accepting a particular Superior Proposal, if the Board of Directors determines, after consultation with outside counsel and after taking into account the provisions of IBCA Section490.1108, that failure to terminate this Agreement would be inconsistent with the Board's fiduciary duties to shareholders; PROVIDED HOWEVER that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(i) after the forty-fifth (45th) day after the date of this Agreement except during any New Termination Period arising thereafter; or

    (j) By the Company, if DuPont breaches the provisions of Section 5.2(c) hereof and such breach continues for 30 days prior to all applicable waiting periods (including any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement having expired or been terminated, for a period of 10 business days after the Company learns of such breach; PROVIDED, HOWEVER, that if the applicable waiting periods (including any extensions thereof) expire or terminate prior to a termination by the Company pursuant to this subsection (j), the right of the Company to so terminate this Agreement pursuant to this subsection (j) with respect to such breach shall terminate. The parties recognize that in the event the Company terminates this Agreement pursuant to this subsection (j) by reason of DuPont having acquired or effected (or having entered into a written agreement or a written letter of intent executed by DuPont (or a subsidiary thereof) and a company listed on Schedule 7.1(j) to acquire or effect) a transaction prohibited by Section 5.2(c),(such a termination being referred to herein as a "LIQUIDATED DAMAGES TERMINATION"), the Company will suffer substantial harm that would be difficult to measure and that could be subject to the risks and costs of protracted litigation. Accordingly, the parties have agreed that to avoid any such risks, it is preferable to provide for liquidated damages in the event of such Liquidated Damages Termination. Therefore, in the event of a Liquidated Damages Termination pursuant to this Section 7.1(j), (i) the Company shall be entitled by giving notice to DuPont to purchase all of the capital stock of the Company owned directly or indirectly by DuPont or its Subsidiaries for a per share purchase price equal to 25 percent of the closing price of the Common Stock on March 12, 1999 and (ii) there shall be deemed to have occurred a Voluntary Default (as defined in the Formation Agreement) by DuPont pursuant to
Section 9.3(b) of the Formation Agreement between DuPont and the Company, dated August 6, 1997 (the "FORMATION AGREEMENT"). The parties specifically agree that these damages are intended to compensate the Company for its losses and are not intended to be a penalty, and, except as otherwise provided in Section 8.6 hereof, shall be the sole remedy of the Company and its affiliates for any such breach.

    The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or DuPont as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of DuPont or the Company or their respective officers or directors with respect to this Agreement or any provision thereof except with respect to the second and third sentences of Section 1.11 to the extent specified in such Section, Section 3.16, Section 4.12, Section 5.18 and Article VII hereof, which provisions shall survive such termination in accordance with their terms, and except that, notwithstanding anything to the contrary contained in this Agreement (other than as provided in Section 7.1(j) hereof), neither DuPont nor the Company shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon personal delivery, transmitter's confirmation of a receipt of a facsimile transmission, confirmed delivery by a standard overnight carrier or when delivered by hand or when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

    If to the Company, to:

       Pioneer Hi-Bred International, Inc.
       700 Capital Square
       Des Moines, Iowa 50309
       Attention: General Counsel
       Telephone: (515) 248-4800
       Facsimile: (515) 248-4844

       with a copy to:

       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, New York 10004
       Attention: Stephen Fraidin, P.C.
                F. William Reindel

       Telephone: (212) 859-8000
       Facsimile: (212) 859-4000

       If to DuPont or Newco, to:

       E. I. du Pont de Nemours and Company
       1007 Market Street
       Wilmington, Delaware 19898
       Attention: Roger W. Arrington, Esq.
       Telephone: (302) 774-8571
       Facsimile: (302) 773-5176
       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022-9931
       Attention: Lou R. Kling, Esq.
                Eileen Nugent Simon, Esq.

       Telephone: 212-735-3000
       Facsimile: 212-735-2000

    SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

    SECTION 8.3 INTERPRETATION. References in this Agreement to "reasonable best efforts" shall not require a Person obligated to use its reasonable best efforts to obtain any consent of a third party to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. References herein to the "knowledge of the Company" shall mean the actual knowledge of the executive officers (as such term is defined in Rule 3b-2 promulgated under the Exchange Act) of the Company. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. Any information disclosed in one schedule of the Company Disclosure Schedule (other than Schedules 5.2) and 7.1(j) or the DuPont Disclosure Schedule shall be deemed disclosed for the purposes of any other schedule of the Company Disclosure Schedule (other than Schedules 5.2) and 7.1(j) or the DuPont Disclosure Schedule, as the case may be. For purposes of this Agreement, DuPont shall be deemed to own any shares of Common Stock that are owned by any wholly-owned Subsidiary thereof.

    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the DuPont Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

    SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

    (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and DuPont or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED THAT after the approval of this Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT neither the Company nor DuPont may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding anything to the contrary herein, DuPont and Newco may assign any of their rights hereunder to any wholly-owned Subsidiary of DuPont; PROVIDED THAT DuPont shall be liable for the failure of any such Subsidiary to perform its obligations hereunder.

    SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement, including Sections 5.2(c), (d) and (e) and 5.8 hereof, would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

    SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, except that the Merger shall be subject to, and in accordance with, the laws of the State of Iowa.

    SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

    SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of DuPont and Newco under this Agreement, and for the benefit of DuPont and Newco, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of
Article I and Sections 5.6 and 5.11(e) hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

    SECTION 8.10 ENTIRE AGREEMENT. Subject to the provisions of Section 5.18 hereof, this Agreement, including any exhibits or schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

    SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    SECTION 8.12 PETROLEUM SUBSIDIARIES. The Company acknowledges that DuPont has announced its intention to dispose of the remaining shares of capital stock of Conoco held directly or indirectly by DuPont. Neither Conoco nor any Subsidiary of Conoco shall be deemed to be a Subsidiary of DuPont for purposes of this Agreement. No action taken by Conoco or any of its Subsidiaries, or DuPont or any of its Subsidiaries in connection with Conoco, prior to or following the date hereof, including a spin-off, a split-off (any transaction in which Conoco stock is distributed by DuPont in exchange for

DuPont Common Stock is referred to herein as a "CONOCO EXCHANGE OFFER"), sale or other disposition in one or more transactions of the remaining shares of Conoco owned directly or indirectly by DuPont, and any matter related to any such action, shall be limited by any of the provisions hereof or taken into account for purposes of determining whether there is a breach of any representation or warranty, covenant or other obligation or agreement of DuPont in or under this Agreement. The Company shall cooperate with DuPont to the extent reasonably requested by DuPont in connection with any such action or transaction described in this Section 8.12.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                PIONEER HI-BRED INTERNATIONAL, INC.

                                By:  /s/ CHARLES JOHNSON
                                     -----------------------------------------
                                     Name: Charles Johnson
                                     Title:  Chairman, President and
                                           Chief Executive Officer

                                E. I. DU PONT DE NEMOURS AND COMPANY

                                By:  /s/ CHARLES O. HOLLIDAY, JR.
                                     -----------------------------------------
                                     Name: Charles O. Holliday, Jr.
                                     Title:  Chairman and CEO

                                DELTA ACQUISITION SUB, INC.

                                By:  /s/ GARY M. PFEIFFER
                                     -----------------------------------------
                                     Name: Gary M. Pfeiffer
                                     Title:  Senior Vice President--Finance
                                           and Chief Financial Officer

                      E. I. DU PONT DE NEMOURS AND COMPANY

                                              August 16, 1999

Pioneer Hi-Bred International, Inc.
800 Capital Square
400 Locust Street
Des Moines, Iowa 50309

Dear Sirs:

    Reference is made to the Agreement and Plan of Merger dated March 15, 1999 between Pioneer Hi-Bred International, Inc., E.I. du Pont de Nemours and Company and Delta Acquisition Sub, Inc. (the "Merger Agreement"). This letter is to confirm the parties' agreement that the Merger Agreement is amended and supplemented, effective as of the date of this letter, as follows:

1. SHARE ELECTION

    a) The terms "Non-Electing Share" and "Non-Electing Shares" in the Merger Agreement are hereby changed to "Non-Stock-Electing Share" and "Non-Stock-Electing Shares", respectively, and all references therein to "Non-Electing Share" and "Non-Electing Shares" (including the initial reference to "Non-Electing Shares" in Section 1.2(b)(ii)) accordingly shall instead be to "Non-Stock Electing Share" and "Non-Stock-Electing Shares", respectively.

    b)  Section 1.3(a) shall be amended and restated in its entirety as follows:

       "(a) Each Person (as defined in Section 1.3(b) hereof) who, on or prior to the Election Date referred to in subsection (c) below is a record holder of shares of Common Stock shall have the right to submit a Form of Election (as defined in Section 1.3(c) hereof) specifying (i) the number of shares of Common Stock that such Person desires to be converted into DuPont Shares pursuant to the DuPont Stock Election and/or (ii) the number of shares of Common Stock that such Person desires to be converted into the right to receive in cash an amount equal to the Merger Price; PROVIDED that in no event shall a Person be entitled to elect to be converted into DuPont Shares or the right to receive cash or any combination thereof in respect of more shares of Common Stock in the aggregate than such Person holds of record."

    c) The following phrase "or in cash an amount equal to the Merger Price" shall be inserted (i) immediately after the words "wishes to elect to receive DuPont Shares" and before the words "for any or all shares of Common Stock..." in the first sentence of Section 1.3(c) and (ii) immediately after the words "election to receive DuPont Shares" and before the words "shall have been properly made" in the third sentence of
       Section 1.3(c)

2. GUARANTEED DELIVERY PERIOD

    The number "five" in the parenthetical in the last sentence of Section 1.3(c) shall be changed to "three".

3. FUNDING

    a)  Section 1.5(a) shall be amended and restated in its entirety as follows:

       "(a) For each of the first fifteen business days following the final determination of the Non-Cash Proration Factor, DuPont shall deposit, or cause to be deposited, with a bank or other financial institution selected by DuPont and reasonably acceptable to the Exchange Agent (the "Exchange Fund Bank") the amount of cash to be actually distributed on such day in respect of checks presented to the Exchange Fund Bank on behalf of holders of shares of Common Stock converted in the Merger into the right to receive in cash the Merger Price. On the fifteenth business day following the final determination of the Non-Cash Proration Factor, DuPont shall deposit with the Exchange Fund Bank for the benefit of holders of shares of Common Stock, the amount in cash of the cash portion of aggregate Merger Consideration in excess of the aggregate amount of cash deposited with the Exchange Fund Bank over the prior fifteen business days. As of the Effective Time, DuPont shall deposit, or cause to be deposited, with the Exchange Agent a certificate or certificates representing the stock portion of the Merger Consideration such that the Exchange Agent may issue DuPont Shares in the form of book entry credits to holders of Common Stock that receive DuPont Shares in the Merger.

    b)  The term "Exchange Agent" in the second line of the first sentence of
       Section 1.5(e) shall be replaced with "Exchange Fund Bank".

4. EXCHANGE OF CERTIFICATES

        Section 1.5(b) shall be amended and restated in its entirety as follows:

       "(b) As of or promptly following the Effective Time and the final determination of the Non-Cash Proration Factor, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES"), (i) a letter of transmittal or similar transmittal form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as DuPont and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a confirmation of book-entry credit for that number of DuPont Shares, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and (B) the amount of cash, if any, into which all or a portion of the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery); provided that the Surviving Corporation shall not be required to cause the Exchange Agent to mail to holders of Common Stock who have validly made elections pursuant to Section 1.3 a letter of transmittal or similar transmittal form, it being understood that the Form of Election previously submitted by any such holder shall constitute a letter of transmittal or similar transmittal form for purposes of this Section 1.5(b). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal or similar transmittal form duly completed and validly executed in accordance with the instructions thereto, and such other documents as maybe required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as soon as practicable following the Effective Time, and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impost to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the certificates on the Merger Consideration (or the cash pursuant to subsections (c) below) payable upon the surrender of the Certificates."

5. ADDITIONAL CHANGES RE: BOOK-ENTRY CREDITS; FRACTIONAL SHARES

    a) Existing clause (iii) of the last sentence of Section 1.2(b) shall be eliminated, the word "and" shall be inserted prior to existing clause
       (ii) (in lieu of the existing comma) and such sentence shall end after clause (ii) (with a period inserted in lieu of the word "and" after such clause(ii)).

    b) The words "and no cash payment in lieu of fractional DuPont Shares shall be paid to any such holder pursuant to Section 1.5(d) hereof" (after the words "Sections 1.2(b), 1.3 and 1.4 hereof and" and before the words "until such Certificate is surrendered") in the first sentence of Section 1.5(c) shall be eliminated.

    c) The words "or as promptly after the sale of the Excess DuPont Shares (as defined in Section 1.5(d) hereof) as practicable, the amount of any cash payable in lieu of fractional DuPont Shares to which such holder is entitled pursuant to Section 1.5(d) hereof and" in clause (i) of Section 1.5(c) shall be eliminated and a comma shall be inserted prior to the words "the proportionate amount of dividends" such that clause (i) of
       Section 1.5(c) shall now read "(i) at the time of such surrender, the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to DuPont Shares issued upon conversion of Common Stock".

    d) Section 1.5(d) shall be eliminated in its entirety and, accordingly, all references in the Merger Agreement to Section 1.5(d) shall be eliminated.

    e) The existing contents of clause (3) of Section 1.5(e))("any cash without interest, to be paid, in lieu of any fractional DuPont Shares") shall be eliminated and existing clause (4) shall be renumbered to be clause (3) thereof.

    f) The existing contents of clause (iii) of Section 1.5(f)("any cash in lieu of fractional DuPont Shares") shall be eliminated and existing clause (iv) shall be renumbered to be clause (iii) thereof.

    g)  The words "certificate for a" in the first and second lines of Section
       1.6 (before "DuPont Share is to be issued to") shall be eliminated.

    h) The parenthetical "(or cash in lieu of fractional DuPont Shares)" in the second sentence of Section 1.6 shall be eliminated.

6. SHARES HELD BY DUPONT

    The phrase "or any Subsidiary of DuPont" shall be inserted (i) immediately after the words "received by DuPont" and immediately before the words "in exchange for Class B Common Stock" in Section 1.2(a)(ii) and (ii) immediately after the phrase "(including, without limitation, Common stock received by DuPont" and immediately before the phrase "in exchange for Class B Common Stock)" in the introductory paragraph of Section 1.2(b).

7. This letter shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, except that the Merger shall be subject to, and in accordance with, the laws of the State of Iowa.

                                     * * *

    Please indicate your agreement with the foregoing by executing this letter in the space provided below.

                                E. I. DU PONT DE NEMOUR AND COMPANY

                                By:  /s/ CHARLES O. HOLLIDAY, JR.
                                     -----------------------------------------
                                     Name: Charles O. Holliday, Jr.
                                     Title:  Chairman and CEO

      ACCEPTED & AGREED:

      PIONEER HI-BRED INTERNATIONAL, INC.

By:   /s/ CHARLES JOHNSON
      -------------------------
      Name: Charles Johnson
      Title:  Chairman,
      President and
            Chief Executive
      Officer

      DELTA ACQUISITION SUB, INC.

By:   /s/ GARY M. PFEIFFER
      -------------------------
      Name: Gary M. Pfeiffer
      Title:  Senior Vice
      President--Finance
            and Chief Financial
      Officer

                                   APPENDIX B
                             LAZARD FRERES OPINION

                                                                  March 14, 1999

The Board of Directors
Pioneer Hi-Bred International, Inc.
800 Capital Square
400 Locust Street
P.O. Box 14456
Des Moines, Iowa 50306-3456

Dear Members of the Board:

    We understand that Pioneer Hi-Bred International, Inc. (the "Company"), E.
I. du Pont de Nemours and Company (the "Acquiror") and Pioneer Acquisition Inc. ("Merger Sub"), a newly-formed wholly-owned subsidiary of the Acquiror, propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which the Company will merge with Pioneer Acquisition Inc. (the "Merger"). In the Merger, among other things, each share of the outstanding shares of the common stock, $1.00 par value, of the Company (the "Company Common Stock") other than shares held by the Acquiror or its affiliates will be converted into the right to receive, at the election of the holders thereof, subject to proration and other adjustments pursuant to the Agreement, either (i) $40 in cash or (ii) a number of shares of common stock, $0.30 par value, of the Acquiror (the "Acquiror Common Stock") equal to $40 divided by the average of the closing prices of the Acquiror Common Stock for a period of ten trading days ending on the third trading day prior to the effective time of the Merger (the "Consideration").

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Company Common Stock other than the Acquiror and its affiliates, of the Consideration. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the Agreement;

    (ii) Analyzed certain historical business and financial information relating to the Company and the Acquiror;

   (iii) Reviewed various financial forecasts and other data provided to us by the Company with respect to the business and prospects of the Company;

    (iv) Reviewed various publicly available financial forecasts and other data with respect to the business and prospects of the Acquiror;

    (v) Participated in discussions with members of the senior managements of the Company and the Acquiror with respect to the businesses and prospects of the Company and the Acquiror, respectively, the strategic objectives of each, and possible financial benefits which might be realized following the Merger;

    (vi) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of the Company and the Acquiror;

   (vii) Reviewed the financial terms of certain comparable business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company, and in other industries generally;

  (viii) Reviewed the historical stock prices and trading volumes of shares of the Company Common Stock and the Acquiror Common Stock; and

    (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

Board of Directors
Pioneer Hi-Bred International, Inc.
March 14, 1999
Page 2

    We have relied upon the accuracy and completeness of the financial and other information provided by the Company and the Acquiror and reviewed by us for purposes of this opinion, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Acquiror or any issues relating to solvency. With respect to financial forecasts of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. With respect to the publicly available financial forecasts regarding the Acquiror, at management of the Acquiror's direction we have assumed that they are consistent with the views of the management of the Acquiror as to the future financial performance of the Acquiror. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. You have informed us and we have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Acquiror.

    Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive fees for its services, a substantial portion of which are contingent upon the closing of the Merger. Also, as you are aware, we have from time to time provided investment banking and financial advisory services to the Company for which we previously have received fees.

    You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Company. Further, our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock other than the Acquiror and its affiliates of the Consideration and does not address the Company's underlying business decision to undertake the Merger. In addition, our opinion does not address the future trading value of the Acquiror Common Stock or the Company Common Stock.

    Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. Moreover, this letter, and the opinion expressed herein, is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair to the holders of the Company Common Stock, other than the Acquiror and its affiliates, from a financial point of view.

                                Very truly yours,

                                Lazard Freres & Co. LLC

                                By   /s/ Ali E. Wambold
                                     -----------------------------------------
                                     Ali E. Wambold
                                     MANAGING DIRECTOR

                                   APPENDIX C
                 CREDIT SUISSE FIRST BOSTON CORPORATION OPINION

March 15, 1999

Board of Directors
E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898

Members of the Board:

    You have asked us to advise you with respect to the fairness to E. I. du Pont de Nemours and Company ("DuPont") from a financial point of view of the consideration to be paid by DuPont pursuant to the terms of the Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), by and among Pioneer Hi-Bred International, Inc. ("Pioneer"), DuPont and Delta Acquisition Sub, Inc., a wholly owned subsidiary of DuPont ("Newco"). The Merger Agreement provides for, among other things, the merger of Pioneer with and into Newco (the "Merger") pursuant to which each outstanding share of the common stock, par value $1.00 per share, of Pioneer will be converted, at the election of the holder thereof and subject to certain proration procedures (as to which we express no opinion) specified in the Merger Agreement, into the right to receive (i) that fraction of a share of the common stock, par value $0.30 per share, of DuPont (the "DuPont Common Stock") equal to the result obtained by dividing $40.00 by the average closing sales price of DuPont Common Stock, as reported on The New York Stock Exchange Composite Tape, for the 10 consecutive trading days ending on the third full trading day prior to the date on which the Pioneer stockholders vote with respect to the Merger (the "Stock Consideration") or (ii) $40.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Consideration"). The Merger Agreement further provides that the number of shares of Pioneer Common Stock which will be converted into cash in the Merger will not exceed 85,552,580.

    In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to DuPont and Pioneer. We have also reviewed certain other information relating to DuPont and Pioneer, including financial forecasts, provided to or discussed with us by DuPont and Pioneer, and have met with the managements of DuPont and Pioneer to discuss the businesses and prospects of DuPont and Pioneer. We have also considered certain financial and stock market data of DuPont and Pioneer and similar data for other publicly held companies in businesses similar to DuPont and Pioneer, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been proposed or effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of DuPont and Pioneer as to the future financial performance of DuPont and Pioneer and as to the cost savings, strategic benefits and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DuPont or Pioneer, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily

Board of Directors
E. I. du Pont de Nemours and Company
March 15, 1999
Page 2

based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the DuPont Common Stock actually will be when issued pursuant to the Merger or the prices at which the DuPont Common Stock will trade subsequent to the Merger.

    We have acted as financial advisor to DuPont in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided and are currently providing financial services to DuPont unrelated to the proposed Merger, for which services we have received and may receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of DuPont and Pioneer for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

    It is understood that this letter is for the information of the Board of Directors of DuPont in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by DuPont in the Merger is fair to DuPont from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                   APPENDIX D
                       SALOMON SMITH BARNEY INC. OPINION

MARCH 15, 1999

Board of Directors
E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to E. I. du Pont de Nemours and Company ("Parent"), of the consideration to be paid by Parent in connection with the proposed merger (the "Merger") of Pioneer Hi- Bred International, Inc. (the "Company") with and into Delta Acquisition Sub, Inc., a wholly owned subsidiary of Parent ("Sub"), pursuant to an Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), among Parent, Sub and the Company. As more specifically set forth in the Merger Agreement, upon the effectiveness of the Merger, each issued and outstanding share of common stock, par value $1.00 per share ("Company Common Stock") of the Company (other than shares of Company Common Stock (a) held by the Company as treasury shares, which will be canceled and retired, and other than shares of Company Common Stock received by Parent in exchange for class B common stock, no par value per share, of the Company, which shall be converted into shares of common stock, par value $.30 per share, of Parent and which shall be canceled and retired, or (b) held by stockholders who duly exercise appraisal rights) will be converted into the right to receive at each stockholder's election either (i) a fraction of a share of Parent Common Stock that is equal to the result obtained by dividing $40 (the "Merger Price") by the average closing sales price, rounded to four decimal points, of each share of Parent Common Stock, for the ten consecutive trading days ending on the third full trading day prior to the date on which the Company stockholders vote with respect to the approval of the Merger or (ii) an amount in cash equal to the Merger Price. Notwithstanding the foregoing, the Merger Agreement provides that the number of shares of Company Common Stock which shall be converted into cash in the Merger shall be equal to, or in certain circumstances shall not exceed, 85,552,580 less any shares of Company Common Stock held by stockholders who have taken all steps to duly exercise appraisal rights.

    In connection with rendering our opinion, we have reviewed certain publicly available information concerning Parent and the Company and certain other financial information concerning Parent and the Company, including financial forecasts (including synergies, costs savings and strategic benefits), that were provided to us by Parent and the Company, respectively. We have discussed the past and current business operations, financial condition and prospects of Parent and the Company with certain officers and employees of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion, and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of Parent and the Company, we have been advised by the respective managements of Parent and the Company that such forecasts (including estimates of synergies, cost savings and strategic benefits and the amount, timing and achievability thereof) have been reasonably prepared on bases reflecting their best currently available estimates and judgments, and we express no opinion with respect to such forecasts (including such estimates of synergies, cost savings and strategic benefits and the amount, timing and achievability thereof) or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Parent or the Company.

    Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address Parent's underlying business decision to effect the Merger, nor does it address Parent's decisions as to financing the Merger. We also express no view on whether Parent should or should not make the "Non-Proration Decision" (as defined in the merger Agreement).

    We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of Parent and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services to Parent for which we have received customary compensation. We and our affiliates (including Citigroup Inc.) may have other business relationships with Parent or the Company in the ordinary course of their businesses.

    This opinion is intended solely for the benefit and use of the Board of Directors of Parent in considering the Merger and may not be used for any other purpose or relied on by any other person.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger Price is fair to Parent from a financial point of view.

                                  Very truly yours,
                                  SALOMON SMITH BARNEY

                                   APPENDIX E
                     PROCEDURES FOR DETERMINING CHANGES IN
                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    Effective November 14, 1985, the Articles of Incorporation of Pioneer Hi-Bred International, Inc. (the "Pioneer" or "Company") were amended (the "Voting Amendment") to provide that, subject to the provisions below, every share of the Company's Common Stock is entitled to five (5) votes per share if it has been beneficially owned continuously by the same holder for a period of 36 consecutive months preceding the record date for the shareholders' meeting. All other shares carry one (1) vote.

    In general, the Voting Amendment provides that a change in beneficial ownership of a share of Common Stock occurs whenever any change occurs in the person or group who has, or shares, voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions with respect to such share.

    In the absence of proof to the contrary provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any person.

    In the case of a share of Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except that of a natural person, if it has not been established pursuant to such procedures that there has been no change in the person or persons who direct the exercise of the powers or rights referred to above with respect to such share of Common Stock during the period of 36 months immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.

    There are several exceptions and qualifications to the terms of the Voting Amendment described above. For a copy of the complete Voting Amendment, please contact the Company at the address listed below.

    Shareholders who hold their shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to five (5) votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Voting Amendment) during the relevant period. The required form for this certification is attached. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Tabulating Agent at least five (5) days before the date for the shareholders' meeting.

    The Company will notify shareholders of record who are natural persons, in advance of a shareholders' meeting, of the Company's determination as to the number of shares for which they are entitled to five (5) votes per share and the number of shares for which they are entitled to one (1) vote. This determination will be shown on the Proxy cards for such shareholders. Shareholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period by following the same procedure set out in the previous paragraph for other shareholders.

    For further information concerning the Voting Amendment in general, or its applicability to a shareholder's particular circumstances, please contact Pioneer at:

                           Pioneer Hi-Bred International, Inc.
                           800 Capital Square, 400 Locust Street
                           P.O. Box 14458
                           Des Moines, IA 50306-3458
                           Telephone number: (515) 248-4800 or (800) 247-5258

                      PIONEER HI-BRED INTERNATIONAL, INC.
                         SHAREHOLDER CERTIFICATION FORM
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                       ON
                                OCTOBER 1, 1999
                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD

THE UNDERSIGNED CERTIFIES THAT:

1. Of the ______ shares of the Company's Common Stock held of record by the undersigned on the close of business on August 26, 1999, ______ shares have been beneficially owned continuously by the same person since August 26, 1996, and

2. (Applicable only to shareholders who are natural persons)--the following is a statement supporting why the undersigned disagrees with the Company's determination of the voting power (as shown on the Proxy card) to which the undersigned is entitled in connection with the Annual Meeting:
    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

                       Dated:      __________________________

--------------------------------------------   --------------------------------------------
(Print Shareholder Name)                       (Print Shareholder Name)

--------------------------------------------   --------------------------------------------
Signature of Shareholder(s)                    Signature of Shareholder(s)

Please sign exactly as name appears on the Proxy for the Annual Meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS CERTIFICATION SHOULD BE RETURNED IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                   APPENDIX F
           APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS UNDER IOWA LAW

    Section 490.1302 of the Iowa Business Corporation Act entitled "Shareholders' Right to Dissent" reads as follows:

    1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

           (1) Shareholder approval is required for the merger by section
       490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

           (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

        b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

           (1) Alters or abolishes a preferential right of the shares.

           (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

           (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

           (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

           (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

           (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

        e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    Section 490.1320 of the Iowa Business Corporation Act entitled "Notice of Dissenters' Rights" reads as follows:

    1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

    2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

    Section 490.1321 of the Iowa Business Corporation Act entitled "Notice of intent to demand payment" reads as follows:

    1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

        a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

        b. Not vote the dissenting shareholder's shares in favor of the proposed action.

    2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

    Section 490.1322 of the Iowa Business Corporation Act entitled "Dissenters' Notice" reads as follows:

    1. If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

    2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

        a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

        b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

        c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

        d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

        e. Be accompanied by a copy of this division.

    Section 490.1323 of the Iowa Business Corporation Act entitled "Duty to Demand Payment" reads as follows:

    1. A shareholder sent a dissenters' notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

    2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

    Section 490.1324 of the Iowa Business Corporation Act entitled "Share Restrictions" reads as follows:

    1. The corporation may restrict the transfer of uncertificated shares from the date of the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

    2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    Section 490.1325 of the Iowa Business Corporation Act entitled "Payment" reads as follows:

    1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

    2. The payment must be accompanied by all of the following:

        a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

        b. A statement of the corporation's estimate of the fair value of the shares.

        c. An explanation of how the interest was calculated.

        d. A statement of the dissenter's right to demand payment under section 490.1328.

        e. A copy of this division.

    Section 490.1326 of the Iowa Business Corporation Act entitled "Failure to Take Action" reads as follows:

    1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

    Section 490.1327 of the Iowa Business Corporation Act entitled "After-Acquired Shares" reads as follows:

    1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

    Section 490.1328 of the Iowa Business Corporation Act entitled "Procedure if Shareholder Dissatisfied with Payment or Offer" reads as follows:

    1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

        a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

        b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

        c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.